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INDEX TO THE CONSOLIDATED BALANCE SHEET OF EXPRO OILFIELD SERVICES PLC
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF EXPRO HOLDINGS UK 3 LIMITED
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 23, 2014

Registration No. 333-197155

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
 FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Expro Oilfield Services PLC
(Exact name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant's name into English)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	1382 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

First Floor, Davidson House
Forbury Square
Reading, Berkshire
RG1 3EU United Kingdom
+44 1189 591341
(Name, Address and Telephone Number, Including Area Code, of Registrant's principal executive officers)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark Brod Simpson Thacher & Bartlett LLP CityPoint 1 Ropemaker Street London, United Kingdom EC2Y 9HU +44 (0)20 7275 6500	John Banes Davis Polk & Wardwell London LLP 99 Gresham Street London, United Kingdom EC2V 7NG +44 (0)20 7418 1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Ordinary Shares of nominal value £1 per share	$100,000,000	$12,880(4)

(1)
American depositary shares evidenced by American depositary receipts issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6. Each American depositary share will represent            ordinary shares.

(2)
Includes ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(4)
The Registrant previously paid $12,880 in connection with a prior filing of this Registration Statement.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 23, 2014

Preliminary Prospectus

Expro Oilfield Services PLC

            American Depositary Shares

Representing            Ordinary Shares

        This is our initial public offering. We are offering            American depositary shares, or ADSs. Each ADS represents our ordinary shares, par value £1.00 per share. We expect that the initial public offering price of the ADSs will be between $            and $            per ADS.

        Prior to this offering, there has been no public market for our ordinary shares. We intend to apply to have the ADSs listed on the            under the symbol "            ."

        Investing in the ADSs involves a high degree of risk. For a description of the risks that you should consider before buying the ADSs see "Risk Factors" beginning on page 21.

	Per ADS	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        We have granted the underwriters an option to purchase up to            additional ADSs from us at the initial public offering price less underwriting discounts and commissions solely for the purpose of covering overallotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs to purchasers against payment in U.S. dollars in New York, New York on or about            , 2014.

Bookrunning Managers

Prospectus dated                , 2014.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until 25 days after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before making your investment decision. You should carefully read this entire prospectus, including "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and related notes, before making your investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results stated in or suggested by such forward-looking statements due to a variety of factors, including those set forth in "Risk Factors" and "Forward-Looking Statements."

Our Company

        Established 40 years ago, we provide highly specialized well flow management services to the global oil and gas industry with market leading positions internationally, offshore and in deepwater and other technically challenging environments. For the fiscal year ended March 31, 2014, we estimate that we derived approximately three quarters of our revenue from offshore services. For the same period, we estimate that we derived approximately one third of our revenue from the complex, high-growth and high-value deepwater sector.

        As a provider of well flow management services, we enhance the economic value of our customers' high-value oil and gas assets by optimizing development cost and enhancing production, through:

  •
  improved understanding of their reservoirs and associated hydrocarbons to improve field development;

  •
  deployment of technologies that enhance the installation efficiency and safety of their well completion operations and the productivity of their wells;

  •
  accelerated early production, enhanced production and improved recovery rates from their fields; and

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  cost-effective well maintenance and well integrity management services that reduce cost and improve production through the lifecycle of the well.

        Our well flow management capabilities include a range of services that are designed to measure, improve, control and process flow from high-value oil and gas wells, including:

  •
  well test and appraisal services;

  •
  subsea, completion and intervention services; and

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  production services.

        We provide our well flow management services in many of the world's major offshore and onshore oil and gas basins. In the deepwater market, we face less competition as a result of demanding technology and the safety, operational capability and track record requirements that create higher barriers to entry. Our estimate of the global market for our well flow management services is approximately $9 billion in calendar year 2013 and we estimate that this market will increase by approximately 10% in calendar year 2014 compared to calendar year 2013.

        Our well flow management capabilities span the full lifecycle of oil and gas fields from exploration through abandonment. For the fiscal year ended March 31, 2014, we estimate that approximately three quarters of our revenue was derived from the more stable, predictable and long-cycle development and production phases of the field.

        We have established our market-leading positions through:

  •
  continued innovation and development of specialized and proprietary technologies that are engineered to service highly complex wells and reservoirs;

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  securing and maintaining a reputation as a trusted and reliable service provider that seeks to maintain high standards of safety, quality and customer service;

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  a collaborative style of customer service that allows us to understand and be responsive to our customers' requirements and that fosters long-term, stable relationships; and

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  investment in specially trained employees who, guided by safety and operational excellence, operate our equipment at customer well sites in demanding environments.

        We have an extensive footprint and operate in over 100 locations in more than 50 countries. We have a diverse and stable customer base, comprising national oil companies ("NOC"), international oil companies ("IOC") and independent exploration and production companies ("Independents"). We have strong relationships with a number of the world's largest NOCs and IOCs, some of which have been our customers on a continuous basis for over 20 years.

        For the fiscal year ended March 31, 2014, we had revenue of $1,384.6 million, Adjusted EBITDA of $365.3 million, an Adjusted EBITDA margin of 26.4% and operating income of $183.8 million. This represented an increase of 15.3% in revenue, 29.2% in Adjusted EBITDA and 2.9 percentage points with respect to our Adjusted EBITDA margin and an increase of 52.3% in our operating income compared to the fiscal year ended March 31, 2013. For the three months ended June 30, 2014, we had revenue of $326.4 million, Adjusted EBITDA of $82.6 million, an Adjusted EBITDA margin of 25.3% and operating income of $31.0 million. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See "—Summary Consolidated Financial and Operating Data."

Competitive Strengths

  •
  Provider of well flow management services well positioned to capture growth in demand for our products and services.  We have established and maintained leading positions in our core markets, particularly in offshore, deepwater and other technically challenging environments, where there are higher barriers to entry. For the fiscal year ended March 31 2014, we estimate that we derived approximately three quarters of our revenue from offshore services. For the same period, we estimate that we derived approximately one third of our revenue from the high-growth and high-value deepwater sector. We believe we are the global leader in the provision of subsea safety systems, and we estimate that we had a 57% share of the large bore subsea completion landing string market in calendar year 2013. In addition, we believe we are a leader in the supply of fast track early production systems and in offshore exploration and appraisal well testing. As a result of our market positions, we believe we are well positioned to capture growth and increased demand for our products and services, particularly in the deepwater sector. Douglas-Westwood estimates that, based on the current pipeline of projects in water depths greater than 500 meters, deepwater capital expenditure on drilling, hardware and installation services could potentially increase from $27.8 billion in calendar year 2013 to $71.6 billion in calendar year 2018. According to Douglas-Westwood, deepwater drilling and completion spend on subsea wells could potentially increase from $9.2 billion in calendar year 2013 to $20.6 billion in calendar year 2018, representing a compound annual growth rate ("CAGR") of 20.8% and 17.5% per year, respectively. During the same period, Douglas-Westwood forecasts the number of subsea tree installations to potentially increase by up to 80%, or a CAGR of 12.5%, so we expect demand for our large bore subsea completion landing strings to increase during the same period. In addition, we expect to benefit from strong customer demand for our early production and production enhancement solutions, as the industry continues to experience declines in production from existing fields.

  •
  Proprietary technologies and technical knowledge for critical services, providing sustainable competitive advantages.  We have a reputation for being an innovative technology leader in well flow management, particularly for subsea applications. Our engineers have developed over 230 patents for equipment and a number of distinct technical capabilities including large-bore subsea completion landing strings, non-intrusive metering technologies, heavy duty and reliable choke systems, wireless telemetry systems for reservoir monitoring and well integrity management solutions. We are recognized as having significant technical experience in delivering highly complex projects, particularly in challenging offshore environments. The services and technologies we provide enable our customers to optimize the development cost and production, and therefore cash flow, of their high-value oil and gas assets. We believe that the economic benefit of our services to our customers is significant in comparison to the cost of such services which in absolute terms remains a relatively small component of the overall well construction or well operating cost.

  •
  Trusted service provider, with a reputation for quality, service and safety.  Our customers invest in, develop and operate high-value oil and gas fields and therefore place a premium on the reliability, quality and safety of our services. Over our 40-year history, we believe that we have established a reputation for delivering operational and technical excellence that underpins our brand and exceeds customer expectations. According to the most recent in-depth survey of senior managers and engineers in the oil and gas industry by Welling & Company, we were the highest-ranked oil services provider of subsea landing strings. In each of the past ten years, from 2005 to 2014, we have been recognized by the United Kingdom Royal Society for the Prevention of Accidents ("RoSPA") for the highest standard of global health and safety management and performance by an organization based in, or operating from, Scotland. In May 2014, we were awarded the RoSPA President's Award which recognized our prior ten consecutive years of gold awards.

  •
  Stable customer base and diversified business.  We operate in all major oil and gas markets globally, providing well flow management services in over 100 locations and in more than 50 countries. We have an attractive and stable customer base, comprising NOCs, IOCs and Independents across the globe. We have strong relationships with a number of the world's largest NOCs and IOCs, some of which have been our customers on a continuous basis for over 20 years. However, we do not depend on any particular customer or market. No single customer represented more than 8.4% of our revenue in the fiscal year ended March 31, 2014. We provide specialist services at each stage of a field's lifecycle through the exploration and appraisal, development, completion, production and abandonment phases of a field. Our revenue is derived from both capital investment and operating expenditure of our customers. We estimate that two thirds of our revenue in the fiscal year ended March 31, 2014 was associated with our customers' long-cycle capital expenditure programs where we have better visibility into revenue generation and stability of cash flows. For the fiscal year ended March 31, 2014, we estimate that approximately three quarters of our revenue was derived from the more stable, predictable and long-cycle development and production phases of the field.

  •
  Attractive financial profile with high revenue visibility.  Our business benefits from future revenue visibility associated with long-cycle field development projects, particularly those in deepwater, where long-term contracts are more typical. Our service focused business model results in a flexible operational cost structure and due to the specialized nature of our services and the markets in which we operate, we generated an Adjusted EBITDA margin of 26.4% and 25.3%, respectively in the fiscal year ended March 31, 2014 and three months ended June 30, 2014. In addition, Adjusted EBITDA for the fiscal year ended March 31, 2014 increased by

    39.2% annually since the fiscal year ended March 31, 2012. In monitoring our cost base and investing in capital expenditure, our management is committed to fiscal and internal control discipline. The majority of our capital expenditure is aligned to customer projects, whereby final investment decisions have been made, consequently we have better visibility into revenue generation and stability of cash flows, which we intend to use to invest in growth and reduce leverage.

  •
  Highly experienced management team, supported by a specialized workforce.  Our executive management team, including our Chief Executive Officer ("CEO"), Chief Operating Officer ("COO") and Chief Financial Officer ("CFO") as well as our senior operational managers, has extensive oil and gas service industry experience, including experience with other leading global oil services companies. Through consistent growth, cost control and operational improvements our management team has successfully delivered improvements to our business since the fiscal year ended March 31, 2012. Through the implementation of a rigorous decision-making process, including a disciplined approach in pursuing new business opportunities, we have focused our capital and resources on projects that have contributed to strong financial performance. Our senior management team is supported by a strong, motivated and professional workforce of over 5,400 employees. As a result of our highly experienced management team and specialized workforce, we were the highest-ranked oil services provider of subsea landing strings according to the most recent in-depth survey of senior managers and engineers in the oil and gas industry by Welling & Company.

Business Strategy

        We strive to be the market leader in well flow management and to deliver the highest standards of safety, quality and personalized customer service. Our business strategy comprises the following objectives:

  •
  To maintain and strengthen our leadership positions in the high-growth deepwater market and fast track production systems.  We are a leading provider of large bore subsea completion landing strings and associated services in the rapidly growing deepwater development market sector. We seek to maintain and strengthen this position through continued operational excellence, deeper customer partnerships and technological advances that further enhance the functionality and reliability of our offering. Our collaborative approach to customer service enables us to understand and respond to our customers' requirements and to provide cost-effective products and services meeting their needs. In our subsea business, our technologies and customer focused service enable us to improve our customers' subsea completion and well clean-up practices. In our production systems business, our focus on customer needs enables us to provide early production facilities that can accelerate first oil in newly discovered fields, in a short timeframe.

  •
  To extend and enhance our reputation as a trusted service provider.  We are focused on delivering the highest standards of safety, quality and service to our customers. We focus on disciplined investments in people, equipment, technology and infrastructure and a robust performance management system to create a culture of continuous improvement in order to deliver to these high standards. We recognize that our employees are central to our future success, and we invest in them through training and performance management to ensure that they are motivated, have the necessary skills to meet the needs of our customers and support our reputation for high quality work.

  •
  To focus on our core markets and competencies.  We continue to focus our capital and resources on projects and market segments where we believe our capabilities, technology and quality of service will create value for our customers and shareholders. We focus primarily on growing market segments where technical demands present higher barriers to entry. We believe our ability and track record of providing reliable and efficient services in these challenging environments differentiates us from many of our competitors.

  •
  To generate profitable growth and strong cash flows.  While maintaining our disciplined approach to operational planning and execution, we intend to profitably expand our business by:

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  expanding selectively our geographic presence into new markets where we are currently either not present or are operating on a smaller scale. Markets where we believe we have a significant opportunity to capitalize on our existing capabilities include East Africa and Latin America;

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  increasing customer penetration by expanding the number of high-value-added services used by our key customers and enhancing our status as a preferred supplier among our customers;

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  continuing to develop new markets for our proprietary new technologies, such as our SONAR metering and wireless well technologies, which offer our customers unique and innovative technical solutions to their operational challenges;

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  continuing to generate free cash flow to support growth and deleveraging our capital structure; and

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  identifying complementary acquisitions that are consistent with our general strategy.

Operating Segments

        We manage our operations on a geographical basis. These segments comprise the following regions: Europe and the Commonwealth of Independent States; Sub-Saharan Africa; Asia, Middle East and North Africa; and North and Latin America. We offer most of our products and services in each of these segments and maintain regional operational offices in Aberdeen, United Kingdom; Accra, Ghana; Dubai, United Arab Emirates; Kuala Lumpur, Malaysia; Houston, Texas, United States; Broussard, Louisiana, United States; Rio de Janeiro, Brazil and Bangkok, Thailand. We operate in both onshore and offshore environments in each of our regions, with a particular focus in the offshore and deepwater markets where we hold market-leading positions.

  •
  Europe and the Commonwealth of Independent States.  Europe and the Commonwealth of Independent States accounted for 28% of our total revenue in the fiscal year ended March 31, 2014. Activity in our Europe and the Commonwealth of Independent States segment is focused primarily in the Norwegian and the United Kingdom sectors of the North Sea, continental Europe, Kazakhstan and the Mediterranean. Our Europe and the Commonwealth of Independent States business is predominantly based offshore, with offshore accounting for 87% of our Europe and the Commonwealth of Independent States revenue. As a result of the investments we have made and the customer relationships we have built over the past 40 years, we believe we have market-leading positions in well testing and subsea landing strings in both Norway and the United Kingdom. We also have a broad customer base in this segment, underpinned by long standing relationships with a number of major IOCs and NOCs with whom we have long-term contracts for our services. Our contract lengths in this segment are typically between four and five years, include both IOCs and NOCs, and are associated with field development. The majority of our contracts in Europe and the Commonwealth of Independent States are related to subsea completion, clean-up or well intervention services from the initial development of the field through to the subsequent production phase. Four out of our seven research and development centers are based in Europe and the Commonwealth of Independent States.

  •
  Sub-Saharan Africa.  This segment accounted for 21% of our total revenue in the fiscal year ended March 31, 2014. We serve various markets within this segment including Angola, Chad, Congo, East Africa, Gabon, Ghana and Nigeria. Our growth in this segment is driven by a number of activities, including deepwater development activity in offshore Angola and Nigeria, and demand for our large bore subsea completion landing strings. In addition, we offer wellbore clean-up services, onshore early production systems, integrated exploration and appraisal packages and intervention services. We are currently experiencing high levels of customer demand, mainly from IOCs and NOCs, for our exploration and appraisal-related services in Sub-Saharan Africa. As a result, we have a large number of long-term deepwater development contracts for offshore projects in West Africa for well clean-up and subsea completion landing strings that typically require the supply of dedicated equipment packages at fixed monthly rates. We believe our track record of successful performance in certain locations that have logistical, security, resource and personnel constraints has enabled us to develop strong relationships with key customers.

  •
  Asia, Middle East and North Africa.  This segment accounted for 27% of our total revenue in the fiscal year ended March 31, 2014. Within this segment we have a large diversity of customers with land and offshore operations providing revenue across all services. We have a number of NOC customers located in Algeria, China, Malaysia, Saudi Arabia and Thailand. The majority of our land activity comes from long-term land-based well testing and intervention service contracts in Algeria and Saudi Arabia, with additional activity in Australia, Egypt, Iraq and Kurdistan. Our offshore activity is driven by a high proportion of production enhancement activity in Malaysia and Thailand as well as well testing and intervention services in Australia, Indonesia and Malaysia. Deepwater activities in this segment are focused on Australia, China, India and Indonesia where we have a number of appraisal testing, large bore subsea completion landing string and well clean-up contracts. Due to the large number of operators in the field and significant equipment required in these onshore locations, the safe and efficient execution of our operations has been critical to our success in these markets.

  •
  North and Latin America.  This segment accounted for 24% of our total revenue in the fiscal year ended March 31, 2014. Our North and Latin America business is focused on a small number of core markets comprising Brazil, Canada, Gulf of Mexico and the United States as well as an expanding presence in Mexico. Our Brazil business has been built on long-term relationship with the local NOC with which we have been operating on a continuous basis since 1992. This business has historically been comprised mainly of offshore well testing services but has recently expanded to include significant offshore well intervention and wireless well contracts. Our work on wireless well technologies in Brazil, for deepwater advanced reservoir testing, provides an example of the potential customer benefits that some of our new technologies can deliver. Our Gulf of Mexico business is predominantly deepwater and comprises a mixture of subsea landing string, well testing and intervention contracts with IOC and U.S. Independents. Our United States land business is currently being driven by onshore unconventional activity, such as shale gas and tight oil, for which we provide a range of well clean-up, PowerChoke™ and well testing services. We also conduct some sales of offshore early production facilities into Venezuela, but we do not have our own operations in Venezuela.

Services and Products

        We provide a range of well flow management services and products across three areas of capability. Our services are offered to our customers either as discrete services or integrated solutions depending on their requirements and needs.

  •
  Well Test and Appraisal Services.  Well test and appraisal services constituted 51% of our revenue in the fiscal year ended March 31, 2014. Well test services are used for the safe production, measurement and sampling of hydrocarbons from a well during exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or in-line testing of a well during its production life. Well testing typically involves the measurement of production rates, recording of transient pressure data from the reservoir and sampling of reservoir fluids. By analyzing this information, it is possible for the operator to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity. We provide our well test services on land or offshore and in shallow or deepwater environments, including the critical, high-rate, sour or high-pressure high temperature ("HPHT") wells. As an integrated services provider we offer our customers customized well test packages including fluid sampling and analysis, wireless well monitoring, drill stem testing ("DST") and PowerChoke™ services. One of our specific areas of expertise is the provision of well test and clean-up services for high rate gas condensate wells where we have an extensive offshore track record. We estimate that our well testing market share was approximately 12% of the global market and 17% of the global market, excluding North America, in calendar year 2013. In the same year, we estimate that our share of the offshore well testing market was approximately 24% of the global market and 28% of the global market excluding North America.

  •
  Subsea, Completion and Intervention Services.  A well completion string consists of the in-well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Completion services are required to install the completion string in the well. Intervention services are used to subsequently service and monitor the performance of the well. The subsea, completion and intervention services capability constituted 35% of our revenue in the fiscal year ended March 31, 2014, and includes the provision of large bore subsea completion landing strings, slickline well intervention services and tubing conveyed perforating ("TCP") services. We are a leading provider of large-bore subsea completion landing strings, with a long-standing track record and technical capability. In recognition of our technical expertise, several of our IOC customers have selected us as their supplier of large bore landing strings for a number of their critical projects. We estimate that our subsea completion landing string market share at the end of calendar year 2013 was approximately 57% based on known contracted landing strings. We further estimate that our slickline market share was approximately 8% of the global market and 10% of the global market excluding North America in calendar year 2013. In the same year, we estimate that our offshore shares of the global slickline market, and the global slickline market excluding North America, were approximately 14% and 17%, respectively.

  •
  Production Services.  Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by using a separation system to split the well into gas, water and oil streams. Gas is usually separated from the well stream for either export, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. Our production services contributed 14% of our revenue in the fiscal year ended March 31, 2014 and includes a range of highly engineered and tailored early production, production enhancement and well surveillance solutions. To accelerate our customers' ability to generate positive cash flows, we provide early production facilities to accelerate first oil and gas production. Our production enhancement packages enable our customers to enhance reservoir recovery rates through the realization of oil and gas production that was previously locked within the reservoir. Our metering and other well surveillance technologies allow our customers to monitor oil and gas data from their wells to enable them to measure flow and characteristics of wells.

Our Industry

        We provide a broad range of highly specialized services that comprise (1) well test and appraisal services, (2) subsea, completion and intervention services and (3) production services. Our services span the full lifecycle of an oil and gas field from exploration and appraisal, to development and completion, to production and abandonment. The markets in which we operate, where we provide services for technically challenging and critical wells in often difficult and remote locations, typically have high barriers to entry. Our estimate of the global market for our well flow management services is approximately $9 billion in calendar year 2013 and we estimate that this market sector will increase by approximately 10% in calendar year 2014 compared to calendar year 2013.

        The market dynamics that affect our business are driven by the following underlying factors:

  •
  Increasing global demand for oil and gas that is driving higher E&P spending.  The oil and gas industry benefits from increased consumption of hydrocarbons, with future demand for oil and gas on a long-term upward trend, caused in part by the industrialization of China, India and other emerging market countries. To satisfy current demand for hydrocarbons, Cowen and Company estimates that total global exploration and production capital spending will increase by 4.0% in calendar year 2014 to $687 billion, based on a survey of 466 oil and gas companies in its January 2014 "Original E&P Spending Survey".

  •
  Sustained exploration and appraisal activity.  As the production rates for mature oil and gas fields decline, IOCs, NOCs and Independents are under pressure to replace reserves through the discovery of new fields and reservoirs. Spears and Associates estimate that annual seismic and other geophysical equipment and service spend will increase from $13.0 billion in calendar year 2010 to a record high of $17.0 billion in calendar year 2014. This recent trend in seismic spend is anticipated to be a key driver for appraisal drilling and testing activity in the future. Recent offshore discoveries in both mature markets; such as the Gulf of Mexico, Norway and the United Kingdom, and frontier markets such as the Mediterranean, Mozambique and Tanzania indicate that there remain some significant reserves to be found.

  •
  Increasing deepwater drilling and development activity.  Deepwater investment continues to increase as a result of deepwater discoveries in areas such as Angola, Brazil and the Gulf of Mexico. We believe that between calendar year 2013 and calendar year 2020 both the subsea equipment and subsea services market segments will be some of the fastest growing segments in the oilfield services industry. Douglas-Westwood estimates that, based on the current pipeline of projects in water depths greater than 500 meters, deepwater capital expenditure on drilling, hardware and installation services could potentially increase from $27.8 billion in calendar year 2013 to $71.6 billion in calendar year 2018. According to Douglas-Westwood, deepwater drilling and completion spend on subsea wells could potentially increase from $9.2 billion in calendar year 2013 to $20.6 billion in calendar year 2018, representing a CAGR of 20.8% and 17.5% per year, respectively. During the same period, Douglas-Westwood forecasts the number of subsea tree installations to potentially increase by up to 80%, or a CAGR of 12.5%.

  •
  Robust demand for early production and production enhancement solutions.  Despite elevated exploration and development activity in recent years, oil supply has only experienced modest gains, highlighting the difficulty in overcoming the natural decline rates of existing large and mature fields. The International Energy Agency estimates that in order to overcome the decline in production from existing fields, and to keep pace with projected demand increases, new production of approximately 40 million barrels of oil per day (an amount equal to nearly 44% of 2013 global oil production) must be added by 2035. A significant number of new wells will be required to make up for declines in production from existing fields and the projected increase in global oil demand. In addition to new wells, producers are continually looking at ways of accelerating production from new fields and enhancing production from existing fields.

  •
  Heightened focus on quality, safety and environmental factors.  Our customers are increasingly focused on well integrity, quality of well construction, operational safety and environmental stewardship, especially in the offshore environments where we routinely operate. The services we provide are critical in achieving these goals. As such, our reputation as a high-quality, trusted service provider positions us well to benefit from this industry trend.

Business History

        We were founded in 1973 in Great Yarmouth, United Kingdom. Since then, our well flow management business has grown around the world. We employ over 5,400 employees in more than 50 countries. Following our acquisition by entities associated with or advised by Arle Capital Partners and Goldman Sachs Capital Partners in 2008, we introduced a new management team led by Charles Woodburn (CEO) and Michael Jardon (COO) in 2010, which was followed by the appointment of Jean Vernet (CFO) in 2012, with the goal of becoming a global leading service provider of well flow management. Since the arrival of the new management team, we have achieved a number of key objectives that include the divestment of non-core businesses, development of a product line structure to provide consistency in global service delivery and the re-establishment of our production systems business. We have redesigned certain internal business processes and made a number of key investments in technologies that facilitate a broader product and service capability.

Our Sponsors

Arle

        Arle Capital Partners Limited ("Arle") is a London-based private equity partnership. Established in April 2011, Arle brings together a team of investment professionals and proven international business leaders managing over €2 billion of investments for a diverse global investor base. The Arle team has led 25 buy-outs over the past two decades, across a range of successful investments predominantly in the Energy and Resources, Industrial and Services sectors. Arle has a strong track record in the oilfield services sector as demonstrated by its investments in VetcoGray, Wellstream and Stork Technical Services.

GSCP

        Goldman Sachs Capital Partners ("GSCP") is managed by the Goldman Sachs Merchant Banking Division ("GS MBD"), one of the largest private equity investors globally, with a focus on long-term value creation through investments in high quality companies with strong management teams. Since 1986, GS MBD has raised over $82 billion of capital, deployed in both corporate equity and debt investments.

AlpInvest

        AlpInvest Partners B.V. ("AlpInvest") had approximately $48 billion of assets under management as of December 31, 2013. AlpInvest's activities cover a broad range of private equity investing, including primary fund commitments, secondary purchases and co-investments. The firm's investments span the full spectrum of private equity: buyouts, venture capital, growth capital, mezzanine, and distressed. AlpInvest manages programs for a number of institutional investors globally.

Risk Factors

        An investment in our ADSs involves a number of risks. You should carefully consider the risks described in "Risk Factors," in addition to the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our financial statements and related notes, before investing in our ADSs. These risks could have a material adverse effect on our business, financial condition or results of operations, and cause the trading price of our ADSs to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled "Forward-Looking Statements" for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Current Organizational Structure for this Offering

(1)
The other shareholders consist of current and former members of Umbrellastream Limited Partnership Incorporated.

Organizational Structure after Completion of this Offering

        After the completion of this offering, Expro Oilfield Services PLC will be a holding company and its sole material asset will be all of the outstanding shares of Expro Holdings UK 3 Limited. Following this offering, Expro Oilfield Services PLC will own and control 100% of the shares and voting power of Expro Holdings UK 3 Limited. Expro Oilfield Services PLC will control all of the business and affairs and consolidate the financial results of Expro Holdings UK 3 Limited and its subsidiaries. The following organizational chart shows our structure after the completion of this offering.

(1)
The other shareholders consist of current and former members of Umbrellastream Limited Partnership Incorporated.

Corporate Information

        Expro Oilfield Services PLC was incorporated as a public limited company under the laws of England and Wales on June 23, 2014.

        Our principal executive offices are located at First Floor, Davidson House, Forbury Square, Reading, Berkshire, RG1 3EU United Kingdom, and our telephone number at that address is +44 1189 591341. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

        We maintain a website at http://www.exprogroup.com. We expect to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission ("SEC") available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Conventions that apply to this Prospectus

        Unless we indicate otherwise and for the purpose of this prospectus only:

  •
  "we," "us," "our company" and "our" refer (1) prior to the completion of this offering, to Expro Holdings UK 3 Limited and its subsidiaries, and in the context of describing our operations and consolidated financial data and (2) after the completion of this offering, to Expro Oilfield Services PLC and its subsidiaries;

  •
  "Additional Notes" refers to the issuance of an additional $100 million in aggregate principal amount of senior secured notes due 2016 by Expro Finance Luxembourg S.C.A. on July 18, 2013;

  •
  "ADSs" refers to our American depositary shares, each of which represents            ordinary shares;

  •
  "AUD" or "Australian dollars" refer to the lawful currency of Australia;

  •
  "Brazilian Real" refers to the lawful currency of the Federal Republic of Brazil;

  •
  "Credit Agreement" refers to the credit agreement dated September 2, 2014 entered into by Expro UK 3 Limited with, among others, Expro FinServices S.a r.l as the Borrower, Expro US Finco LLC as the Co-Borrower, Goldman Sachs International, Barclays Bank plc, Deutsche Bank Securities, Inc., JPMorgan Securities LLC, HSBC Bank PLC, Credit Suisse Securities (USA) LLC and Credit Agricole Corporate and Investment Bank as joint lead arrangers and joint bookrunners, Goldman Sachs International, Barclays Bank plc, Deutsche Bank Securities, Inc. and JPMorgan Securities LLC, as syndication agents, HSBC Bank USA, National Association, as administrative agent and HSBC Corporate Trustee Company (UK) Limited, as collateral agent;

  •
  "Credit Facilities" refers to the credit facilities available to Expro Holdings UK 3 Limited and certain of its subsidiaries as borrowers under the Credit Agreement, consisting of a $1.3 billion senior secured U.S. dollar term loan facility and the 2014 Revolving Credit Facility;

  •
  "Issuer" refers to Expro Oilfield Services PLC;

  •
  "Mezzanine Facility Agreement" refers to the mezzanine facility agreement entered into by Expro Holdings UK 3 Limited dated July 14, 2008, as amended and restated on August 13, 2008, December 21, 2009, April 21, 2010, June 9, 2011 March 15, 2012 and as amended on June 26, 2013, with, among others, Expro Holdings UK 4 Limited as Borrower, Lloyds TSB Bank PLC, Royal Bank of Canada, DnB NOR Bank ASA, The Royal Bank of Scotland plc, Calyon, HSBC Bank plc as arrangers, The Bank of New York Mellon (London Branch) as mezzanine facility agent and HSBC Corporate Trustee Company (UK) Limited as security agent.

  •
  "Notes" refers to the Original Notes together with the Additional Notes. All of the outstanding Notes were redeemed with proceeds from the Credit Facilities on September 2, 2014;

  •
  "Original Notes" refers to the issuance of $1,400 million in aggregate principal amount of senior secured notes due 2016 by Expro Finance Luxembourg S.C.A. on December 21, 2009, of which $408.5 million in aggregate principal amount was redeemed in June 2012;

  •
  "Revolving Credit Facility" refers to the secured multicurrency revolving credit facility in an amount of $160 million, which was replaced with the 2014 Revolving Credit Facility on September 2, 2014;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, of nominal value £1 per share;

  •
  "Sponsors" refers to Arle, GSCP and AlpInvest and the other parties that acquired the Group in 2008;

  •
  "U.S. GAAP" refers to accounting principles generally accepted in the United States of America;

  •
  "UK Pensions Regulator" refers to, The Pensions Regulator, the non-departmental public body which holds the position of the regulator of work-based pension schemes in the UK;

  •
  "United Kingdom" or "UK" refers to the United Kingdom of Great Britain and Northern Ireland;

  •
  "United States" or the "U.S." refers to the United States of America;

  •
  "United States land" refers to the lower 48 states of the United States that means the 48 adjoining states plus Washington, D.C. on the continent of North America, excluding the non-contiguous states of Alaska and Hawaii;

  •
  "2014 Revolving Credit Facility" refers to the $250 million revolving credit facility available to Expro Holdings UK 3 Limited and certain of its subsidiaries as borrowers under the Credit Agreement;

  •
  "$" or "dollars" or "U.S. dollars" refer to the lawful currency of the United States;

  •
  "€" or "Euro" refer to the single unified currency of the European Monetary Union; and

  •
  "£" or "Pounds Sterling" or "Sterling" and "p" or "pence" refer to the lawful currency of the United Kingdom.

        Our reporting currency is the U.S. dollar. In addition, this prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader.

 THE OFFERING

Issuer	Expro Oilfield Services PLC.
Price per ADS	We estimate that the initial public offering price will be between $ and $ per ADS.
ADSs Offered by Us	ADSs.
Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

The ADSs	Each ADS represents ordinary shares.

The ADS depositary will hold the ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement. You may turn in the ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs, you agree to be bound by the deposit agreement as amended.

Except for ordinary shares deposited by us, the underwriters or their affiliates in connection with this offering, no ordinary shares will be accepted for deposit with the depositary during a period of 180 days after the date of this prospectus.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold the ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement.

Depositary	The Bank of New York Mellon.
Shareholder Approval of Offering

Under English law, certain steps necessary for the consummation of this offering require the approval of holders representing more than 50% or 75% (as the case may be) of our ordinary shares who are eligible to vote at a general meeting of our shareholders. We expect to receive all such required approvals from our shareholders prior to the completion of this offering.

ADSs Outstanding Immediately After This Offering	ADSs (or ADSs if the underwriters exercise in full the over-allotment option).
Lock-Up

We, our directors, executive officers and certain of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective, except with the prior written consent of the representatives. See "Underwriting."

Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses, will be approximately $            , based on an assumed initial public offering price of $            per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus. Each $1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and offering expenses, by approximately $             million.

We intend to use the net proceeds from this offering to repay certain of our indebtedness, with any remaining balance to be used for general corporate purposes. See "Use of Proceeds."
Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Listing	We intend to apply to list our ordinary shares on the , or , under the symbol " ."

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The Issuer was incorporated on June 23, 2014, and has no historical financial information other than the audited consolidated balance sheet as of June 24, 2014 included in this prospectus. After the completion of this offering, the Issuer will consolidate the financial results of Expro Holdings UK 3 Limited and its subsidiaries. The following table shows summary historical financial information as of and for the years ended March 31, 2010, 2011, 2012, 2013 and 2014 of Expro Holdings UK 3 Limited, unless otherwise indicated. The summary consolidated financial data as of and for the years ended March 31, 2012, 2013 and 2014 has been derived from Expro Holdings UK 3 Limited's audited financial statements and the related notes appearing elsewhere in this prospectus, which also have been prepared in accordance with U.S. GAAP. The summary consolidated financial data as of and for the years ended March 31, 2010 and 2011 has been derived from Expro Holdings UK 3 Limited's unaudited interim financial statements, which also have been prepared in accordance with U.S. GAAP.

        The summary consolidated statement of operations data for the three months ended June 30, 2013 and 2014 and the summary consolidated balance sheet data as of June 30, 2014 have been derived from Expro Holdings UK 3 Limited's unaudited interim consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The unaudited interim consolidated financial statements have been prepared on the same basis as Expro Holdings UK 3 Limited's audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        You should read this summary financial information in conjunction with "Presentation of Financial and Other Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

 Summary Statement of Operations

	Fiscal Year Ended March 31,					Three Months Ended June 30,
(U.S. $ in thousands, except per share data)	2010	2011	2012	2013	2014	2013	2014
Revenue from continuing operations
Total revenue	919,148	872,520	1,013,645	1,200,702	1,384,591	333,778	326,429

Operating costs and expenses from continuing operations
Cost of sales	(842,195)	(814,882)	(916,008)	(1,017,971)	(1,123,384)	(274,359)	(279,529)
Selling, general and administrative	(48,650)	(49,756)	(61,889)	(60,716)	(75,984)	(16,654)	(15,197)
Goodwill and other intangibles asset impairment	—	(1,751,600)	(408,700)	—	—	—	—
Restructuring	(16,184)	(3,185)	(4,336)	(1,341)	(1,379)	(524)	(733)

Total operating costs and expenses from continuing operations	(907,029)	(2,619,423)	(1,390,933)	(1,080,028)	(1,200,747)	(291,537)	(295,459)

Operating income (loss) from continuing operations	12,119	(1,746,903)	(377,288)	120,674	183,844	42,241	30,970
Related party stockholder loan interest	(339,573)	(389,675)	(449,903)	(498,731)	—	—	—
Interest expense, net	(347,076)	(282,323)	(262,130)	(229,673)	(216,808)	(52,043)	(55,954)
Income from sale of assets to related party	14,571	23,650	31,892	—	—	—	—

Income (loss) before taxes and equity income of joint ventures from continuing operations	(659,959)	(2,395,251)	(1,057,429)	(607,730)	(32,964)	(9,802)	(24,984)
Equity share of income from joint ventures	5,415	4,587	9,302	9,214	14,124	3,099	2,606
Income tax (expense) benefit	(14,982)	79,218	11,216	(16,221)	(38,497)	(7,074)	(9,795)

Income (loss) from continuing operations	(669,526)	(2,311,446)	(1,036,911)	(614,737)	(57,337)	(13,777)	(32,173)
Income from discontinued operations, net of income tax	28,806	21,529	39,179	4,752	—	—	—
Gain on sale of discontinued operations	—	—	—	243,189	—	—	—

Income (loss) attributable to company	(640,720)	(2,289,917)	(997,732)	(366,796)	(57,337)	(13,777)	(32,173)

Basic and diluted income (loss) per share attributable to company shareholders
Income (loss) per share from continuing operations	(669,526)	(2,311,446)	(1,036,911)	(614,737)	(57,337)	(13,777)	(32,173)
Income (loss) per share from discontinued operations	28,806	21,529	39,179	247,941	—	—	—

Net (loss) per share	(640,720)	(2,289,917)	(997,732)	(366,796)	(57,337)	(13,777)	(32,173)

Weighted average shares outstanding
Basic and diluted	1,000	1,000	1,000	1,000	1,000	1,000	1,000

(U.S. $ in thousands)	Fiscal Year Ended March 31, 2014	Three Months Ended June 30, 2014
Pro forma basic and diluted loss per share attributable to company stockholders:(1)
Income (loss) from continuing operations
Income (loss) from discontinued operations
Pro forma weighted average shares outstanding:
Basic and diluted

Summary Balance Sheets

	As of March 31,
						As of June 30, 2014
(U.S. $ in thousands)	2010	2011	2012	2013	2014
Cash and cash equivalents	192,593	64,910	37,552	68,589	172,393	50,598
Restricted cash(2)	492	1,615	6,465	38,233	3,459	3,788
Total assets	4,711,924	2,870,647	2,572,687	2,251,417	2,385,589	2,292,720
Total current liabilities	339,202	391,429	423,510	362,840	390,756	314,765
Total non-current liabilities	5,388,019	5,755,119	6,186,678	2,176,506	2,348,470	2,363,765
Total stockholders' equity (deficit)	(1,015,297)	(3,275,901)	(4,037,501)	(287,929)	(353,637)	(385,810)

Summary Statements of Cash Flows

	Fiscal Year Ended March 31,					Three Months Ended June 30,
(U.S. $ in thousands)	2010	2011	2012	2013	2014	2013	2014
Net cash provided by operating activities before interest and income taxes	317,330	211,641	177,071	250,618	358,739	49,995	17,166
Cash paid for interest	(141,745)	(208,800)	(212,593)	(199,131)	(177,544)	(67,702)	(59,744)
Cash paid for income taxes	(47,948)	(43,217)	(37,168)	(33,419)	(52,841)	(12,873)	(15,708)

Net cash provided by (used in) operating activities	127,637	(40,376)	(72,690)	18,068	128,354	(30,580)	(58,286)
Net cash provided by (used in) investing activities	(30,720)	(144,914)	(182,095)	457,624	(155,068)	(32,031)	(62,482)
Net cash provided by (used in) financing activities	(62,751)	56,079	234,583	(441,669)	129,950	23,549	(1,124)
Cash from discontinued operations classified as held for sale	—	—	(8,005)	(2,813)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(4,495)	1,528	748	(173)	568	174	97

Increase (decrease) to cash and cash equivalents	29,671	(127,683)	(27,459)	31,037	103,804	(38,888)	(121,795)

						As of
	As of March 31,
						June 30, 2014
(U.S. $ in thousands)	2010	2011	2012	2013	2014
Net assets (liabilities)	(1,015,297)	(3,275,901)	(4,037,501)	(287,929)	(353,637)	(385,810)
Share capital	200	200	200	1	1	1
Share capital £1 shares	100,000	100,000	100,002
Share capital $1 shares				1,000	1,000	1,000

 Adjusted EBITDA and Trading EBITDA(3)

	Fiscal Year Ended March 31,					Three Months Ended June 30,
(U.S. $ in thousands)	2010	2011	2012	2013	2014	2013	2014
Europe and the Commonwealth of Independent States	98,937	62,949	83,278	86,650	110,427	20,262	21,375
Sub-Saharan Africa	110,574	69,324	48,126	85,704	108,223	26,526	26,693
Asia, Middle East and North Africa	60,663	54,630	64,761	102,958	145,069	35,800	34,777
North and Latin America	46,005	64,784	73,050	96,772	105,934	22,907	21,457

Trading EBITDA(3)	316,179	251,687	269,215	372,084	469,653	105,495	104,302

Corporate, Product Line Management and other administrative costs	(114,766)	(86,914)	(89,970)	(98,549)	(118,436)	(25,917)	(24,287)
Equity share of income from joint ventures	5,415	4,587	9,302	9,214	14,124	3,099	2,606

Adjusted EBITDA	206,828	169,360	188,547	282,749	365,341	82,677	82,621

Depreciation and amortization(4)	(173,110)	(156,891)	(143,497)	(151,520)	(165,994)	(36,813)	(48,312)
Goodwill and intangible asset impairment	—	(1,751,600)	(408,700)	—	—	—	—
Restructuring	(16,184)	(3,185)	(4,336)	(1,341)	(1,379)	(524)	(733)
Related party stockholder loan interest	(339,573)	(389,675)	(449,903)	(498,731)	—	—	—
Interest expense, net	(347,076)	(282,323)	(262,130)	(229,673)	(216,808)	(52,043)	(55,954)
Income from sale of assets to related party	14,571	23,650	31,892	—	—	—	—
Income tax (expense) benefit	(14,982)	79,218	11,216	(16,221)	(38,497)	(7,074)	(9,795)

Income (loss) from continuing operations	(669,526)	(2,311,446)	(1,036,911)	(614,737)	(57,337)	(13,777)	(32,173)

(1)
Unaudited pro forma basic and diluted loss per share attributable to company stockholders is presented to give pro forma effect to our organizational structure following the completion of this offering and the use of proceeds from this offering. We expect the offering to include the issuance of        common shares (        common shares if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $        per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the application of the proceeds from the issuance of such common shares, after deducting the estimated underwriting discounts and commissions, to be used to repay a portion of our indebtedness.

(2)
Restricted cash represents cash which has been pledged as collateral for certain bank guarantees and minimum cash balances which must be maintained in accordance with contractual arrangements.

(3)
Trading EBITDA is calculated as net income from continuing operations before taxes, income from sale of assets to related party, interest expense, restructuring, goodwill and other intangible asset impairment, depreciation and amortisation, equity share of income from joint ventures and corporate, product line management and other general and administrative costs. Product line management costs consist of central overhead costs with respect to running our product lines, such as the costs of our strategic product line management team and our asset control team, which determines how to best track and deploy our assets in the business.

Adjusted EBITDA is calculated as Trading EBITDA after corporate, product line management and other administrative costs and the equity share of income from joint ventures. We consider Adjusted EBITDA to be a useful measure of operating performance, due to the significance of our long-lived assets and level of indebtedness.

  Adjusted EBITDA and Trading EBITDA are not recognized terms under generally accepted accounting principles in the United States, or U.S. GAAP, and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of Adjusted EBITDA and Trading EBITDA may not be comparable to similarly titled measures of other companies.

  We believe that Adjusted EBITDA and Trading EBITDA provide useful information to investors about our financial condition and results of operations for the following reasons: (i) Adjusted EBITDA and Trading EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) Adjusted EBITDA and Trading EBITDA are frequently used by securities analysts, investors in our debt securities and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

  Adjusted EBITDA and Trading EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for profit (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

    •
    Adjusted EBITDA and Trading EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted EBITDA and Trading EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

    •
    Adjusted EBITDA and Trading EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

    •
    Adjusted EBITDA and Trading EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    Adjusted EBITDA and Trading EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

    •
    although depreciation and amortization are a non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Trading EBITDA do not reflect any cash requirements for such replacements; and

    •
    other companies in our industry may calculate Adjusted EBITDA and Trading EBITDA differently, limiting their usefulness as comparative measures.

    Because of these limitations, Adjusted EBITDA and Trading EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

(4)
Depreciation and amortization presented here excludes amortization of capitalized borrowing costs, which are reported within interest expense.

RISK FACTORS

        Investing in the ADSs involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing the ADSs. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties we are unaware of, or we currently deem immaterial, may also become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the ADSs could decline, and you may lose some or all of your investment.

Risk Factors Relating to Our Business and Industry

Demand for our services and products is linked to the level of activity of the upstream oil and gas industry, which may be influenced by a sustained fall in oil and gas prices.

        The success of our operations depends upon the level of exploration, appraisal, development and production activities of the major IOCs and NOCs as well as Independents that represent most of our customer base. Demand for the majority of our well flow management services depends on the exploration, appraisal, development and production of oil and gas.

        Our customers may cancel or curtail their operations based on the long-term market prices of oil and gas thereby reducing demand for our well management services. Such a reduction in demand could materially reduce our revenue and profitability.

        Long-term oil and gas prices are affected by numerous factors, including:

  •
  the demand for energy as affected by worldwide population growth and general economic and business conditions;

  •
  the level of oil and gas production, including alternative production via hydraulic fracturing and shale oil production;

  •
  the policies of various governments regarding exploration and development of their oil and gas reserves, including tax incentives for oil exploration services;

  •
  the cost of exploring for, producing and delivering oil and gas;

  •
  any political and economic uncertainty and socio-political unrest;

  •
  the level of worldwide oil exploration and production activity;

  •
  the availability of pipeline, storage and refining capacity;

  •
  any advances in exploration, development and production technology; and

  •
  any technological advances affecting energy consumption.

        Demand for our offshore services depends on global offshore oil and gas exploration, development and production activity. Offshore activity levels are historically cyclical and fluctuate in response to changes in a variety of factors, including oil and gas prices, which could have a material adverse effect on our business, financial condition or results of operations.

        The oil and gas industry has historically experienced periodic downturns, which has led to reduced demand for oilfield services and pricing pressure. Long-term suppression of oil and gas prices may lead our customers to cancel or curtail their drilling programs, thereby reducing demand for our services.

        A substantial and extended decline in oil or gas prices would likely cause added price pressure and a significant decline in the level of expenditure in the upstream oil and gas industry. A significant downturn in the oil and gas industry will adversely affect the demand for oilfield services and may result in lower expenditure by the oil and gas industry, which would in turn lead to lower demand for our services and products, particularly in deepwater, which could materially adversely affect our business, financial condition or results of operations.

We are subject to the conditions of the general economy, which has recently experienced significantly increased volatility and instability. Unfavorable economic conditions may materially adversely affect our business, financial condition or results of operations.

        We are globally vulnerable to general economic downturns. Any decline in demand for our services resulting from a general economic downturn could materially adversely affect our business, financial condition or results of operations. A prolonged period of sluggish economic conditions has had and may continue to have an adverse impact on the level of maintenance expenditures of our customers and their ability to maintain historic levels of these expenditures, particularly for chemical, refining and power companies. Also, the growth of new projects depends on the economic condition of the oil and gas industry. Our failure to be awarded projects, delays in project awards, project commencement delays or the cancellation of projects or project commencement delays are factors that result in underutilization of our resources, which would adversely impact our revenue, results of operation and cash flows.

        In 2008 and 2009, the international financial markets experienced significantly increased volatility and instability and the economies of the European Union and the United States experienced severe downturns. In 2011 and 2012, this volatility and instability resumed following the sovereign debt crisis in Europe, the ratings downgrade of certain major countries including France and the United States, continued hostilities in the Middle East and other world events. These or other factors could further adversely affect the economies of the European Union, the United States and other countries in which we operate.

        Despite aggressive measures taken by governments and central banks and indications of stabilization, the global economy could fall back into recession.

        As a result of significantly increased volatility and instability in the international financial markets and unfavorable global economic conditions, it is difficult for us, our customers and our suppliers to forecast demand trends accurately. We are unable to accurately predict the extent or duration of cycles or their effect on our financial condition or results of operations and can give no assurance as to the timing, extent or duration of the current or future business cycles. If economic conditions remain uncertain or deteriorate in the countries in which we operate, our business, financial condition or results of operations could be materially adversely affected.

Our future business performance depends on our ability to win new contracts and to renew and extend existing contracts. Damage to our reputation and business relationships may have an adverse effect beyond any monetary liability.

        We participate in the tender process to win new contracts and, in certain circumstances, to renew certain existing contracts. It is generally difficult to predict whether we will be awarded such contracts. The tenders affect our ability to perform our services, due to market conditions (including competition), financing arrangements and governmental and co-venturer approvals required by our customers. Often, we must pre-qualify to participate in such tenders. The bidding costs associated with tendering for new contracts or extensions in the scope of work or renewals of existing contracts can be significant and may not necessarily result in the award of a new contract, or the extension or renewal of an existing contract. In addition, preparation of bids can divert significant management and operating resources away from the day-to-day running of the business. We participate in a number of such tenders each year. Failure to win such tenders could adversely affect our future financial performance.

        Our longer term contracts typically have terms of between three to five years, with an average term of four years. A number of our current contracts will need to be renewed or extended in the fiscal year ended March 31, 2015. Our top ten and twenty customers accounted for 52% and 68%, respectively, of total revenue in the fiscal year ended March 31, 2014. Even though no single customer represented more than 8.4% of our revenue in the fiscal year ended March 31, 2014, our failure to execute the work we are contracted to perform or reenter or extend these contracts would adversely impact our business, financial condition or results of operations.

        A portion of our revenue is directly or indirectly derived from large-scale projects. It is generally very difficult to predict whether and when we will be awarded such contracts as they frequently involve a lengthy and sometimes complex bidding and selection process.

        If we are not selected or if the contracts we enter into are delayed and we are unable to execute the work we are contracted to perform within the timeframe we had agreed, our work flow may be interrupted, our contracts may not be renewed and our business, financial condition or results of operations may be adversely affected.

        In addition, our business depends on our customer goodwill, our reputation and on maintaining good relationships with our customers, joint venture partners, employees and regulators. Any circumstances which publicly damage our goodwill, harm our reputation or damage our business relationships may lead to a broader effect that may result in a loss of business, goodwill, customers, joint venture partners and employees as well as financial liability arising directly from the damaging events, which could materially adversely affect our business, financial conditions or results of operations.

Generally, our service contracts are terminable "for convenience" by our customers. Termination of existing contracts could have an adverse effect on our business, financial conditions or results of operations.

        Although many contracts we enter into are long-term in nature, most provide the customer with a right for early termination with a relatively short notice period. In such circumstances, we may or may not have the right to receive compensation for such early termination. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially the same terms, it could materially adversely affect our business, financial condition or results of operations. In addition, customers may also seek a change in pricing in order to extend a contract, or seek to renegotiate pricing or other terms due to new competitors, performance or changes in market conditions so as to change or reduce their obligations. Changes to contracts, including significant changes to the scope of work and delivery schedule, may also impact our accounting characterization of such contracts and revenue recognition, which could impact our results of operation. As a result, such renegotiation of our customers' obligations may materially adversely affect our business, financial condition or results of operations.

We have significant international operations in countries which may be susceptible to political, social and economic change and instability.

        We operate our businesses and market our services in a number of international locations and it is expected that our business will expand into new locations in the future. We currently operate our business and market our services in more than 50 countries. Our international operations have been and may in the future be susceptible to political, social and economic instability, civil disturbances or similar events, which may lead to:

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  disruption to operations, including strikes, civil actions or political interference;

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  increasing security threats for our personnel and equipment;

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  deterioration of customer relationships due to local political pressure as governments seek greater control over their oil and gas industries;

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  the imposition of sanctions by the UK government, EU Commission, U.S. government or other governments;

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  exposure to possible expropriation of our assets or other governmental action;

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  confiscatory taxation or other adverse tax policies;

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  difficulties in collecting accounts receivable and longer collection times than in more developed markets;

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  foreign exchange volatility;

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  piracy and kidnapping; or

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  terrorist acts, war and revolution.

        Any of the above factors could result in disruptions to our business, increased costs or reduced future growth. For example, our operations in Kurdistan in Iraq have been exposed to the instability in that region, which has affected activity levels and delayed customer spending on projects in 2014. We may not be able to obtain insurance policies covering such risks, or such policies may only be available with premiums that are not commercially sustainable. In addition, there is no certainty that we will be able to enforce our legal rights through an independent and objective judiciary in all the territories in which we operate. As a result, any political, social and economic instability, civil disturbances or similar events could have a material adverse effect on our business, financial condition or results of operations.

Seasonal and weather conditions could adversely affect demand for our services and operations.

        Variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand for our services. Adverse weather conditions may interrupt or curtail our operations, or our customers' operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Extreme winter conditions, for example in the North Sea and hurricanes in Central America, may interrupt or curtail our operations, or our customers' operations, in those areas and result in a loss of revenue.

        If such weather conditions occur, they could have a material adverse effect on our business, financial conditions or results of operations

We operate in a global industry competing with a number of large competitors, which could result in increased price competition, reduced profitability and loss of customers.

        Contracts for our services and products are generally awarded following a competitive process. In the past, our industry has been subject to intense price competition in periods of overcapacity, especially in North America. A number of our competitors are diversified, multinational companies and have significantly larger scale than us, and therefore may be able to compete more aggressively for new contracts in certain of our services, for example through integrated service offerings including services which we do not offer. We also face competition, particularly in land-based activities, from lower cost domestic competitors who may be able to compete on price because of their lower cost base. We have in the past been, and may in the future be, unable to renew existing contracts and we have failed in the past, and may fail in the future, to win contracts in a tender process. If price competition were to intensify in the future, the number of tenders meeting our margin criteria could decline and our business, financial condition or results of operations could be materially adversely affected.

        Since the Deepwater Horizon oil spill at the Macondo Prospect in the Gulf of Mexico in 2010 and concern from oil companies about their potential exposure in the event of similar accidents, some oil companies have sought to revise the terms of their service contracts with oil service companies to limit indemnification for certain types of loss, such as losses resulting from environmental harm in the event of gross negligence or wilful misconduct by a service provider. To the extent we cannot come to agreement on such contractual terms with our customers or agree to less favorable terms in our customer contracts which put additional risk on our company, it could have an adverse impact on our business, financial condition or results of operations.

We may not have the resources to service all the contracts that we have or could be awarded.

        The rate at which our business has grown continues to place significant demand pressures on our operational and financial management infrastructure in order to properly service all our customers. If customer demands for our products and services exceed current expectations, we may not be able to satisfy those demands and enter into relevant new contracts because it may not be possible to meet the front-end capital expenditure and operating expenditure that would be required under those contracts while maintaining our quality of service.

        If we are unable to manage our anticipated growth, our business, financial conditions and results of operations could be adversely affected. We may have to incur further expenditures and increase our borrowings to address additional operational and financial control requirements, and additional management resources would need to be committed to ensure their implementation. Further, the high cost or unavailability of infrastructure, materials, equipment, equipment recovery or repair and supplies, particularly in periods of rapid growth, could materially adversely affect our ability to execute our operations on a timely basis.

We may be unable to attract and retain sufficient skilled personnel to meet our operational requirements and we are subject to various local conditions and requirements with respect to such personnel.

        Demand for engineers and other technical and management personnel has been and remains high worldwide. Moreover, supply is limited, particularly in the case of skilled and experienced engineers and field service personnel. This shortage is exacerbated by the aging of the current skilled workforce which is not being fully replaced by younger entrants. Our recruitment efforts are further challenged by the remoteness of, or perceived dangers of traveling to, various locations in which we operate. To the extent that the demand for well services increases, shortages of qualified personnel could arise leading to higher wages, preventing us from attracting qualified personnel in a cost-effective manner, or needing to rely on more expensive experts.

        Certain of our workers are members of labor unions or otherwise subject to collective bargaining. We may not be able to hire and retain a sufficient number of skilled and experienced workers due to wages, pensions and other benefits that we believe are commercially reasonable. We may also face strikes and other industrial actions from our unionized employees.

        In various countries we are also subject to nationalization programs whereby we must hire a certain percentage of local personnel within a specified time period. In a competitive employment market with a shortage of suitably trained staff, this may be difficult to achieve. If we are not able to retain enough personnel as a result of these factors, it could have a material adverse effect on our business, financial condition or results of operations.

We are dependent on our senior personnel.

        We depend on the continued services of our senior personnel, including our directors and senior management. Our existing directors and senior managers possess marketing, engineering, project management, financial, compliance and administrative skills that are important to the operation of our business.

        We are putting in place succession planning measures aimed at ensuring the development of leaders within our company to provide successors, over time, for our existing directors and senior managers. These measures may not succeed and we may fail to attract, develop or retain executives of the right caliber. Our ability to meet our operational requirements and our future growth and profitability may be affected by the scarcity of senior management personnel.

        The loss or an extended interruption in the services of a substantial number of our directors or senior managers, or the inability to attract or develop a new generation of senior management, could have a material adverse effect on our business, financial condition or results of operations.

We could be subject to substantial liability claims due to the hazardous nature of the oil and gas business, wherein liabilities may potentially exceed our insurance coverage and contractual indemnity provisions.

        Many of our services are carried out in potentially hazardous environments. Our offshore operations are subject to hazards inherent in marine operations, such as capsizing, grounding, collision and severe weather conditions which may lead to property damage, personal injury, death or the discharge of hazardous materials into the environment. Many of these hazards are outside our control. Typically, we provide services at a well site where our personnel and equipment are located together with personnel and equipment of our customers and third parties, such as other service providers. At many sites, we depend on other companies and personnel to conduct drilling operations in accordance with appropriate safety standards. From time to time, personnel are injured or equipment or property is damaged or destroyed as a result of accidents, failed equipment, faulty products or services, failure of safety measures, uncontained formation pressures, or other dangers inherent in drilling for oil and gas. Any of these events can be the result of human error. With increasing frequency, our services are deployed on more challenging prospects, particularly deep water offshore drilling sites, where the occurrence of the types of events mentioned above can have an even more catastrophic impact on people, equipment and the environment. Any of these risks could result in damage to or destruction of equipment, personal injury and property damage, suspension of operations or environmental damage. An accident or a service failure that causes personal injury, loss of life, damage to property, equipment or the environment, and direct or consequential loss may result in the suspension of operations or possibly termination of the contract.

        If we were to be involved in a future incident similar to the 2010 Deepwater Horizon accident, we could suffer significant financial losses that could severely impair our business and results of operations. Protections available to us through contractual terms and insurance coverage may not be sufficient to protect us in the event we were involved in that type of an incident. Our business may be adversely impacted by any negative publicity relating to any incident, negative perceptions of us by our customers and diversion of management's attention from our operations to matters relating to any incident.

        Our insurance, our contractual indemnifications and our limitations on liability may not adequately protect us against liability for such events, including events involving pollution, or direct and consequential losses resulting from business interruption. In addition, indemnities and assured contractual liabilities, which we receive from sub-contractors may not be easily enforced if the relevant sub-contractors do not have adequate resources. Moreover, we may not be able to maintain insurance at levels that we deem adequate or ensure that every contract contains adequate limitations on liabilities. There is no assurance that such insurance or indemnification and liability limitation agreements will adequately protect us against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or indemnified against or contractually limited, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks, or, even if available, insurance premiums or other costs may rise significantly in the future, making the cost of such insurance prohibitive. Any future damage caused by our products or services that are not covered by insurance, are in excess of policy limits, are subject to substantial deductibles, or are not limited by contractual limitations of liability, could materially adversely affect our business, financial condition or results of operations.

        Stricter enforcement of existing laws and regulations, the introduction of new laws and regulations (in particular legislation or regulation of the oil and gas industry), the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or could become the basis of new or increased liabilities that could reduce earnings and cash available for operations and, as a result, materially adversely affect our business, financial condition or results of operations.

We are subject to extensive health, environmental and safety laws and regulations.

        Government regulations control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection, pollution control and remediation of environmental contamination. We may be liable for damages resulting from violations of these requirements.

        Our operations and properties are subject to regulation by various governmental entities and agencies, including ongoing compliance with existing laws and regulations. For example, our operations routinely involve the handling of significant amounts of chemical substances, some of which are classified as hazardous. We also use radioactive measuring instruments and explosive materials in certain operations. Applicable environmental regulations include, for example, those concerning:

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  the use of hazardous substances;

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  the containment, transportation and disposal of hazardous substances, oilfield waste and other waste materials; and

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  emission standards for operations.

        Although we seek to have sufficient safety measures in place for our operations and maintain a system for identifying causes of accidents, the nature of our business is such that accidents may occur. Moreover, while we strive to reduce our fatality and injury rates by implementing high safety standards at the locations where we conduct our operations, there can be no assurance that accidents will not occur in the future.

        We have invested financial and managerial resources to maintain compliance with all applicable laws and regulations and expect to continue to make appropriate similar investments in the future. However, it is possible that changes in these laws and regulations, or interpretations thereof, may have a material adverse impact on our business, financial condition or results of operations.

Technological innovations in the markets that we serve may create alternatives to our products and services and adversely affect our ability to win new contracts and to renew or amending existing contracts.

        Technological innovations, particularly new or other disruptive technologies, to which our current and potential customers might have access, could reduce or eliminate their need for our services and may require us to develop or enhance our service offering in order to compete. A failure to develop, introduce or enhance our services to be able to compete with new or disruptive technologies in a timely manner could impair our ability to continue to win new contracts and extend or renew existing contracts, which could materially adversely affect our business, financial condition or results of operations.

An inability to obtain visas and work permits for our employees on a timely basis could negatively affect our operations and have an adverse effect on our business.

        Our ability to provide services worldwide depends on our ability to obtain the necessary visas and work permits for our personnel to travel into and out of, and to work in, the jurisdictions in which we operate. Governmental actions in some of the jurisdictions in which we operate may make it difficult for us to move our personnel into and out of these jurisdictions by delaying or withholding the approval of these permits. If we are not able to obtain visas and work permits for the employees we need to conduct our services on a timely basis, we may not be able to perform our obligations under our contracts, which could allow our customers to cancel the contracts. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and on substantially similar terms, our business, financial condition or results of operations could be materially adversely affected.

We have significant international operations and are subject to local rules and regulations that may adversely affect our business and operations and may be subject to change.

        We are subject to local rules and regulations in the countries in which we conduct business. Such rules and regulations may require us to obtain consent from local government or regulators to enter into contracts or may include rules and regulations that promote or incentivize, among other things, the:

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  awarding of contracts to local contractors; and

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  establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

        In addition, changes to existing rules and regulations may be difficult to predict and may result in more restrictive requirements or additional costs of compliance. Any one or more of these factors could materially adversely affect our business, financial condition or results of operations.

        Regulatory authorities exercise considerable discretion in monitoring compliance and in interpreting and enforcing applicable laws and regulations. Future inspections by regulatory authorities may conclude that we have violated applicable laws or regulations. If we are unable to refute regulatory authorities' conclusions or to remedy these violations, these authorities may impose fines, criminal and administrative penalties or severe sanctions, including compelling us to cease certain of our business activities, which could have a material adverse effect on our business, financial condition or results of operations.

Changes in tax laws or tax rates, adverse positions taken by taxing authorities and tax audits could impact our results of operations.

        Changes in tax laws or tax rates, the resolution of tax assessments or audits by various tax authorities, and our ability to fully utilize our tax loss carry forwards and tax credits could impact our operating results. In addition, we may periodically restructure our legal entity organization. If taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially impacted.

        Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions where we conduct business. We have received tax assessments from various taxing authorities and are currently at varying stages of appeals and/or litigation regarding these matters. These audits may result in assessment of additional taxes that are resolved with the authorities or through the courts. We believe these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Resolution of any tax matter involves uncertainties and there are no assurances that the outcomes will be favorable. If outcomes were not favorable, it could have a material adverse effect on our business, financial condition or results of operations.

Complaints or litigation from customers and other third parties could adversely affect us.

        We are currently, and may become in the future, involved in legal proceedings initiated by our customers, employees and other third parties. These current or potential future proceedings, whether individually or in the aggregate, could involve substantial claims for damages or other payments, and, even if successfully disposed of without direct adverse financial effect, could have a material adverse effect on our reputation and divert our financial and management resources from more beneficial uses. If we were to be found liable under any such claims, our business, financial condition or results of operations could be materially adversely affected.

We may be affected by the actions of third parties, including sub-contractors, manufacturers and partners.

        We rely on third-party equipment manufacturers and sub-contractors for the completion of our projects. To the extent that we may not be able to engage sub-contractors or acquire equipment or materials according to our plans, our ability to complete a project in a timely fashion may be impaired. In addition, if a sub-contractor or a manufacturer is unable to deliver its services, equipment or materials according to the pre-agreed terms or on time, we may be required to purchase such services, equipment or materials from another source at a higher price. We may not be able to recover all of these costs in all circumstances, which may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed. This could have a material adverse effect on our business, financial condition or results of operations. Moreover, if we must purchase services, equipment or materials from a third party that is not our normal provider, there is a risk we may fail to deliver at the standard our customers have been accustomed to, which could be detrimental to our reputation. Such a detriment to our reputation could have a material adverse effect on our business, financial condition or results of operations.

Our global activities are subject to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar laws in other jurisdictions.

        We are required to comply with the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA") and similar laws in other jurisdictions, which prohibit companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. We are also required to comply with the United Kingdom Bribery Act 2010 (the "Bribery Act"), which similarly prohibits the bribery of foreign officials and also prohibits the offer of financial or other advantage to another individual in exchange for that individual improperly performing a relevant function or activity, the request or acceptance of such an advantage in exchange for improperly performing such a function or activity, and the failure of a commercial organization to prevent bribery on its behalf. Additionally, our activities in certain countries create the risk of unauthorized payments or offers of payments by our employees or agents that could be in violation of the FCPA, the Bribery Act or other similar laws. Many of our customers or potential customers are NOCs, whose employees may be government officials under the FCPA or similar laws, and performance under our contracts involves obtaining licenses or permits and interacting with government officials in a large number of countries. We have internal control policies and procedures and have implemented enhanced training and compliance programs for our employees and agents with respect to anti-bribery laws. Although we inform our personnel that such practices are illegal, our policies, procedures and programs may not always protect us from acts committed by our employees or agents. These measures may not be effective in ensuring our compliance with all applicable anti-corruption laws including the FCPA, the Bribery Act or other legal requirements, such as trade control laws. In the event that we believe that our employees or agents have or may have violated applicable anticorruption laws, including the FCPA and the Bribery Act, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances.

        We conduct rigorous ongoing reviews in order to comply with the FCPA, the Bribery Act and similar laws in other jurisdictions. Moreover, our customers increasingly expect us to maintain compliance procedures and our contracts often require us to comply with these laws. These reviews and procedures entail significant costs and include investigating and assessing our operations in the various countries in which we operate which may delay our operations and result in loss of business. We will continue to monitor and address any FCPA, Bribery Act, or other bribery issues if they arise. Our policy is to make disclosures to relevant authorities to the extent that issues arise that merit such disclosure.

        Violations of the FCPA or the Bribery Act may result in substantial fines, severe criminal and civil sanctions, criminal penalties and curtailment of operations in certain jurisdictions. We may also be subject to other liabilities with respect to our customers or other third parties which could affect our business, financial condition or results of operations. Actual or alleged violations could also damage our reputation and ability to do business, result in our contracts being cancelled and impair our ability to win new contracts. Further detection, investigation and resolution of actual or alleged violations is expensive and can consume significant time and attention of our senior management. If any of these events occurred, they could have a material adverse effect on our business, financial condition or results of operations.

Any failure to comply with complex laws and regulations governing international trade could adversely affect our operations.

        The import and export of goods across international borders subjects our business to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of our countries of operations. Moreover, many countries, including the United States, control the export and re-export of certain goods and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. U.S. sanctions, in particular, are targeted against certain countries that are heavily involved in our industry.

        The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our business, financial condition or result of operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory obligations regarding international trade could also result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

        The European Union and the U.S. government have recently introduced sanctions against certain individuals and financial institutions in Russia and have proposed the use of broader economic sanctions in response to the crisis in the Ukraine. In response, Russia has imposed entry bans on certain U.S. and EU officials as well as on certain products produced in the United States or EU member states. While we do not currently carry out significant business activities in Russia, we do have some business with Russian companies on projects located outside of Russia. We are still interpreting the EU and U.S. sanctions and closely monitoring any developments. To the extent these sanctions regimes expand to cover Russian companies with which we do business, it may have an adverse effect on our results of operations. With the exception of Russia, we do not, nor do we intend to, operate in countries that are subject to significant sanctions and embargoes imposed by the U.S. government or identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, North Korea,

Sudan and Syria. The U.S. sanctions, embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions, embargo laws and regulations may be amended or strengthened over time. Although we believe that we will be in compliance with all applicable sanctions, embargo laws and regulations at the closing of this offering, and intend to maintain such compliance, going forward there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws and regulations may be unclear and may be subject to changing interpretations. Any such violations could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us.

A part of our cost base is fixed which could potentially lead to increased volatility in profits and cash flows.

        We have certain fixed costs within our cost base, particularly with respect to our service offering of personnel and equipment, which are typically contracted to customers on a day rate basis. Even though a significant rise in the level of demand can result in a significant increase in our margins, provided utilization capacity exists, a significant decline in the level of demand for that offering can result in a significant decrease in our margins, unless the fixed cost base is similarly reduced. If the fixed cost base cannot be reduced, it could materially adversely effect on our business, financial condition or result of operations.

We are exposed to foreign exchange risk and other market risk.

        Our reporting currency is the U.S. dollar. In the fiscal year ended March 31, 2014, 63% of our revenue was earned in U.S. dollars, with costs incurred in various currencies. We may not always be able to match revenue with costs denominated in the same currency. A significant proportion of our net assets are denominated in a currency other than U.S. dollars.

        If the currency in which the costs are denominated increases in value relative to the currency in which the revenue is denominated, our operating margins will decrease. An appreciation of the value of a currency may result in an increased tax liability in certain jurisdictions in which we operate. For instance, in the case of a depreciation of the U.S. dollar, our U.S. dollar liabilities incurred in the countries in which we operate would be translated and reported as a lower number in local currency relative to the amount stated in the U.S. dollar, potentially resulting in taxable gains in the relevant local jurisdiction. While we attempt to minimize our exposure to such foreign exchange risks through measures such as buying or selling forward currency exposures, we may not be able to successfully hedge our foreign exchange risks.

        We have historically sought to limit the risks of currency fluctuation and currency revaluation and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currencies. However, some countries in which we may operate restrict our ability to transfer money and could require all or a portion of amounts owed to us to be paid in local currencies that are not freely convertible. In addition, some parties with whom we do business may require that all or a portion of our revenue be paid in local currencies. To the extent possible, we limit our exposure to potentially devaluating currencies by matching the acceptance of local currencies to our expense requirements in those currencies. Although we have done this in the past, we may not be able to obtain such contractual terms in the future, thereby exposing us to foreign currency fluctuations that could have a material adverse effect upon our business, financial condition or results of operations.

        Additionally, we conduct business in countries such as Angola and Nigeria that have nontraded or "soft" currencies which, because of their restricted or limited trading markets or exchange and capital controls, may be more difficult to exchange for "hard" currency. We may accumulate cash in soft currencies, and we may be limited in our ability to convert our profits into U.S. dollars or to repatriate the profits from those countries.

        We selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. For those currencies that are not readily convertible, our ability to hedge our exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge is also limited because the pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

        In addition to foreign exchange movements, the value of the derivative instruments could be impacted by interest rates, commodity prices, or the value and time period of the derivative being different than the exposures or cash flows being hedged. Our exposure to foreign exchange rate and market risk could result in a material adverse effect on our business, financial condition or results of operations.

We may be required to provide additional funding to our pension benefit schemes.

        We operate a number of pension schemes consisting of our primary scheme for UK based employees and several smaller schemes for overseas employees. All of the schemes are wholly funded and the assets of the schemes are held separately from those of Expro International Group Holdings Limited and its consolidated subsidiaries (collectively, "the Group"). Our defined benefit pension schemes' deficit as of March 31, 2014 was $31.4 million. The schemes are funded by investment in UK and international equities, bonds and other external assets. The values of such assets are dependent upon, amongst other things, the performance of the UK and international equity and debt markets. Our liabilities reflect current salary levels.

        Valuations of all defined benefit plans are dependent upon market conditions and the actuarial methods and assumptions used and are based on known pension liabilities at the valuation date. A decline in pension asset values, different actuarial assumptions or the application of purchase accounting may result in an increase in pension liability. Decline in interest rates or the market values of the securities held by the plans, longer life expectancy of pension plan members, a change in the discount rate or a change in investment strategy by the trustees of the our pension schemes or certain other changes, could adversely affect the status of our plans and affect the level and timing of required contributions, thus increasing our pension expense and reducing our profitability. Any shortfall in our retirement pension benefit scheme funding obligations may require additional funding.

        Further, decisions made by the trustees of defined benefits pension schemes can impact on the funding requirements of the schemes. In particular, trustees are given power by statute to determine the investment mix for the assets of the scheme, subject only to a requirement to consult the employer (and any limits provided for in the trust deed). Should the trustees of the pension schemes choose to move to an investment strategy with higher bond and lower equity exposures, for example, then, assuming that equities outperform bonds over the long-term, the cost of providing the benefits may increase. If we were required to provide additional funding for these other reasons to the pension funds, it could have a material adverse effect on our financial condition.

        We are currently undertaking a triennial actuarial valuation of the above UK schemes as required under the Part 3 of the Pensions Act 2004. Such valuation may result in a deficit which would require us to contribute additional amounts to such schemes.

The pensions regulator in the United Kingdom has power in certain circumstances to issue contribution notices or financial support directions which, if issued, could result in significant liabilities arising for us.

        The UK pensions regulator may issue a contribution notice to the employers that participate in the Group's UK final salary pension plan (the "UK Plan") or any person who is connected with or is an associate of these employers when the UK Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which had as its main purpose (or one of its main purposes) the avoidance of pension liabilities or where such act has a material detrimental effect on the likelihood of payment of accrued benefits under the UK Plan being received. A person holding alone or together with his or her associates directly or indirectly one-third or more of our voting power could be the subject of a contribution notice. The terms "associate" and "connected person," which are taken from the UK Insolvency Act 1986, are widely defined and could cover our significant shareholders and others deemed to be shadow directors. If the UK Pensions Regulator considers that a plan employer is "insufficiently resourced" or a "service company" (which have statutory definitions), it may impose a financial support direction requiring it or any member of the Group, or any person associated or connected with an employer, to put in place financial support relating to the UK Plan. Liabilities imposed under a contribution notice or financial support direction may be up to the difference between the value of the assets of the UK Plan and the cost of buying out the benefits of members and other beneficiaries of the UK Plan. In practice, the risk of a contribution notice being imposed may restrict our ability to restructure or undertake certain corporate activities. Additional security may also need to be provided to the trustees of the UK Plan before certain corporate activities can be undertaken (such as the payment of an unusual dividend) and any additional funding of the UK Plan may have a material adverse effect on our financial condition or results of operations.

Risks Relating to Our Indebtedness

Our substantial indebtedness and other contractual obligations could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry, our ability to pay our debts and could divert our cash flow from operations for debt payments.

        We have a significant amount of indebtedness. As of June 30, 2014, our total indebtedness was $2,154.3 million. Our substantial debt and other contractual obligations could have important consequences, including:

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and pursue future business opportunities;

  •
  increasing our vulnerability to adverse economic, industry or competitive developments;

  •
  exposing us to increased interest expense, as our degree of leverage may cause the interest rates of any future indebtedness (whether fixed or floating rate interest) to be higher than they would be otherwise;

  •
  exposing us to the risk of increased interest rates because certain of our indebtedness is at variable rates of interest;

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants, could result in an event of default that accelerates our obligation to repay indebtedness;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  restricting us from paying dividends;

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  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, satisfaction of debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who may be better positioned to take advantage of opportunities that our leverage prevents us from exploiting.

        We are a holding company and substantially all of our consolidated assets are owned by, and most of our business is conducted through, our subsidiaries. Revenue from these subsidiaries is our primary source of funds for debt payments and operating expenses. If our subsidiaries are restricted from making distributions to us, that may impair our ability to meet our debt service obligations or otherwise fund our operations. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. As a result, although a subsidiary of ours may have cash, we may not be able to obtain that cash to satisfy our obligation to service our outstanding debt or fund our operations.

        In addition, we are and will be subject to covenants contained in agreements governing our present and future indebtedness. These covenants include and will likely include restrictions on:

  •
  certain payments and investments;

  •
  the redemption and repurchase of capital stock;

  •
  the issuance of stock of subsidiaries;

  •
  the granting of liens;

  •
  the incurrence of additional indebtedness;

  •
  dividend restrictions affecting us and our subsidiaries;

  •
  asset sales; and

  •
  transactions with affiliates and mergers and acquisitions.

        The restrictions also include financial maintenance covenants which contain financial ratios we must satisfy at the end of each quarter. Any failure to comply with these covenants could result in a default under our credit facilities. Upon a default, unless waived, the lenders under the Credit Facilities and our mezzanine facility would have all remedies available to a secured lender. They could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against us or our subsidiaries' assets and force us and our subsidiaries into bankruptcy or liquidation.

        Our business may not generate sufficient cash flow from operations, or we may not have enough capacity under our 2014 Revolving Credit Facility, or from other sources to enable us to repay our indebtedness, including the Credit Facilities and our mezzanine facility or to fund our other liquidity needs, including working capital and capital expenditure requirements. In any such case, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

        Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.

        We may be able to incur significant additional indebtedness in the future. Although the credit agreements and indenture that govern substantially all of our indebtedness contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the preceding two risk factors would increase.

Risk Factors Relating to The ADSs and This Offering

Affiliates of the Sponsors control us and their interests may conflict with ours or yours in the future.

        Immediately following this offering, affiliates of the Sponsors will beneficially own approximately        % of our ordinary shares, or        % if the underwriters exercise in full their option to purchase additional ADSs. Moreover, under our shareholders' agreement with certain of our existing shareholders and certain members of our management, which will be in effect by the completion of this offering (the "Shareholders' Agreement"), for so long as the Sponsors and their affiliates retain significant ownership of us, we will agree to nominate to our board individuals they designate. Even when the Sponsors and their affiliates cease to own ordinary shares of our stock representing a majority of the total voting power, for so long as the Sponsors continue to own a significant percentage of our stock the Sponsors will still be able to significantly influence the composition of our board of directors and the approval of actions requiring shareholder approval. Accordingly, for such period of time, the Sponsors will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as the Sponsors continue to own a significant percentage of our shares, the Sponsors will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for the ADSs or ordinary shares as part of a sale of our company and ultimately might affect the market price of our shares.

        The Sponsors and their affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsors and their affiliates may engage in activities where their interests conflict with our interests or those of our shareholders. The Sponsors also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

        Prior to this offering, there has been no public market for the ADSs or our ordinary shares underlying the ADSs. If an active public market for the ADSs does not develop after this offering, the market price and liquidity of the ADSs may be adversely affected. We intend to apply to list our ordinary shares on the            , under the symbol "            ." A liquid public market for the ADSs may not develop. The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects and the market valuations of similar companies. The price at which the ADSs are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of the ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our business, financial condition or results of operations.

Future sales or perceived sales of the ADSs or ordinary shares by existing shareholders could cause the ADSs' price to decline.

        If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up period and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares could decline. Upon the closing of this offering, we will have            outstanding ordinary shares or            outstanding ordinary shares if the underwriters exercise in full their option to purchase additional ADSs. Of these shares, only ADSs sold in this offering will be freely tradable, without restriction, in the public market. The representative of the underwriters may, in its sole discretion, permit our officers, directors, employees and shareholders to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire (180 days or more from the date of this prospectus), all of our outstanding shares will be eligible for sale in the public market, but they will be subject to volume limitations under Rule 144 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline, which could have a material adverse effect on our financial condition.

As a new investor, you will experience substantial dilution as a result of this offering.

        The public offering price per ADS will be substantially higher than the net tangible book value per ADS prior to the offering. Consequently, if you purchase ADSs in this offering at an assumed public offering price of $            , which is the midpoint of the price range set forth on the cover of this prospectus, you will incur immediate dilution of $            per ADS as of June 30, 2014. For further information regarding the dilution resulting from this offering, please see the section entitled "Dilution." This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed initial public offering price when they purchased their ordinary shares.

We may need additional capital, and the issuance of additional ADSs or other equity securities would result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations, and the related covenants could restrict our operations and business activities.

        We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments. If our internal resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The issuance of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and may result in operating and financing covenants that would restrict our operations or our ability to pay dividends. Our ability to raise additional funds in the future is subject to a variety of uncertainties, including:

  •
  our future financial condition, results of operations and cash flows;

  •
  general market conditions for capital raising activities; and

  •
  economic, political and other conditions.

        We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all we need additional cash. If we could not acquire additional cash or incurred additional indebtedness, it could have a material adverse effect on our business, financial condition or results of operations.

Compliance with rules and requirements applicable to public companies will increase our administrative costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the market price of the ADSs to decline.

        Upon completion of this offering, we will become a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and various other applicable U.S. laws and regulations, as well as rules and regulations implemented by the SEC and the            , require significant additional corporate governance and internal compliance practices to be implemented by public companies. Following the completion of this offering, we will also be subject to conflict mineral disclosure requirements. We expect these rules and regulations to increase our legal, accounting and financial compliance costs significantly and to make certain corporate activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If we fail to comply with these rules and requirements, or are perceived to have weaknesses with respect to our compliance, we could become the subject of governmental enforcement investigations or actions, investor confidence could be negatively impacted and the market price of the ADSs could decline.

Many of the corporate governance rules promulgated by the            will not apply to us so long as we qualify as a foreign private issuer, and there may be significant differences between our corporate governance practices and the corporate governance standards applicable to U.S. domestic companies listed on the            .

        As a foreign private issuer, we will be permitted to follow corporate governance practices in accordance with English law in lieu of most of the            corporate governance rules in the            . For example, the            require U.S. domestic issuers to have a nominating/corporate governance committee composed entirely of independent directors. We will not be subject to this requirement, and we do not intend to establish a nominating/corporate governance committee. We believe that the composition of our board and its committees and their respective duties and responsibilities are otherwise generally responsive to the relevant            to U.S. domestic issuers. However, the charters for our audit and compensation committees may not address all aspects of the            to U.S. domestic issuers. For example, the            require compensation committees of U.S. domestic issuers to produce a compensation committee report annually and include such report in their annual proxy statements or annual reports on Form 10-K. We are not subject to this requirement, and we have not addressed this in our compensation committee charter. The            require shareholder approval for certain matters, such as requiring that shareholders must be given the opportunity to vote on all equity compensation plans and material revisions to those plans. We intend to comply with the requirements of English law in determining whether shareholder approval is required.

Our results of operations may fluctuate, which makes our financial results difficult to forecast and could cause our results to fall short of expectations.

        Our results of operations may fluctuate as a result of a number of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual net revenue and costs and expenses as a percentage of net revenue may be significantly different from our historical or projected rates. Our quarterly and annual net revenue and gross margins may fluctuate due to a number of factors, including:

  •
  market conditions and the price of oil and gas;

  •
  contract terms;

  •
  expansion and related costs in a given period;

  •
  our ability to reduce our costs as a percentage of our net revenue; and

  •
  increased competition.

        The ADSs could be subject to significant price volatility should our earnings fail to meet the expectations of the investment community. Any of these events could cause the price of the ADSs to fall.

The trading price of the ADSs may be volatile, which could result in substantial losses to investors.

        The trading price of the ADSs may be volatile and could fluctuate widely in response to factors other than our results of operations, such as external factors beyond our control. Factors such as announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for the ADSs to change substantially. At the same time, securities markets may from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in late 2008 and early 2009, the securities markets in Europe, the United States and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may also have a material adverse effect on the market price of the ADSs.

        In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in the United Kingdom that have listed their securities in the United States may affect the volatility in the price of and trading volumes for the ADSs. In recent years, a number of UK companies have listed their securities on U.S. stock markets. Some of these companies have experienced significant volatility in the prices of their securities, including significant price declines in connection with their initial public offerings. The trading performances of these UK companies' securities at the time of or after their offerings may affect the overall investor sentiment towards UK companies and consequently may impact the trading performance of the ADSs. These broad market and industry factors may significantly affect the market price and volatility of the ADSs, regardless of our actual operating performance. Any of these factors may result in large and sudden changes in the trading volume and price for the ADSs.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

        Holders of the ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor, in so far as practicable, to vote the underlying ordinary shares in accordance with these instructions. Under our articles of association (the "Articles"), the minimum notice period required for convening a general meeting is 14 clear days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote, and you may lack recourse if your ordinary shares are not voted as you requested.

The depositary of the ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the ordinary shares underlying the ADSs if you do not instruct the depositary how to vote at shareholders' meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying the ADSs at shareholders' meetings if you do not instruct the depositary how to vote, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders.

        The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying the ADSs from being voted, absent the situations described above, and it may make it more difficult for holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy. See "Description of American Depositary Shares—Voting Rights—How do you vote?"

You may not receive distributions on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you.

        The depositary of the ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for the ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares the ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of the ADSs.

You may be subject to limitations on the transfer of the ADSs.

        The ADSs, represented by American depositary receipts, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our books or the books of the depositary are closed, or at any time if we think or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body or under any provision of the deposit agreement.

The concentration of our share ownership upon the completion of this offering will likely limit your ability to influence corporate matters.

        We anticipate that our directors, members of our executive management board and significant shareholders will together beneficially own approximately            % of our ordinary shares outstanding after this offering. As a result, these shareholders, acting together, could have control over matters that require approval by our shareholders, including the election of directors and approval of certain corporate actions. Corporate action might be taken even if other shareholders, including those who purchase ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus, holders of the ADSs will not be able to exercise voting rights attached to the ordinary shares evidenced by the ADSs on an individual basis. Holders of the ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attached to the ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the Securities and Exchange Commission than a U.S. company. This may limit the information available to holders of the ADSs.

        We are a "foreign private issuer," as defined in the SEC's rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

As a foreign private issuer, we are not subject to certain            corporate governance rules applicable to U.S. listed companies.

        We rely on a provision in the            listed company manual for            that allows us to adhere to English law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the            .

        For example, we are exempt from            regulations that require a listed U.S. company, among other things, to:

  •
  have a majority of the board of directors consist of independent directors;

  •
  require non-management directors to meet on a regular basis without management present;

  •
  establish a nominating and compensation committee composed entirely of independent directors;

  •
  adopt and disclose a code of business conduct and ethics for directors, officers and employees; and

  •
  promptly disclose any waivers of the code for directors or executive officers that should address certain specified items.

        In accordance with our            listing, our audit committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Exchange Act, both of which are also applicable to            -listed U.S. companies. Because we are a foreign private issuer, however, our audit committee is not subject to additional            requirements applicable to listed U.S. companies, including:

  •
  an affirmative determination that all members of the audit committee are "independent," using more stringent criteria than those applicable to us as a foreign private issuer;

  •
  the adoption of a written charter specifying, among other things, the audit committee's purpose and including an annual performance evaluation; and

  •
  the review of an auditor's report describing internal quality-control issues and procedures and all relationships between the auditor and us.

        Furthermore, the            's listed company manual requires listed U.S. companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of common stock.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

        Beginning with the fiscal year ending March 31, 2016, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. This assessment will need to include disclosures of any material weaknesses in our internal control over financial reporting identified by our management. Any weaknesses in our internal control over financial reporting may adversely affect our ability to maintain required disclosure controls and procedures. We are just beginning the costly and challenging process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing processes, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to conclude that our internal control over financial reporting is effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common shares.

        Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse if our controls are not properly designed, operated or evidenced. Our remediation efforts may not enable us to avoid material weaknesses in the future.

        For the years ended March 31, 2012, 2013 and 2014, our independent registered public accounting firm had not been engaged to perform an audit of our internal control over financial reporting. The financial statement audits performed included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, when we and our auditors perform tests of controls design and operation, additional deficiencies may be identified. Any such additional deficiencies in our internal control over financial reporting may be deemed to be material weaknesses and result in a conclusion that our internal control over financial reporting is ineffective.

        Due to the extent of our international operations, our financial reporting requires substantial international activities, resources and reporting consolidation. We expect to incur substantial accounting and auditing expense and to expend significant management time in complying with the requirements of Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our shares could decline. In addition, we could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and, therefore, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on                         . There is a risk that we will lose our foreign private issuer status.

        In the future, we would lose our foreign private issuer status if, for example, more than 50% of our assets are located in the United States and we continue to fail to meet additional requirements necessary to maintain our foreign private issuer status. As of June 30, 2014, 6.1% of our asset value were located in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or members of senior management and the experts named in this prospectus.

        A number of our directors and members of senior management, those of certain of our subsidiaries and the experts named in this prospectus are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Our English counsel has also advised us that there is doubt as to whether English courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

        We are incorporated under English law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the provisions of the Companies Act 2006 (the "Companies Act"), and by our Articles. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See "Description of Share Capital—Differences in Corporate Law" for a description of the principal differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders' rights and protections.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our exposure to fluctuations in the price of oil and gas and the demand for energy;

  •
  our possible inability to win new contracts and to renew and extend existing contracts;

  •
  a possible decline in exploratory and development activity by our customers;

  •
  our exposure to political, social and economic instability in our markets, acts of insurrection, terrorism, war or other conflict, possible adverse impacts of regulatory, legislative, tax or other judicial developments;

  •
  weather conditions;

  •
  increased competition in our industry and our possible inability to retain or increase our prices and our market shares;

  •
  our possible inability to manager our anticipated growth;

  •
  our dependence on our senior personnel and our possible inability to attract and retain sufficient skilled personnel to meet our operational requirements;

  •
  a major accident during our operations;

  •
  an increasing reliance on alternative, non-hydrocarbon energy sources;

  •
  our possible inability to acquire and profitably integrate attractive technology, or develop and market new technology;

  •
  our possible inability to obtain visas and work permits for our employees on a timely basis;

  •
  the policies of various governments regarding exploration and development of their oil and gas reserves, including the impact of social policy and mandatory local employment, shareholder and/or supplier commitments;

  •
  increased government regulation of the oil and gas industry in the wake of the 2010 Deepwater Horizon oil spill;

  •
  changes in tax laws or tax rates;

  •
  complaints or litigation against us;

  •
  trade restrictions or embargoes by the United States and other countries;

  •
  fluctuations in foreign currency exchange rates;

  •
  foreign exchange controls;

  •
  increased costs with respect to our pension benefit schemes;

  •
  our cash flows and liquidity;

  •
  our business strategy and prospect for growth; and

  •
  the factors as set out in the section "Risk Factors" above, and other factors that are not known to us at this time.

        We urge you to carefully read the sections of this prospectus entitled "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business" for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

        We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        We operate in an industry in which it is difficult to obtain precise industry, market and competitive position information. We have generally obtained the market and competitive position data in this prospectus from industry publications and from surveys or studies conducted by third-party sources.

        We believe that these industry publications, surveys and studies are reliable indicators, but they are themselves subject to assumptions and limitations and involve judgments and estimates. They also contain forward-looking statements regarding expected hydrocarbon prices, activity levels, energy demand, expected depletion rates, project sanctions, supply constraints, replacement activity, rig rates, subsea installations and continued advancement of the oil and gas industry's projects. Accordingly, you should construe all such information in light of the foregoing. Moreover, we cannot assure you of the accuracy and completeness of such information and we have not independently verified such industry, market and competitive position data.

        In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or correctly reflect our position in the industry, and none of our internal surveys or information have been verified by any independent sources.

        The Issuer was incorporated on June 23, 2014, and has no historical financial information other than the audited consolidated balance sheet as of June 24, 2014 included in this prospectus. After the completion of this offering, the Issuer will consolidate the financial results of Expro Holdings UK 3 Limited and its subsidiaries. The Group financial data presented in this prospectus is based on and derived from the historical consolidated financial information of Expro Holdings UK 3 Limited and its subsidiaries as of and for the years ended March 31, 2010, 2011, 2012, 2013 and 2014 and as of and for the three months ended June 30, 2014, as applicable. Certain numerical figures set out in this prospectus, including financial data presented in millions or thousands, certain operating data, percentages describing market shares and penetration rates, have been subject to rounding adjustments and, as a result, the totals of the data in this prospectus may vary slightly from the actual arithmetic totals of such information. Percentages and amounts reflecting changes over time periods relating to financial and other data set forth in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" are calculated using the numerical data in the consolidated financial statements of Expro Holdings UK 3 Limited and the Group or the tabular presentation of other data (subject to rounding) contained in this prospectus, as applicable, and not using the numerical data in the narrative description thereof.

        The consolidated statement of operations data for the three months ended June 30, 2013 and 2014 and the consolidated balance sheet data as of June 30, 2014 set forth in this prospectus have been derived from Expro Holdings UK 3 Limited's unaudited interim consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The unaudited interim consolidated financial statements have been prepared on the same basis as Expro Holdings UK 3 Limited's audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        This prospectus also contains estimates of data and information relating to our business and our market share that cannot be obtained from publications by market research institutes or from other independent sources. Such information is partly based on our own market observations, the evaluation of industry information (such as Spears and Associates, Douglas-Westwood, Welling & Company and Cowen and Company) or internal assessments. We believe that our estimates of our business and our market share helps investors to better understand the industry in which we operate and our position within it. Our own estimates have not been checked or verified externally. While we believe that our own market observations are reliable, they may differ from estimates made by our competitors or from future studies conducted by market research institutes or other independent sources. While we are not aware of any misstatements regarding the industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

        You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could materially adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We expect to receive total estimated net proceeds from this offering of approximately $             million, based on the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated expenses of the offering payable by us. Each $1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and offering expenses, by approximately $             million.

        We intend to use the net proceeds from this offering to repay indebtedness, principally under our mezzanine facility. We intend to use any remaining net proceeds for working capital and other general corporate purposes. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. As of June 30, 2014, the interest rate on our mezzanine facility was 4.25% per annum plus LIBOR to be paid in cash (payable at the end of each interest period) and a PIK margin (capitalized at the end of each interest period) which is 6.50% per annum. See "Description of Other Indebtedness—Mezzanine Facility Agreement."

        See "Capitalization" for information on the impact of the net proceeds of this offering on our financial condition.

 DIVIDEND POLICY

        We do not currently expect to pay dividends in the fiscal year ending March 31, 2015 or in subsequent periods. Our dividend policy and the amount of any future dividends we decide to pay, if any, will depend upon a number of factors, including, but not limited to, our earnings, financial condition, cash requirements (including capital expenditures, investment plans and acquisitions), legal and contractual restrictions set forth in our debt instruments, prospects and such other factors as may be deemed relevant at the time.

        In addition, the terms of our indebtedness limit our ability to pay dividends to our shareholders. See "Description of Certain Indebtedness."

        Under our Articles, our shareholders must approve any final dividend, although the board of directors may resolve to pay interim dividends without shareholder approval. Any payment of dividends is also subject to the provisions of the Companies Act, according to which dividends may only be paid out of profits available for distribution determined by reference to our most recent relevant accounts. In the event that dividends are paid in the future, holders of the ADSs will be entitled to receive payments in U.S. dollars in respect of dividends on the underlying ordinary shares in accordance with the deposit agreement. Furthermore, because we are a holding company, any dividend payments would depend on cash flow from our subsidiaries. See "Description of Share Capital—Key Provisions of the Issuer's Articles of Association and English Law considerations—Dividend Rights" and "Description of American Depositary Shares—Dividends and Other Distributions."

 CAPITALIZATION

        The following table presents our cash and cash equivalents and consolidated capitalization as of June 30, 2014:

  •
  on an actual basis derived from our financial statements;

  •
  on an adjusted basis to give effect to (i) the repayment of our Notes and partial repayment of our mezzanine facility; and (ii) the entering into the Credit Agreement on September 2, 2014; and

  •
  on an as further adjusted basis to give effect to our organizational structure following the completion of this offering, the sale by us of            ADSs in this offering at an offering price of $            per ADS (the midpoint of the range set forth on the cover page of this prospectus), after deduction of the underwriting discount and estimated offering expenses payable by us in connection with this offering and the use of proceeds therefrom.

        You should read this table in conjunction with our financial statements and the related notes and with the sections entitled "Use of Proceeds," "Selected Consolidated Financial and Operating Data," and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and related notes elsewhere included in this offering.

	As of June 30, 2014
	Actual	As Adjusted	As Further Adjusted
	(U.S. $ in thousands)
Cash and cash equivalents	50,598	55,798
Restricted cash	3,788	3,788
Debt
Senior Secured Notes	1,078,666	—
Revolving Credit Facility	—	—
Mezzanine Facility	1,058,394	942,594
Term Loan B	—	1,300,000
2014 Revolving Credit Facility	—	—
Capital lease obligations	17,197	17,197

Total Debt	2,154,257	2,259,791

Stockholders' equity
Common stock, ordinary share $1 shares, par value $1.00 per share authorized 4,123,195,367, issued 1,000; as further adjusted shares authorized, shares issued and outstanding	1	1
Additional paid-in capital	4,373,070	4,373,070
Accumulated other comprehensive income (loss)	(65,114)	(65,114)
Retained earnings (loss)	(4,693,767)	(4,746,967)

Total stockholders' equity (deficit)	(385,810)	(439,010)

Total capitalization	1,768,447	1,820,781

DILUTION

        If you invest in the ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2014 was negative at approximately $      , or negative at $      per ordinary share and negative at $       per ADS as of that date. Net tangible book value represents the amount of our total consolidated tangible assets less the amount of our total consolidated liabilities. Pro forma dilution is determined by subtracting net tangible book value per ordinary share (after giving effect the proceeds we expect to receive from this offering, based on an assumed initial public offering price of $      per ADS, the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, and after deducting underwriting discounts and commissions, estimated offering expenses and placement fee payable by us) from the assumed public offering price per ordinary share.

        Without taking into account any other changes in such net tangible book value after June 30, 2014, other than to give effect to our sale of the      ADSs offered in this offering at the assumed initial public offering price of $      per ADS, which is the mid-point of our estimated initial public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of $       million after deducting underwriting discounts and commissions, estimated offering expenses and placement fee, our pro forma net tangible book value as of June 30, 2014 would have been $       million, $      per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $      per ADS. This represents an immediate increase in pro forma net tangible book value of $      per ordinary share, or $      per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $      per ordinary share, or $      per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	$	$
Net tangible book value as of June 30, 2014	$	$
Pro forma net tangible book value after giving effect to this offering	$	$
Dilution in net tangible book value to new investors in the offering	$	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $       million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by $      per ordinary share and $      per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by $      per ordinary share and $       per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and other expenses of the offering. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

        The following table summarizes on a pro forma basis the differences as of June 30, 2014 between the shareholders at June 30, 2014 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share equivalent and per ADS equivalent is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

	Ordinary Shares Purchased			Total Consideration
Average Price per Ordinary Share
Average Price per ADS
	Number	%		Amount	%
Existing shareholders			%	$		%	$	$
New investors			%	$		%	$	$
Total			%	$		%	$	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $       million, $      per ordinary share and $      per ADS, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

 EXCHANGE RATES

        Our functional currency is the U.S. dollar. The following tables set out, for the periods set forth below, the high, low, average and period-end Bloomberg Generic Rate expressed as U.S. dollar per £1.00. The Bloomberg Generic Rate is a "best market" calculation, in which, at any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications and the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg Generic Rate is a mid-value rate between the applied highest bid rate and the lowest ask rate. The rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this prospectus. None of the Issuer or any of the underwriters represents that the U.S. dollar or Pounds Sterling amounts referred to below could be or could have been converted into Pounds Sterling at any particular rate indicated or any other rate.

        The average rate for a year, a month, or for any shorter period, means the average of the daily Bloomberg Generic Rates during that year, month, or shorter period, as the case may be.

	Period End	Average	High	Low
	(U.S. $ per £1.00)
Year
2009	1.6170	1.5670	1.6989	1.3753
2010	1.5612	1.5458	1.6362	1.4334
2011	1.5543	1.6041	1.6707	1.5343
2012	1.6255	1.5852	1.6279	1.5318
2013	1.6557	1.5649	1.6557	1.4867
2014 (through September 19, 2014)	1.6288	1.6709	1.7166	1.6104

	Period End	Average	High	Low
	(U.S. $ per £1.00)
Month
March 2014	1.6662	1.6622	1.6745	1.6486
April 2014	1.6873	1.6748	1.6873	1.6575
May 2014	1.6755	1.6841	1.6975	1.6711
June 2014	1.7106	1.6917	1.7106	1.6737
July 2014	1.6886	1.7075	1.7166	1.6886
August 2014	1.6598	1.6698	1.6886	1.6540
September 2014 (through September 19, 2014)	1.6288	1.6307	1.6608	1.6104

        The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this prospectus. Our inclusion of these exchange rates is not meant to suggest that the Pounds Sterling amounts actually represent such dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

 SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The Issuer was incorporated on June 23, 2014, and has no historical financial information other than the audited consolidated balance sheet as of June 24, 2014 included in this prospectus. After the completion of this offering, the Issuer will consolidate the financial results of Expro Holdings UK 3 Limited and its subsidiaries. The following table shows selected historical financial information as of and for the years ended March 31, 2010, 2011, 2012, 2013 and 2014 of Expro Holdings UK 3 Limited, unless otherwise indicated. The selected consolidated financial data as of and for the years ended March 31, 2012, 2013 and 2014 has been derived from our audited financial statements and the related notes appearing elsewhere in this prospectus, which also have been prepared in accordance with U.S. GAAP. The selected consolidated financial data as of and for the years ended March 31, 2010 and 2011 has been derived from Expro Holdings UK 3 Limited's unaudited interim financial statements, which also have been prepared in accordance with U.S. GAAP.

        The selected consolidated statement of operations data for the three months ended June 30, 2013 and 2014 and the selected consolidated balance sheet data as of June 30, 2014 have been derived from Expro Holdings UK 3 Limited's unaudited interim consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The unaudited interim consolidated financial statements have been prepared on the same basis as Expro Holdings UK 3 Limited's audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        You should read this selected financial information in conjunction with "Presentation of Financial and Other Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

 Statement of Operations

	Fiscal Year Ended March 31,					Three Months Ended June 30,
(U.S. $ in thousands, except per share data)	2010	2011	2012	2013	2014	2013	2014
Revenue from continuing operations
Total revenue	919,148	872,520	1,013,645	1,200,702	1,384,591	333,778	326,429

Operating costs and expenses from continuing operations
Cost of sales	(842,195)	(814,882)	(916,008)	(1,017,971)	(1,123,384)	(274,359)	(279,529)
Selling, general and administrative	(48,650)	(49,756)	(61,889)	(60,716)	(75,984)	(16,654)	(15,197)
Goodwill and other intangibles asset impairment	—	(1,751,600)	(408,700)	—	—	—	—
Restructuring	(16,184)	(3,185)	(4,336)	(1,341)	(1,379)	(524)	(733)

Total operating costs and expenses from continuing operations	(907,029)	(2,619,423)	(1,390,933)	(1,080,028)	(1,200,747)	(291,537)	(295,459)

Operating income (loss) from continuing operations	12,119	(1,746,903)	(377,288)	120,674	183,844	42,241	30,970
Related party stockholder loan interest	(339,573)	(389,675)	(449,903)	(498,731)	—	—	—
Interest expense, net	(347,076)	(282,323)	(262,130)	(229,673)	(216,808)	(52,043)	(55,954)
Income from sale of assets to related party	14,571	23,650	31,892	—	—	—	—

Income (loss) before taxes and equity income of joint ventures from continuing operations	(659,959)	(2,395,251)	(1,057,429)	(607,730)	(32,964)	(9,802)	(24,984)
Equity share of income from joint ventures	5,415	4,587	9,302	9,214	14,124	3,099	2,606
Income tax (expense) benefit	(14,982)	79,218	11,216	(16,221)	(38,497)	(7,074)	(9,795)

Income (loss) from continuing operations	(669,526)	(2,311,446)	(1,036,911)	(614,737)	(57,337)	(13,777)	(32,173)
Income from discontinued operations, net of income tax	28,806	21,529	39,179	4,752	—	—	—
Gain on sale of discontinued operations	—	—	—	243,189	—	—	—

Income (loss) attributable to company	(640,720)	(2,289,917)	(997,732)	(366,796)	(57,337)	(13,777)	(32,173)

Basic and diluted income (loss) per share attributable to company shareholders
Income (loss) per share from continuing operations	(669,526)	(2,311,446)	(1,036,911)	(614,737)	(57,337)	(13,777)	(32,173)
Income (loss) per share from discontinued operations	28,806	21,529	39,179	247,941	—	—	—

Net (loss) per share	(640,720)	(2,289,917)	(997,732)	(366,796)	(57,337)	(13,777)	(32,173)

Weighted average shares outstanding
Basic and diluted	1,000	1,000	1,000	1,000	1,000	1,000	1,000

(U.S. $ in thousands)	Fiscal Year Ended March 31, 2014	Three Months Ended June 30, 2014
Pro forma basic and diluted loss per share attributable to company stockholders:(1)
Income (loss) from continuing operations
Income (loss) from discontinued operations
Pro forma weighted average shares outstanding:
Basic and diluted

(1)
Unaudited pro forma basic and diluted loss per share attributable to company stockholders is presented to give pro forma effect to our organizational structure following the completion of this offering and the use of proceeds from this offering. We expect the offering to include the issuance of        common shares (        common shares if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $        per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the application of the proceeds from the issuance of such common shares, after deducting the estimated underwriting discounts and commissions, to be used to repay a portion of our indebtedness.

 Balance Sheets

	As of March 31,
						As of June 30, 2014
(U.S. $ in thousands)	2010	2011	2012	2013	2014
Cash and cash equivalents	192,593	64,910	37,552	68,589	172,393	50,598
Restricted cash(1)	492	1,615	6,465	38,233	3,459	3,788
Total assets	4,711,924	2,870,647	2,572,687	2,251,417	2,385,589	2,292,720
Total current liabilities	339,202	391,429	423,510	362,840	390,756	314,765
Total non-current liabilities	5,388,019	5,755,119	6,186,678	2,176,506	2,348,470	2,363,765
Total stockholders' equity (deficit)	(1,015,297)	(3,275,901)	(4,037,501)	(287,929)	(353,637)	(385,810)

Statements of Cash Flows

	Fiscal Year Ended March 31,					Three Months Ended June 30,
(U.S. $ in thousands)	2010	2011	2012	2013	2014	2013	2014
Net cash provided by operating activities before interest and income taxes	317,330	211,641	177,071	250,618	358,739	49,995	17,166
Cash paid for interest	(141,745)	(208,800)	(212,593)	(199,131)	(177,544)	(67,702)	(59,744)
Cash paid for income taxes	(47,948)	(43,217)	(37,168)	(33,419)	(52,841)	(12,873)	(15,708)

Net cash provided by (used in) operating activities	127,637	(40,376)	(72,690)	18,068	128,354	(30,580)	(58,286)
Net cash provided by (used in) investing activities	(30,720)	(144,914)	(182,095)	457,624	(155,068)	(32,031)	(62,482)
Net cash provided by (used in) financing activities	(62,751)	56,079	234,583	(441,669)	129,950	23,549	(1,124)
Cash from discontinued operations classified as held for sale	—	—	(8,005)	(2,813)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(4,495)	1,528	748	(173)	568	174	97

Increase (decrease) to cash and cash equivalents	29,671	(127,683)	(27,459)	31,037	103,804	(38,888)	(121,795)

(1)
Restricted cash represents cash which has been pledged as collateral for certain bank guarantees and minimum cash balances which must be maintained in accordance with contractual arrangements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial and Operating Data," our audited consolidated financial statements and our unaudited interim financial statements and accompanying notes appearing elsewhere in this prospectus. Our audited consolidated financial statements and our unaudited interim financial statements have been prepared in accordance with U.S. GAAP.

        The preparation of our audited consolidated financial statements and our unaudited interim financial statements required the adoption of assumptions and estimates that affect the amounts recorded as assets, liabilities, revenue and expenses in the years and periods addressed and are subject to certain risks and uncertainties. Our future results may vary substantially from those indicated because of various factors that affect our business, including, among others, those identified under "Forward-Looking Statements" and "Risk Factors" and other factors discussed in this prospectus.

Overview

        Established 40 years ago, we provide highly specialized well flow management services to the global oil and gas industry with market leading positions internationally, offshore and in deepwater and other technically challenging environments. For the fiscal year ended March 31, 2014, we estimate that we derived approximately three quarters of our revenue from offshore services. For the same period, we estimate that we derived approximately one third of our revenue from the complex, high-growth and high-value deepwater sector.

        As a provider of well flow management services, we enhance the economic value of our customers' high-value oil and gas assets by optimizing development cost and enhancing production, through:

  •
  improved understanding of their reservoirs and associated hydrocarbons to improve field development;

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  deployment of technologies that enhance the installation efficiency and safety of their well completion operations and the productivity of their wells;

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  accelerated early production, enhanced production and improved recovery rates from their fields; and

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  cost-effective well maintenance and well integrity management services that reduce cost and improve production through the lifecycle of the well.

        Our well flow management capabilities include a range of services that are designed to measure, improve, control and process flow from high-value oil and gas wells, including:

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  well test and appraisal services;

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  subsea, completion and intervention services; and

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  production services.

        We provide our well flow management services in many of the world's major offshore and onshore oil and gas basins. In the deepwater market, we face less competition as a result of demanding technology and the safety, operational capability and track record requirements that create higher barriers to entry. Our estimate of the global market for our well flow management services was approximately $9 billion in calendar year 2013 and we estimate that this market will increase by approximately 10% in calendar year 2014 compared to calendar year 2013.

        Our well flow management capabilities span the full lifecycle of oil and gas fields from exploration through abandonment. For the fiscal year ended March 31, 2014, we estimate that approximately three quarters of our revenue was derived from the more stable, predictable and long-cycle development and production phases of the field.

        We have established our market-leading positions through:

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  continued innovation and development of specialized and proprietary technologies that are engineered to service highly complex wells and reservoirs;

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  securing and maintaining a reputation as a trusted and reliable service provider that seeks to maintain high standards of safety, quality and customer services;

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  a collaborative style of customer service that allows us to understand and be responsive to our customer's requirements and that fosters long-term, stable relationships; and

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  investment in specially trained employees who, guided by safety and operational excellence, operate our equipment at customer well sites in demanding environments.

        We have an extensive footprint and operate in over 100 locations in more than 50 countries. We have a diverse and stable customer base, comprising NOCs, IOCs and Independents. We have strong relationships with a number of the world's largest NOCs and IOCs, some of which have been our customers on a continuous basis for over 20 years.

        For the three months ended June 30, 2014, we had revenue of $326.4 million, Adjusted EBITDA of $82.6 million, an Adjusted EBITDA margin of 25.3% and operating income of $31.0 million. This represented a decrease of 2% in revenue, a flat Adjusted EBITDA and an increase of 0.5 percentage points with respect to our Adjusted EBITDA margin and a decrease of 27% in our operating income compared to the three months ended June 30, 2013. For the fiscal year ended March 31, 2014, we had revenue of $1,384.6 million, Adjusted EBITDA of $365.3 million, an Adjusted EBITDA margin of 26.4% and operating income of $183.8 million. This represented an increase of 15.3% in revenue, 29.2% in Adjusted EBITDA and 2.9 percentage points with respect to our Adjusted EBITDA margin and an increase of 52.3% in our operating income compared to the fiscal year ended March 31, 2013. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See "Summary—Summary Consolidated Financial and Operating Data."

Segmental Organization

        We organize and manage our operations on a geographical basis. The key financial information used by our management team is organized around our four operating segments: (i) Europe and the Commonwealth of Independent States, (ii) Sub-Saharan Africa, (iii) Asia, Middle East and North Africa and (iv) North and Latin America, which represent our operating segments.

Key Factors Affecting our Results of Operations

        We believe that the factors discussed below are principal factors materially affecting our results of operations.

Factors Affecting Demand for and Revenue of our Businesses

Overview

        We generate our revenue through a combination of services and product sales. In the fiscal year ended March 31, 2014, more than 90% of our well flow management revenue was service related. The balance, which accounted for less than 10% of our revenue, was associated with product sales.

        Our service revenue includes equipment rental charges, personnel charges, run charges and consumables, typically charged at a fixed rate set forth in the relevant customer contract. Some of our contracts allow us to charge for additional deliverables, such as the costs of mobilization of people and equipment and customer specific engineering costs associated with a project. We recognize revenue in the period during which we provide the service, and we typically invoice customers on either a monthly or per job basis for services rendered.

        Our product sales involve the manufacture or assembly of equipment that is then transferred to the ownership of the customer. Products sold include our clamp-on sonar meters, burner booms, PowerChokes®, wet gas meters and wireless well systems. Occasionally, we make strategic sales of our subsea landing strings. We also from time to time sell production system packages, especially our early production facilities, to our customers after an initial lease period. When selling subsea landing strings or production systems packages to customers, we typically enter into long-term contracts to operate and maintain the equipment on their behalf.

Market Conditions and Price of Oil and Gas

        We operate in well test and appraisal, subsea, completion, intervention and production service segments of the global oil and gas industry. Our services span the full life of an oil and gas field from well test and appraisal, development, completion, production through to eventual abandonment. The market dynamics that affect our business are driven by a number of underlying factors that include the global demand for oil and gas and oil and gas price and their impact on the level and timing of global exploration and production expenditures. Our business is also affected by levels of well test and appraisal activity, production decline rates in existing mature fields, deepwater drilling and development activity and demand for early production and production enhancement solutions. We provide services for technically challenging and critical wells, in often difficult and remote locations with high technical, safety, operational capability and track record requirements. For more details on these market dynamics please see "Business—Our Industry."

        The main factor that affects our business activity is the price of oil and, to a lesser extent, the regional price of gas, which are both driven by market supply and demand. Changes in oil and gas prices impact our customers' spending on well test and appraisal, development, completion, production and abandonment activities. The extent of the impact of a change in oil and gas prices on these activities varies extensively between geographic regions, types of customers, types of activities and the financial returns of individual projects. The global price of oil during the years ended March 31, 2012, 2013 and 2014 remained relatively stable at an average of $110 per barrel and as a result, during this period oil prices did not affect our revenue to a greater extent in any one particular period over another. Oil prices have since declined modestly over the course of calendar year 2014 to a price of $98 per barrel as of September 19, 2014. We believe that the recent decline in oil prices to current levels is unlikely to have any material impact on demand from our customers for our services as it remains economical for our customers to continue to explore and produce oil notwithstanding the recent modest decline in oil prices. Sustained high oil prices generally lead to increased activity and production across all geographies and customers, generating higher demand for our services.

        The price of gas is driven by local market conditions and therefore varies on a regional basis. While fluctuations in gas prices did not have a significant impact on our results of operations in the years ended March 31, 2012, 2013 and 2014, we would expect a sustained and significant increase or decrease in gas prices in markets such as North America to generally impact levels of activity and production in those markets.

        Well test and appraisal activity is closely linked to oil and gas prices. As oil and gas prices increase, our customers typically increase their well test and appraisal activity in order to locate new and incremental reserves. Reductions in oil and gas prices usually affect well test and appraisal activities fairly quickly as these are typically short-cycle projects that can easily be wound down, subject to any governmental obligations or commitments. Field development and completion activity is also driven by oil and gas prices; however, the impact of oil and gas price fluctuations will be different depending upon the specific nature of the projects.

        Intervention services typically comprise work that is either associated with maintenance or production enhancement. During periods of high oil and gas prices, intervention activity levels for both categories of work remain high as customers seek to optimize their oil and gas production. Reductions in oil and gas prices, however, tend to have a fairly rapid impact on non-essential or production related well intervention activities.

        Field development investment decisions to develop new reserves are complex and are influenced not only by oil and gas prices but other factors, such as fiscal terms, technology requirements and capital expenditure needs. Development decisions relating to small, marginal fields may be quite sensitive to short-term fluctuations in oil and gas price; however, much longer cycle deepwater oil and gas developments tend to be more resilient to such fluctuations due to more complex technology and supply chains as well as longer term contracting considerations.

        Production services are less dependent on oil and gas prices. During periods of high oil and gas prices, our customers are motivated to accelerate production from new oil and gas fields and enhance production from existing mature fields. These needs drive both our early production facility and production enhancement services. However, our business proposition to our customers remains equally strong as oil and gas prices fall. In low oil and gas price environments our fast track, modular, service based approach offers our customers a more cost-effective solution.

Contract Terms and Renewals

        Contract terms vary depending upon product and service line, customer preference and geographical region, and are usually influenced by the criticality of the services, uniqueness of technical requirements and competition in the local market. High specification services, such as our large bore subsea completion landing strings, for critical projects where there is limited competition, usually result in long-term contracts with dedicated equipment rentals. Where there are lower barriers to entry and increased competition, in markets such as U.S. land, contract terms are more likely to be on a call-out basis.

        A majority of our revenue is generated through long-term service agreements with contract lengths typically between three and five years. These agreements usually have optional extensions and occasionally have mechanisms for price escalation. We consider a contract to be a long-term contract if we have a firm contractual arrangement for a term of three to five years and we have a reasonable expectation of future activity thereunder. Our current long-term contracts and customer orders provide us with an early indication of the future direction of sales and revenue and also provide management an early indicator used to adjust resource levels or to seek additional sales opportunities. Market conditions, the price of oil and gas and competition in our markets can also affect the number, duration and size of our contracts. Compared to our other services, changes in oil and gas prices tend to have less of an impact on our deepwater activity levels due to the longer term investment decisions of our customers associated with these projects. See "Business—Customers—Contract and Commercial Terms."

        We have a diversified business and therefore do not rely on any particular contract. As an ordinary part of our business, some of our contracts expire every year. In many cases, these contracts renew through negotiations with the customer, or projects are put out for tender by the customer and we seek to renew these contracts through the tender process. In other cases, contracts expire at the end of the expected life of a project. To offset the loss of revenue from any contracts that expire or that we are not able to renew on commercially reasonable terms, we seek to enter into new contracts for additional projects with existing customers and to find new business opportunities.

Competition

        We operate in primarily offshore markets where barriers to entry are typically high and which have stringent safety and service quality demands, especially in challenging deepwater projects, have increased following the 2010 Deepwater Horizon incident. As a result, direct competition with our service offering and capability in the offshore market sector is relatively limited. The number of companies that we compete against in our markets largely depends upon the technological barriers to entry. In high cost, deepwater, HPHT markets, quality and technology requirements tend to drive procurement decisions by customers. In frontier markets, competition is more capability driven as customers require service companies to support them in locations where there may be limited equipment availability, infrastructure and capability limitations. In less technically differentiated markets, such as for land-based fields, procurement decisions by customers are largely a function of price.

        Competition offshore is limited, specifically in challenging deepwater or frontier markets such as Angola, East Africa and the Mediterranean, as compared to mature onshore markets, such as the Middle East and North America land, where there are an increasing number of regional and local companies offering competing services. In some markets where we have a long-standing presence and operating history, such as Norway and the UK, or where there are high technology requirements, we have high market shares reflecting our market leadership position. In other markets, such as North America land, where services have been more commoditized and there are a larger number of competitors, our market share is significantly lower. Our primary competitors in offshore markets are Halliburton and Schlumberger. Beyond this, we have a number of other local competitors with respect to specific products and services.

Factors Affecting our Costs

Overview

        Our cost of sales consists of direct and indirect costs incurred by our operating segments, as well as product line overhead costs. Direct costs primarily consist of payroll charges for personnel and costs for operations, which include equipment depreciation charges, expenditures for the repair and maintenance of operational assets as well as the cost of consumable products that are directly related to the delivery of our services. Direct costs generally vary according to our levels of activity, which are correlated to our customers' activity levels. Some elements of our direct costs (mainly depreciation) are fixed in nature, so we are able to optimize our margins during periods of increased activity through improved utilization of our fixed assets. As a result, the nature of our direct costs enables us to leverage certain operational efficiencies during periods of increased activity, resulting in increased profitability.

        Indirect costs primarily represent our overhead within each of our operating segments and also include the operational bases of each segment. These include rental and facility costs, cost for personnel that support our regional businesses, such as engineering, logistics, supply chain, sales and marketing and support functions such as health and safety, and our finance and legal functions.

Direct Personnel Costs

        Personnel costs represents a large proportion of our costs of sales (52% in the fiscal year ended March 31, 2014). The two key drivers of employee costs are headcount (number of employees) and wage inflation. Headcount generally moves in line with our revenue, since levels of activity and headcount required to deliver that activity are directly correlated to the number and size of our contracts. Wage inflation is largely driven by the level of availability of skilled personnel in the specific markets in which we operate, and can vary between segments. Costs of personnel in offshore markets tend to be higher than in onshore markets. Recruitment and retention of skilled personnel has become a key issue in the oil and gas industry, and the increased competition to attract and retain suitably qualified employees could lead to higher wages costs, which could increase our cost of sales in the future.

Capital Expenditure, Depreciation and Amortization

        Depreciation of fixed assets and amortization of intangible assets are typically the second most significant contributors to our costs of sales (14% in the fiscal year ended March 31, 2014). Depreciation expense increased in the years ended March 31, 2012, 2013 and 2014, as we invested more capital expenditure to grow our business, and is directly impacted by our historical capital expenditure levels. Amortization relates to acquired intangible assets, including customer relationships and trademarks (excluding goodwill which is not subject to amortization). Amortization expense decreased between the fiscal year ended March 31, 2013 and the fiscal year ended March 31, 2014 as certain acquisition related intangible assets were fully amortized during the fiscal year ended March 31, 2014.

        For the purposes of reporting the performance of our operating segments, depreciation and amortization costs, as well as one off non-recurring costs that either distort the underlying trends of the business or are not considered to be part of our core operations, are excluded when we calculate Trading EBITDA for the purposes of monitoring and reporting performance of our operating segments. See "—Key Business and Financial Metrics Used by Management."

        Our capital expenditures consist of maintenance and growth capital expenditure. Our growth capital expenditure is largely related to individual projects where we have entered into contracts to provide particular services to a customer and need to purchase equipment to deliver those services. Growth capital expenditures consist of expenditures associated with developing and assembling equipment and purchasing machinery to support increased levels of activities and new contracts. Where possible, we maximize utilization of existing equipment by deploying assets from completed projects to service new projects rather than purchase new assets. Accordingly, if there was to be a downturn in future activity, we would seek to reduce our level of growth capital expenditure and instead continue to maximize utilization our existing asset fleet.

        To maintain our existing asset base, we need to make regular maintenance-related capital expenditures. In response to increased customer demand for our services, since 2012, we have accelerated our maintenance capital expenditures in order to ensure that equipment is immediately available to meet customer needs. To a degree, we are able to defer certain maintenance expenditures without compromising safety and service quality during periods of reduced activity levels through asset utilization management. See below, "—Capital Expenditure."

Other Factors Affecting our Results of Operations

Activity Mix

        Some of our activities generate a higher margin than others due to pricing dynamics. Where we offer unique technologies, capabilities or value added solutions to our customers, we can usually charge premium rates, for example in markets where there is less competition. Where there is increased competition we have to price more competitively as the price is dictated by the market (for example, in North America land), hence we generate lower margins. However, there tends to be relatively less variation in our cost of services across markets.

Leverage Effect on Cost Base

        For the fiscal year ended March 31, 2014, we estimate that just over two thirds of our cost of sales and general and administrative expenses were of a variable nature. Nonetheless, certain elements of our indirect costs, such as our corporate overheads, are in the short-term fixed, and therefore to a degree an increase in activity can be absorbed without an increase in these cost items, which has a positive effect on our margins. For example, we may be able to optimize the use of an existing facility which has excess capacity, without the need to invest in additional facilities costs. We may also be able to increase our utilization of an existing asset in order to generate increased revenue while maintaining stable depreciation costs with respect to that asset. Conversely, in the event of lower activity, we may choose to keep portions of our indirect cost base in place in the short-term while the impact of lower levels of activity are assessed. This may adversely affect our margins in the short-term.

Financing Costs

        Our financing costs are driven by our level of leverage and debt obligations which are described below under "—Liquidity and Capital Resources—Liquidity."

Goodwill and Other Intangible Assets Impairment

        The results for the fiscal year ended March 31, 2012 included goodwill impairment charges of $345.0 million and an impairment charge related to our acquisition intangibles of $63.7 million. During the fiscal year ended March 31, 2012, several of our reporting units were not performing at the levels we previously expected, which we attributed to a further deterioration of the business environment we first experienced in the fiscal year ended March 31, 2011. We did not record any impairment charges related to goodwill and our other intangibles assets for the fiscal years ended March 31, 2013 and March 31, 2014 and for the three months ended June 30, 2014.

Weather Based Seasonality

        Our revenue and earnings can be influenced by seasonal weather patterns. Historically, we have been exposed to seasonal weather patterns in the North Sea during the northern hemisphere winter due to harsh weather conditions, in the Gulf of Mexico during the Hurricane season and in Alaska and Canada during the northern hemisphere summer as it becomes more difficult for our personnel to access job sites during this time. Accordingly, our business activity levels in those regions are reduced during these times. In some circumstances, the impact of seasonal weather patterns can be positive where customers call off equipment and personnel earlier, to avoid equipment mobilization issues during bad weather, and retain rental equipment or personnel for longer than originally planned.

        Overall, our working capital financing requirements are not significantly affected by seasonality; however, the impact of seasonality on our business activities does, as a result, impact our working capital levels throughout the year. There are also minor impacts that result from the timing of payment of certain expenses, such as annual bonuses.

Foreign Exchange Rate Fluctuations

        Our functional currency is the U.S. dollar. Our primary foreign currency exposures are cash flow exposure and transaction exposure.

        We expect to have future cash flows, including revenues and expenses, that will be denominated in currencies other than our functional currency. Our primary cash flow exposures are cash received from customers and cash paid to suppliers and employees. Changes in the exchange rates between our functional currency and the other currencies in which we transact will cause fluctuations in the cash flows we expect to receive or pay when these cash flows are realized or settled.

        Many components of our business have assets and liabilities that are denominated in currencies other than the U.S. dollar. Changes in the exchange rate between our functional currency and the other currencies in which these assets and liabilities are denominated can create fluctuations in our reported consolidated financial position, results of operations or cash flows.

        Certain of our costs are incurred in U.S. dollars across our operations. For instance, all of our financing costs and depreciation and amortization are measured in U.S. dollars.

        Our revenue earned in the fiscal year ended March 31, 2014 was 63% in U.S. dollars, 15% in Pounds Sterling, 8% in Norwegian Kroner, 4% in Brazilian Real, 4% in Euros, 1% in Australian dollars and the balance of 5% was spread across a variety of other currencies. In Sub-Saharan Africa and Asia, Middle East and North Africa, we are normally paid in U.S. dollars. In Europe and the Commonwealth of Independent States, we normally receive payment in the currency of the native country in which we operate. In North and Latin America, we normally receive payments in U.S. dollars or Brazilian Real for work undertaken in the North and Latin America region.

        Our costs incurred in the fiscal year ended March 31, 2014 was 46% in U.S. dollars, 14% in Pounds Sterling, 7% in Norwegian Kroner, 7% in Brazilian Real, 4% in Euros, 1% in Australian dollars and the balance of 21% was spread across a variety of other currencies.

        To provide some protection against the revaluation of monetary assets and liabilities recorded on our balance sheet, we entered into a currency swap program in July 2013 whereby at each month end we hedge 90% of our Pounds Sterling monetary net asset/liability against the U.S. dollar. We regularly review this hedging program and will consider extending it to other currencies.

        We report our results in U.S. dollars and therefore our revenue is subject to the relative strength or weakness of the U.S. dollar against prevailing foreign exchange rates. In addition, we normally calculate and pay our tax liabilities in countries in which we operate in the local currency. We estimate that a change in the U.S. dollar rate of 10% would lead to a 3.7% increase or decrease in our total revenue. See below "—Quantitative and Qualitative Disclosures about Market Risks—Foreign Currency Risk."

Acquisitions and Divestitures

        Our acquisitions and divestitures may affect our results of operations and may impact the period-to-period comparability of our financial statements or the results of a business segment. On May 2, 2012, we sold our connectors and measurements ("C&M") business, comprising the Tronic and Matre brands, which focused on the manufacture and sale of connector and measurement devices used in subsea installations to Siemens AG for $616.2 million. We received $606.2 million in the fiscal year ended March 31, 2013 and incurred $14.7 million of transaction costs leaving net proceeds of $591.5 million. In the fiscal year ended March 31, 2014 we received the remaining $10 million. The recognized gain for this transaction was $243.2 million. As a result, C&M has been reported as a discontinued operation in our financial statements.

Factors Affecting Comparability of Historical Financial Results

        Our results of operations and our future results of operations may not be comparable to our historical results of operations for the periods presented primarily for the reasons described below:

  •
  Our historical financing costs reflect our highly leveraged debt structure. In June 2012, we repurchased $408.5 million aggregate principal amount of the Original Notes. In order to strengthen our balance sheet and simplify our capital structure, in March 2013, we capitalized the shareholder loans made to Expro Holdings UK 3 Limited by Expro Holdings UK 2 Limited in an aggregate amount of $4,120.2 million. As a result, Expro Holdings UK 3 Limited issued 4,123,195,367 ordinary shares at par value of $1 each to Expro Holdings UK 2 Limited. The consideration for these shares was settled by the cancellation of $4,120.2 million in outstanding shareholder loans. In addition, in July 2013, we raised $100.0 million through an offering of

    Additional Notes due 2016, which increased our interest expense beginning in the fiscal year ended March 31, 2014. We repaid all of the outstanding Notes and $115.8 million of our mezzanine credit facility with a portion of the proceeds of the Credit Facilities on September 2, 2014. Any future changes to our debt structure that follow the offering may also impact our future financing costs. We intend to use the proceeds of this offering to repay indebtedness, principally under our mezzanine facility, and we therefore expect that our overall indebtedness and our interest expense will substantially decrease following this offering.

  •
  We expect that our general and administrative expenses will increase as a result of this offering. Specifically, we will incur certain expenses related to being a publicly traded company, including expenses to comply with reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), expenses associated with Sarbanes-Oxley Act compliance, expenses associated with listing on the            , independent auditors fees, legal fees, investor relations expenses, registrar and transfer agent fees, director compensation fees and increased director and officer liability insurance costs.

  •
  The income from the sale of our AX-S lightweight, deepwater intervention prototype. During the fiscal years ended March 31, 2010, 2011 and 2012, we recognized income from the sale of this prototype to Expro AX-S Technology Ltd., a company under common control with the Group at that time. We recognized income from this sale in our statement of operations for the years ended March 31, 2010, 2011 and 2012 of $14.6 million, $23.7 million and $31.9 million, respectively, which are non-recurring. We did not recognize any income from this sale in our statement of operations for the three months ended June 30, 2014.

  •
  The sale of our C&M business. See "—Other Factors Affecting our Results of Operations—Acquisitions and Divestitures."

  •
  Management equity plans following the completion of this offering. Any stock-based compensation costs for our management plans will be recorded as general and administrative expenses. We do not currently incur costs associated with stock-based compensation plans.

  •
  The Group's effective tax rate is impacted by our ability to utilize an allowable proportion of interest charges on our debt against certain trading profits. The change in ownership of the Issuer that follows the offering, as well as any potential changes to the Group debt structure, may reduce our capacity to offset allowable portions of interest charges against certain trading profits and thus result in an increased effective tax rate for the Group.

  •
  Other than the expensing of certain transaction costs, we do not expect any accounting gains or loss as a result of the offering.

        Our future results will depend on our ability to efficiently manage our combined operations and execute our business strategy.

Key Business and Financial Metrics Used by Management

        Net income from continuing operations before taxes, income from sale of assets to related party, interest expense, restructuring, goodwill and other intangible asset impairment and depreciation and amortization ("Adjusted EBITDA"), presented herein is a non-GAAP financial measure. We consider Adjusted EBITDA to be a useful measure of operating performance, due to the significance of our long-lived assets and level of indebtedness.

        Trading EBITDA, presented herein, is calculated as Adjusted EBITDA, as previously defined, further adjusted to exclude corporate, product line management and other administrative costs and equity share of income from joint ventures ("Trading EBITDA"). Product line management costs consist of central overhead costs with respect to running our product lines, such as the costs of our strategic product line management team and our asset control team, which determines how to best track and deploy our assets in the business.

        Adjusted EBITDA and Trading EBITDA are not recognized terms under generally accepted accounting principles in the United States, or U.S. GAAP, and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of Adjusted EBITDA and Trading EBITDA may not be comparable to similarly titled measures of other companies.

        We believe that Adjusted EBITDA and Trading EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons:

  •
  Adjusted EBITDA and Trading EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and

  •
  Adjusted EBITDA and Trading EBITDA are frequently used by securities analysts, investors in our debt securities and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

        Adjusted EBITDA and Trading EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for profit (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

  •
  Adjusted EBITDA and Trading EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA and Trading EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

  •
  Adjusted EBITDA and Trading EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA and Trading EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA and Trading EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

  •
  Although depreciation and amortization are a non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Trading EBITDA do not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate Adjusted EBITDA and Trading EBITDA differently, limiting their usefulness as comparative measures.

        Because of these limitations, Adjusted EBITDA and Trading EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Description of Key Line Items in the Consolidated Statements of Operations

Total Revenue

        We generate our revenue through a combination of services and product sales. Our service contracts involve the provision of rental equipment and trained personnel to operate this equipment at our customer's well site. Our product sales involve the manufacture or assembly of equipment that may be supported with a long-term contract to operate and maintain the equipment on their behalf.

        Our segment revenue for (i) Europe and the Commonwealth of Independent States, (ii) Sub-Saharan Africa, (iii) Asia, Middle East and North Africa and (iv) North and Latin America represents revenue for each of our operating segments as described under "—Introduction—Segmental Organization" and "Business—Operating Segments."

Cost of Sales

        Our cost of sales consists of direct and indirect costs incurred by the operating segments as well as product line overhead costs. For the fiscal year ended March 31, 2014, our direct costs represented 65% of our costs of sales, our indirect costs represented 21% of our cost of sales and the remaining 14% of our costs of sales consisted of depreciation and amortization.

        Direct costs primarily consist of payroll charges for personnel and costs for operations, which include equipment depreciation charges, expenditures for the repair and maintenance of operational assets as well as the cost of consumable products that are directly related to the delivery of our services. Direct costs generally vary according to our levels of activity, which is correlated to our customers' activity levels. Notwithstanding the overall variable nature of our direct costs, to a certain extent, during periods of increased levels of activities, we seek to utilize a relatively fixed base of resources to generate higher margins. As a result, the nature of our direct costs enables us to leverage certain operational efficiencies during periods of increased activity, resulting in increased profitability.

        Indirect costs tend to represent our overhead within each of our businesses and will include the operational bases of each business, including rental and facility costs, as well as costs for personnel that directly support our regional businesses, such as engineering, logistics, supply chain, sales and marketing and support functions such as health and safety. Costs relating to the operation of our headquarters in Reading, England are recorded under general and administrative costs rather than cost of sales.

Selling, General and Administrative

        Our selling, general and administrative expenses represent the cost of our corporate services that are not directly attributable to our business segments. These expenses consist of personnel at our corporate functions, such as finance, legal, information technology and executive management, together with costs for professional support services and other general corporate overhead costs. Administrative expenses typically do not vary in line with revenue.

        We will incur additional costs and expenses, such as director's and officer's liability costs and costs to implement the financial reporting compliance and other infrastructure required for a public company.

        Following the completion of this offering, any stock-based compensation costs for our management plans will be recorded as general and administrative expenses. We do not currently incur costs associated with stock-based compensation plans.

Goodwill and Other Intangible Asset Impairment

        During the fiscal year ended March 31, 2012 we determined that goodwill and our intangible assets related to customer relationships, trademarks and technology were impaired. Such impairment arose due to the fact that several of our reporting units were not performing at the levels we previously expected, which we attributed to a further deterioration of the business environment we first experienced in the fiscal year ended March 31, 2011. As a result, we recorded goodwill impairment charges of $345.0 million and an impairment charge related to our acquisition intangibles of $63.7 million. During the years ended March 31, 2013 and 2014 and the three months ended June 30, 2014, we had no impairment charges related to our goodwill or intangible assets.

Restructuring

        Restructuring expenses primarily relate to restructuring initiatives and include severance and headcount reduction costs, costs to consolidate or relocate certain offices and facilities or other restructuring related costs. In the years ended March 31, 2012, 2013 and 2014, we incurred restructuring expenses of $4.3 million, $1.3 million and $1.4 million, respectively, and in the three months ended June 30, 2014, we incurred restructuring expenses of $0.7 million. The restructuring initiatives during those periods primarily focused on headcount reductions and the closure and relocation of certain offices.

Related Party Stockholder Loan Interest

        At the time of their investment in our business in 2008, the Sponsors extended subordinated shareholder loans in an aggregate principal amount of $2.2 billion, which accrued interest at a rate equal to 14%. Even though we did not pay interest in cash on these loans, we recognized interest expense in respect of accrued interest during the periods in which these shareholder loans were outstanding until they were capitalized in March 2013.

Interest Expense, Net

        Interest expense, net consists of interest and other costs that we incur directly in connection with financing activities, including interest on our Notes and interest paid both in cash and in kind on our Mezzanine Facility Agreement.

        Other costs incurred in connection with financing activities, such as loan issuance costs or offer discounts, are amortized over the term of the debt instrument using the effective interest method. Following the sale of our C&M business in 2012, we repurchased $408.5 million aggregate principal amount of the Original Notes. As a result of this repurchase, we expensed $8.9 million of original issuance discount that we had incurred at the time of the initial issuance of the Notes in 2009 and expensed $5.3 million of deferred financing costs related to the Notes. We recorded these charges within interest expense, net in our consolidated statements of operations.

        We intend to use the proceeds of this offering to repay indebtedness, principally under our mezzanine facility, and we therefore expect that our overall interest expense will decrease following this offering, which will impact the amount of our deductible interest expense going forward.

Income from Sale of Assets to Related Party

        Income from sale of assets to related party consists of the sale of our AX-S lightweight, deepwater intervention prototype to Expro AX-S Technology Limited, an indirect subsidiary of Umbrellastream and therefore a company controlled by the Sponsors but that we no longer own or control. Income recognized from the sale of assets in our statement of operations for the years ended March 31, 2010,

2011 and 2012 were $14.6 million, $23.7 million and $31.9 million, respectively, which are non-recurring.

Equity Share of Income from Joint Ventures

        We hold an interest in two joint ventures. We recognize our interest in the assets and liabilities of joint ventures and associates using the equity method of accounting. Under the equity method, we carry the interest in the joint venture or associate in our consolidated balance sheets at cost plus post-acquisition changes in our share of the joint venture's net assets, less distributions received and less any impairment in value of individual investments. Our consolidated statements of operations reflect the share of the jointly controlled entity's results after tax. The goodwill arising on the acquisition of the jointly controlled entity, representing the excess of the cost of the investment compared to our share of the net fair value of the entity's identifiable net assets, is included in the carrying amount of the jointly controlled entity and is not amortized.

Income Tax (Expense) Benefit

        Income taxes are accounted for based on the tax laws and tax rates in effect in the countries in which we operate. Some jurisdictions tax our business based on our income in the jurisdiction whereas others tax our business based on revenue generated therein. Our income taxes are based on the laws and regulations prevailing at the time the income tax expenses are incurred. Changes in tax laws or tax rates, the resolution of tax assessments or audits by various tax authorities, and the ability to fully utilize our tax loss carry forwards and tax credits could impact our financial results. If taxing authorities were to disagree with our tax positions our tax provisions, net income and cash flows could be materially impacted.

        Our effective tax rate may vary significantly from period to period due to the significant number of tax regimes to which we are subject.

        Deferred taxes consist of movement on temporary timing differences arising on a number of balances including consolidation intangibles, tax losses, property, plant and equipment and defined benefit pension arrangements. These movements take into consideration our estimates and judgments regarding the realization of these differences in future periods and the interaction of changes to tax laws and rates during the period.

        We intend to the use the proceeds of this offering to repay certain indebtedness and we therefore expect that our overall interest expense will decrease following this offering. Any reduction in our interest expense may reduce our deductible tax expense, which may result in an increase in taxes payable.

Income from Discontinued Operations, Net of Income Tax

        Income from discontinued operations, net of income tax, represents the after tax profit of our C&M business until the point of disposal. We received $606.2 million from the sale of our C&M business in the fiscal year ended March 31, 2013 and we received the remaining $10 million in the fiscal year ended March 31, 2014. We incurred transaction costs of $14.7 million, resulting in net proceeds of $591.5 million.

Gain on Sale of Discontinued Operations

        The gain on sale of discontinued operation represents the difference between the fair value of the consideration received as a result of the sale (net of transaction costs as described above) and the carrying value of the C&M business in our consolidated balance sheet at the point of disposal.

Results of Operations

        In this discussion of financial information, the U.S. GAAP financial information of Expro Holdings UK 3 Limited as of and for the three months ended June 30, 2013 and 2014 has been derived from our unaudited interim consolidated financial statements which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as Expro Holdings UK 3 Limited's audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        The U.S. GAAP financial information of Expro Holdings UK 3 Limited as of and for the years ended March 31, 2012, 2013 and 2014 has been derived from our audited financial statements and notes thereto which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2014.

	Three Months Ended June 30,		Change
(U.S. $ in thousands)	2013	2014	$	%
Revenue from continuing operations:
Total revenue	333,778	326,429	(7,349)	(2)%

Operating costs and expenses from continuing operations:
Cost of sales	(274,359)	(279,529)	(5,170)	2%
Selling, general and administrative	(16,654)	(15,197)	1,457	(9)%
Restructuring	(524)	(733)	(209)	40%

Total operating costs and expenses from continuing operations	(291,537)	(295,459)	(3,922)	1%

Operating income (loss)	42,241	30,970	(11,271)	(27)%
Interest expense, net	(52,043)	(55,954)	(3,911)	8%

Income (loss) before taxes and equity income of joint ventures	(9,802)	(24,984)	(15,182)	155%
Equity share of income from joint ventures	3,099	2,606	(493)	(16)%
Income tax (expense) benefit	(7,074)	(9,795)	(2,721)	38%

Net Income (loss)	(13,777)	(32,173)	(18,396)	134%

Total Revenue

        Total revenue decreased by $7.3 million, or 2%, from $333.8 million in the three months ended June 30, 2013 to $326.4 million in the three months ended June 30, 2014. During the three months ended June 30, 2014, revenue for our subsea, completion and intervention services and production services decreased by $5.1 million and $10.8 million, respectively, partially offset by an increase of $8.5 million in revenues from our well test and appraisal services. Revenue during the three months ended June 30, 2014 decreased primarily in our Europe and the Commonwealth of Independent States and Sub-Saharan Africa regions, partially offset by an increase in revenues in our Asia, Middle East and North Africa and North and Latin America regions.

Cost of Sales

        Cost of sales increased by $5.2 million, or 2%, from $274.4 million in the three months ended June 30, 2013 to $279.5 million in the three months ended June 30, 2014. This increase was primarily due to increased personnel costs resulting from additional hires during fiscal 2014 and higher depreciation expense as result of our continued investment in equipment to support our subsea contracts.

Selling, General and Administrative

        Selling, general and administrative decreased by $1.5 million, or 9%, from $16.7 million in the three months ended June 30, 2013 to $15.2 million in the three months ended June 30, 2014. The decrease was primarily due to lower professional fees and other corporate overhead expenses during the three months ended June 30, 2014 compared to the three months ended June 30, 2013.

Restructuring

        Restructuring increased by $0.2 million, or 40%, from $0.5 million in the three months ended June 30, 2013 to $0.7 million in the three months ended June 30, 2014, primarily due to restructuring initiatives focused on the closure of an office and related operations in North Africa.

Interest Expense, Net

        Interest expense, net increased by $3.9 million, or 8%, from $52.0 million in the three months ended June 30, 2013 to $56.0 million in the three months ended June 30, 2014. The increase was primarily due to additional interest expense as a result of the issuance of $100.0 million aggregate principal amount of our Notes during the second quarter of fiscal 2014.

Equity Share of Income from Joint Ventures

        Equity share of income from joint ventures decreased by $0.5 million, or 16%, from $3.1 million in the three months ended June 30, 2013 to $2.6 million in the three months ended June 30, 2014, reflecting lower income from our joint ventures during these periods.

Income Tax (Expense) Benefit

        Income tax expense increased by $2.7 million, or 38%, from $7.1 million in the three months ended June 30, 2013 to $9.8 million in the three months ended June 30, 2014. This increase is primarily due to lower net deferred tax benefit of amortization of intangible assets and adjustments related to the recognition of certain deferred tax assets.

Operating Segment Results for the Three Months Ended June 30, 2013 Compared to the Three Months Ended June 30, 2014

        We evaluate our business segment operating performance using segment revenue and segment Trading EBITDA, as described in Note 3: "Segment Information" in our consolidated financial statements included elsewhere in this prospectus. Refer to those financial statements for a reconciliation of Trading EBITDA, a non-GAAP financial measure, to income (loss) before taxes and equity income of joint ventures from continuing operations. For a discussion of our definition of Adjusted EBITDA and Trading EBITDA, how we use it and material limitation on its usefulness, refer to "—Key Business and Financial Metrics Used by Management."

        The following table shows revenue and Adjusted EBITDA by segment, reconciled to consolidated amounts, for the three months ended March 31, 2013 and 2014:

	Three Months Ended June 30,		Change
(U.S. $ in thousands)	2013	2014	$	%
Europe and the Commonwealth of Independent States	87,367	84,846	(2,521)	(3)%
Sub-Saharan Africa	71,443	65,898	(5,545)	(8)%
Asia, Middle East and North Africa	92,807	93,190	383	0%
North and Latin America	82,161	82,495	334	0%

Total revenue	333,778	326,429	(7,349)	(2)%

	Three Months Ended June 30,		Change
(U.S. $ in thousands)	2013	2014	$	%
Europe and the Commonwealth of Independent States	20,262	21,375	1,113	5%
Sub-Saharan Africa	26,526	26,693	167	1%
Asia, Middle East and North Africa	35,800	34,777	(1,023)	(3)%
North and Latin America	22,907	21,457	(1,450)	(6)%

Trading EBITDA	105,495	104,302	(1,193)	(1)%

Corporate, Product Line Management and other administrative costs	(25,917)	(24,287)	1,630	(6)%
Equity share of income from joint ventures	3,099	2,606	(493)	(16)%

Adjusted EBITDA	82,677	82,621	(56)	(0)%

Depreciation & Amortization	(36,813)	(48,312)	(11,499)	31%
Restructuring	(524)	(733)	(209)	40%
Interest expense, net	(52,043)	(55,954)	(3,911)	8%
Income tax (expense) benefit	(7,074)	(9,795)	(2,721)	38%

Income (loss) from continuing operations	(13,777)	(32,173)	(18,396)	134%

        In the three months ended June 30, 2014, we generated 26% of our total revenue in our Europe and the Commonwealth of Independent States segment, 20% in our Sub-Saharan Africa segment, 29% in our Asia, Middle East and North Africa segment and 25% in our North and Latin America segment. In the three months ended June 30, 2014, we generated 20% of our total Trading EBITDA in our Europe and the Commonwealth of Independent States segment, 26% in our Sub-Saharan Africa segment, 33% in our Asia, Middle East and North Africa segment and 21% in our North and Latin America segment.

Europe and the Commonwealth of Independent States

        Europe and the Commonwealth of Independent States revenue decreased by $2.5 million, or 3%, from $87.4 million in the three months ended June 30, 2013 to $84.8 million in the three months ended June 30, 2014. Trading EBITDA increased by $1.1 million, or 5%, from $20.3 million in the three months ended June 30, 2013 to $21.4 million in the three months ended June 30, 2014. The decrease in revenue was primarily due to a decrease in the level of well test activity in Norway and the Netherlands with existing customers. These decreases were partially offset by increased volume of offshore well test activity in the UK, growth in UK wireline and increased well test revenues in Kazakhstan.

        The increase in Trading EBITDA for this segment was primarily due to lower direct costs as a result of the decrease in well test activity in Norway and the Netherlands and overall higher margin activity during the three months ended June 30, 2014.

Sub-Saharan Africa

        Sub-Saharan Africa revenue decreased by $5.5 million, or 8%, from $71.4 million in the three months ended June 30, 2013 to $65.9 million in the three months ended June 30, 2014. Trading EBITDA increased by $0.2 million, or 1%, from $26.5 million in the three months ended June 30, 2013 to $26.7 million in the three months ended June 30, 2014. The decrease in revenue was primarily due to a reduction in subsea completion revenue in Angola, Nigeria, Ghana and Equatorial Guinea, partially offset by growth in well test activity in Angola, Gabon, South Africa as well as new contracts in Cameroon and Ghana.

        Trading EBITDA increased slightly quarter over quarter reflecting lower revenues and a shift in activity from subsea to well testing. In addition, Trading EBITDA during the three months ended June 30, 2014 was positively impacted by a non-recurring one-time benefit related to the recovery of certain equipment costs.

Asia, Middle East and North Africa

        Asia, Middle East and North Africa revenue increased by $0.4 million from $92.8 million in the three months ended June 30, 2013 to $93.2 million in the three months ended June 30, 2014. The increase in revenue was primarily due to increased well test activity within the Middle East and North Africa and Australian land markets, growth in subsea as a result of a contract in India and growth in wireline across the region. These increases were partially offset by lower revenues from production equipment sales in Thailand.

        Asia, Middle East and North Africa Trading EBITDA decreased by $1.0 million, or 3%, from $35.8 million in the three months ended June 30, 2013 to $34.8 million in the three months ended June 30, 2014. This change reflects increased direct costs, such as employee related and equipment costs to support new contracts in the Middle East and the impact of lower revenues due to the delay of certain production system contracts.

North and Latin America

        North and Latin America revenue increased by $0.3 million, from $82.2 million in the three months ended June 30, 2013 to $82.5 million in the three months ended June 30, 2014. The increase in revenues was primarily due to increased well test activity in Brazil and the Gulf of Mexico, partially offset by a decrease of revenues in Canada.

        Trading EBITDA decreased by $1.5 million, or 6%, from $22.9 million in the three months ended June 30, 2013 to $21.5 million in the three months ended June 30, 2014. The decrease in Trading EBITDA for this segment was largely a result of higher direct costs, including employee related costs.

Fiscal Year Ended March 31, 2013 Compared to Fiscal Year Ended March 31, 2014.

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2013	2014	$	%
Revenue from continuing operations:
Total revenue	1,200,702	1,384,591	183,889	15%

Operating costs and expenses from continuing operations:
Cost of sales	(1,017,971)	(1,123,384)	(105,413)	10%
Selling, general and administrative	(60,716)	(75,984)	(15,268)	25%
Goodwill and other intangibles asset impairment	—	—	—	NM
Restructuring	(1,341)	(1,379)	(38)	3%

Total operating costs and expenses from continuing operations	(1,080,028)	(1,200,747)	(120,719)	11%

Operating income (loss) from continuing operations	120,674	183,844	63,170	52%
Related party stockholder loan interest	(498,731)	—	498,731	NM
Interest expense, net	(229,673)	(216,808)	12,865	(6)%
Income from sale of assets to related party	—	—	—	NM

Income (loss) before taxes and equity income of joint ventures from continuing operations	(607,730)	(32,964)	574,766	(95)%
Equity share of income from joint ventures	9,214	14,124	4,910	53%
Income tax (expense) benefit	(16,221)	(38,497)	(22,276)	137%

Income (loss) from continuing operations	(614,737)	(57,337)	557,400	(91)%
Income from discontinued operations, net of income tax	4,752	—	(4,752)	NM
Gain on sale of discontinued operations	243,189	—	(243,189)	NM

Income (loss) attributable to company	(366,796)	(57,337)	309,459	(84)%

NM: Not a meaningful percentage.

Total Revenue

        Total revenue increased by $183.9 million, or 15%, from $1,200.7 million in the fiscal year ended March 31, 2013 to $1,384.6 million in the fiscal year ended March 31, 2014.

        The increase in total revenue was primarily due to higher revenue for all of our product and service offerings. During the fiscal year ended March 31, 2014, revenue for our well testing and appraisal services, subsea completion and intervention services and production services increased by $85.8 million, $68.0 million and $30.1 million, respectively, compared with the fiscal year ended March 31, 2013. Revenue during the fiscal year ended March 31, 2014 increased primarily in our Europe, Asia, Middle East and North Africa as well as Sub-Saharan Africa regions.

Cost of Sales

        Cost of sales increased by $105.4 million, or 10%, from $1,018.0 million in the fiscal year ended March 31, 2013 to $1,123.4 million in the fiscal year ended March 31, 2014. This increase was primarily due to increased personnel costs resulting from additional hires to support the growth, especially in Europe and the Commonwealth of Independent States and Sub-Saharan Africa, during the period. In addition, depreciation expense increased as a result of our continued investment in equipment to support our subsea contracts.

Selling, General and Administrative

        Selling, general and administrative increased by $15.3 million, or 25%, from $60.7 million in the fiscal year ended March 31, 2013 to $76.0 million in the fiscal year ended March 31, 2014. The increase was primarily due to an increase in professional fees and other corporate overhead expenses.

Goodwill and Other Intangibles Asset Impairment

        We recorded no goodwill impairment charges in either the fiscal year ended March 31, 2013 or March 31, 2014.

Restructuring

        Restructuring increased by $0.1 million, or 3%, from $1.3 million in the fiscal year ended March 31, 2013 to $1.4 million in the fiscal year ended March 31, 2014, primarily due to restructuring initiatives focused on the headcount reductions and the closure and relocation of certain offices.

Related Party Stockholder Loan Interest

        Related party stockholder loan interest decreased from $498.7 million in the fiscal year ended March 31, 2013 to $nil in the fiscal year ended March 31, 2014 as a result of the capitalization of our shareholder loans in March 2013. No interest accrued on the shareholder loans during the fiscal year ended March 31, 2014.

Interest Expense, Net

        Interest expense, net decreased by $12.9 million, or 6%, from $229.7 million in the fiscal year ended March 31, 2013 to $216.8 million in the fiscal year ended March 31, 2014. During the fiscal year ended March 31, 2013 we expensed certain deferred finance costs as a result of the repurchase of Notes in June 2012.

Income from Sale of Assets to Related Party

        There was no income from sale of assets to related party charge in either the fiscal year ended March 31, 2013 or March 31, 2014.

Equity Share of Income from Joint Ventures

        Equity share of income from joint ventures increased by $4.9 million, or 53%, from $9.2 million in the fiscal year ended March 31, 2013 to $14.1 million in the fiscal year ended March 31, 2014, reflecting higher income from our joint ventures during these periods.

Income Tax (Expense) Benefit

        Income tax expense increased by $22.3 million, or 137%, from $16.2 million in the fiscal year ended March 31, 2013 to $38.5 million in the fiscal year ended March 31, 2014. This increase in our income tax expense was primarily as a result of higher foreign current income taxes and increased utilization of deferred tax assets in the fiscal year ended March 31, 2014 compared to the fiscal year ended March 31, 2013.

Income from Discontinued Operations, Net of Income Tax

        Income from discontinued operations, net of income tax of $4.8 million in the fiscal year ended March 31, 2013, relates to the operations of the C&M business prior to its sale on May 2, 2012 to Siemens AG. We had no income from discontinued operations in the fiscal year ended March 31, 2014.

Gain on Sale of Discontinued Operations

        Gain on sale of discontinued operations of $243.2 million in the fiscal year ended March 31, 2013 relates to the sale of the C&M business on May 2, 2012 for a purchase consideration of $616.2 million. We recorded no gains or losses on sale of discontinued operations in the fiscal year ended March 31, 2014.

Operating Segment Results for the Fiscal Year Ended March 31, 2013 Compared to the Fiscal Year Ended March 31, 2014

        We evaluate our business segment operating performance using segment revenue and segment Trading EBITDA, as described in Note 3: "Segment Information" in our consolidated financial statements included elsewhere in this prospectus. Refer to those financial statements for a reconciliation of Trading EBITDA, a non-GAAP financial measure, to income (loss) before taxes and equity income of joint ventures from continuing operations. For a discussion of our definition of Adjusted EBITDA and Trading EBITDA, how we use it and material limitation on its usefulness, refer to "—Key Business and Financial Metrics Used by Management."

        The following table shows revenue and Adjusted EBITDA by segment, reconciled to consolidated amounts, for the fiscal years ended March 31, 2013 and 2014:

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2013	2014	$	%
Europe and the Commonwealth of Independent States	331,154	386,800	55,646	17%
Sub-Saharan Africa	236,312	288,998	52,686	22%
Asia, Middle East and North Africa	295,951	371,903	75,952	26%
North and Latin America	337,285	336,890	(395)	(0)%

Total revenue	1,200,702	1,384,591	183,889	15%

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2013	2014	$	%
Europe and the Commonwealth of Independent States	86,650	110,427	23,777	27%
Sub-Saharan Africa	85,704	108,223	22,519	26%
Asia, Middle East and North Africa	102,958	145,069	42,111	41%
North and Latin America	96,772	105,934	9,162	9%

Trading EBITDA	372,084	469,653	97,569	26%

Corporate, Product Line Management and other administrative costs	(98,549)	(118,436)	(19,887)	20%
Equity share of income from joint ventures	9,214	14,124	4,910	53%

Adjusted EBITDA	282,749	365,341	82,592	29%

Depreciation & Amortization	(151,520)	(165,994)	(14,474)	10%
Restructuring	(1,341)	(1,379)	(38)	3%
Related party stockholder loan interest	(498,731)	—	498,731	NM
Interest expense, net	(229,673)	(216,808)	12,865	(6)%
Income from sale of assets to related party	—	—	—	NM
Income tax (expense) benefit	(16,221)	(38,497)	(22,276)	137%

Income (loss) from continuing operations	(614,737)	(57,337)	557,400	(91)%

NM: Not a meaningful percentage.

        In the fiscal year ended March 31, 2014, we generated 28% of our total revenue in our Europe and the Commonwealth of Independent States segment, 21% in our Sub-Saharan Africa segment, 27% in our Asia, Middle East and North Africa segment and 24% in our North and Latin America segment. In the fiscal year ended March 31, 2014, we generated 23% of our total Trading EBITDA in our Europe and the Commonwealth of Independent States segment, 23% in our Sub-Saharan Africa segment, 31% in our Asia, Middle East and North Africa segment and 23% in our North and Latin America segment.

Europe and the Commonwealth of Independent States

        Europe and the Commonwealth of Independent States revenue increased by $55.6 million, or 17%, from $331.2 million in the fiscal year ended March 31, 2013 to $386.8 million in the fiscal year ended March 31, 2014. Trading EBITDA increased by $23.8 million, or 27%, from $86.7 million in the fiscal year ended March 31, 2013 to $110.4 million in the fiscal year ended March 31, 2014. The increase in revenue was primarily due to increased revenue in our core markets in Norway and the UK, supported by growth in Kazakhstan, partially offset by decreased revenue in eastern Mediterranean countries. The growth in Norway and the UK was driven by a large increase in the level of well testing and subsea activity with existing customers, as well as new contract to provide well containment equipment for a UK based consortium. The growth in Kazakhstan resulted from an increase in land based well test activity. The decreased revenue in eastern Mediterranean countries was the result of the successful completion of a large subsea contract in the previous year.

        The increase in Trading EBITDA for this segment was a direct result of the higher revenue, with costs (predominantly personnel and equipment costs) increasing with activity and the positive leverage effect of the higher activity on our indirect cost base.

Sub-Saharan Africa

        Sub-Saharan Africa revenue increased by $52.7 million, or 22%, from $236.3 million in the fiscal year ended March 31, 2013 to $289.0 million in the fiscal year ended March 31, 2014. Trading EBITDA increased by $22.5 million, or 26%, from $85.7 million in the fiscal year ended March 31, 2013 to $108.2 million in the fiscal year ended March 31, 2014. The increase in revenue was primarily due to continued growth in our core markets, particularly deepwater development activity in Angola and Nigeria and well testing activity in Congo and Gabon. We also experienced significant growth across a number of newer markets, particularly well testing and intervention activity in Kenya, a new fluids contract in Tanzania, well testing activity in Ethiopia and well testing and a new production system contract in Chad offset by a decrease in revenue in Equatorial Guinea and Ghana.

        The increase in Trading EBITDA was driven by the higher activity in this segment, coupled with a change in activity mix to higher margin activities (such as subsea) and the positive leverage effect of the higher activity on our indirect cost base.

Asia, Middle East and North Africa

        Asia, Middle East and North Africa revenue increased by $76.0 million, or 26%, from $296.0 million in the fiscal year ended March 31, 2013 to $371.9 million in the fiscal year ended March 31, 2014. This change was primarily due to increased revenue from our production system services, following several major contracts to deliver early production facilities. In addition, continued deepwater activity in Asia, which has led to the significant growth of revenue in India, where we benefited from a significant new subsea contract, and an increase in equipment sales in China contributed to the revenue growth in this region. We also benefitted from higher well test activity across the Middle East and North Africa.

        Asia, Middle East and North Africa Trading EBITDA increased by $42.1 million, or 41%, from $103.0 million in the fiscal year ended March 31, 2013 to $145.1 million in the fiscal year ended March 31, 2014. This change reflects the positive leverage effect of increased revenue and improvement in margins through more effective cost management in this segment, together with a shift in activity mix to higher margin subsea services in Australia and China.

North and Latin America

        North and Latin America revenue decreased by $0.4 million, from $337.3 million in the fiscal year ended March 31, 2013 to $336.9 million in the fiscal year ended March 31, 2014. Trading EBITDA increased by $9.2 million, or 9%, from $96.8 million in the fiscal year ended March 31, 2013 to $105.9 million in the fiscal year ended March 31, 2014. Despite higher well test activity in Alaska, Canada, the Gulf of Mexico and North America land in the fiscal year ended March 31, 2014, such increases in our revenue were offset by lower well test and appraisal revenue in Brazil, resulting in an overall decrease in revenue in the fiscal year ended March 31, 2014.

        The increase in Trading EBITDA for this segment was largely a result of higher EBITDA margins in our offshore business.

Fiscal Year Ended March 31, 2012 Compared to Fiscal Year Ended March 31, 2013

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2012	2013	$	%
Revenue from continuing operations:
Total revenue	1,013,645	1,200,702	187,057	18%

Operating costs and expenses from continuing operations:
Cost of sales	(916,008)	(1,017,971)	(101,963)	11%
Selling, general and administrative	(61,889)	(60,716)	1,173	(2)%
Goodwill and other intangibles asset impairment	(408,700)	—	408,700	NM
Restructuring	(4,336)	(1,341)	2,995	(69)%

Total operating costs and expenses from continuing operations	(1,390,933)	(1,080,028)	310,905	(22)%

Operating income (loss) from continuing operations	(377,288)	120,674	497,962	(132)%
Related party stockholder loan interest	(449,903)	(498,731)	(48,828)	11%
Interest expense, net	(262,130)	(229,673)	32,457	(12)%
Income from sale of assets to related party	31,892	—	(31,892)	NM

Income (loss) before taxes and equity income of joint ventures from continuing operations	(1,057,429)	(607,730)	449,699	(43)%
Equity share of income from joint ventures	9,302	9,214	(88)	(1)%
Income tax (expense) benefit	11,216	(16,221)	(27,437)	NM

Income (loss) from continuing operations	(1,036,911)	(614,737)	422,174	(41)%

Income from discontinued operations, net of income tax	39,179	4,752	(34,427)	(88)%
Gain on sale of discontinued operations	—	243,189	243,189	NM

Income (loss) attributable to company	(997,732)	(366,796)	630,936	(63)%

NM: Not a meaningful percentage.

Total Revenue

        Total revenue increased by $187.1 million, or 18%, from $1,013.6 million in the fiscal year ended March 31, 2012 to $1,200.7 million in the fiscal year ended March 31, 2013. This increase reflects increased subsea activity across all segments. During the fiscal year ended March 31, 2013, revenue for our well testing and appraisal services, subsea completion and intervention services and productions services increased by $48.1 million, $69.7 million and $69.2 million, respectively, compared with the fiscal year ended March 31, 2012. Revenue during the fiscal year ended March 31, 2013 increased across all regions.

Cost of Sales

        Cost of sales increased by $102.0 million, or 11%, from $916.0 million in the fiscal year ended March 31, 2012 to $1,018.0 million in the fiscal year ended March 31, 2013. This increase was primarily due to an increase in direct costs including personnel costs in line with an increase in activity levels across each segment related to revenue growth in the fiscal year ended March 31, 2013. Depreciation was also higher in the year due to the impact of capital expenditure in the fiscal year ended March 31 2012, rolling into the depreciation charge.

Selling, General and Administrative

        Selling, general and administrative decreased by $1.2 million, or 2%, from $61.9 million in the fiscal year ended March 31, 2012 to $60.7 million in the fiscal year ended March 31, 2013. This decrease was primarily due to decreases in overall corporate costs.

Goodwill and Other Intangibles Asset Impairment

        During the fiscal year ended March 31, 2012 we determined that goodwill and our intangible assets related to customer relationships, trademarks and technology were impaired. Such impairment arose due to the fact that several of our reporting units were not performing at the levels we previously expected, which we attributed to a further deterioration of the business environment we first experienced in the fiscal year ended March 31, 2011. As a result, we recorded goodwill impairment charges of $345.0 million and an impairment charge related to our acquisition intangibles of $63.7 million.

        In the fiscal year ended March 31, 2013, our assessment of qualitative factors did not indicate the likelihood of impairment for any of the reporting units. Therefore, we did not recognize any goodwill impairment charge in the fiscal year ended March 31, 2013.

Restructuring

        Restructuring decreased by $3.0 million, or 69%, from $4.3 million in the fiscal year ended March 31, 2012 to $1.3 million in the fiscal year ended March 31, 2013. Restructuring for the fiscal year ended March 31, 2012 included the headcount reductions and property exit costs connected to the restructuring of our North American land reporting unit and the closure and relocation of certain offices.

Related Party Stockholder Loan Interest

        Related party stockholder loan interest increased by $48.8 million, or 11%, from $449.9 million in the fiscal year ended March 31, 2012 to $498.7 million in the fiscal year ended March 31, 2013. This increase was primarily due to the higher principal balance on the shareholder loans as a result of the accrued but unpaid interest on the loan. In March 2013, we capitalized these shareholder loans with a principal balance of $4,120.2 million and accordingly have not accrued or paid any such interest since then.

Interest Expense, Net

        Interest expense, net decreased by $32.5 million, or 12%, from $262.1 million in the fiscal year ended March 31, 2012 to $229.7 million in the fiscal year ended March 31, 2013. This decrease was the result of a reduction in interest paid on our Notes in fiscal 2013 following our repurchase of $408.5 million aggregate principal amount of the Original Notes in June 2012. This reduction was partially offset by increased amortization of financing costs in fiscal 2013 as a result of expensing the original issuance discount related to our Notes and related deferred financing fees relating to the repurchase of the Notes, and an increase in cash and payment-in-kind interest on the Mezzanine Facility Agreement.

Income from Sale of Assets to Related Party

        We recognized income from sale of assets in the fiscal year ended March 31, 2012 related to the sale of our AX-S lightweight, deepwater intervention prototype to Expro AX-S Technology Ltd., a company under common control with the Group at that time.

Equity Share of Income from Joint Ventures

        Equity share of income from joint ventures decreased by $0.1 million, or 1%, from $9.3 million in the fiscal year ended March 31, 2012 to $9.2 million in the fiscal year ended March 31, 2013. Our interests in our joint ventures and the earnings of the underlying business remained stable between the fiscal year ended March 31, 2012 and the fiscal year ended March 31, 2013.

Income Tax (Expense) Benefit

        We had an income tax benefit of $11.2 million in fiscal 2012 and had an income tax expense of $16.2 million in fiscal 2013. The increase in our income tax expense in fiscal 2013 was primarily the result of releasing part of the deferred tax liabilities related to the group's intangible assets, which were impaired during the fiscal year ended March 31, 2012.

Income from Discontinued Operations, Net of Income Tax

        Income from discontinued operations, net of income tax decreased by $34.4 million, or 88%, from $39.2 million in the fiscal year ended March 31, 2012 to $4.8 million in the fiscal year ended March 31, 2013. Discontinued operations relate to the sale of C&M to Siemens AG on May 2, 2012 for $616.2 million. The fiscal year ended March 31, 2012 includes the full year trading for our C&M business compared to the fiscal year ended March 31, 2013 which only includes trading for our C&M business for the month of April 2012 prior to its sale.

Gain on Sale of Discontinued Operations

        There were no sales of discontinued operations in the fiscal year ended March 31, 2012. The results for the fiscal year ended March 31, 2013 include the gain on sale of discontinued operations of $243.2 million relating to the sale of our C&M business on May 2, 2012 for $616.2 million.

Operating Segment Results for the Fiscal Year Ended March 31, 2012 Compared to the Fiscal Year Ended March 31, 2013

        We evaluate our business segment operating performance using segment revenue and segment Trading EBITDA, as described in Note 3: "Segment Information" in our consolidated financial statements included elsewhere in this prospectus. See the table below for a reconciliation of Trading EBITDA, a non-GAAP financial measure, to income (loss) from continuing operations. For a discussion of our definitions of Adjusted EBITDA and Trading EBITDA, how we use them and material limitation on their usefulness, refer to "—Key Business and Financial Metrics Used by Management."

        The following table shows revenue and Adjusted EBITDA by segment, reconciled to consolidated amounts, for the years ended March 31, 2012 and 2013:

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2012	2013	$	%
Europe and the Commonwealth of Independent States	296,651	331,154	34,503	12%
Sub-Saharan Africa	205,714	236,312	30,598	15%
Asia, Middle East and North Africa	228,438	295,951	67,513	30%
North and Latin America	282,842	337,285	54,443	19%

Total revenue	1,013,645	1,200,702	187,057	18%

	Fiscal Year Ended March 31,		Change
(U.S. $ in thousands)	2012	2013	$	%
Europe and the Commonwealth of Independent States	83,278	86,650	3,372	4%
Sub-Saharan Africa	48,126	85,704	37,578	78%
Asia, Middle East and North Africa	64,761	102,958	38,197	59%
North and Latin America	73,050	96,772	23,722	32%

Trading EBITDA	269,215	372,084	102,869	38%

Corporate, Product Line Management and other administrative costs	(89,970)	(98,549)	(8,579)	10%
Equity share of income from joint ventures	9,302	9,214	(88)	(1)%

Adjusted EBITDA	188,547	282,749	94,202	50%

Depreciation & Amortization	(143,497)	(151,520)	(8,023)	6%
Goodwill and intangible asset impairment	(408,700)	—	408,700	NM
Restructuring	(4,336)	(1,341)	2,995	(69)%
Related party stockholder loan interest	(449,903)	(498,731)	(48,828)	11%
Interest expense, net	(262,130)	(229,673)	32,457	(12)%
Income from sale of assets to related party	31,892	—	(31,892)	NM
Income tax (expense) benefit	11,216	(16,221)	(27,437)	NM

Income (loss) from continuing operations	(1,036,911)	(614,737)	422,174	(41)%

NM: Not a meaningful percentage.

        In the fiscal year ended March 31, 2013, we generated 27% of our total revenue in our Europe and the Commonwealth of Independent States segment, 20% in our Sub-Saharan Africa segment, 25% in our Asia, Middle East and North Africa segment and 28% in our North and Latin America segment. In the fiscal year ended March 31, 2013, we generated 23% of our total Trading EBITDA in our Europe and the Commonwealth of Independent States segment, 23% in our Sub-Saharan Africa segment, 28% in our Asia, Middle East and North Africa segment and 26% in our North and Latin America segment.

Europe and the Commonwealth of Independent States

        Europe and the Commonwealth of Independent States revenue increased by $34.5 million, or 12% from $296.7 million in the fiscal year ended March 31, 2012 to $331.2 million in the fiscal year ended March 31, 2013. This increase was primarily due to the successful delivery and execution of extended well test and appraisal services and production services to an Independent customer in the UK, higher levels of call-out for well test activity on existing contracts in the UK and stronger subsea and drill-stem testing performance in Norway.

        Europe and the Commonwealth of Independent States Trading EBITDA increased by $3.4 million, or 4%, from $83.3 million in the fiscal year ended March 31, 2012 to $86.7 million in the fiscal year ended March 31, 2013. This increase in Trading EBITDA reflects the increase in revenue during the fiscal year ended March 31, 2013 and was partially offset by lower than expected margins for a subsea contract in the eastern Mediterranean countries impacting the margin mix. In addition, we recorded a provision for bad debt relating to one Independent customer, of which two thirds has subsequently been recovered.

Sub-Saharan Africa

        Sub-Saharan Africa revenue increased by $30.6 million, or 15% from $205.7 million in the fiscal year ended March 31, 2012 to $236.3 million in the fiscal year ended March 31, 2013. Trading EBITDA increased by $37.6 million, or 78%, from $48.1 million in the fiscal year ended March 31, 2012 to $85.7 million in the fiscal year ended March 31, 2013.

        The increase in revenue was primarily due to the on-going design, build and sale of two subsea landing strings in Angola (IOC customer) and increased subsea (NOC customer) and extended production system (Independent) well test activity in Nigeria, as well as increased well test activity volume in the Congo and incremental operations across several product lines in Kenya from new contract wins with an Independent customer. This growth was partially offset by the conclusion in the fiscal year ended March 31, 2012 of certain well test and appraisal projects in Ghana.

        The increase in Trading EBITDA was primarily due to the leverage effect of increased revenue and improved cost management; specifically our ongoing efforts to localize our workforces in Africa and reduce our use of expatriates and rotators. In addition, we generated higher margins through increased landing string sales compared to leasing such landing strings over a fixed period.

Asia, Middle East and North Africa

        Asia, Middle East and North Africa revenue increased by $67.5 million, or 30% from $228.4 million in the fiscal year ended March 31, 2012 to $296.0 million in the fiscal year ended March 31, 2013. Trading EBITDA increased by $38.2 million, or 59%, from $64.8 million in the fiscal year ended March 31, 2012 to $103.0 million in the fiscal year ended March 31, 2013. The increase in revenue was primarily due to increased production systems equipment sales in Africa and Thailand, together with improved levels of subsea activity in Australasia and China, increased volume of well test activity with a NOC customer in Saudi Arabia. In addition, we generated higher margins through increased landing string equipment sales compared to leasing such landing strings over a fixed period. Such increases were partially offset by well test activity volume decreases in Algeria and the end of a subsea project in Egypt.

North and Latin America

        North and Latin America revenue increased by $54.4 million, or 19% from $282.8 million in the fiscal year ended March 31, 2012 to $337.3 million in the fiscal year ended March 31, 2013. Trading EBITDA increased by $23.7 million, or 32%, from $73.1 million in the fiscal year ended March 31, 2012 to $96.8 million in the fiscal year ended March 31, 2013. The increase in revenue was primarily due to significantly increased well test activity volume in Brazil and strong well test and appraisal activity in the Gulf of Mexico. This revenue growth was partially offset by lower activity levels in continental North America, a result of a shift in the market from gas to oil wells, which affected our utilization of equipment suitable for use in gas wells.

        The increased Trading EBITDA resulted from the shift in mix towards North America offshore, which tends to attract higher margins given the more complex nature of the work.

Quarterly Results of Operations

        The following table presents summary financial and operating data for our quarters in the fiscal year ended March 31, 2014 and the first quarter of fiscal year 2015. You should read the following table in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. The unaudited financial information presented below has been prepared on the same basis as Expro Holdings UK 3 Limited's audited consolidated financial statements and includes all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Operating results for any quarter are not necessarily indicative of the results for any future quarters or for a full year.

	Three Months Ended
	June 30, 2013	Sept 30, 2013	Dec 31, 2013	March 31, 2014	June 30, 2014
Income from continuing operations:
Europe and the Commonwealth of Independent States	87,367	103,712	98,549	97,172	84,846
Sub-Saharan Africa	71,443	69,614	74,295	73,646	65,898
Asia, Middle East and North Africa	92,807	74,867	93,242	110,987	93,190
North and Latin America	82,161	85,107	83,251	86,371	82,495

Total revenue	333,778	333,300	349,337	368,176	326,429
Operating income (loss) from continuing operations	42,241	51,704	47,392	42,507	30,970
Income (loss) from continuing operations	(13,777)	(14,110)	(9,914)	(19,536)	(32,173)
Other financial data:
Europe and the Commonwealth of Independent States	20,262	34,924	28,540	26,701	21,375
Sub-Saharan Africa	26,526	25,292	28,259	28,146	26,693
Asia, Middle East and North Africa	35,800	26,161	38,106	45,002	34,777
North and Latin America	22,907	24,946	26,147	31,934	21,457

Trading EBITDA	105,495	111,323	121,052	131,783	104,302
Trading EBITDA margin	31.6%	33.4%	34.7%	35.8%	32.0%
Adjusted EBITDA	82,677	94,122	92,197	96,345	82,621
Adjusted EBITDA margin	24.8%	28.2%	26.4%	26.2%	25.3%
Capital expenditures	(42,127)	(34,187)	(34,580)	(58,012)	(62,506)
Adjusted EBITDA and Trading EBITDA:
Trading EBITDA	105,495	111,323	121,052	131,783	104,302
Corporate, product line management and other administrative costs	(25,917)	(19,973)	(32,823)	(39,723)	(24,287)
Equity share of income from joint ventures	3,099	2,772	3,968	4,285	2,606

Adjusted EBITDA	82,677	94,122	92,197	96,345	82,621

Depreciation and amortisation	(36,813)	(38,826)	(40,604)	(49,751)	(48,312)
Restructuring	(524)	(820)	(35)	—	(733)
Interest expense, net	(52,043)	(54,969)	(55,135)	(54,661)	(55,954)
Income tax (expense) benefit	(7,074)	(13,617)	(6,139)	(11,667)	(9,795)

Income (loss) from continuing operations	(13,777)	(14,110)	(9,716)	(19,734)	(32,173)

Well testing and appraisal services	162,814	175,264	178,832	183,144	171,333
Subsea, completion and intervention	121,936	121,705	125,709	120,428	116,858
Production services	49,028	36,331	44,796	64,604	38,238

Total revenue by area of capability	333,778	333,300	349,337	368,176	326,429

General Trends and Outlook

        We believe the long-term outlook for the oil and gas services industry is favorable. For a more detailed description of the trends in our industry, see "Business—Our Industry".

Liquidity and Capital Resources

        In recent years our revenue growth has been supported by investment in our fixed asset base and our level of working capital. We have been disciplined in balancing the objectives of growing our business and maintaining sufficient cash and liquidity levels while controlling the cost of financing. We have introduced a number of liquidity management initiatives, in particular:

  •
  Enhancing working capital management through improved customer billing and cash collection procedures, inventory management and processes designed to take advantage of negotiated supplier payment terms.

  •
  Prioritizing investment in projects based on their strategic importance to our business, expected return on investment and anticipated payback period.

  •
  Increasing our liquidity by entering into a Revolving Credit Facility.

  •
  Reducing our leverage by utilizing part of the proceeds from the disposal of our C&M business in June 2012 to repurchase $408.5 million aggregate principal amount of our Original Notes (as defined in "Description of Certain Indebtedness").

  •
  Strengthening our balance sheet, simplifying our capital structure and increasing our distributable reserves through a capitalization of our shareholder loans with a principal amount of $4,120.2 million and subsequently a share capital reduction in March 2013. The capitalization of our shareholder loans eliminated the related interest accruals and ongoing interest charges.

  •
  Issuing $100 million aggregate principal amount of Additional Notes in July 2013 for net proceeds of $101.0 million to provide additional cash liquidity to support the future growth of the business.

Liquidity

        Our primary sources of liquidity to date have been proceeds from the Notes, borrowings under our revolving credit facility and cash flows from operations. We believe that, based on our current level of operations as reflected in our results of operations for the fiscal year ended March 31, 2014 and the three months ended June 30, 2014, these sources of liquidity will be sufficient to fund our operations, capital expenditures and debt service for at least the next twelve months. In recent years, we have reinvested our net cash flows into our business, primarily through capital expenditures. We continually monitor our capital structure in order to meet our investment criteria and target liquidity requirements.

        Following the completion of this offering, we do not currently expect to pay dividends in the fiscal year ending March 31, 2015 or in subsequent periods. In any event, our future dividend policy is within the discretion of our management board, with the approval of our supervisory board, and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities and legal limitations and restrictions under our existing financing agreements.

Existing Indebtedness

        As of June 30, 2014, our indebtedness consisted of our Notes, the facilities made available pursuant to the Senior Facilities Agreement and the facility available pursuant to the Mezzanine Facility Agreement, for a total of $2,137.1 million. We also had $131.7 million ($160 million Revolving Credit Facility, less $28.3 million committed surety bonds, bank and guarantees and foreign exchange lines) of committed availability under our Revolving Credit Facility, which had no borrowings outstanding as of June 30, 2014. On 12 August 2014, we confirmed the refinancing of certain of our Credit Facilities. We entered into a term loan in the amount of $1,300 million ("Term Loan B") which closed on 2 September 2014. The proceeds of this facility were used to refinance the entire outstanding amount of $1,091.5 million of our 8.5% Senior Secured Noted due 2016 issued by Expro Finance Luxembourg, and to pay the associated call premium and transaction fees. The balance of the proceeds was used to partially repay the Mezannine debt and associated make whole premium. At the same time, we replaced our existing $160 million revolving credit facility with a new $250 million senior secured credit facility, which ranks pari passu with the new Term Loan B. See "Capitalization" and "Description of Certain Indebtedness".

        Substantially all of the assets in which we hold an ownership interest are encumbered or have been pledged as collateral for our existing indebtedness. Our debt contains certain limitations on us incurring any additional indebtedness relating to secured assets, including the prohibition of us incurring indebtedness in the form of borrowed money or evidenced by bonds, debentures, notes or other similar instruments. We are subject to limitations on the payment of dividends or distributions to our shareholders and limitations with respect to asset sales. See "Dividend Policy" and "Description of Certain Indebtedness".

Cash Flows from Operating, Investing and Financing Activities

        The following table sets out a summary of our cash flows for the years ended March 31, 2012, 2013 and 2014 and the three months ended June 30, 2013 and 2014:

	Fiscal Year Ended March 31,			Three Months Ended June 30,
(U.S. $ in thousands)	2012	2013	2014	2013	2014
Net cash provided by (used in) operating activities	(72,690)	18,068	128,354	(30,580)	(58,286)
Net cash provided by (used in) investing activities	(182,095)	457,624	(155,068)	(32,031)	(62,482)
Net cash provided by (used in) financing activities	234,583	(441,669)	129,950	23,549	(1,124)

Net Cash provided by (used in) Operating Activities

        Net cash used in operating activities increased by $27.7 million to $58.3 million in the three months ended June 30, 2014 from $30.6 million in the three months ended June 30, 2013. The increase in net cash used by operating activities was due to higher net losses and changes in working capital, partially offset by higher adjustments for non-cash items. The increase in adjustments for non-cash items in the three months ended June 30, 2014, compared to the three months ended June 30, 2013 was primarily due to higher depreciation and asset impairment charges.

        Net cash provided by operating activities increased by $110.3 million to $128.4 million in the fiscal year ended March 31, 2014 compared to $18.1 million in the fiscal year ended March 31, 2013. This increase reflects higher operating results in the period, reduced by increased working capital that reflected an increase in accounts payable and current liabilities, partially offset by an increase in accounts receivable of $41.1 million as result of continued growth of our business. In addition, net cash provided by operating activities in the fiscal year ended March 31, 2014 reflects non-cash charges of $178.0 million in depreciation and amortization expense related to our fixed assets, intangible assets and loan issue costs and $66.4 million of interest accreted to our mezzanine loan balance.

        Net cash provided by operating activities was $18.1 million during the fiscal year ended March 31, 2013 compared to net cash used in operating activities was $72.7 million during the fiscal year ended March 31, 2012. The increase in net cash provided by operating activities primarily due to increases in our operating profit, reduced by an increase in our working capital resulting in an increase in our accounts payable and accrued expenses of $24.1 million which was partially offset by an increase in our accounts receivable and other current assets of $69.2 million. In addition, net cash provided by operating activities in the fiscal year ended March, 2013 reflects non-cash charges of $182.2 million in depreciation and amortization expense related to our fixed assets, intangible assets and loan issue costs and $498.7 million of non-cash interest with respect to the shareholder loans made to us by the Sponsors, which was subsequently capitalized in March 2013.

Net Cash provided by (used in) Investing Activities

        Net cash used in investing activities was $62.5 million during the three months ended June 30, 2014 compared with $32.0 million during the three months ended June 30, 2013.

        Net cash used in investing activities during the three months ended June 30, 2014 included capital expenditures of $62.5 million, compared to $42.1 million in the three months ended June 30, 2013. The increase in our capital expenditures during the three months ended June 30, 2014 primarily related to investments in subsea and well test equipment as a result of the acceleration of certain growth projects.

        Net cash used in investing activities was $155.1 million during the fiscal year ended March 31, 2014 compared with cash provided by investing activities of $457.6 million during the fiscal year ended March 31, 2013. During the fiscal year ended March 31, 2012 we had cash used in investing activities of $182.1 million.

        Net cash used in investing activities during the fiscal year ended March 31, 2014 included capital expenditures of $168.9 million, compared to $136.8 million and $152.2 million in the years ended March 31, 2013 and 2012, respectively.

        The increase in our capital expenditures during the fiscal year ended March, 31, 2014 primarily related to investments in subsea and well test equipment, and is discussed in more detail under "—Capital Expenditure". In the years ended March 31, 2012 and 2013 we made significant investments into equipment used for drill stem testing, well test and subsea.

        Other significant items that affected investing cash flows were net sales proceeds from the sale of the C&M business of $591.5 million in May 2012, further amounts payable to us in relation to the sale of the C&M business sale of $10 million in October 2012 and June 2013 and a final payment of $30 million of deferred consideration to the seller of PTI in the fiscal year ended March 31, 2012.

Net Cash provided by (used in) Financing Activities

        Net cash used in financing activities was $1.1 million during the three months ended June 30, 2014 compared to net cash provided by financing activities of $23.5 million during the three months ended June 30, 2013. Net cash used in financing activities during the three months ended June 30, 2014 resulted primarily from the repayment of $0.8 million related to certain capital leases and an increase of $0.3 million in our restricted cash balances.

        Net cash used by financing activities during the three months ended June 30, 2013 resulted primarily from cash receipts of $11.7 million from borrowing under our financing agreements and a decrease of $12.3 million in our restricted cash balances, offset by $0.4 million of repayment related to certain capital leases.

        Net cash provided by financing activities was $130.0 million during the fiscal year ended March 31, 2014 compared to $441.7 million cash used during the fiscal year ended March 31, 2013. Net cash provided by financing activities was $234.6 million during the fiscal year ended March 31, 2012.

        Net cash provided by financing activities during the fiscal year ended March 31, 2014 resulted primarily from cash receipts related to an additional issuance of $100.0 million aggregate principal amount of our Notes at a premium of $4.5 million, offset by the payment of loan issue cost of $7.1 million and the repayment of $2.2 million related to certain capital leases.

        Net cash used by financing activities during the fiscal year ended March 31, 2013 resulted primarily from cash receipts of $3.0 million from the issuance of share capital, offset by the repurchase of $408.5 million of the Original Notes, the payment of $1.7 million of loan issuance costs and the repayment of $2.8 million related to certain capital leases. The proceeds from share capital related to the issuance of 4,123,195,367 shares at par value of $1. The consideration was settled by $3.0 million of cash and the cancellation of shareholder loans in the amount of $4,120.2 million.

        Net cash used by financing activities during the fiscal year ended March 31, 2012 resulted primarily from cash receipts of $250.0 million from the issuance of share capital. In June 2011, we issued one £1 ordinary share to our sole shareholder, Expro Holdings UK 2 Limited, at a premium of $223.6 million. In August 2011, we issued one further £1 ordinary share to Expro Holdings UK 2 Limited at a premium of $26.4 million. These cash receipts were partially offset by the payment of loan issue cost of $7.1 million and the repayment of $3.3 million of certain capital leases.

        We hold bank deposits which have been pledged as cash collateral for performance and bid bonds and guarantees by various banks. In addition, at the request of our mezzanine lenders, we set aside certain funds for the purposes of paying amounts owed under our interest rate swap which we classified as restricted cash on our balance sheet. Changes in our restricted cash balances will increase or decrease our cash flows from financing activities. Our restricted cash balances increased by $0.3 million during the three months ended June 30, 2014 and decreased by $12.3 million during the three months ended June 30, 2013. Our restricted cash balances increased by $5.0 million and $31.8 million during the years ended March 31, 2012 and 2013, respectively. The increase in the fiscal year ended March 31, 2013 related primarily to cash set aside to settle the future interest rate obligations in the fiscal year ended March 31, 2014. During the fiscal year ended March 31, 2014 our restricted cash balance decreased by $34.8 million, primarily due to the settlement of our outstanding interest rate swap.

Capital Expenditure

        Our capital expenditures consist of maintenance and growth capital expenditure; the latter is largely aligned to individual projects to which customers have committed. From time to time, we also make investments into leasehold and building improvements and our general infrastructure related to our facilities, administrative offices and warehouses throughout the world. Capital expenditures related to our areas of capability are as follows:

        Well Test and Appraisal Services.    Well test capital expenditure primarily includes onshore and offshore well test packages consisting of test separators and meters; clean up packages consisting of water treatment and solid handling systems combined with flow back packages such as powerchokes and manifolds. We complete our well test offering with fluid sampling analysis equipment including smart labs, testing tools and wireless well surface read out tools. Well intervention equipment consists primarily of slickline packages including slickline units and tools, cased hole tools and, downhole video capabilities.

        Subsea, Completion and Intervention services.    Capital expenditures related to our subsea offering consist primarily of small and large bore landing strings used to allow well operations to be conducted safely during well bore clean-up operations from a semi-submersible rig or drillship in water depths up to 10,000 feet, surface control units, riser control modules and umbilical cables.

        Production Services.    Capital expenditures related to our production services offering includes production enhancement units to maintain mature field production, including well unloading units and low pressure systems and fast track modular fit early production facilities.

        The following table shows our capital expenditures for the years ended March 31, 2012, 2013, 2014 and the three months ended June 30, 2013 and 2014.

	Fiscal Year Ended March 31,			Three Months Ended June 30,
(U.S. $ in thousands)	2012	2013	2014	2013	2014
Total capital expenditure	(152,210)	(136,823)	(168,906)	(42,127)	(62,506)

        Capital expenditures in the three months ended June 30, 2014 amounted to $62.5 million, an increase of $20.4 million compared to the same period in 2013, primarily driven by investments to support our subsea contracts in Azerbaijan, Nigeria, UK and the Gulf of Mexico, coupled with increased capital expenditures related to well test activity in Saudi Arabia and Brunei and increased capital expenditures related to production services activity in Kurdistan, including the extended scope of work for a certain customer contract.

        Capital expenditure in the fiscal year ended March 31, 2014 amounted to $168.9 million, an increase of $32.1 million on the previous year, largely driven by investments to support our subsea contracts in Angola, the Gulf of Mexico, Azerbaijan and Norway, coupled with increased capital expenditure related to well test activity in Algeria, Norway, Saudi Arabia and in the UK as well as further investments in our DST offering.

        Capital expenditure in the fiscal year ended March 31, 2013 amounted to $136.8 million, a decrease of $15.4 million on the previous year, largely due to the investment in our DST offering that was concentrated in the fiscal year ended March 31, 2012.

        Capital expenditure in the fiscal year ended March 31, 2012 amounted to $152.2 million, largely driven by investment in our DST offering as well as increased capital expenditure to support subsea contract awards in Angola, the Gulf of Mexico, India and the North Sea, combined with intervention contracts in Brazil and Indonesia, and well test activity in Africa, Alaska and the Middle East.

        In fiscal year 2015, we expect to invest approximately $200 million primarily in growth and maintenance capital expenditures related to our operational equipment and other property, plant and equipment, including the expansion of certain facilities.

        We expect to invest approximately $42 million of our budgeted $200 million capital expenditures in Europe and the Commonwealth of Independent States, $31 million in Sub-Saharan Africa, $41 million in Asia, Middle East and North Africa and $58 million in North and Latin America. The remaining $28 million is planned to be primarily invested in productive assets which are to be held centrally and have not been assigned to a particular region and other corporate infrastructure projects.

        Our capital expenditures are generally financed by funds provided by operations or borrowings under our financing arrangements.

Working Capital

        The main components of our working capital are our accounts receivable, representing amounts owed by our customers, and accounts payable and accrued liabilities, representing amounts owed to our suppliers in respect of capital purchased, consumables and inventory used in the business and other expenses, where we obtain deferred payment terms. In addition, working capital includes stocks of spare parts used to repair our capital equipment. We do not typically experience material movements in these stock balances between accounting periods. Other working capital balances include amounts owed or due in respect of taxes, prepayments and accruals. A large proportion of our leasehold properties require quarterly rental payments (treated as prepayments). Value-added tax and corporation tax also require quarterly payments. These payments may impact our working capital movements between accounting periods.

        In the opinion of management, our working capital is sufficient for our present requirements.

Quantitative and Qualitative Disclosures about Market Risks

        We are exposed to certain market risks that are inherent in our financial instruments and arise from changes in foreign currency exchange rates and interest rates. A discussion of our market risk exposure in financial instruments is presented below.

Foreign Currency Risk

        Our revenue earned in the fiscal year ended March 31, 2014 was 63% in U.S. dollars, 15% in Pounds Sterling, 8% in Norwegian Kroner, 4% in Brazilian Real, 4% in Euros, 1% in Australian dollars, and the balance of 5% was spread across a variety of other currencies. Therefore, our cash flows are exposed to both translational foreign exchange risks as well as to the revaluation of our net monetary assets and liabilities and our revenue is particularly subject to the relative strength or weakness of the U.S. dollar against prevailing foreign exchange rates. We present our results in U.S. dollar and therefore revenue will be subject to the relative strength or weakness of the U.S. dollar against prevailing foreign exchange rates. In addition, tax computations in countries in which we operate are prepared and paid in local currency. We estimate that a change in the U.S. dollar rate of 10% would lead to a 3.7% movement in total revenue.

        Our functional currency is the U.S. dollar. Our primary foreign currency exposures are cash flow exposure and transaction exposure.

        We expect to have future cash flows, including revenues and expenses that will be denominated in currencies other than our functional currency. Our primary cash flow exposures are cash received from customers, cash paid to suppliers and employees. Changes in the exchange rates between our functional currency and the other currencies in which we transact will cause fluctuations in the cash flows we expect to receive or pay when these cash flows are realized or settled.

        Many components of our business have assets and liabilities that are denominated in currencies other than the U.S. dollar. We typically incur direct costs in the local currency of the country in which our operations are based. Changes in the exchange rate between our functional currency and the other currencies in which these assets and liabilities are denominated can create fluctuations in our reported consolidated financial position, results of operations or cash flows.

        Certain of our costs are incurred in U.S. dollars across our operations. For instance, all of our financing costs and depreciation and amortization are measured in U.S. dollars.

        In order to minimize our exposure to exchange rate fluctuations, we seek where possible to match the currency of our income and expenditure, as we seek to create a natural hedge against currency fluctuations. In addition, we manage the currencies of our debt, cash balances and inter-company accounts in order that, as far as possible, monetary assets and liabilities in each of our main trading currencies are matched thereby reducing exposure to the translation of our net assets denominated in foreign currencies.

        In July 2013, we entered into a forward currency contract, subsequently rolled forward using currency swaps, to offset potential translational foreign exchange gains or losses on our net Pounds Sterling monetary liability. We carry our currency swaps at fair value, which was $0.0 as of March 31, 2014 and June 30, 2014, respectively. As of March 31, 2014 and June 30, 2014 the notional value of these currency swaps was $15.9 million and 44.1 million, respectively.

        We monitor our exposure to foreign exchange risk on an ongoing basis through analysis of the profile of our monetary assets and liabilities, and we have a policy of creating natural hedges where possible, mitigating the impact of currency movements in terms of profits, cash and net assets.

Interest Rates

        As of March 31, 2014 and June 30, 2014, we did not have any interest rate swaps. Our exposure to market risk for changes in interest rates relates primarily to our debt obligations. We do not experience any interest rate risk with respect to our Notes as they bear interest at a fixed rate. However, we are subject to fluctuations in interest rates under our 2014 Revolving Credit Facility and Mezzanine Facility Agreement, which accrue interest based on LIBOR and Euro interbank offered rate ("EURIBOR").

(Customer) Credit Risk

        We extend credit to customers and other parties in the normal course of business and are thus subject to concentrations of customer credit risk through our trade receivables. We have established various procedures to manage our credit exposure, including credit evaluations and maintaining an allowance for doubtful accounts.

        Credit risk also reflects the risk that our customers might not fulfill all or part of their contractual obligations. We attempt to limit our credit risk by entering into contracts with credit-worthy customers, establishing such creditworthiness based on credit reviews and employing debtor management measures. We are also exposed to credit risk because our customers are concentrated in the oil and natural gas industry. This concentration of customers impacts overall exposure to credit risk because our customers may be similarly affected by changes in economic and industry conditions, including sensitivity to oil and gas prices.

        We are not subject to significant concentrations of credit risk, as exposure is spread across a large number of counterparties across the world. In addition, many of our customers are either government owned or controlled NOCs or IOCs or their subsidiaries, which reduces our exposure to credit risk.

        No single customer represented more than 8.4% of our revenue in the fiscal year ended March 31, 2014. See "Business—Customers—Customer Base" for further information relating to our customers.

Contractual Obligations

        The following table summarizes the contractual obligations and principal payments we are obligated to make as of March 31, 2014 under our debt instruments. The information presented in the table below reflects our estimates of the contractual maturities of our obligations. These maturities may differ significantly from the actual maturity of these obligations.

	Payments Due by Period
(U.S. $ in thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt—principal(1)
Mezzanine Facility	1,041,285	—	—	1,041,285	—
Notes(2)	1,091,493	—	1,091,493	—	—
Operating leases	97,235	28,752	37,708	12,821	17,954
Finance leases	24,362	3,065	5,401	4,444	11,452
Total	2,254,375	31,187	1,134,602	1,058,550	29,406

(1)
The above amounts excludes cash interest and interest payments due on the liabilities such as non-cash interest compounded into loan principal in accordance with the terms of the relevant loan agreements. The above table does not include obligations for pension and post-retirement benefits. Our best estimate of expected pension contributions includes expected direct benefit payments made by us in the fiscal year ending March 31, 2015 to our pension and post-retirement plans of $4.6 million. Potential outflows in the years after the fiscal year ending March 31, 2015 are subject to a number of uncertainties, such as future asset performance and changes in assumptions, and therefore we are unable to make sufficiently reliable estimates of future contributions beyond that period.

(2)
The Notes were redeemed on September 2, 2014 with a portion of the proceeds from the Credit Facilities.

Summary of Pension Arrangements

Post-Retirement Benefits

        We operate a number of pension schemes, consisting of the main scheme for UK based employees and several smaller schemes for employees outside the UK. The assets of these pension schemes are held separately from those of the Group.

UK

        The main scheme is comprised of two parts:

  •
  A defined benefit scheme, which from October 1, 1999 was closed to new entrants. The contributions to the scheme are determined by a qualified external actuary on the basis of annual valuations.

  •
  A trust-based defined contribution scheme was open to the Group's employees until March 31, 2009 (the "DC Scheme"). This scheme was subsequently closed and a new Group Personal Pension plan (the "GPP") implemented; all the assets of the DC Scheme were transferred to the GPP. The GPP is a portable, personal pension plan to which the employer contributes on a matching basis between a base of 3% and a ceiling of 6% of base salary.

        We are currently undertaking a triennial actuarial valuation of the above UK schemes as required under the Part 3 of the Pensions Act 2004. Such valuation may result in a deficit which would require us to contribute additional amounts to such schemes. See Note 21: "Post-Retirement Benefits" in our consolidated financial statements included elsewhere in this prospectus.

U.S. and Canada

        The Group operates two "401k" defined contribution schemes for employees of our U.S. subsidiaries. We also have a defined contribution scheme for employees of our Canadian subsidiaries.

Other Schemes

        We operate defined benefit and insured defined benefit arrangements in the Netherlands and Norway. The assets of insured schemes are insurance contracts which guarantee the pensions secured to date, and an annual valuation of the scheme amends the contribution rate each year.

        We operate defined benefit arrangements under Indonesian Labor law providing retirement benefit, death, disability, voluntary resignation and other payments of severance due to change of ownership, redundancy and receivership, using lump sum formula expressed in terms of a multiple of final wages depending on the years of service completed.

Costs relating to Post-Retirement Benefits Schemes

        Costs relating to retirement benefit schemes for the years ended March 31, 2012 and 2013 were $15.3 million, $12.2 million respectively. These service costs have been included in our cost of sales for the respective periods. Actuarial gains and losses have been reported in the consolidated statement of comprehensive income. For the fiscal year ended March 31, 2014 and the three months ended June 30, 2014 the costs relating to retirement benefit schemes were $15.0 million and $5.1 million, respectively.

        The pension cost charges for the years ended March 31, 2012 and 2013 of the Group's defined contribution schemes amounted to $11.6 million and $9.3 million respectively. For the fiscal year ended March 31, 2014 the pension cost charges were $12.5 million.

        In the fiscal year ended March 31, 2012, there were benefit changes in relation to the main defined benefit pension scheme. This resulted in a gain of $6.6 million related to the amendment of the plan.

        The experience gain (loss) on scheme assets for the fiscal years ended March 31, 2012, March 31, 2013 and March 31, 2014 were a loss of $7.0 million, a gain of $2.8 million and a loss of $1.2 million, respectively.

Off-Balance Sheet Arrangements

        As of March 31, 2014 and June 30, 2014 we had no off-balance sheet arrangements.

Research and Product Development

        We expense our research and development costs as they are incurred. For a description of our research and product development activities, please see "Business—Research and Product Development".

Inflation

        We do not believe that inflation has had a material effect on our results of operations. However, our business could be affected by inflation in the future.

        Our revenue and costs are both affected by macroeconomic inflationary pressures. We would expect high activity levels, for example driven by a higher oil and gas price, to drive an increase in the demand for both our services and for the resources we use to deliver our services, particularly labor. In addition, we have experienced wage inflation in the form of costs incurred to recruit and retain skilled personnel, particularly in certain markets, such as Brazil.

        We have experienced an increase in our margins over the fiscal years ended March 31, 2012, 2013 and 2014; however, this primarily resulted from our revenue growing faster than our cost base. Although we are subject to inflationary pressures as a result of macroeconomic factors, the impact of inflationary pressures in recent years has been limited. If, in the future we incur increased labor and other costs that we are unable to offset through price rises or improved efficiencies, our margins would be negatively impacted.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Some of our accounting policies require the application of significant judgment by management in the selection of the appropriate assumptions for making these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We base our judgments and estimates on our historical experience, our forecasts and other available information, as appropriate. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in Note 2 "Basis of Preparation and Accounting Policies," to our consolidated financial statements for the fiscal year ended March 31, 2014 included in this registration statement.

        Our critical accounting estimates, which require the most significant management estimates and judgment in determining amounts reported in our consolidated financial statements included in this registration statement, are as follows:

Goodwill

        Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortise goodwill, but instead are required to test goodwill for impairment at the reporting unit level at least annually, or whenever there is an indication of impairment. A reporting unit is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.

        We follow a two-step process for the testing of goodwill for impairment. First, we estimate the fair value of the reporting unit using a discounted cash flow approach. Where this fair value is lower than the carrying value of the reporting unit, an exercise similar to a purchase price allocation in a business combination is performed to calculate the current value of the goodwill. Where this value is lower than the carrying value of the goodwill, an impairment loss is recorded to write the carrying value down to the current value.

Impairment of Long Lived Assets

        The carrying values of long lived assets are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is tested by estimating the undiscounted cash flows expected to result from the asset, including any residual value at the end of the asset life. If undiscounted cash flows are lower than the carrying value of the asset, an impairment loss is recorded to reduce the asset's carrying value to its fair value

Pensions and Other Post-retirement Benefits

        We operate seven defined benefit arrangements, six of which require contributions to be made to separately administered funds. The main schemes were closed to new members on October 1, 1999, from which time a defined contribution plan arrangement has been made available. The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method, which attributes entitlement to benefits to the current and prior periods based on actuarial advice. Both current and past service costs are recognised in profit or loss as they arise.

        The interest element of the defined benefit cost represents the change in present value of scheme obligations resulting from the passage of time, and is determined by applying the discount rate to the opening present value of the benefit obligation, taking into account material changes in the obligation during the fiscal year. The expected return on plan assets is based on an assessment made at the beginning of the fiscal year of long-term market returns on scheme assets, adjusted for the effect on the fair value of plan assets of contributions received and benefits paid during the fiscal year.

        Actuarial gains and losses are initially recognised as other comprehensive income in the fiscal year they arise. Where, the net cumulative actuarial gains or losses for a plan exceeds 10 percent of that plan's gross pension liability, or asset if higher, the amount of gains or losses above the 10 percent threshold are recycled through to the statement of operations over the expected remaining working lives of the plan's participants.

        The defined benefit pension asset or liability in the consolidated balance sheet comprises the total for each plan of the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds), less the fair value of plan assets out of which the obligations are to be settled directly. Fair value is based on market price information and in the case of quoted securities is the published bid price.

Taxation

        We use the asset and liability method to account for income taxes whereby we calculate the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Under this method, the balances of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are recorded to reduce gross deferred tax assets when it is more likely than not that some portion or all of the gross deferred tax assets will not be realised. In determining the need for valuation allowances, we have made judgments and considered estimates regarding estimated future taxable income and ongoing achievable tax planning strategies. These estimates and judgments include some degree of uncertainty therefore changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets accordingly. The ultimate realisation of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

        We operate in more than 50 countries and are subject to numerous domestic and foreign taxing jurisdictions. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations or agreements in each taxing jurisdiction could have an impact on the amount of income taxes that we provide during any given year.

        Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions in which we operate, and these assessments can result in additional taxes. Estimating the outcome of audits and assessments by the tax authorities involves uncertainty. We review the facts of each case and apply judgements and assumptions to determine the most likely outcome and we provide for taxes, interest and penalties on this basis. We provide for uncertain tax positions in line with accounting practice and recognise a position only when it meets the required recognition threshold and measurement methodology, recognising the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Despite applying the accepted accounting practices there is potential for the resolution of a current or future tax controversy to be materially different to the amount accrued given the differences in approach to many of the taxing authorities in which we operate.

Recent Accounting Pronouncements

        In September 2011, the Financial Accounting Standards Board ("FASB") issued an accounting pronouncement, which permits companies to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Companies are required to perform the two-step impairment test only if they conclude that the fair value of a reporting unit is more likely than not less than its carrying value. The accounting update was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.

        In July 2012, the FASB issued an accounting update allowing entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. The guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. This new guidance was effective for fiscal years and interim periods beginning after September 15, 2012.

        Effective April 1, 2013, we adopted, on a prospective basis, the new guidance issued by the FASB related to the disclosure of amounts reclassified out of accumulated other comprehensive income by component and line item within the consolidated statements of income. Our financial statements have been presented in accordance with this new guidance.

        In April 2014, the FASB issued amendments related to guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity's financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The impact of implementation of the amended guidance on our consolidated financial statements has not yet been determined.

        In May 2014, the Financial Accounting Standards Board issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) to achieve a consistent application of revenue recognition within the U.S., amending the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for us on April 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

 BUSINESS

Our Company

        Established 40 years ago, we provide highly specialized well flow management services to the global oil and gas industry with market leading positions internationally, offshore and in deepwater and other technically challenging environments. For the fiscal year ended March 31, 2014, we estimate that we derived approximately three quarters of our revenue from offshore services. For the same period, we estimate that we derived approximately one third of our revenue from the complex, high-growth and high-value deepwater sector.

        As a provider of well flow management services, we enhance the economic value of our customers' high-value oil and gas assets by optimizing development cost and enhancing production, through:

  •
  improved understanding of their reservoirs and associated hydrocarbons to improve field development;

  •
  deployment of technologies that enhance the installation efficiency and safety of their well completion operations and the productivity of their wells;

  •
  accelerated early production, enhanced production and improved recovery rates from their fields; and

  •
  cost-effective well maintenance and well integrity management services that reduce cost and improve production through the lifecycle of the well.

        Our well flow management capabilities include a range of services that are designed to measure, improve, control and process flow from high-value oil and gas wells, including:

  •
  well test and appraisal services;

  •
  subsea, completion and intervention services; and

  •
  production services.

        We provide our well flow management services in many of the world's major offshore and onshore oil and gas basins. In the deepwater market, we face less competition as a result of demanding technology and the safety, operational capability and track record requirements that create higher barriers to entry. Our estimate of the global market for our well flow management services is approximately $9 billion in calendar year 2013 and we estimate that this market will increase by approximately 10% in calendar year 2014 compared to calendar year 2013.

        Our well flow management capabilities span the full lifecycle of oil and gas fields from exploration through abandonment. For the fiscal year ended March 31, 2014, we estimate that approximately three quarters of our revenue was derived from the more stable, predictable and long-cycle development and production phases of the field.

        We have established our market-leading positions through:

  •
  continued innovation and development of specialized and proprietary technologies that are engineered to service highly complex wells and reservoirs;

  •
  securing and maintaining a reputation as a trusted and reliable service provider that seeks to maintain high standards of safety, quality and customer service;

  •
  a collaborative style of customer service that allows us to understand and be responsive to our customer's requirements and that fosters long-term, stable relationships; and

  •
  investment in specially trained employees who, guided by safety and operational excellence, operate our equipment at customer well sites in demanding environments.

        We have an extensive footprint and operate in over 100 locations in more than 50 countries. We have a diverse and stable customer base, comprising NOCs, IOCs and Independents. We have strong relationships with a number of the world's largest NOCs and IOCs, some of which have been our customers on a continuous basis for over 20 years.

        For the fiscal year ended March 31, 2014, we had revenue of $1,384.6 million, Adjusted EBITDA of $365.3 million, an Adjusted EBITDA margin of 26.4% and operating income of $183.8 million. This represented an increase of 15.3% in revenue, 29.2% in Adjusted EBITDA and 2.9 percentage points with respect to our Adjusted EBITDA margin and an increase of 52.3% in our operating income compared to the fiscal year ended March 31, 2013. For the three months ended June 30, 2014 we had revenue of $326.4 million, Adjusted EBITDA of $82.6 million, an Adjusted EBITDA margin of 25.3% and operating income of $31.0 million. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See "Summary—Summary Consolidated Financial and Operating Data."

Business History

        We were founded in 1973 in Great Yarmouth, United Kingdom, and produced the first oil in the United Kingdom on June 11, 1975 from the Argyll Field for Hamilton Brother Oil & Gas. Through organic growth and acquisitions, our business has grown rapidly with expansion into Asia and the Middle East in the early 1980s followed by entry into North America in 1993. In 1995, we established our foundations in the deep water market by developing our first large bore subsea completion landing string. In 2006, we acquired PowerWell Services, a provider of well and other flow management products and services to the global oil and gas industry. This acquisition, combined with the previous three decades of growth, allowed us to create a global well flow management business that was supported by over 5,400 employees working from over 100 locations in more than 50 countries as of March 31, 2014. In 2008, we were acquired by entities associated with, or advised by, Arle, GSCP and AlpInvest. A new management team led by Charles Woodburn (CEO) and Michael Jardon (COO) was introduced in 2010 and the appointment of Jean Vernet (CFO) followed in 2012, and since then we have strengthened our position in the market as a well flow management services provider. Since the arrival of the new management team, we have achieved a number of key objectives that include the divestment of non-core businesses, a product line structure to provide consistency in global service delivery and the re-establishment of our production systems business. We have redesigned certain internal business processes and made a number of key investments in technologies that facilitate a broader product and service capability.

Our Competitive Strengths

  •
  Provider of well flow management services well positioned to capture growth in demand for our products and services.  We have established and maintained leading positions in our core markets, particularly in offshore, deepwater and other technically challenging environments, where there are higher barriers to entry. For the fiscal year ended March 31 2014, we estimate that we derived approximately three quarters of our revenue from offshore services. For the same period, we estimate that we derived approximately one third of our revenue from the high-growth and high-value deepwater sector. We believe we are the global leader in the provision of subsea safety systems, and we estimate that we had a 57% share of the large bore subsea completion landing string market in calendar year 2013. In addition, we are a leader in the supply of fast track early production systems and in offshore exploration and appraisal well testing. As a result of our market positions, we believe we are well positioned to capture growth and increased demand for our products and services, particularly in the deepwater sector. Douglas-Westwood estimates that, based on the current pipeline of projects in water depths greater than 500 meters, deepwater capital expenditure on drilling, hardware and installation services could potentially increase from $27.8 billion in calendar year 2013 to $71.6 billion in calendar year 2018. According to Douglas-Westwood, deepwater drilling and completion spend on subsea wells could potentially increase from $9.2 billion in calendar year 2013 to $20.6 billion in calendar year 2018, representing a CAGR of 20.8% and 17.5% per year, respectively. During the same period, Douglas-Westwood forecasts the number of subsea tree installations to potentially increase by up to 80%, or a CAGR of 12.5%, so we expect demand for our large bore subsea completion landing strings to increase during the same period. In addition, we expect to benefit from strong customer demand for our early production and production enhancement solutions, as the industry continues to experience declines in production from existing fields.

  •
  Proprietary technologies and technical knowledge for critical services, providing sustainable competitive advantages.  We have a reputation for being an innovative technology leader in well flow management, particularly for subsea applications. Our engineers have developed over 230 patents for equipment and a number of distinct technical capabilities including large-bore subsea completion landing strings, non-intrusive metering technologies, heavy duty and reliable choke systems, wireless telemetry systems for reservoir monitoring and well integrity management solutions. We are recognized as having significant technical experience in delivering highly complex projects, particularly in challenging offshore environments. The services and technologies we provide enable our customers to optimize the development cost and production, and therefore cash flow, of their high-value oil and gas assets. We believe that the economic benefit of our services to our customers is significant in comparison to the cost of such services which in absolute terms remains a relatively small component of the overall well construction or well operating cost.

  •
  Trusted service provider, with a reputation for quality, service and safety.  Our customers invest in, develop and operate high-value oil and gas fields and therefore place a premium on the reliability, quality and safety of our services. Over our 40-year history, we believe that we have established a reputation for delivering operational and technical excellence that underpins our brand and exceeds customer expectations. According to the most recent in-depth survey of senior managers and engineers in the oil and gas industry by Welling & Company, we were the highest-ranked oil services provider of subsea landing strings. In each of the past ten years, from 2005 to 2014, we have been recognized by RoSPA for the highest standard of global health and safety management and performance by an organization based in, or operating from, Scotland. In May 2014, we were awarded the RoSPA President's Award which recognized our prior ten consecutive years of gold awards.

  •
  Stable customer base and diversified business.  We operate in all major oil and gas markets globally, providing well flow management services in over 100 locations and in more than 50 countries. We have an attractive and stable customer base, comprising NOCs, IOCs and Independents across the globe. We have strong relationships with a number of the world's largest NOCs and IOCs, some of which have been our customers on a continuous basis for over 20 years. However, we do not depend on any particular customer or market. No single customer represented more than 8.4% of our revenue in the fiscal year ended March 31, 2014. We provide specialist services at each stage of a field's lifecycle through the exploration and appraisal, development, completion, production and abandonment phases of a field. Our revenue is derived from both capital investment and operating expenditure of our customers. We estimate that two thirds of our revenue in the fiscal year ended March 31, 2014 were associated with our customers' long-cycle capital expenditure programs where we have better visibility into revenue generation and stability of cash flows. For the fiscal year ended March 31, 2014, we estimate that approximately three quarters of our revenue was derived from the more stable, predictable and long-cycle development and production phases of the field.

  •
  Attractive financial profile with high revenue visibility.  Our business benefits from future revenue visibility associated with long-cycle field development projects, particularly those in deepwater, where long-term contracts are more typical. Our service focused business model results in a flexible operational cost structure and due to the specialized nature of our services and the markets in which we operate, we generated an Adjusted EBITDA margin of 25.3% and 26.4% respectively, in the three months ended June 30, 2014 and the fiscal year ended March 31, 2014. In addition, Adjusted EBITDA for the fiscal year ended March 31, 2014 increased by 39.2% annually since the fiscal year ended March 31, 2012. In monitoring our cost base and investing in capital expenditure, our management is committed to fiscal and internal control discipline. The majority of our capital expenditure is aligned to customer projects, whereby final investment decisions have been made, consequently we have better visibility into revenue generation and stability of cash flows, which we intend to use to invest in growth and reduce leverage.

  •
  Highly experienced management team, supported by a specialized workforce.  Our executive management team, including our CEO, COO and CFO, as well as our senior operational managers, has extensive oil and gas service industry experience, including experience with other leading global oil services companies. Through consistent growth, cost control and operational improvements our management team has successfully delivered improvements to our business since the fiscal year ended March 31, 2012. Through the implementation of a rigorous decision-making process, including a disciplined approach in pursuing new business opportunities, we have focused our capital and resources on projects that have contributed to strong financial performance. Our senior management team is supported by a strong, motivated and professional workforce of over 5,400 employees. As a result of our highly experienced management team and specialized workforce, we were the highest-ranked oil services provider of subsea landing strings according to the most recent in-depth survey of senior managers and engineers in the oil and gas industry by Welling & Company.

Our Strategy

        We strive to be the market leader in well flow management and to deliver the highest standards of safety, quality and personalized customer service. Our business strategy comprises the following objectives:

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  To maintain and strengthen our leadership positions in the high-growth deepwater market and fast track production systems.  We are a leading provider of large bore subsea completion landing strings and associated services in the rapidly growing deepwater development market sector. We seek to maintain and strengthen this position through continued operational excellence, deeper customer partnerships and technological advances that further enhance the functionality and reliability of our offering. Our collaborative approach to customer service enables us to understand and respond to our customers' requirements and to provide cost-effective products and services meeting their needs. In our subsea business, our technologies and customer focused service enable us to improve our customers' subsea completion and well clean-up practices. In our production systems business, our focus on customer needs enables us to provide early production facilities that can accelerate first oil in newly discovered fields, in a short timeframe.

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  To extend and enhance our reputation as a trusted service provider.  We are focused on delivering the highest standards of safety, quality and service to our customers. We focus on disciplined investments in people, equipment, technology and infrastructure and a robust performance management system to create a culture of continuous improvement in order to deliver to these high standards. We recognize that our employees are central to our future success, and we invest in them through training and performance management to ensure that they are motivated, have the necessary skills to meet the needs of our customers and support our reputation for high quality work.

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  To focus on our core markets and competencies.  We continue to focus our capital and resources on projects and market segments where we believe our capabilities, technology and quality of service will create value for our customers and shareholders. We focus primarily on growing market segments where technical demands present higher barriers to entry. We believe our ability and track record of providing reliable and efficient services in these challenging environments differentiates us from many of our competitors.

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  To generate profitable growth and strong cash flows.  While maintaining our disciplined approach to operational planning and execution, we intend to profitably expand our business by:

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  expanding selectively our geographic presence into new markets where we are currently either not present or are operating on a smaller scale. Markets where we believe we have a significant opportunity to capitalize on our existing capabilities include East Africa and Latin America;

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  increasing customer penetration by expanding the number of high-value-added services used by our key customers and enhancing our status as a preferred supplier among our customers;

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  continuing to develop new markets for our proprietary new technologies, such as our SONAR metering and wireless well technologies, which offer our customers unique and innovative technical solutions to their operational challenges;

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  continuing to generate free cash flow to support growth and deleveraging our capital structure; and

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  identifying complementary acquisitions that are consistent with our general strategy.

Operating Segments

        We manage our operations on a geographical basis. Our segments comprise the following regions: Europe and the Commonwealth of Independent States; Sub-Saharan Africa; Asia, Middle East and North Africa; and North and Latin America. We offer most of our products and services in each of these segments and maintain regional operational offices in Aberdeen, United Kingdom; Accra, Ghana; Dubai, United Arab Emirates; Kuala Lumpur, Malaysia; Houston, Texas, United States; Broussard, Louisiana, United States; Rio de Janeiro, Brazil and Bangkok, Thailand. We operate in both onshore and offshore environments in all of our regions, with a particular focus in the offshore and deepwater markets where we hold market-leading positions.

        The below tables show the total revenue and Trading EBITDA for each of our operating segments for the years ended March 31, 2012, 2013 and 2014.

	Fiscal Year Ended March 31,
(U.S. $ in thousands)	2012	2013	2014
Europe and the Commonwealth of Independent States	296,651	331,154	386,800
Sub-Saharan Africa	205,714	236,312	288,998
Asia, Middle East and North Africa	228,438	295,951	371,903
North and Latin America	282,842	337,285	336,890

Total revenue	1,013,645	1,200,702	1,384,591

	Fiscal Year Ended March 31,
(U.S. $ in thousands)	2012	2013	2014
Europe and the Commonwealth of Independent States	83,278	86,650	110,427
Sub-Saharan Africa	48,126	85,704	108,223
Asia, Middle East and North Africa	64,761	102,958	145,069
North and Latin America	73,050	96,772	105,934

Trading EBITDA	269,215	372,084	469,653

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  Europe and the Commonwealth of Independent States.  This segment accounted for 28% of our total revenue in the fiscal year ended March 31, 2014. Activity in Europe and the Commonwealth of Independent States is focused primarily in the Norwegian and the United Kingdom sectors of the North Sea, continental Europe, Kazakhstan and the Mediterranean. Our business in this segment is predominantly offshore and accounts for 87% of our Europe and the Commonwealth of Independent States revenue with a large proportion of this activity associated with subsea field development. We believe we are the market leaders in well testing and subsea completion landing strings in both the United Kingdom and Norway. We have a broad customer base in this segment, underpinned by long standing relationships with a number of IOCs and NOCs with whom we have long-term contracts for our services. As Norway and the UK are fairly mature markets, our exploration and appraisal activity has been relatively low in Europe and the Commonwealth of Independent States as compared to other geographical areas, however we believe recent discoveries in the Mediterranean, Norway and the UK show that the market still offers significant growth opportunities. The majority of our contracts in Europe and the Commonwealth of Independent States are related to subsea completion, clean-up or well intervention services from the initial development of the field through to the subsequent production phase.

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  Sub-Saharan Africa.  This segment accounted for 21% of our total revenue in the fiscal year ended March 31, 2014. Within this region we serve a number of markets including Angola, Chad, Congo, East Africa, Gabon, Ghana and Nigeria. Our growth in this segment is being driven by deepwater development projects in Angola and Nigeria with demand for our large bore subsea completion landing strings and wellbore clean-up services, onshore early production systems, integrated exploration and appraisal packages and onshore intervention services. In Sub-Saharan Africa we are currently experiencing high levels of customer demand, both on land and offshore deepwater, for our exploration and appraisal-related services where we provide a complete package of services to test the customer's well. These integrated packages typically consist of our core well test, subsea safety system, fluid sampling and intervention services together with some of our newer technologies such as our latest generation drill stem test string and wireless well surface read-out systems. We have a large number of long-term deepwater development contracts for offshore projects in West Africa that include well clean-up and subsea completion landing strings which typically require the supply of dedicated equipment packages on fixed monthly rates. These contracts provide us with stable revenue and long-term revenue visibility. Within Sub-Saharan Africa, primarily onshore, we also hold a number of well intervention and early production contracts where we assist our customers in accelerating and optimizing production from their reservoirs. We believe our track record of successful performance in this region has enabled us to develop strong relationships with key customers.

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  Asia, Middle East and North Africa.  This segment accounted for 27% of our total revenue in the fiscal year ended March 31, 2014. In Asia, Middle East and North Africa, we focus on the core markets of Algeria, Australia, Brunei, Egypt, India, Indonesia, Iraq, Malaysia, Saudi Arabia and Thailand and our customers are projected to comprise mostly of Independents for the fiscal year ended March 31, 2015. Our business in this segment is largely offshore, but with a large revenue component from land well testing and intervention operations in the Middle East and North Africa.

    Almost all of our offshore business within the segment is related to either the development of new deepwater fields, or the production enhancement of existing brown fields. Our deepwater development activity, largely through long-term contracts held in Australia, China, India and Indonesia, typically comprises well clean-up packages, large bore subsea completion landing strings and well intervention services. A large number of these deepwater developments are gas fields and, as a result, we have developed a strong track record and recognized technical capability in the clean-up, fluid sampling and metering of high flow rate gas wells. Offshore production enhancement services offered by us include our well unloading units in the Gulf of Thailand and offshore Malaysia, well intervention services and well surveillance services using our clamp-on sonar technology.

    The majority of our land activity within the Asia, Middle East and North Africa segment is in Algeria, Egypt, Iraq and Saudi Arabia. In Algeria and Saudi Arabia we have a strong rigless land based well test and intervention business as a result of long-term NOC contractual relationships. Egypt and Iraq have a different customer base comprising mostly land-based IOC and independent operators. In Egypt and Iraq we offer a broader range of well test, intervention, fluid sampling and analysis, metering and production system services than in the larger Algeria and Saudi Arabia markets. In Kurdistan, we recently signed our first contract for our early production systems.

    Within Asia we have non-consolidated interests in two joint venture companies through partnerships with Petroleum Well Logging Company Limited, a subsidiary of Petro Vietnam Drilling and Well Services Corporation ("PVD") in Vietnam and China Oilfield Services ("COSL") in China. See "—Joint Ventures."

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  North and Latin America.  This segment accounted for 24% of our total revenue in the fiscal year ended March 31, 2014. Our North and Latin America business is predominantly offshore where we offer well test, subsea completion landing string and intervention services in our core markets comprising Brazil, Canada, Gulf of Mexico and United States, plus a planned expanded presence in Mexico.

    Our business in Brazil has been built on a long-term relationship with the NOC to which we have been supplying services, on a continuous basis, since 1992. This business has historically been comprised mainly of offshore well testing services but has recently expanded to include onshore well testing activity and some important offshore well intervention and wireless well contracts. A large proportion of these offshore services are associated with deepwater and pre-salt reservoirs. Our wireless well system contracts, for the supply of subsea advanced reservoir testing systems allow our customers to monitor their subsea wells, post-abandonment, for long-term reservoir characterization and interference testing. These wireless well systems contracts provide a good example of how our new technologies can be of high-value to our customers. In this case, for optimum field development planning, it was necessary for the customer to have accurate and reliable long-term reservoir pressure and temperature data. Our business in Latin America outside Brazil is growing with both an increased presence in Mexico and additional sales into Venezuela planned.

    Our North America business is focused on the United States land, Alaska, Canada and U.S. Gulf of Mexico markets. Our United States land market business, headquartered in Houston, Texas, is currently being driven by unconventional tight oil and shale gas activity for which we provide a range of well clean-up, PowerChokes® and well testing services. Our focus within this market is largely on the Eagleford and Bakken basins. Within the U.S. land market, we also have a growing pipeline services and portable flarestack business, which serves the downstream oil and gas market sector, and an extensive cased hole services and well intervention capability. Our U.S. Gulf of Mexico business is predominantly deepwater and comprises a mixture of subsea landing string, well testing and intervention activity with IOC and Independents. We are currently seeing a high rate of growth in this market which has now recovered to pre-2010 Deepwater Horizon activity levels. The majority of our business in North America is contracted on a call-out basis under master services agreements with key customers, however for more specialized services that are required for future Gulf of Mexico deepwater developments, such as our large-bore subsea completions strings, we hold a number of longer term, fixed rental contracts.

        We manage our operations through the above geographically-based segments. Each of these segments is responsible for the delivery of our products and services, maintaining our customer relationships, securing and managing contracts, developing our organizational capabilities and ensuring that operations are conducted safely and in full compliance with any legislative, internal and customer requirements. To support our geographical segments, we have also established service teams that are responsible for product development, research and development, service delivery standards, quality and competency.

Our Industry

        We provide a broad range of highly specialized services that comprise (1) well test and appraisal services, (2) subsea, completion and intervention services, and (3) production services. Our services span the full lifecycle of an oil and gas field from exploration and appraisal, to development and completion, to production and abandonment. The markets in which we operate, where we provide services for technically challenging and critical wells in often difficult and remote locations, typically have high barriers to entry. Our estimate of the global market for our well flow management services is approximately $9 billion in calendar year 2013 and we estimate that this market sector will increase by approximately 10% in calendar year 2014 compared to calendar year 2013.

        The market dynamics that affect our business are driven by the following underlying factors:

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  Increasing global demand for oil and gas that is driving higher E&P spending.  The oil and gas industry benefits from increased consumption of hydrocarbons, with future demand for oil and gas on a long-term upward trend, caused in part by the industrialization of China, India and other emerging market countries. To satisfy current demand for hydrocarbons, Cowen and Company estimates that total global exploration and production capital spending will increase by 4.0% in calendar year 2014 to $687 billion, based on a survey of 466 oil and gas companies in its January 2014 "Original E&P Spending Survey".

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  Sustained exploration and appraisal activity.  As the production rates for mature oil and gas fields decline, IOCs, NOCs and independent E&P companies are under pressure to replace reserves through the discovery of new fields and reservoirs. Spears and Associates estimate that annual seismic and other geophysical equipment and service spend will increase from $13.0 billion in calendar year 2010 to a record high of $17.0 billion in calendar year 2014. It is this recent trend in seismic spend that is anticipated to be a key driver for appraisal drilling and testing activity. Recent offshore discoveries in both mature markets; such as the Gulf of Mexico, Norway and the United Kingdom, and frontier markets such as the Mediterranean, Mozambique and Tanzania indicate that there remain some significant reserves to be found.

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  Increasing deepwater drilling and development activity.  Deepwater investment continues to increase as a result of deepwater discoveries in areas such as Angola, Brazil and the Gulf of Mexico. We believe that between calendar year 2013 and calendar year 2020 both the subsea equipment and subsea services market segments will be some of the fastest growing segments in the oilfield services industry. Douglas-Westwood estimates that, based on the current pipeline of projects in water depths greater than 500 meters, deepwater capital expenditure on drilling, hardware and installation services could potentially increase from $27.8 billion in calendar year 2013 to $71.6 billion in calendar year 2018. According to Douglas-Westwood, deepwater drilling and completion spend on subsea wells could potentially increase from $9.2 billion in calendar year 2013 to $20.6 billion in calendar year 2018, representing a CAGR of 20.8% and 17.5% per year, respectively. During the same period, Douglas-Westwood forecasts the number of subsea tree installations to potentially increase by up to 80%, or a CAGR of 12.5%.

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  Robust demand for early production and production enhancement solutions.  Despite elevated exploration and development activity in recent years, oil supply has only experienced modest gains, highlighting the difficulty in overcoming the natural decline rates of existing large and mature fields. The International Energy Agency estimates that in order to overcome the decline in production from existing fields, and to keep pace with projected demand increases, new production of approximately 40 million barrels of oil per day (an amount equal to nearly 44% of 2013 global oil production) must be added by 2035. A significant number of new wells will be required to make up for declines in production from existing fields and the projected increase in global oil demand. In addition to new wells, producers are continually looking at ways of accelerating production from new fields and enhancing production from existing fields.

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  Heightened focus on quality, safety and environmental factors.  Our customers are increasingly focused on well integrity, quality of well construction, operational safety and environmental stewardship, especially in the offshore environments where we routinely operate. The services we provide are critical in achieving these goals. As such, our reputation as a high-quality, trusted service provider positions us well to benefit from this industry trend.

Competition

        While a number of companies operate in the upstream oil and gas services sector, direct competition with our service offering and capability in the offshore market sector is relatively limited. The number of competitors that we face in our markets largely depends upon the technological barriers to entry. In high cost, deepwater, HPHT markets, quality and technology requirements tend to drive procurement decisions by customers. In frontier markets, competition is more capability driven as customers require service companies to support them in locations where there may be equipment, infrastructure and capability limitations. In less technically differentiated markets, such as land, procurement decisions by customers are largely a function of price.

        Competition offshore is limited, particularly in challenging, deepwater or frontier markets such as Angola, East Africa and the Mediterranean, as compared to more mature onshore markets, such as the Middle East, North Africa and North America, where an increasing number of regional and local companies offer competing services. In some markets where we have considerable presence and history, such as Norway and the UK, or where there are high technology requirements, we have a high market share reflecting our market leadership position. In other markets, such as North America, where services have been more commoditized and there are a larger number of competitors, our market share is significantly lower. Our primary competitors in offshore markets are Halliburton and Schlumberger, both of whom offer a complete range of products and services to compete with us. Beyond these competitors, our competition is typically limited to specific service offerings or geographic markets.

        In the high-value, technically challenging market for large bore subsea completion landing strings, we are the market leader and face competition primarily from Schlumberger. Due to the considerable investment in technology and track record required to compete in this business, there are few other competitors that can offer the necessary landing strings and related equipment required by our customers.

        In the onshore well testing, there are a number of other international companies, such as Tetra and Weatherford International, and regional companies that compete with us. We experience competition in offshore well testing primarily from Halliburton and Schlumberger. For offshore well testing, Schlumberger and we are the two market leaders with Halliburton investing significantly in recent years. In the international offshore well test market, we estimate that our market share has historically remained roughly similar to that of Schlumberger and we expect this dynamic to continue given the technical expertise required to deliver these services, the risk aversion of customers of the purchasers of the services (as any delays could result in substantial lost revenue and significant extra cost) and relative price insensitivity.

        Competition within the subsea completion and wireline intervention market is extensive, strong and varied with numerous participants. However, within the offshore and more remote locations markets, competition reduces to the large international service providers such as us, Halliburton and Schlumberger. For land based operations, competition within the well intervention market is much more extensive, with a larger number of international, regional and local providers, such as Al Mansoori, MB Petroleum, Qinterra and Weatherford International.

        In our production systems service we specialize in modular and fast-track early production facilities and production enhancement packages. Our approach to the market is extremely customer focused and involves extensive engineering, supply chain management and manufacturing flexibility. These strengths differentiate us from our competitors and, therefore, we believe that we typically face limited competition on fast-track projects.

Our Services and Products

        We provide a range of well flow management products and services across three areas of capability, namely well test and appraisal services, subsea, completion and intervention services and production services. Our products and services within these segments are offered to our customers either as discrete offerings or integrated solutions, as per their requirements and needs. Service delivery to our customers is managed by our regional operations teams. These teams are supported by a global service structure that includes technical specialists and subject matter experts in their respective fields with responsibilities for technological development, consistency of service, product quality and employee technical competency.

Services and Products	Fiscal Year Ended March 31, 2014 Revenue (U.S. $ in thousands)	% of Fiscal Year Ended March 31, 2014 Revenue	Description
Well Test and Appraisal Services • Surface well testing • Exploration and appraisal ("E&A") subsea test trees • Drill stem testing ("DST") • Fluid sampling and analysis • Wireless well systems • Expro PowerChokes® • Burner boom sales	700,054	51%	Services used for (1) the safe production, measurement and sampling of hydrocarbons from a well during exploration and appraisal testing of a new field, (2) the flowback and clean-up of a new well prior to production or (3) in-line testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information, it is possible for the operator to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity
Subsea, Completion and Intervention Services • Large bore subsea completion landing strings • TCP • Wireline intervention	489,778	35%

A well completion consists of providing the in-well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Subsea landing string services are required to install the subsea completion string into the well. TCP services are used to perforate the casing to provide a flow path for the hydrocarbons from the reservoir to the well. Intervention services are used to subsequently service and monitor the performance of the well.

Services and Products	Fiscal Year Ended March 31, 2014 Revenue (U.S. $ in thousands)	% of Fiscal Year Ended March 31, 2014 Revenue	Description
Production Services • Production systems • Expro meters	194,759	14%

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Our production systems are provided for two main applications (1) early production facilities to accelerate first oil from a field and (2) production enhancement packages to increase production rates from mature fields. Expro meters facilitate the non-intrusive surveillance of production and injection wells or pipelines.

Well Test and Appraisal Services

        Our well test and appraisal services constituted 51% of our revenue in the fiscal year ended March 31, 2014 and are typically used either during the exploration and appraisal testing of a newly discovered reservoir, the clean-up of the well prior to production or the in-line testing of the well during its producing life. We can provide our well test services on land or offshore, in shallow or deepwater environments, including for critical, high rate, sour or HPHT wells. As an integrated services provider we offer our customers customized well test packages that include surface well testing services, E&A subsea landing strings, DST services, fluid sampling and analysis services, wireless well services and PowerChokes® services. One of our specific areas of expertise is the provision of well test and clean-up services for high flow rate gas condensate wells. We also have an equipment sales business that focuses on the assembly and sale of burner booms and well testing equipment.

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  Surface Well Testing

    Our surface well testing services are typically used for the purposes of (1) exploration and appraisal testing, (2) well flowback and clean-up, and (3) production testing.

    We offer the technology and expertise to provide an integrated package of E&A well testing services. We have extensive E&A experience, from remote land to frontier deepwater environments, and particular strengths in the testing of deepwater, subsea wells. For exploration and appraisal testing our surface well testing services are regularly combined with E&A subsea landing strings, DST services, fluid sampling and analysis services and wireless well services.

    For well flowback and clean-up applications we can provide onshore and offshore customized frac flowback and well clean-up packages. We have a particular focus on the safe provision of high rate gas well clean-up and flow measurement services. Flowback packages can include Expro PowerChokes® manifolds, hydraulic control systems and portable flare stack services. Our clean-up packages incorporate surface production and pre-production equipment, high rate gas flow rate measurement, water handling and treatment and solids handling systems.

    Some of our customers require surface well testing services to measure production rates from wells during the production phase of the field. This is common in old fields where there may not be a test separator or existing means of measuring flow rates from the well. Production testing usually comprises a surface well testing package only, as the well has already been completed, with fluid sampling and potentially well intervention services. Production data obtained from our in-line testing services is typically used to identify underperforming wells and potential production enhancement or optimization opportunities.

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  E&A Subsea Test Trees

    As part of our well test and appraisal package for deepwater reservoirs we can provide a range of subsea test trees for standard, high pressure and high debris applications. These subsea systems facilitate the control and isolation of the subsea well in the event that it needs to be secured for the emergency disconnect of the drilling rig during the exploration or appraisal test. Since 1984, we have completed over 1,000 exploration and appraisal well tests using our subsea test strings.

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  Drill Stem Test (or DST)

    For exploration and appraisal testing, we provide a range of DST tools to control flow from the well during the testing program. Our core highly specified DST tools, which are rated to 15,000 psi and 350°F (and up to 450°F for some tools) are respected across the industry and have a proven track record for over 20 years. The addition of our new-generation DST tools, including the fast-acting ExACT circulating and test tool; the high-strength BigCat HPHT retrievable DST packer and our patented self-fill tubing test valve, means that we can provide fully integrated solutions across the exploration and appraisal phase for all well types environments; including deepwater, HPHT and ultra high pressure.

    We have vast operational experience both onshore and offshore, with more than 500 DST jobs successfully completed in more than 20 countries worldwide since 1994.

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  Fluid Sampling & Analysis

    Our fluid sampling and analysis services are critical during the appraisal phase of the field and can be used as part of a well testing program or to support open hole logging operations.

    We seek to address the challenges in reservoir engineering and pressure volume temperature ("PVT") analysis techniques with a complete range of sampling services. These services include tubing conveyed bottom hole sampling, wireline, wellhead, separator sampling and also sample transfer systems. Our sampling tools and sample bottles are designed to cope with the extremes of pressure, temperature and the corrosive fluids encountered in deep, sour wells. Our single phase bottom hole non-reactive samplers, sample carriers and surface sampling equipment employ advance technologies designed to ensure we can obtain representative reservoir fluid samples.

    For logging operations, our SmartLab™ system is designed to determine the quality and contamination level of samples retrieved and can be tailored to measure numerous parameters (including hydrocarbons, water and trace elements). For wellsite sample analysis, our TurboPVT™ is a compact system that allows customers to obtain PVT onsite well fluid analysis results in as little as eight hours, which aids working in remote locations where logistics are challenging. We also provide a range of PVT and advance hydrocarbon, H2S, mercury and unknown solid analysis services from 3 technical centers in Europe and 9 satellite laboratories world-wide.

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  Wireless Well Systems

    Our CaTS™ wireless well systems use electromagnetic ("EM") data communications technology to transmit low frequency EM signals from downhole to surface, or surface to downhole, using the well's tubing or casing as the transmission medium. The system can be retrofitted into existing wells using either wireline or coil tubing, or alternatively, may be tubular deployed.

    Our CaTS EXchange™ wireless surface readout system is run with the DST string provides real time bottom hole pressure and temperature data on demand throughout the well test. Having access to this data provides confidence in data quality and quantity and facilitates early decision making and the real-time optimisation of the well testing program. For extended reservoir monitoring, we also provide CaTS™ wireless well systems for permanently abandoned E&A wells, zones or pilot holes. Other applications of our CaTS™ wireless well systems include production monitoring and well barrier verification.

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  PowerChokes®

    Our Expro PowerChokes® line service designs and manufactures automated chokes, relief valves, drilling rig controls and multiple other products for drilling, well test, flowback and production applications. Our products are designed and manufactured to provide advanced chokes and related equipment for the most rugged oilfield applications.

    With advanced material, design and engineering technology, we have become the industry leader for reliable severe service choke applications. From coiled tubing to snubbing, frac flow backs, well cleanup and production applications, underbalanced operations and managed pressure drilling, our PowerChokes® products have been developed to provide superior toughness, operability, ease of maintenance and cost-effectiveness. Our PowerChokes® equipment is utilized in all oil- and gas-producing regions of the globe. We generate approximately 50% of our revenue with sales of our PowerChokes® equipment and the other 50% with service packages related to such equipment.

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  Equipment Sales

    We manufacture and sell a range of burner boom and well test equipment. Our burner booms can either be provided with horizontal or vertical racking configurations, and include innovative technology for durability and reliability. A typical boom package consists of the boom, mast, burner platform and rigging. We also offer hull integration engineering to meet hull classification authorities.

    We also offer well test equipment, including three phase test separators, steam heaters, multi-sensor relief valves, data acquisition systems for real time monitoring, on-line gas analyzer systems, emergency shutdown panels, diverter manifolds and pressurized surge tanks. In addition, we offer frac flow back equipment that can be utilized in combination with the well test products.

Subsea, Completion and Intervention Services

        Our subsea, completion and intervention services product sector constituted 35% of our revenue in the fiscal year ended March 31, 2014 and include the provision of large bore subsea completion landing strings, slickline well intervention services and TCP services. As a leading provider of large-bore subsea completion landing strings we have a successful track record and technical capability, with many of our IOC customers, which have selected us as their preferred supplier for many critical projects.

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  Large Bore Subsea Completion Landing Strings

    Our large bore subsea completion landing strings and control systems deliver critical well control functions in completion and intervention operations, providing secure well status in the event of an emergency. Our large bore subsea completion landing strings can be used with both horizontal and vertical tree systems, and we can provide a number of specialist large bore, high pressure, high debris and coiled tubing cutting capabilities. In order to strengthen our market-leading position, we continue to invest a significant percentage of our capital expenditures in the development of our landing string technologies. We believe that we have an unparalleled track record in delivering completion landing string services and since 1998 have installed over 750 subsea completions with our subsea completion landing strings. Our subsea systems have unique technical advantages, which make them suitable for the most demanding environments, such as: a design qualified for high debris environments and with excellent coil cutting capabilities; technology suitable for high energy environments such as high rate gas wells; and the use of Inconel material for all main components, that provide excellent corrosion resistance and durability at high pressures and temperatures. Our controls technology has also been specifically designed for subsea completion landing string safety systems where reliability is the highest criteria. Our control systems' unique architecture provides multi layered redundancy and eliminates the exposure of safety critical electronics to harsh well conditions. Our dual input configuration includes fast valve response times ensuring rapid well security in an emergency situation.

    Given the technical challenges of most subsea wells, we have developed a specific team to manage the delivery of subsea completion landing string and associated services. This experienced team has an excellent track record in project delivery and execution. The systems for project delivery has its own independent accreditation to ISO 9001:2008 allowing focus on the project management process to ensure all delivery criteria are met.

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  Tubing Conveyed Perforating (or TCP)

    We provide our customers a wide range of perforating services, deployed on slickline, electric line and tubing, and employing an operational workforce of highly trained and qualified TCP personnel across our global bases for field operations and onshore support. We maintain a stock of equipment and inventory, centrally in our European and U.S. shipping hubs, to service our global business. Our gun systems are provided by leading manufacturers, providing a full range of types and batch traceability of components to source. We work very closely with local logistics and supply organizations to ensure that our transport and handling of explosives is compliant, not only with United Nations directives, but also with any country-specific regulations.

    We provide a wide range of in-house designed and engineered firing heads, including mechanical, hydraulic, pyrotechnic time-delayed and electronic trigger types. We also have slickline retrievable firing heads and those compatible with coiled tubing. Our firing heads boast a success rate of greater than 99%. At our hub in Broussard, Louisiana, we deliver service-related training to employees, which can also be exported to our operating locations across the world. We also provide a TCP job planning, design and analysis service for our customers, where our experienced petroleum engineers utilize industry standard modeling software such as 'WEM' and PulsFrac™.

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  Wireline Intervention

    We are a leading international provider of offshore slickline services and employ more than 900 specialists globally who perform on average over 6,000 wireline runs each month. Our experience, technical excellence and innovation allows us to deliver tailor-made solutions to meet our customers' well data needs—providing the enhanced data they need, when they need it. We can provide multi-functional deployment equipment for rapid deployment on land, platform and deepwater subsea conditions globally.

    Our most common intervention service is slickline. We provide every type of slickline capability, from basic completion intervention applications to advanced services with highly trained competent experts. In addition to standard 0.108" slickline, we also offer 0.125" and 0.160" slickline, which provide performance capabilities similar to braided cable. We can also accommodate customer requirements in relation to pressure control, with equipment ranging from 3" to 7-5/8" and from 5K psi to 15K psi. In addition to slickline, we also provide a braided line service with cables ranging from 3/16" to 5/16" in size. Our electric line services enable our customers to understand and optimize their well and reservoir production on a real-time basis. Based on the need of our customers, we provide perforating, production logging, or well integrity evaluation services in addition to our cased-hole suite of tools, to ensure that their wells reach their full production potential.

    We support our customers in managing their well integrity through a range of services that include our SafeWells™ well integrity data management system, well integrity consulting and engineering, well integrity services (such as tubing caliper surveys, Hawkeye downhole video and camera services, wellhead maintenance and leak detection services and well barrier and well integrity monitoring). Monitoring services include well barrier verification, well integrity monitoring and flow assurance. Our downhole video camera technology can also be used to assist in fishing operations and minimize costly operations.

Production Services

        Our production services contributed 14% of our revenue in the fiscal year ended March 31, 2014 and includes a range of highly engineered and tailored early production, production enhancement and well surveillance solutions.

        We provide our customers a range of production systems and services that have allowed them to accelerate first oil, optimize production from existing fields and enhance production from mature, declining fields. These services include the provision of early production facilities, modular production systems, seawater injection packages, gas compression packages, production enhancement packages and non-intrusive sonar metering well surveillance services.

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  Production Systems

    To accelerate our customers' ability to generate positive cash flows, we provide early production facilities to accelerate first oil and gas production. Our solutions enable our customers to create new developments on stream more quickly and ahead of permanent facilities being installed, thus offering compelling financial and operational benefits. In addition, our early production facility solutions can be used for small reserves that would otherwise be uneconomic to produce with a permanent facility. Through our team's experience we have an established track record for delivery of early production facility projects on the tight timelines our customers require. We achieve this by constructing our early production facilities around modular, prefabricated equipment with reconfiguration flexibility for production optimization. In the field, our experienced personnel operate these production systems, with state-of-the-art control and safety systems, including real-time monitoring and data acquisition services.

    Our production enhancement packages enable our customers to enhance reservoir recovery rates through the realization of oil and gas production that was previously trapped within the reservoir. We typically provide these production enhancement packages and well unloading units together with water handling and treatment plants; seawater injection packages and gas compression and injection packages.

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  Expro Meters

    Our Expro Meters well surveillance technologies allow our customers to optimize oil and gas production from their assets to enable them to maximize their return on investment. We use both passive and active clamp-on SONAR flow measurement products to address a wide range of flow line conditions encountered in oil and gas applications. Our PassiveSONAR™ meter is well suited for high liquid loading multiphase flows typical of black oil wells and low pressure gas wells. Our ActiveSONAR™ is well suited for gas and gas condensate wells in heavy schedule pipes. SONAR is one of our newer technologies and as such we are continually learning about new applications and limitations for the meters. We recently completed a 300 well surveillance contract in Iraq where our SONAR meters were used to measure black oil production rates from onshore producing wells to allow electrical submersible pumps, and production, to be optimized.

Research and Product Development

        As a well flow management specialist focused on deepwater, frontier and exploration environments, we work with increasingly complex well designs, water depths, reservoir pressures and temperatures, as our customers seek to extract oil and gas from more technically challenging fields and reservoirs. We are therefore constantly looking at ways of improving the functionality and specification of our equipment and the methods by which we help our customers appraise their reservoirs, develop their fields and optimize their production.

        We currently have a number of research and development centers based in Europe and the Commonwealth of Independent States, including our group engineering centers in Stirling and Aberdeen, United Kingdom; our Expro Petrotech fluid sampling and metering technology center in Haugesund, Norway; and our Wireless Well Systems research and development center in Ringwood, England. A number of our Europe and the Commonwealth of Independent States customers collaborate with us in the development and field application for new technologies.

        In Houston, Texas, we develop and manufacture a number of our technologies including our PowerChokes® choke systems and Hawkeye downhole video cameras. In Wallingford, Connecticut, we have a research and development facility for our clamp-on sonar metering research, development and manufacturing.

        All of our centers of excellence are staffed with highly skilled and qualified engineering and support personnel to ensure the integrity and innovation of our products.

Location	Function
Stirling, United Kingdom	New product development
Aberdeen, United Kingdom	ETC subsea technology center
Ringwood, United Kingdom	Wireless well systems
Haugesund, Norway	Fluid sampling and metering
Houston, Texas	Downhole video technology
Houston, Texas	PowerChokes®
Wallingford, Connecticut	Expro meters
Broussard, Louisiana	Drill stem test tools

        We encourage ideas and concepts for new products and services from within Expro, and these come from a number of sources including internal product technical reviews and external relationships with our customers, universities, research laboratories, government and industry initiatives. All proposals are evaluated and managed using a stage gate process to control progress, costs and resourcing of new ideas from conception to the delivery of commercial products into the field. The stage gate process is widely used in industry for the development and delivery of new products and has been customized to our individual purpose, while retaining all of the systems and controls of a standard approval process. Each stage of work is ended by a gate under the control of a steering group. These gates are used by management to test the viability and progress of the new product through the defined stage of work.

        While we hold over 75 U.S. patents and over 230 related international patents, which are patents that are registered as the same patent in multiple jurisdictions, covering various products and processes, we do not consider any individual patent or series of patents to be material to our business as a whole.

Sales and Marketing

        Our sales and marketing function is led from corporate headquarters in the United Kingdom. Our sales and marketing approach is multi-level and varies according to our customers' organizational structure, decision making and procurement processes. Sales and marketing resources are assigned to regions, services and key global accounts, which are assigned to key global account managers, and we manage our relationships with our customers at country operations, regional headquarters and corporate levels.

        To manage executive level relationships with our largest global accounts we have a global account management team. Our global account managers are located close to their customer subject matter experts and decision makers. Local sales and marketing efforts are led by regional management teams and it is at this level that we maintain our closest relationships with our national oil companies. To complement and support the regional sales teams and global account management structure, we also have a service technical sales organization that assists with the technical sales of our products and services and marketing initiatives and ensures our product development initiatives are fully aligned with our customer needs.

        When we bid for contracts, customers typically evaluate our proposals according to a number of criteria that may include health, safety and environmental performance, track record, technical capability, local content and pricing. The weighting of these criteria will depend upon the availability of the services within the market, technical requirements, competition and commercial sensitivity of the supplier's prices and rates in relation to the project economics. We believe our reputation, technical capabilities and track record enable us to qualify for the large majority of contract tender processes.

Customers

Customer Base

        We have an extensive global customer base comprising a large number of blue chip IOCs, NOCs and independent E&P companies from all major oil and gas locations around the world.

        Key categories of our customers include:

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  International Oil Companies.  IOC customers accounted for 31.2% of our revenue in the fiscal year ended March 31, 2014. IOCs tend to have strong balance sheets, are technologically sophisticated and are driven by corporate targets such as earnings growth and reserves replacement. As a result, IOCs tend to focus on large and challenging reservoirs that require the latest technologies to appraise and develop. These fields are often in frontier locations and environments that push the limits of deepwater technologies, equipment functional specifications, pressure and temperature capabilities. Relationships with IOCs are highly technical in nature and driven by global service quality and reliability. Our interaction with IOCs occurs at all levels of executive, supply chain, technical and operations management. Procurement strategies with IOCs can be driven globally or regionally, where there may be local regulations or partner requirements to comply with. Due to the long-term nature of IOC field development activities an increasing number of IOC contracts are moving towards preferred supplier type relationships with longer contracting terms. IOC customers include BP, Chevron, ExxonMobil, Shell and Total.

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  National Oil Companies.  NOC customers accounted for 22.1% of our revenue in the fiscal year ended March 31, 2014. NOCs, as government owned or controlled companies, often have a national interest based program and focus on the development of national reserves for the benefit of their respective countries. An increasing number of our NOC customers also have rapidly expanding international portfolios as they diversify their interests across geographies and energy market sectors. NOCs have become increasingly important customers for us and represent one of our fastest growing customer bases. NOCs are prevalent in areas where there are extensive reserves that have largely been under-exploited, such as the Middle East and South America. As NOCs have traditionally had limited access to international markets and practices, service companies such as us can be vital in terms of providing the technologies, equipment and expertise required to unlock the potential of their reservoirs. NOC customers include CNOOC, PEMEX, Petrobras, Petronas, Sonatrach and Statoil.

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  Independent E&P Companies.  Independents accounted for 35.7% of our revenue in the fiscal year ended March 31, 2014 and range from relatively large, international and publicly traded companies to very small operators that operate a single lease. Some of our Independents customers operate in multiple regions and technically challenging frontier and deepwater environments. Independents are flexible and regularly work on a fast track basis to develop fields and accelerate first oil to monetize their investments as quickly as possible. The majority of our revenue with Independent companies is generated in Sub-Saharan Africa and Asia markets. Independent customers include Apache Corporation, BHP Billiton, Caracal Energy, Coastal Energy Company, Husky Energy, Lundin Petroleum and Tullow Oil.

Customer Type	% of Fiscal Year Ended March 31, 2014 Revenue	% of Fiscal Year Ended March 31, 2013 Revenue	% of Fiscal Year Ended March 31, 2012 Revenue
IOC	31.2%	29.6%	28.9%
NOC	22.1%	21.4%	21.3%
Independent	35.7%	35.4%	35.1%
Service Company	5.7%	8.0%	8.6%
Other	5.3%	5.6%	6.1%

Total	100.0%	100.0%	100.0%

        Our top ten and twenty customers accounted for 52% and 68%, respectively, of our revenue in the fiscal year ended March 31, 2014. No single customer represented more than 8.4% of our revenue in the fiscal year ended March 31, 2014. Three NOCs are present within our top ten list of customers. Many of our customers, especially a number of our largest NOC and IOC customers, have long-standing relationships with us and have used our services for numerous years to help them appraise their reservoirs, develop their fields and manage their production.

	Customer	% of Fiscal Year Ended March 31, 2014 Revenue
1	NOC 1	8.4%
2	IOC 1	7.4%
3	IOC 2	6.6%
4	IOC 3	6.2%
5	IOC 4	6.0%
6	NOC 2	4.9%
7	Independent 1	4.1%
8	IOC 5	3.2%
9	Independent 2	2.9%
10	NOC 3	2.3%
11	Independent 3	2.2%
12	Independent 4	2.0%
13	Independent 5	1.9%
14	NOC 4	1.8%
15	IOC 6	1.7%
16	Independent 6	1.6%
17	NOC 5	1.4%
18	Independent 7	1.4%
19	IOC 7	1.3%
20	Independent 8	1.0%

Contract and Commercial Terms

        Contracting terms vary depending upon product and service line, customer preference and geographical region. These positions are usually influenced by the criticality of the services, uniqueness of technical requirements and competition in the local market. High specification services, such as our large bore subsea completion landing strings, for critical projects where there is limited competition usually result in long-term contracts with dedicated equipment rentals. Where there are lower barriers to entry and increased competition, for example, in markets such as United States land, contract terms are more likely to be on a call-out basis.

        We estimate the percentage of our total revenue for the long-term agreements, call-out orders and purchase/sales contracts for the fiscal year ended March 31, 2014 as follows:

Type of Agreement	Type of Rates	% of Revenue for the Fiscal Year Ended March 31, 2014
Long-term agreements	Long-term, fixed, rental rates	44%
	Call-out rates	32%
Call-out orders	Call-out rates	14%
Purchase / sales contracts	Sales terms	10%

        The large majority of our business is contracted through long-term supply agreements' with contract lengths typically between three and five years. These agreements usually have optional extensions and are typically terminable at the customer's discretion.

        Our subsea completion landing string business is highly specialized, with equipment that is typically engineered to customer or rig specific requirements. In many of these contracts, we will be retained for the life of the field given the high cost of changing equipment and service provider. As a result of these factors, the large majority of our subsea completion landing string business is contracted on a long-term basis with fixed monthly rental charges and excellent revenue visibility. Our customer contracts for our completion landing string business (other than those with life-of-field term) typically run for approximately four years.

        Other services that are occasionally contracted on long-term contracts with fixed monthly rentals include well testing or clean-up packages, well intervention packages and early production or production enhancement packages.

        As is customary in our industry, our contracts typically provide that our customers indemnify us for claims arising from the injury or death of their employees, the loss of damage to their equipment, damage to the reservoir and pollution emanating from the customer's equipment or from the reservoir (including uncontained oil flow from the reservoir). Conversely, we typically indemnify our customers for claims arising from the injury or death of our employees, loss of or damage to our equipment or pollution originating from our equipment. Customers also typically indemnify us for claims arising from catastrophic events, such as well-blowout, fire or explosions.

Call-out Terms

        A significant proportion of our business comes from work that is contracted on call-out commercial terms. Under these terms charges are only applicable as and when our services are called out by the customer. Call-out commercial terms are typically applied in:

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  Call-out markets: in certain markets, primarily North America, work is typically "called out" by clients against quotations and master service agreements. Most of our customers have multiple master service agreements with different suppliers for each product or service. Therefore, the supplier that secures the work is usually the one that has immediate equipment availability, the most attractive pricing and the strongest relationship with the customer. As this market is highly competitive and driven by customer relationships and sales performance, there is no guarantee of work. Call-out markets tend to be markets where there are extensive supply chain options available to the customer and largely land-based where there are lower barriers to entry and hence higher levels of competition. Product and services with a high degree of technology or project specific customisation, such as our large bore subsea completion landing strings or early production facilities, are therefore not typically used in a call-out market.

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  Long-term agreements with call-out commercial terms: under some of our longer-term contracts we have "call-out" commercial terms. These are contracts for which we have been awarded a given scope of work by our customer and where the equipment will only be "called out" and paid for as and when it is used. Call-out commercial terms can be applied to any of our contracts should our customer wish to pay for services only when used. We accept call-out commercial terms on a regular basis providing there is either a high level of assurance of activity levels or risks of activity fluctuation can be accommodated.

        Under our call-out arrangements, our customers are typically charged daily operating and standby rates for services, with activity levels governed by pre-agreed or actual operational schedules. As pricing for call-out services is based on planned service levels (for example, the number of scheduled days for a well test or wireline intervention) our financial returns from such call out arrangements may vary based on the comparison between actual activity levels and initial assumptions. Additional charges for unplanned services, as a result of unscheduled testing, maintenance or intervention activities, are not unusual and provide additional revenue. A small proportion of our business, mostly in North America, is contracted under master service agreements terms and compensated solely on a call-out basis.

Revenue and the Field Lifecycle

        We have a well-balanced portfolio with a range of products and services that apply across the exploration, appraisal, development, completion and production phases of the field. These services are used extensively by customers in both onshore and offshore fields. Our technical strengths and quality of service play strongly to offshore markets where the operating exposure of customers is considerably higher than onshore and where higher reliability levels are required.

        In the fiscal year ended March 31, 2014, the largest proportion of our revenue, approximately 45%, was derived from the development and completion phase of the field. Services we offer during this phase include our large bore subsea completion landing strings, tubing conveyed perforating services, well flowback and clean-up services to prepare the well for production and well intervention services.

        Approximately 32% of revenue in the fiscal year ended March 31, 2014 came from the production phase of the field. During this phase we offer a range of services that help the customer accelerate first oil, optimize and enhance production and manage subsurface issues relating to their wells. These services include early production facilities, production systems, metering systems, well integrity and intervention services. The majority of our production systems and well intervention revenue are derived from this phase of the field lifecycle. Activity levels during this phase of the reservoir life are strongly driven by oil price and are categorized as operating expenditure.

        A smaller proportion of our revenue in the fiscal year ended March 31, 2013—approximately 22%—was derived from the exploration and appraisal phase of the field. This revenue is typically derived from integrated exploration and appraisal packages comprising E&A subsea safety system, surface well test, fluid sampling and analysis, DST, wireless well systems and well intervention packages. This is a niche market sector requiring specific technologies, especially for deepwater and high-pressure high-temperature environments. Exploration and appraisal activity has been strong as the industry comes out of a period of high seismic acquisition activity and remains fueled by high oil prices and record levels of E&P investment. Discoveries in a number of frontier environments, such as eastern Mediterranean countries and East Africa, continue to demonstrate that the industry has significant opportunities.

        Revenue associated with the abandonment phase of the field were negligible in the fiscal year ended March 31, 2014, at 1% of total revenue; however this sector has the potential to be a fast growing well intervention market sector given the large numbers of wells and platforms that are scheduled for abandonment in the future.

Field Phase	% of Fiscal Year Ended March 31, 2014 Revenue
Development and Completion	45%
Production	32%
Exploration and Appraisal	22%
Abandonment	1%

Total	100.0%

Seasonality

        We generally have lower business activity levels in the first quarter of the calendar year, in part due to more difficult weather conditions in many of the markets where we are active, such as the UK offshore oil and gas market. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Weather Based Seasonality."

Our People

Employees

        As of March 31, 2014, we employed over 5,400 employees in more than 50 countries. Of our employees, approximately 21% are employed in Europe and the Commonwealth of Independent States, approximately 16% in Sub-Saharan Africa, approximately 23% in North and Latin America, and approximately 28% in Asia, Middle East and North Africa. In addition, approximately 12% of our employees are employed in central corporate and product line roles, based largely in the UK. We hire contract personnel to better manage the workload fluctuations that we face due to the project-driven nature of our business. This model allows our business to maintain the necessary flexibility to address the requirements of specific project needs, such as a peak during a shutdown or turnaround, short-term project demands or gaps and the ability to realign our needs and customer's requirements during fluctuations in economic conditions.

Labor Relations

        We believe that our employee relations are good. We have not experienced any significant labor-related work stoppages for the last three years ended March 31, 2014.

        As of March 31, 2014, approximately 21% of our employees were subject to collective bargaining agreements and are unionized. We estimate that approximately 19% of our workforce is unionized in Europe and the Commonwealth of Independent States, 43% is unionized in the Sub-Saharan Africa region and 35% is unionized in North and Latin America. The structure of our workforce varies across regions.

        We work closely and maintain good relationships with the unions in all locations and with any relevant works councils. As of March 31, 2014, we had one collective labor agreement covering employees in North and Latin America, three covering employees in Europe and the Commonwealth of Independent States and five covering employees in Sub-Saharan Africa. These collective labor agreements are reviewed annually with relevant parties.

        In terms of employee representation, we have the standard representative bodies (union representatives, personnel representatives, employee committee, health, safety and working conditions committee) as required by local legislation.

Learning and Knowledge Development

        We provide our services to industries with needs that are constantly evolving and place great importance on maintaining and developing the knowledge of our employees through training tools, competency processes and structured development programs. We manage competency frameworks for the vast majority of our operational employees. Training and on-the job development are the primary means through which we seek to adapt or enhance the competencies and expertise of our employees. Our suite of programs facilitates training and development in a number of key areas. Our management development program gives our managers and potential managers the necessary skills to grow and improve the business and drive us to greater success. Our graduate development program identifies and develops high-caliber graduates in our core services exposing them to the relevant training and experience to move them to a senior operational role at the end of the program. Also included in our suite of ADVANCE training are specific intensive, focused training programs in key areas of our field service skills and one training service designed specifically for ex-armed forced personnel ("Armed Forces Fast Track").

Recruitment & Retention

        One of our strategic goals is to create a motivated and prepared workforce, proud to join and be part of Expro as the employer of choice in our sector. To achieve this, we attract and develop talent that embraces our values and ensures that we engage with our employees at all levels. In the recruitment market, we believe that we benefit from our reputation both as a high quality service provider and a global employer combining varied career opportunities with tailored training, development and competitive compensation.

        Our sourcing tools increase our global footprint in recruitment marketing activities that provide access to place our vacancies across multiple sources such as our website, job boards and social media channels. This allows us to build and maintain talent pools in key disciplines to pro-actively respond to our recruiting needs. In addition, we maintain relationships with targeted universities, third party suppliers and other agencies, such as ex-armed forces organizations, and participate in recruitment forums and career events in all regions.

        Despite the various recruitment initiatives the availability of experienced engineers and field service personnel is limited and remains a key challenge for the oil services industry. While our Graduate Development, Adjacent Technologies, Armed Forces Fast Track and other ADVANCE programs seek to overcome this issue the recruitment and retention of skilled personnel remains a critical focus for us.

        Retaining key talent in a competitive market such as the oil services industry continues to present a challenge. Through our Employee Development Plan ("EDP") we promote a performance based culture. The EDP empowers employees to succeed in their current job and to develop for the future with the career aspiration discussion enhancing our leadership succession planning. Staff turnover is reviewed and managed on an ongoing basis and we experienced turnover of 10.9% per annum for the period April 2013 to March 2014.

        Recruitment and retention of skilled personnel is a key issue in the energy industry and the continued competition to attract and retain suitably qualified people could lead to higher wages and limit our ability to expand our business. The shortage of skilled personnel is exacerbated by the ageing of the current workforce. Our recruitment efforts are further challenged by the remoteness of, various locations in which we operate.

Supply Chain

        Our global supply chain procures equipment to support our major assembly facilities and regional maintenance bases. Such procurement includes the provision of niche oil and gas original equipment manufacturer equipment and specialty machining services, such as the supply of turn key parts against our proprietary designs, which requires specific tooling and large depth gun drilling machinery. In addition, the supply chain team co-ordinates logistics and inventory management support at both a global and regional level.

        The procurement process is subject to due diligence processes, as a result of which we benefit from a credible and diverse group of suppliers. We require key suppliers to undergo a rigorous internal audit process which rates, among other things, their respective creditworthiness and compliance with health, safety and environmental laws and regulations, reliability, lead times, confidence of supply and their compliance with the FCPA and other similar anti-corruption laws.

        We believe that strong relationships with our suppliers are necessary to gain a competitive advantage as well as ensuring that delivery goals are aligned with the needs of our business and customers. To that end we have built long-term supply agreements with suppliers of key equipment, including;

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  component machining (valve and high pressure component machine shops);

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  hydraulic assemblies (control panels and reelers);

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  key third party rentals (air and steam supply);

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  electronic and hydraulic components (solenoid valves and high pressure connections); and

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  explosive devices we use to provide our TCP services.

Health and Safety

        The health and safety of our personnel remains our critical priority. Our global introduction for new personnel comprises a significant health and safety training. We ensure that mandatory health, safety, environmental and quality core training modules are completed by all of our staff, reinforced by our internal 'House Rules' that every employee, visitor and contractor must adhere to. This is supported by our 'Positive Intervention' framework, which uses effective communication to make interventions that improve safety, quality and the environment. In addition, we have regular ongoing health and safety training for all personnel. Our executive leadership, managers and employees are committed to delivering the highest standards of safety performance. In each of the past ten years, from 2005 to 2014, we have been recognized by RoSPA for the highest standard of global health and safety management and performance by an organization based in, or operating from, Scotland. In May 2014, we were awarded the RoSPA President's Award, which recognized our prior ten consecutive years of gold awards.

        Underpinning our approach to achieving safety performance is our Excellence in Operations initiative, a strategic focus to drive safety and quality across the business with three main themes: safety, service quality and customer care. We monitor progress both against our internal target and the Oil and Gas Producers ("OGP") performance index for contractors.

        The below chart shows our lost time injury frequency ("LTIF"), or the number of lost-time injuries requiring more than one day away from work per million hours worked over a period of the preceding twelve months, as compared against our internal target, which is based on the prior year's OGP average performance index.

	Fiscal Year Ended March 31,
	2014		2013		2012
	Actual	OGP average performance index	Actual	OGP average performance index	Actual	OGP average performance index
LTIF	0.21	<0.77	0.36	<0.60	0.46	<0.70

        We have greatly reduced our LTIF, and as of the fiscal year ended March 31, 2014, had a twelve month rolling average LTIF performance metric of 0.21 compared to a twelve month rolling average LTIF performance metric of 0.36 and 0.46 incidents per million man-hours per year as of the years ended March 31, 2013 and 2012, respectively.

        We strive to create a healthy and safe working environment at each of our operation sites, support bases and other facilities, and minimize our environmental impact through the implementation of a variety of policies. Our program processes include regular internal and external briefings on safety and environmental incidents, issues and themes throughout the organization and with the industry and our customers. Additionally, all our tenders and contracts have sections dedicated to our health and safety record and we believe our focus on these areas benefits our customers by improving reliability and reducing risk and potentially heavy costs associated with accidents.

        Substantially all of our customers' operations are subject to potential hazards that are customary for oil and gas, chemical and refining, and power services business, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Our customers' offshore operations also are subject to additional hazards inherent in marine operations, such as capsizing, grounding, collision and damage from severe weather conditions. See "Risk Factors—Risk Factors Relating to Our Business and Industry—Seasonal and weather conditions could adversely affect demand for our services and operations."

Risk Management

Regulatory Environment

        Our operations are subject to a variety of general and specific national and local laws, regulations and guidelines, in all jurisdictions in which we operate, including labor laws and health and safety requirements, laws and regulations on the conduct of operations, laws and regulations relating to the import and export of goods and equipment, taxation laws, laws and regulations on safety measures and the protection of the environment and the manufacture, management, transportation and disposal of certain materials used in our operations

Environmental Regulation

        Our customers may use and generate hazardous substances and waste in their operations. Customer sites where we work are often subject to national and local laws and regulations relating to the importation, release, transport, handling, storage, disposal and use of, and exposure to, hazardous materials and explosives, and the protection of the environment, including laws and regulations governing air emissions, water discharges and waste management. Protection of the environment and enforcement of existing environmental laws and regulations has become a growing concern since the Deepwater Horizon oil spill in the Gulf of Mexico in 2010. See, among others, "Risk Factors—Risk Factors Relating to Our Business and Industry—We are subject to extensive health, environmental and safety law and regulations." Violation of these laws can result in substantial penalties, temporary or permanent closure of operations and criminal convictions. Our current and past operations could also expose us to liability to third parties for property damage, personal injury and clean-up obligations. We believe that our facilities currently comply, in all material respects, with the applicable material national and regional laws and regulations relating to the protection of the environment and natural resources. As of the date hereof, we are not aware of any material environmental issues requiring investigation or remediation on our behalf.

        We are currently not subject to any material environmental claims, lawsuits, penalties or other actions.

Anti-Corruption Regulation

        We are also subject to anti-bribery laws and regulations, such as the FCPA and the Bribery Act. These regulations prohibit us, our officers, employees and agents from making payments to officials and public entities of foreign countries to facilitate our obtaining new contracts. To the extent we or our officers, employees and agents are found to have violated the dispositions of the FCPA and/or the Bribery Act, we may be subject to criminal sanctions and significant monetary penalties.

        Our activities in certain countries where we operate create the risk of unauthorized payments or offers of payments by our employees or agents that could be in violation of the FCPA, the Bribery Act or other similar laws.

        We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the trade control laws.

        We are subject to the anti-bribery laws, export restrictions and anti-money laundering laws from multiple jurisdictions. See "Risk Factors—Risk Factors Relating to Our Business and Industry—Our global activities are subject to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar laws in other jurisdictions."

Risk Assessments

        We perform periodic anti-bribery specific risk assessments that help us to identify critical risk areas and to prioritize our responses accordingly, such as implementing specific policies, communication, monitoring activities as well as compliance training.

Code of Conduct, Directives and Policies

        Our code of conduct, which has been translated into 16 languages provides principles for the behavior of our employees and is designed to give guidance in critical areas of business conduct, such as commitment to integrity, reporting of actual or suspected breaches, prohibition of bribery and facilitation payments, business partners, political contributions, conflicts of interest and integrity of records. Our directives and polices aim to expand on requirements of the code of conduct by clarifying and formalizing these principles and providing practical guidance.

        Our directives and polices are available on our intranet portal. From time to time, we publish compliance related communication in our internal communications.

Third Party Due Diligence

        Our diligence policy is designed to ensure that we take reasonable steps to mitigate the risk that third parties with whom we deal could cause us legal liability or reputational harm. Prior to engaging with relevant third parties, we undertake an initial risk assessment to evaluate the risks presented by the party and the proposed nature of relationship. As part of our diligence policy, members of the Global Supply Chain Group or our Chief Compliance Officer ("CCO") will assess the risks and diligence to be performed. Depending on the risks identified, due diligence efforts may include collecting information regarding ownership, governance structures and controls, data base searches, interviews and, in some cases, background vetting through external investigative services.

Training

        We provide specific compliance related training to our employees. The level of training received by each employee is based on a risk categorization. Job descriptions contain a risk classification of the duties and responsibilities for the relevant position. Relevant changes in an employee's duties and responsibilities, hiring, reassignment or promotion, requires an evaluation of whether the new duties and responsibilities will place the employee in a new risk category and whether additional training is required.

Reporting of Potential Misconduct

        Our employees are encouraged to report any suspected violation of applicable laws, internal policy, or unethical behavior related to us or our customers and suppliers to their line manager. Alternatively, employees may report incidents directly to the CCO through our anonymous and confidential business conduct reporting line which is toll-free and available 24 hours. An interpreter service is provided in relevant languages and the line is run by trained operators who are independent from us.

Anti-Bribery Control Package

        We are committed to ensuring that our anti-bribery related polices and guidelines are properly applied and monitored. As part of our overall compliance program, we have designed a bundle of anti-bribery specific internal controls for implementation in our high-risk business locations. This bundle of internal controls, the ABC Package, is based on (i) internal risk assessments (as described above), (ii) compliance improvement recommendations made by external advisors, (iii) internal audit reports, and (iv) generally accepted business practices. The controls are related to processes with the objective of achieving a culture and environment in which violations are less likely to occur and controls are less likely to fail as well as to processes with the objective of monitoring single activities and transactions that are perceived to pose a particular risk. As of the date of this offering, we have substantially implemented the ABC Package in 29 global locations in high risk countries. The implementation is supported and documented through a self-developed IT platform, called REMTrak.

Monitoring and Reporting

        We have established a protocol under which the CCO makes a preliminary inquiry into reports of suspected violations of our code of conduct in order to evaluate whether the suspected conduct may cause serious harm to us and to determine appropriate steps for further investigations. Under our protocol, the CCO logs reports of relevant suspected incidents and reports periodically to the audit and ethics committee of Expro International Group Holdings Limited, our indirect parent company ("EIGHL") regarding potential incidents and any actions that have been taken.

        Apart from retaining our books and records for periods required by applicable laws, we have taken steps to ensure availability of records that may be required to safeguard cooperation with legitimate third party requests for information.

Intellectual Property Rights

        We rely on our know-how, experience and track record. As a result, we held over 75 U.S. patents and 230 related international patents as of March 31, 2014, covering various products and processes. No individual patent or series of patents is considered material to our business as a whole.

Legal Proceedings

        We are routinely involved in litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. We are also currently involved in discussions with local tax authorities in certain countries in which we operate regarding potential outstanding tax liabilities.

        In the opinion of our management, none of our existing litigation, claims or disputes will have a material adverse effect on our financial position, results of operations or cash flows.

Property

        We lease or own a variety of properties, including facilities, administrative offices, staff accommodation and warehouses, throughout the world. The vast majority of our properties are leased.

        Our principal facilities are:

Place	Tenure	Use	Size (approximate square feet)	Lease terminates
Aberdeen, United Kingdom	Leasehold	Office/light industrial	231,000	2014 - 2028
Stavanger, Norway	Leasehold	Office/light industrial	88,081	2015
Bergen, Norway	Leasehold	Office/light industrial	44,277	2022
Macae, Brazil	Leasehold/Owned	Office/light industrial	74,000	2021 - 2022
Broussard, Louisiana, USA	Leasehold	Office/light industrial	83,456	2018 - 2020
Takoradi, Ghana	Leasehold	Office/light industrial	132,860	2014
Luanda, Angola	Leasehold	Office/light industrial	134,312	2016
Al-Khobar, Saudi Arabia	Leasehold	Office/light industrial	354,240	2017
Hassi Messaoud, Algeria	Leasehold	Office/light industrial	236,810	2018
Batam, Indonesia	Leasehold	Office/light industrial	97,668	2013 - 2014

        We believe that our property portfolio is adequate for our present needs. However, we continually review, upgrade and expand our operational facilities. Site expansion or moving to larger facilities is currently ongoing in Angola and Brazil and we plan expansion or moving for a number of locations, including Algeria, North America, Norway and Saudi Arabia.

Insurance

        We carry a variety of insurance cover for our operations that is customary for businesses of similar size that operate in our sector and markets. We set deductibles for certain policies in amounts that we believe to be standard and reasonable. We maintain insurance for the main risks indicative of our sector: general liability, environmental liability, employee injury, property, cargo and auto liability. We also maintain business interruption insurance for our key locations and U.S. Windstorm property insurance as applicable for U.S. facilities.

        As of the date of this prospectus, we have not experienced any significant uninsured loss or damage to any of our assets.

Joint Ventures

        Within Asia we have non-consolidated interests in two joint venture companies through partnerships with PVD in Vietnam and COSL in China. Both of these joint venture companies provide us access to markets that otherwise would be challenging to penetrate and develop effectively on our own.

        Our PV Drilling Expro International Company Limited ("PVD-Expro") joint venture in Vietnam, in which we own a 49% interest, offers the full suite of our products and services to the domestic Vietnam market and has a track record in the provision of offshore well testing and subsea completion landing string services.

        We also currently own a 50% interest in the joint venture COSL-Expro Testing Services (Tianjin) Co. Ltd ("CETS"), with COSL owning the remaining 50% interest. The CETS joint venture in China offers extensive offshore well testing capabilities and has a strong market share with NOC, IOC and Independent customers. See "Related Party Transactions." For further information, see the audited financial statements and the related notes of CETS which are included as an exhibit to the registration statement of which this prospectus is a part.

Divestitures

        On May 2, 2012, we sold our C&M business, comprising the Tronic and Matre brands, to Siemens AG for a purchase consideration of $616.2 million.

 MANAGEMENT

        In this "Management" discussion, we use the term "we," "us" and "our" to refer to Expro Oilfield Services PLC, except where the context otherwise requires. "Group" refers to Expro International Group Holdings Limited and its consolidated subsidiaries, collectively.

Composition of Our Board of Directors

        Upon the completion of this offering, our board will consist of          directors. The board of directors currently consists of four members. The following table sets out the name, age and position and the year of first appointment for each of the directors to our current board.

Name	Age	Position	Year of first appointment
Charles Woodburn	43	Director	2014
Michael Jardon	44	Director	2014
Jean Vernet	53	Director	2014
John McAlister	48	Director	2014

        The business address of each of our directors is First Floor, Davidson House, Forbury Square, Reading, Berkshire, RG1 3EU, United Kingdom.

        Dr. Charles Woodburn.    Dr. Woodburn has been our Chief Executive Officer since September 1, 2010. Previously, he spent 15 years with Schlumberger where he held many senior management roles, including President of Wireline until 2009. More recently, he was in charge of Schlumberger's engineering and manufacturing, reporting directly to the Chief Operating Officer. Dr. Woodburn holds a PhD and MA in Engineering from Cambridge University, and an MBA from Erasmus University.

        Michael Jardon.    Mr. Jardon has been our Chief Operating Officer since May 1, 2011. Previously, he was Vice President Well Testing and Subsea responsible for North and South America at Schlumberger and held senior roles in wireline, completions, well testing and subsea from 1992 until 2008. He held a variety of assignments throughout North America, South America and the Middle East. He spent three years with Vallourec as President of North America, leading the commercial activities across North America, directing global research and development, as well as managing sales and strategy for the region. Mr. Jardon holds a Bachelor of Science degree in Mechanical Engineering and Mathematics from Colorado School of Mines.

        Jean Vernet.    Mr. Vernet has been our Chief Financial Officer since January 12, 2012. Previously, he was Chief Financial Officer at Grid Net from August 2010 to December 2011, Chief Financial Officer at Formfactor, Inc. from April 2008 to May 2010 and director of risk at Rio Tinto Alcan, from July 2007 to March 2008. Prior to that, Mr. Vernet was employed by Schlumberger for over 11 years where he held various positions including finance director of the Wireline business and corporate R&D. He holds an MSE in mechanical engineering from Ecole Centrale de Lyon in France and an MBA in finance and accounting from the University of Chicago, Booth School of Business.

        John McAlister.    Mr. McAlister has been our Group General Counsel since June 12, 2006. Mr. McAlister was appointed to the board of Expro International Group PLC on June 12, 2006 and was appointed as a director of Expro International Group Holdings Ltd in 2008. Prior to joining our Group, Mr. McAlister was employed as a solicitor by Clifford Chance before moving to work in the energy sector, holding positions with BG Group PLC, Lattice Group PLC and, most recently, National Grid PLC. He holds a BA (Hons) in Law from the University of Kent. Mr. McAlister graduated from the College of Law in 1992 with First Class Honours and was admitted as a Solicitor of the Senior Courts of England and Wales in 1993.

Controlled Company

        After the completion of this offering, affiliates of the Sponsors will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a "controlled company" within the meaning of corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. For at least some period following this offering, we intend to utilize these exemptions. As a result, immediately following this offering we do not expect the majority of our directors will be independent or that our compensation committee or nominating and corporate governance committee will be comprised entirely of independent directors. Accordingly, although we may transition to fully independent compensation and nominating and corporate governance committees prior to the time we cease to be a "controlled company," for such period of time you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.

Committees of Our Board of Directors

Audit and Ethics Committee

        EIGHL, our indirect parent company, currently has an audit and ethics committee. Upon the completion of this offering, the board of directors of the Issuer will appoint an audit and ethics committee. This committee will report to our board of directors as it deems appropriate and as our board of directors may request. The expected composition, duties and responsibilities of this committee is set forth below.

        The primary responsibilities of our audit and ethics committee are the appointment, compensation, retention and oversight of our auditors (including review and approval of the terms of engagement and fees), to review with the auditors our financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in proxy statements, and to assist our board of directors with oversight of the following: integrity of our financial statements, compliance with standards of business ethics and legal and regulatory requirements; qualifications and independence of our independent auditors; and performance of our independent auditors and internal auditors.

        Immediately following this offering, the audit and ethics committee will consist of          . We believe that        will qualify as an independent director according to the rules and regulations of the SEC and the        ("        ") with respect to audit committee membership. We expect to have a fully independent audit and ethics committee within one year of our initial public offering.

        We also believe that        qualifies as an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit and ethics committee in connection with this offering, which will be available on our corporate website at www.exprogroup.com upon completion of this offering.

Remuneration and Compensation Committee

        Following this offering, our remuneration and compensation committee, which will consist of members of our board of directors, will determine the appropriate compensation plans and programs for our executives. Our compensation committee will review and evaluate our executive compensation plans and programs to ensure they are aligned with our compensation philosophy.

Director Compensation

        We are currently developing a compensation program for members of our board of directors.

Risk Oversight

        Our board of directors will oversee the risk management activities designed and implemented by our management. Our board of directors will execute its oversight responsibility for risk management both directly and through its committees. The full board of directors will also consider specific risk topics, including risk associated with our strategic plan, business operations and capital structure. All committees will report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. In addition, our board of directors will receive detailed regular report from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Code of Conduct

        Our board of directors has adopted a code of conduct in connection with the completion of this offering. The code of conduct applies to all of our employees, officers and directors. The full text of our code of conduct will be posted on our website at www.exprogroup.com. If we make any substantial amendments to this code or grant any waiver from a provision to our chief executive officer or chief financial officer, we will disclose the nature of such amendment or waiver on our website.

 EXECUTIVE COMPENSATION

        The following tables will provide information regarding the compensation awarded during the fiscal year ended March 31, 2014 by our named executive officers who were employed during such period.

Summary Compensation Table

	Salary and/ or fees (U.S. $)	Performance related compensation (U.S. $)	Number of stock, granted	Non-equity incentive plan compensation or benefits in kind (U.S. $)	Pension, retirement or similar benefits (U.S. $)
Name

Total:

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of the ordinary shares of the Issuer by:

  •
  each of our named directors and executive officers; and

  •
  each person known to us to own beneficially more than 5% of our ordinary shares as of August 31, 2014,

as of and as adjusted to reflect the sale of ADSs offered in this offering.

        The calculations in the table below is based on 1,000 ordinary shares with a nominal value of £1 each outstanding as of the date of this prospectus, and             ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned after this Offering
	Number	%	Number	%
Umbrellastream Limited Partnership Incorporated(1)	1,000	100%

(1)
Our ultimate parent company and ultimate controlling party is Umbrellastream Limited Partnership Incorporated, an entity registered in Guernsey, which held 100% of our voting shares as of August 31, 2014. The principal office address of Umbrellastream Limited Partnership Incorporated is Regency Court, Glategny Esplanade, St Peter Port, Guernsey, GY1 1WW.

Our major shareholders do not have different voting rights. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of August 31, 2014, no outstanding ordinary shares of the Issuer were held by holders of record with addresses in the United States.

To our knowledge, there has been no significant change in the percentage ownership held by the principal shareholders listed above.

 RELATED PARTY TRANSACTIONS

Policies and Procedures

        Prior to the completion of the offer, we expect to adopt a related person transaction policy which sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any employee, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third-party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Employee Loans in Connection with our Management Equity Participation Program

        Our existing management incentive plan allows certain of our employees to purchase a basket of equity instruments in Umbrellastream Limited Partnership Incorporated. None of these equity instruments provides the holders with voting rights and certain compulsory transfer provisions apply in the event that an employee leaves the Group. We extended loans, through subsidiaries of Expro Holdings UK 3 Limited, to our employees to fund their investment in our management incentive plan. As of March 31, 2012, 2013 and 2014, respectively, we had $1.7 million ($1.1 million excluding former employees), $4.5 million ($3.9 million excluding former employees) and $2.4 million ($1.8 million excluding former employees) of these loans outstanding. The loans are interest free.

        Of the $2.4 million of these loans outstanding as of March 31, 2014, an aggregate of $0.9 million consisted of loans from our subsidiary, Exploration and Production Services (Holdings) Limited ("EPSH") to members of our executive management team and directors of the Issuer. These loans were repaid to EPSH on June 26, 2014 using proceeds from new loans with an aggregate principal amount of $0.9 million from EIGHL, which is an entity controlled by our existing shareholders and is an indirect parent company of the Issuer. As of June 30, 2014, none of the Issuer, Expro Holdings UK 3 Limited or any of their subsidiaries had any loans outstanding to any members of our executive management team or directors of the Issuer. Loans outstanding to our non-executive employees as of June 30, 2014 were $1.3 million ($0.8 million excluding former employees).

Joint Ventures and Minority Interests

        From time to time, we enter into joint venture agreements with companies based in the countries in which it would be challenging to penetrate and develop effectively on our own. Expro Holdings UK 3 Limited currently owns a 50% interest in the CETS joint venture, with COSL owning the remaining 50% interest. Expro Holdings UK 3 Limited also owns a 49% stake in the PVD-Expro joint venture, with Petroleum Well Logging Company Limited, a subsidiary of PVD owning the remaining 51% interest. For further information, see the audited financial statements and the related notes of CETS which are included as an exhibit to the registration statement of which this prospectus is a part.

        In the three months ended June 30, 2013 and 2014, Expro Holding UK 3 Limited provided services worth $3.1 million and $6.0 million, respectively to CETS. As of June 30, 2014, CETS owed Expro Holdings UK 3 Limited $7.2 million.

        In each of the years ended March 31, 2012, 2013 and 2014, Expro Holdings UK 3 Limited provided services worth $10.0 million, $14.3 million and $17.7 million, respectively to CETS. As of March 31, 2014, CETS owed Expro Holdings UK 3 Limited $3.7 million. As of March 31, 2012 and 2013, CETS owed Expro Holdings UK 3 Limited $5.1 million and $3.4 million, respectively.

        In the three months ended June 30, 2013 and 2014, Expro Holdings UK 3 Limited provided services worth $0.2 million and $0.5 million, respectively to P&D-Expro. As of June 30, 2014, P&D-Expro owed Expro Holdings UK 3 Limited $0.5 million. In each of the years ended March 31, 2012, 2013 and 2014, Expro Holdings UK 3 Limited provided services worth $1.8 million, $2.1 million and $1.6 million, respectively, to PVD-Expro. PVD-Expro did not provide any services of material value to Expro Holdings UK 3 Limited in the years ended March 31, 2012, 2013 and 2014.

Shareholder Loans

        In July 2008, Expro Holdings UK 2 Limited lent Expro Holdings UK 3 Limited $4,120.2 million, consisting of three shareholder loans. As a result of the capital restructuring undertaken by the Group in March 2013, Expro Holdings UK 3 Limited issued 4,123,195,367 ordinary shares at par value of $1 to Expro Holdings UK 2 Limited. The consideration for these shares was settled the cancellation of $4,120.2 million in outstanding shareholder loans. The largest outstanding amount on the loans in the fiscal years ended March 31, 2012, 2013 and 2014 was $4,120.2 million as of March 22, 2013. As a result of such capital restructuring, such shareholder loans were terminated and cancelled and no amounts were outstanding under the shareholder loans as of March 31, 2014.

Transactions with the Sponsors

        We paid GSCP, Arle and AlpInvest an aggregate amount of $0.4 million, $0.5 million and $0.6 million in each of the years ended March 31, 2012, 2013 and 2014, in accordance with the terms of the consortium deed between Expro Holdings UK 3 Limited's subsidiary Expro Holdings UK 4 Limited and the Sponsors, dated November 6, 2008. Such costs include directors' fees paid directly to GSCP, Arle and AlpInvest for services provided to us by GSCP, Arle and AlpInvest nominated directors of, and board observers connected to, EIGHL, our principal holding company. We also paid advisory fees of $3.6 million to Goldman Sachs International, an affiliate of GSCP, in connection with the disposal of our C&M business to Siemens AG for $616.2 million on May 2, 2012. The Group also paid an underwriting commission of $0.9 million to Goldman Sachs International in connection with the issuance of the Notes in the fiscal year ended March 31, 2014. No payments have been made during the three months ended June 30, 2013 and 2014.

Transactions with Umbrellastream Limited Partnership Incorporated

        Expro Holdings UK 3 Limited funds the administrative costs relating to Umbrellastream Limited Partnership Incorporated. Such administration expenses include directors' fees, audit fees and other administrative expenses to maintain the company's share register. In each of the years ended March 31, 2012, 2013 and 2014, we paid $0.4 million, $0.8 million and $1.4 million, respectively, with respect to administrative costs for Umbrellastream Limited Partnership Incorporated. No payments have been made during the three months ended June 30, 2013 and 2014.

Transactions with EIGHL

        Expro Holdings UK 3 Limited pays administrative costs, including directors' fees and audit fees on behalf of EIGHL. Director's fees and audit fees for the year ended March 31, 2014 were $2.7 million and $0.1 million, respectively. No payments have been made during the three months ended June 30, 2013 and 2014.

Transactions with Expro AX-S Technology Limited

        In the fiscal years ended March 31, 2010, 2011 and 2012, the Group recognized income from the sale of AX-S lightweight, deepwater intervention prototype to Expro AX-S Technology Ltd., a company under common control with the Group at that time. We recognized income from the sale in our statement of operations for the years ended March 31, 2010, 2011 and 2012 of $14.6 million, $23.7 million and $31.9 million, respectively.

Shareholders' Agreement

        In connection with this offering, certain of our existing shareholders intend to enter into a shareholders' agreement. The Shareholders' Agreement is expected to contain agreements among the parties with respect to the election of directors, restrictions on the issuance and transfer of shares, tag-along rights and drag-along rights, put rights and call options and certain other corporate governance provisions.

Registration Rights Agreement

        In connection with this offering, certain of our existing shareholders expect to enter into a registration rights agreement in relation to their holdings of ordinary shares. Pursuant to the Registration Rights Agreement, these existing shareholders shall be entitled to participate in certain offerings of securities registered under the Securities Act which are initiated by the Issuer or the Sponsors, subject to certain exceptions. This agreement is expected to provide to the Sponsors "demand" registrations and customary "piggy back" registration rights, which may be limited in number. In addition, all shareholders party to the agreement may be entitled to "piggy back" registration rights in an initial public offering to the extent any such shareholder is permitted by the Issuer to participate in the offering and the Sponsors and certain members of senior management are entitled to "piggy back" registration rights in subsequent offerings. Pursuant to the Registration Rights Agreement, shareholders who hold more than a certain amount of outstanding shares shall have the right to require the Issuer to file a registration statement with the SEC for the resale of its common stock at any time after the consummation of an initial public offering. The Registration Rights Agreement shall also provide that the Issuer shall pay certain expenses of these shareholders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act of 1933, as amended.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Notes

        On December 21, 2009 (the "Original Notes Issue Date"), Expro Finance Luxembourg S.C.A., a Luxembourg Société en commandite ("Expro Finance") issued $1,400 million in aggregate principal amount of Senior Secured Notes due 2016 (the "Original Notes"), which accrued interest at the rate of 8.5% per annum. On July 18, 2013, Expro Finance issued an additional $100 million in aggregate principal amount of Senior Secured Notes due 2016 (the "Additional Notes" and, together with the Original Notes, the "Notes"). In June 2012, Expro Finance redeemed and cancelled $408.5 million in aggregate principal amount of the Original Notes.

        The Notes were issued under an Indenture dated December 21, 2009 among, inter alios, Expro Finance, the guarantors named therein, Deutsche Trustee Company Limited as trustee, Deutsche Bank Trust Company Americas as paying agent, transfer agent and registrar and Deutsche Bank AG, London Branch as security agent, as amended and supplemented from time to time (the "Indenture").

        Expro Finance remitted the proceeds of the Notes by way of senior secured loans to certain direct and indirect subsidiaries of Expro Holdings UK 3 Limited under Facility D (the "Facility D Secured Loans").

        We redeemed all of the outstanding Notes with a portion of the proceeds of the Credit Facilities on September 2, 2014.

Senior Secured Credit Agreement

        Expro Holdings UK 3 Limited entered into a credit agreement dated September 2, 2014, with, among others, Expro FinServices S.a.r.l as the Borrower, Expro US Finco LLC as the Co-Borrower, Goldman Sachs International, Barclays Bank plc, Deutsche Bank Securities, Inc., JPMorgan Securities LLC, HSBC Bank PLC, Credit Suisse Securities (USA) LLC and Credit Agricole Corporate and Investment Bank as joint lead arrangers and joint bookrunners, Goldman Sachs International, Barclays Bank plc, Deutsche Bank Securities, Inc. and JPMorgan Securities LLC, as syndication agents, HSBC Bank USA, National Association, as administrative agent and HSBC Corporate Trustee Company (UK) Limited, as collateral agent (the "Credit Agreement").

        Under the Credit Agreement, $1.55 billion will be made available to Expro Holdings UK 3 Limited and certain of its subsidiaries as borrowers (the "Credit Facilities"). The Credit Facilities consist of:

  •
  A senior secured U.S. dollar term loan facility in an initial amount equal to $1.3 billion; and

  •
  A senior secured U.S. dollar revolving credit facility in an initial amount equal to $250 million (the "2014 Revolving Facility").

Structure of the Credit Agreement

        Unless indicated otherwise, the following outlines the structure and terms of the Credit Agreement.

Term Facility

        The proceeds of the term loan facility, together with cash on hand and the proceeds from borrowings under the 2014 Revolving Facility, will be used to refinance the existing Senior Facilities, to repay a portion of the mezzanine facility and to pay for any fees and expenses in connection therewith.

        Voluntary prepayments of borrowings under the Term Facility will be permitted at any time without premium or penalty, subject to (i) a 1% premium for any (x) prepayment of the Term Facility or

(y) any amendment of the Term Facility, in each case, in connection with a re-pricing transaction during the first six months following the closing of the Credit Agreement and (ii) certain breakage costs in connection with prepayments of eurocurrency loans other than on the last day of the relevant interest period. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Revolving Facility

        Any amounts borrowed under the 2014 Revolving Facility are permitted to be applied toward the working capital and other general corporate purposes of the Group. Amounts under the 2014 Revolving Facility may be repaid and re-borrowed.

        The initial borrowers under the 2014 Revolving Facility are Expro FinServices S.a.r.l. and Expro US Finco LLC.

        The obligors under the 2014 Revolving Facility have made certain representations and are required to comply with information covenants and a financial maintenance covenant restricting the Group's consolidated first lien net leverage ratio, if at any time the sum of the outstanding revolving loans and any unreimbursed drawings under letters of credit issued under the 2014 Revolving Facility exceeds 30% of the commitments under the 2014 Revolving Facility.

Ancillary Facilities

        A lender may make available to a borrower all or part of that lender's undrawn commitment in the Revolving Facility by way of ancillary facilities such as overdrafts, bank guarantees, short-term loan facilities, documentary or stand-by letter of credit facilities, credit orders, derivatives facilities or foreign exchange facilities, subject to the satisfaction of certain conditions precedent.

Interest Rates

        The interest rate on each loan under the Term Facility for each interest period is the percentage rate per annum which is equal to the aggregate of (a) the applicable rate and (b) LIBOR or base rate, as applicable with a floor on LIBOR of 1%. Under the Term Facility, the applicable rate for eurocurrency rate loans is 4.75% per annum, with a step-down to 4.50% per annum if the consolidated total net leverage ratio is less than or equal to 4.00:1.00. the applicable rate for base rate loans is 3.75% per annum, with a step-down to 3.50% per annum if the consolidated total net leverage ratio is less than or equal to 4.00:1.00. Interest accrues daily from and including the first day of an interest period and is payable (i) for loans accruing interest at a rate based on LIBOR, on the last day of each interest period (unless the interest period is longer than three months and in such situations interest will be payable on the dates falling at three monthly intervals after the first interest period) or (ii) for loans accruing interest based on the base rate, quarterly in arrears and on the applicable maturity date. Interest is calculated on the basis of a 360-day year (or a 365-day year or a 366-day year, as the case may be, in the case of base rate loans).

        The interest rate on each loan under the 2014 Revolving Facility for each interest period is the percentage rate per annum which is equal to the aggregate of (a) the applicable rate and (b) LIBOR, EURIBOR, NIBOR, BBR or base rate, as applicable. Under the 2014 Revolving Facility, the applicable rate for loans bearing interest based on LIBOR, EURIBOR, NIBOR or BBR is 3.00% per annum, with (i) a step-down to 2.75% per annum if the consolidated total net leverage ratio is less than or equal to 4.75:1.00 but greater than 4.00:1.00 and (ii) a further step-down to 2.50% per annum if the consolidated total net leverage ratio is less than or equal to 4.00:1.00. the applicable rate for base rate loans is 2.00% per annum, with (i) a step-down to 1.75% per annum if the consolidated total net leverage ratio is less than or equal to 4.75:1.00 but greater than 4.00:1.00 and (ii) a further step-down to 1.50% per annum if the consolidated total net leverage ratio is less than or equal to 4.00:1.00. the applicable rate for commitment fees on the unused total available revolving credit commitments is

0.50% per annum, with (i) a step-down to 0.375% per annum if the consolidated total net leverage ratio is less than or equal to 4.75:1.00 but greater than 4.00:1.00 and (ii) a further step-down to 0.25% per annum if the consolidated total net leverage ratio is less than or equal to 4.00:1.00. Interest accrues daily from and including the first day of an interest period and is payable (i) for loans accruing interest at a rate based on LIBOR, EURIBOR, NIBOR or BBR, on the last day of each interest period (unless the interest period is longer than three months and in such situations interest shall be payable on the dates falling at three monthly intervals after the first interest period) or (ii) for loans accruing interest based on the base rate, quarterly in arrears and on the applicable maturity date. Interest is calculated on the basis of a 360 day year (or a 365 day year or a 366-day year, as the case may be, in the case of base rate loans).

Guarantees and Security

        Expro Holdings UK 3 Limited and certain of its subsidiaries incorporated in Australia, Cyprus, England and Wales, the Netherlands, Norway and the United States are guarantors under the Credit Agreement (together, the "Credit Agreement Guarantors"). The gross assets and EBITDA of the Credit Agreement Guarantors are required to constitute at least 75% of the gross assets and EBITDA of the Group.

        The Credit Agreement Guarantors will provide security over certain of their respective assets in support of their guarantees under the Credit Agreement, subject to certain customary exceptions. In addition, the shares of each Credit Agreement Guarantor (other than Expro Holdings UK 3 Limited) have been charged or pledged (as applicable) in favor of the lenders.

Maturity

        Repayments of the Term Facility are required in amounts and at the times which are specified in the Credit Agreement, including, among others, mandatory repayments in connection with excess cash flow, certain issuances of equity and incurrences of debt and non-ordinary course asset sales. The Term Facility matures on September 2, 2021.

        The 2014 Revolving Facility matures on September 2, 2019, at which time it must be repaid in full.

Undertakings and Covenants

        The Credit Agreement contains negative and affirmative undertakings and financial covenants including restricted payments, dividend and other payment restrictions affecting subsidiaries, incurrence of indebtedness and issuance of preferred stock, transactions with affiliates, incurrence of liens, impairment of security interests and merger consolidation or asset sales.

        In addition, the 2014 Revolving Facility contains certain representations and information covenants and also has a financial maintenance covenant restricting the Group's consolidated first lien net leverage ratio, if at any time the sum of the outstanding revolving loans and any unreimbursed drawings under letters of credit under the 2014 Revolving Facility exceeds 30% of the commitments under the 2014 Revolving Facility.

Events of Default

        The Credit Agreement sets out certain events of default including a default in payment of principal, a default for non-payment of interest within 5 business days after the same becomes due, failure to comply with any agreement contained in the Credit Agreement and insolvency events and insolvency proceedings, the occurrence of which would, subject to any applicable grace periods, cure rights and agreed exceptions, result in an acceleration of all outstanding loans and termination of the commitments under the Credit Agreement.

        Additionally, the 2014 Revolving Facility includes an Event of Default related to the financial maintenance covenant given in favor of the 2014 Revolving Facility. The lenders under the Term Facility shall not have the ability to accelerate the Term Facility in connection with an Event of Default related to the financial maintenance covenant unless and until the lenders under the 2014 Revolving Facility accelerate all outstanding borrowings under the 2014 Revolving Facility and terminate their commitments under the 2014 Revolving Facility.

Mezzanine Facility Agreement

        Expro Holdings UK 3 Limited entered into the Mezzanine Facility Agreement dated July 14, 2008, as amended and restated on August 13, 2008, December 21, 2009, April 21, 2010, June 9, 2011 March 15, 2012 and as amended on June 26, 2013, with, among others, Expro Holdings UK 4 Limited as Borrower, Lloyds TSB Bank PLC, Royal Bank of Canada, DnB NOR Bank ASA, The Royal Bank of Scotland plc, Calyon, HSBC Bank plc as arrangers, The Bank of New York Mellon (London Branch) as mezzanine facility agent and HSBC Corporate Trustee Company (UK) Limited as security agent.

        The amount outstanding under the Mezzanine Facility Agreement as of March 31, 2014 was $1,041.3 million. On September 2, 2014, we entered into a term loan in the amount of $1,300 million ("Term Loan B") and repaid $115.8 million of the amount outstanding under the Mezzanine Facility Agreement. The associated make whole premium for this transaction was $6.8 million.

Interest Rates

        Interest accrues on the Mezzanine Facility Agreement at a margin of 4.25% per annum plus LIBOR to be paid in cash (payable at the end of each interest period) and at a PIK margin (capitalized at the end of each interest period) which is 6.50% per annum. Prior to the end of an interest period the borrower may elect to reduce the PIK margin for that interest period by up to 0.75% per annum and increase the cash margin for that interest period by a corresponding amount.

Undertakings

        The Mezzanine Facility Agreement contains certain negative and affirmative covenants, including certain financial maintenance covenants.

        The Mezzanine Facility Agreement provides that, subject to certain exceptions, Expro Holdings UK 3 Limited will ensure that no member of the Group will declare, make or pay any dividend or similar payment if such payment would exceed a certain net debt cover ratio based on the ratio of total net debt to consolidated EBITDA.

        The financial covenants contained in the Mezzanine Facility Agreement include: (i) cashflow cover, which is based on the ratio of consolidated cashflow to net debt service in respect of any relevant period, although the cashflow cover will not be tested for the period from June 30, 2011 to and including December 31, 2015; (ii) interest cover, which is based on the ratio of consolidated EBITDA to interest payable; (iii) net debt cover, which is based on the total net debt to consolidated EBITDA; and (iv) a limit on capital expenditures.

Maturity

        The mezzanine facility shall be repaid in full ten years after July 1, 2008, the date of closing of the acquisition of Expro International Group PLC, effective July 1, 2008, by an indirect subsidiary of an entity owned by a consortium comprising funds owned or managed by Arle, together with GSCP and AlpInvest.

Prepayment

        The Mezzanine Facility Agreement provides that any voluntary prepayment or repayment upon disposal or certain other events made in any period prior to the fifth anniversary of the Original Notes Issue Date may be made at a price equal to 100% of the principal amount of the loans under the Mezzanine Facility Agreement plus a premium.

Guarantees and Security

        The Mezzanine Facility Agreement is guaranteed by Expro Holdings UK 3 Limited and certain of its subsidiaries. The Mezzanine Facility Agreement contains a guarantor coverage test which requires Expro Holdings UK 3 Limited to ensure that the guarantors represent no less than 85% of consolidated EBITDA of the Group and 85% of total gross assets of the Group. The security for the Mezzanine Facility Agreement is the same as that for the Senior Facilities and ranks second in priority to the security for the Senior Facilities.

Hedging Arrangements

        As of March 31, 2014, we did not have any interest rate swaps. In July 2013, we entered into a forward currency contract, subsequently rolled forward using currency swaps, to offset potential translational foreign exchange gains or losses on our net Pounds Sterling monetary liability. We carry our currency swaps at fair value, which was $0.0 as of March 31, 2014. As of March 31, 2014 the notional value of these currency swaps was $15.9 million.

Intercreditor Agreement

        To establish the relative rights of certain of their creditors under the financing arrangements and certain other matters relating to the administration of security interests, Expro Holdings UK 2 Limited (formerly known as Umbrellastream Holdco 2 Limited), Expro Holdings UK 3 Limited (as Parent), Expro Holdings UK 4 Limited and other obligors, intra-group lenders and intra-group borrowers have entered into an intercreditor agreement dated July 14, 2008, as amended and restated on August 13, 2008 and as amended and restated on December 21, 2009 and further amended and restated on September 2, 2014 (the "Intercreditor Agreement") with the obligors, the senior lenders, the pension creditor, the mezzanine lenders, the hedge counterparties, HSBC Bank USA, National Association as senior agent, HSBC Corporate Trustee Company (UK) Limited as security agent and The Bank of New York Mellon, London Branch as mezzanine facility agent.

DESCRIPTION OF SHARE CAPITAL

        The following describes the Issuer's issued share capital, summarizes the material provisions of the Articles of the Issuer and highlights certain differences in corporate law in England and Wales and the United States.

        In this "Description of Share Capital" discussion, we use the term "we", "us" and "our" to refer to the Issuer.

Issued Share Capital

        The issued share capital of the Issuer as of the date of this prospectus is as follows:

	Number Issued	Amount
Ordinary shares of £1 par value per share	50,000	£50,000

        Each issued ordinary share is fully paid up. Upon the closing of this offering, the issued share capital of the Issuer will be as follows:

	Number Issued	Amount
Ordinary shares of £1 par value per share		£

        The company has no convertible securities, exchangeable securities or warrants in issue.

Key Provisions of the Issuer's Articles of Association and English Law considerations

        The following is a summary of certain key provisions of the Articles. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of the Articles which are included as an exhibit to the registration statement of which this prospectus is a part.

        The company number for the Issuer is 9098669 and the Issuer is incorporated in England and Wales.

  Directors' General Authority and Members' Reserve Power

        Subject to the Companies Act and the Articles, the directors are responsible for the management of the Issuer's business, for which purpose they may exercise all the powers of the Issuer. The members may, by special resolution, direct the directors to take, or refrain from taking, a specified action or actions. No such special resolution and no alteration of the Articles invalidates anything which the directors have done before the resolution is passed or the Articles are altered (as appropriate).

  Directors' Interests

        A director shall be authorized for the purposes of section 175 of the Companies Act to act or continue to act as a director of the Issuer notwithstanding that at the time of the appointment or subsequently the director also:

  (a)
  holds office as a director of any other Group company;

  (b)
  holds any other office, employment or engagement with any other Group company;

  (c)
  participates in any scheme, transaction or arrangement for the benefit of the employees or former employees of the Issuer or any other Group company (including any pension fund or retirement, death or disability scheme or other bonus or employee benefit scheme); or

  (d)
  is interested directly or indirectly in any shares or debentures (or any rights to acquire shares or debentures) in the Issuer or in any other Group company.

        The directors may authorize any matter proposed to them which would, if not so authorized, involve a breach of duty by a director under section 175 of the Companies Act. The directors may give any such authorization upon such terms as they think fit. The directors may vary or terminate any such authorization at any time. Any such authorization will be effective only if:

  (a)
  any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

  (b)
  the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

        A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Issuer will declare the nature and extent of his interest to the other directors before the Issuer enters into the transaction or arrangement. A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Issuer will declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared. If a declaration proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.

        A director need not declare an interest:

  (a)
  if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

  (b)
  if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

  (c)
  if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a board meeting or by a committee of the board appointed for the purpose; or

  (d)
  if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

        Subject to the provisions of the Companies Act, and provided that either (i) he has declared the nature and extent of any direct or indirect interest of his, or (ii) no declaration of interest is required, or (iii) the direct or indirect interest relates to the Issuer or a Group company, a director notwithstanding his office:

  (a)
  may be a party to, or otherwise be interested in, any transaction or arrangement with the Issuer or in which the Issuer is directly or indirectly interested;

  (b)
  may act by himself or through his firm in a professional capacity for the Issuer (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; and

  (c)
  may be a director or other officer of, or employed or engaged by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Issuer is directly or indirectly interested.

  Voting by Directors

        Subject to the Companies Act and without prejudice to the obligation of a director to disclose his interest, a director may vote at any board meeting or meeting of a committee of directors on any resolution concerning a matter in relation to which he has, directly or indirectly, an interest or duty, subject always to the terms on which any authorization is given. Subject to the foregoing, the relevant director shall be counted in the quorum present at a meeting when any such resolution is under consideration and if he votes his vote shall be counted.

        Subject to the paragraph below, if a question arises at a board meeting or meeting of a committee of directors as to the right of any director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.

        If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or part of the meeting) for voting or quorum purposes.

        Subject to the Articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

  Appointment and Removal of Directors

        Any person who is willing to act as a director of the Issuer, and is permitted by law to do so, may be appointed to be a director by ordinary resolution, by a decision of the directors or by notice given by the holder or holders of more than 50% of the ordinary shares of the Issuer for the time being in issue. The holder or holders of more than 50% of the ordinary shares of the Issuer for the time being in issue may in accordance with the Articles remove a director from office.

        Unless and until otherwise decided by the Issuer by ordinary resolution, the number of directors must not be less than two and is not subject to a maximum number.

  Retirement of Directors

        Under the Companies Act, there is no maximum age for directors.

  Dividend Rights

        Subject to the Companies Act, the Issuer may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends. A dividend must not be declared unless the board has made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the board. No dividend may be declared or paid unless it is in accordance with members' respective rights and interests. Unless the members' resolution to declare or board's decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it. If the Issuer's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Subject to the Companies Act, the directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights. The directors may deduct from any dividend payable on or in respect of a share all sums of money presently payable by the member to the Issuer on any account whatsoever. Subject to the terms of issue of the share in question, the Issuer may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

        If twelve years have passed from the date on which a dividend or other sum became due for payment and the distribution recipient has not claimed it, the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Issuer unless the board decides otherwise.

  Winding Up

        If the Issuer is wound up, the liquidator may, with the sanction of a special resolution of the Issuer and any other sanction required by the Companies Act, divide among the members in specie the whole or any part of the assets of the Issuer and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

  Redemption

        Subject to the Companies Act, the Issuer may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Issuer or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares. The issued ordinary shares of the Issuer are neither convertible nor redeemable.

  Repurchase of Shares

        Subject to the Companies Act, the Issuer may purchase any of its own shares (including redemption of shares, if any are in issue) with the authority of an ordinary resolution. The authority may be general or limited to a specific class of shares authorized to be required, the maximum and minimum prices that may be paid for the shares and the date of expiry of the authority (which must not be longer than five years after the resolution is passed). The authorization may be varied or revoked by ordinary resolution.

  Sinking Fund Provisions

        There are no sinking fund provisions relating to any shares in the capital of the Issuer.

  Variation of Rights

        Subject to the Companies Act, the rights attached to a class of shares may be varied or abrogated (whether or not the Issuer is being wound up) either with the consent in writing of the holders of at least three-fourths of the nominal amount of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with the Articles.

        The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking in priority to, pari passu with or subsequent to them or by the purchase or redemption by the Issuer of its own shares in accordance with the Companies Act.

  Allotment of Shares and Pre-Emption

        Under section 551 of the Companies Act, the directors of the Issuer may not allot shares, or grant rights to subscribe for or to convert any security into shares, unless they are authorized to do so under the Articles or by an ordinary resolution of the members. The authorization must state the maximum amount of shares that may be allotted under it, and specify the date on which it will expire, which must be not more than five years from the date on which the resolution is passed by virtue of which the authorization is given.

        Under section 561 of the Companies Act, the Issuer must not allot shares to a person unless: (a) it has made an offer to each person who holds ordinary shares (on the same or more favorable terms) to allot a proportion of the shares being offered that is as nearly as practicable equal to the proportion in nominal value of the ordinary share capital held by that person and (b) the period during which any such offer may be accepted has expired or the Issuer has received notice of the acceptance or refusal of every offer so made. The offer shall be made by notice stating the period (of not less than 14 days) during which it may be accepted and the offer shall not be withdrawn before the end of that period. Under section 570 of the Companies Act, the directors of the Issuer may be given power by a special resolution of the members to allot shares as if section 561 of the Companies Act did not apply to the allotment (or applied to the allotment with such modifications as the directors may determine).

  Transfers of Shares

        Subject to the paragraph below, the directors may refuse to register a transfer unless the instrument of transfer is:

  (a)
  is in favor of no more than four joint transferees;

  (b)
  duly stamped or certificated or otherwise shown to the satisfaction of the directors to be exempt from stamp duty (if required); and

  (c)
  delivered to the registered office or such other place as the directors may decide and is accompanied by the certificate for the shares to be transferred (or an indemnity for any certificate not in the transferor's possession in such form as the directors may decide) and/or such other evidence as the directors may reasonably require to prove the title of the transferor and the execution by him of the transfer or, if the transfer is signed by some other person on his behalf, the authority of that person to do so.

        The directors will not decline to register any transfer of shares, nor suspend the registration thereof, where such transfer is in favor of:

  (a)
  a chargee or mortgagee of any shares;

  (b)
  any nominee of a chargee or mortgagee of any shares;

  (c)
  a purchaser of any shares from a chargee or mortgagee (or its nominee) of any shares; and

  (d)
  a purchaser of any shares from any receiver, administrative receiver or administrator appointed by a chargee or mortgagee of any shares.

        Other than in circumstances where the refusal to register a transfer is expressly permitted or required by the Articles, the directors may not refuse to register the transfer of a share, and shall promptly approve for registration each transfer which is presented to them for registration. In particular the directors will register a transfer where the majority holder so directs in writing.

  Share Certificates

        It shall be a condition of issue of every share in the Issuer that no share certificate need be issued in respect of such share or on the transfer of such share unless requested by the holder of such share.

  Limitations on the rights to own securities

        Under the laws of England and Wales, persons who are neither residents nor nationals of the UK may freely own, hold or exercise voting rights of securities of the Issuer in the same manner and under the same terms as UK residents or nationals.

  General Meetings

        Under the Companies Act, every public company must hold a general meeting as its annual general meeting in each period of six months beginning with the day following its accounting reference date. The directors may convene a general meeting whenever they think fit. Following a request by members pursuant to the Companies Act, the directors are required to call a general meeting (a) within twenty one days from the date on which the directors become subject to the requirement, and (b) to be held on a date not more than twenty eight days after the date of the notice convening the meeting. At a meeting convened on a requisition by members, no business may be transacted except that stated by the requisition or proposed to the directors. An annual general meeting (other than adjourned annual general meetings) shall be called by at least 21 clear days' notice. All other general meetings (other than adjourned general meetings) shall be called by at least 14 clear days' notice. An annual general meeting may be called by shorter notice if it is so agreed unanimously by all members having a right to attend and vote. A general meeting (other than an annual general meeting) may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote, being a majority together holding not less than 95% in nominal value of the shares giving that right.

        The notice shall specify the date, time and place of the meeting and the general nature of the business to be transacted. If the meeting is convened to consider a special resolution, the text of the resolution and the intention to propose the resolution as a special resolution shall also be specified. The notice of the meeting shall also specify, with reasonable prominence, the members' rights to appoint one or more proxies under section 324 of the Companies Act. Subject to the Articles and to any restrictions imposed on any shares, the notice shall be given to all members, to all persons entitled to a share in consequence of the death or bankruptcy of a member (if the Group has been notified of their entitlement) and to the directors and auditors of the Group. Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has duly been given to the person from whom he derives his title. The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information shall not invalidate the proceedings at that meeting.

        A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting. A person is able to exercise the right to vote at a general meeting when:

  (a)
  that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

  (b)
  that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

        The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it. In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other. Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

  Voting Rights

        A resolution put to the vote of a general meeting must be decided on a show of hands unless (before or on the declaration of the result of the show of hands) a poll is demanded in accordance with the Articles. Subject to any rights or restrictions attached to any shares, whether or not such rights or restrictions are set out in the Articles, on a vote on a resolution at a general meeting every member present in person or by proxy has on a show of hands one vote and every member present in person or by proxy has on a poll one vote in respect of each share held. In the case of joint holders of a share, only the vote of the senior holder who votes (and any proxy or corporate representative duly authorized by the relevant member) may be counted. In the case of equality of votes on a show of hands or a poll, the chairman of the meeting shall not be entitled to a casting vote.

        No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The number of persons which constitutes a quorum will be (if the Issuer has only one member) one member present and entitled to vote and (if the Issuer has more than one member) any two members present and entitled to vote.

  Merger, Acquisition or Corporate Restructuring

        As a UK public issuer with its place of central management and control in the UK, the Issuer is subject to the UK City Code on Takeovers and Mergers (the "City Code"), which is issued and administered by the UK Panel on Takeovers and Mergers (the "Panel"). The City Code provides a framework within which takeovers of companies subject to it are conducted.

        The City Code is built on the following general principles:

  (a)
  All holders of the securities of an offeree company of the same class must be afforded equivalent treatment; moreover, if a person acquires control of a company, the other holders of securities must be protected.

  (b)
  The holders of the securities of an offeree company must have sufficient time and information to enable them to reach a properly informed decision on the bid; where it advises the holders of securities, the board of the offeree company must give its views on the effects of implementation of the bid on employment, conditions of employment and the locations of the company's places of business.

  (c)
  The board of an offeree company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the bid.

  (d)
  False markets must not be created in the securities of the offeree company, of the offeror company or of any other company concerned by the bid in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted.

  (e)
  An offeror must announce a bid only after ensuring that he/she can fulfil in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration.

  (f)
  An offeree company must not be hindered in the conduct of its affairs for longer than is reasonable by a bid for its securities.

        The City Code contains certain rules in respect of mandatory offers. Except with the consent of the Panel, when:

  (a)
  any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which persons acting in concert with him are interested) carry 30% or more of the voting rights of the Issuer; or

  (b)
  any person, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of the Issuer but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, such person shall extend offers to the holders of all classes of equity share capital, in cash or accompanied by a cash alternative at not less than the highest price paid by that person or any person acting in concert with it for any interest in shares of that class during the 12 months prior to the announcement of that offer.

        Under the City Code, the board of directors of the Issuer is not permitted, either during the course of an offer, or even before the date of the offer if the board of the Issuer has reason to believe that a bona fide offer might be imminent, without the approval of the shareholders in a general meeting:

  (a)
  to take any action which may result in any offer or bona fide possible offer being frustrated or in shareholders being denied the opportunity to decide on its merits; or

  (b)
  issue any shares or transfer or sell, or agree to transfer or sell, any shares out of treasury;

  (c)
  issue or grant options in respect of any unissued shares;

  (d)
  create or issue, or permit the creation or issue of, any securities carrying rights of conversion into or subscription for shares;

  (e)
  sell, dispose of or acquire, or agree to sell, dispose of or acquire, assets of a material amount; or

  (f)
  enter into contracts otherwise than in the ordinary course of business.

        Where it is felt that:

  (a)
  the proposed action is in pursuance of a contract entered into earlier or another pre-existing obligation; or

  (b)
  a decision to take the proposed action had been taken before the beginning of the period referred to above which has been partly or fully implemented before the beginning of that period or has not been partly or fully implemented before the beginning of that period but is in the ordinary course of business, consent of the Panel may be obtained to proceed without the approval of shareholders in a general meeting.

        The two typical methods of acquiring a company that is subject to the City Code are a scheme of arrangement or a takeover offer.

        A scheme of arrangement allows a company to effect a takeover of another company in a manner that is binding on all shareholders of the target company. A scheme of arrangement is generally only used in non-hostile takeover situations and is effected by the relevant target company applying for the consent of a UK court to seek, and subsequently obtain, the approval of shareholders:

  (a)
  representing a majority in number of the shareholders present and voting on the scheme of arrangement, whether in person or by proxy, and

  (b)
  representing 75% or more in value of the shareholders (or each class of shareholders) present and voting on the scheme of arrangement, whether in person or by proxy, in each case excluding any shares held by the acquiring party.

        If a scheme of arrangement receives the approval of shareholders of a company and is subsequently sanctioned by a UK court, all holders of shares in the target company will be bound by the terms of the scheme of arrangement. Shareholders have the right to petition the court at the sanction hearing if any consider the scheme to be unfair.

        A takeover may also be effected by a simple takeover offer (a tender offer to acquire shares for cash or other consideration in a target company). The Companies Act provides for a "squeeze out" procedure which may be used in relation to takeover offers. This procedure allows an offeror to acquire any shares in a target company not already acquired pursuant to a takeover offer and may be used where:

  (a)
  a takeover offer is made for shares; and

  (b)
  following the offer, the offeror has acquired or contracted to acquire not less than 90% in value of the shares to which the offer relates, and not less than 90% of the voting rights carried by the shares to which the offer relates.

  Disclosure of Shareholder Ownership

        There is no provision in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

        Under section 793 of the Companies Act, the Issuer may give notice to any person whom the Issuer knows or has reasonable cause to believe (a) to be interested in the shares of the Issuer or (b) to have been so interested at any time during the 3 years immediately preceding the date on which the notice is issued. The notice may require the person (a) to confirm that fact or (as the case may be) to state whether or not it is the case and (b) if it holds, or has during that time held, any such interest, to give such further information as may be required by the Issuer in accordance with section 793 of the Companies Act. The notice may require the person to give particulars of its present or past interest in the Issuer's shares and the information required by the notice must be given within such reasonable time as may be specified in the notice. Where a notice is served by the Issuer on a person under section 793 of the Companies Act and that person fails to give the Issuer the information required by the notice within the time specified in it, the Issuer may apply to the court for an order directing that the shares in question be subject to restrictions

  Differences in Corporate Law

        The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to the Group and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and at least one of the directors must be a natural person. Subject to the Companies Act, the number of directors may be fixed by or in the manner provided in a company's articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

	England and Wales	Delaware
Vacancies on the Board of Directors

Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution that more than one director can be appointed has first been agreed to by the meeting without any vote being given against it.

Under Delaware law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled as the bylaws provided . In the absence of such provision, the vacancy shall be filled by a majority of the board of directors.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company's annual accounting reference date.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated by or in the manner provided in the certificate of incorporation or bylaws, or if not so designated, as determined by a majority of the board of directors.

General Meeting / Special Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by:
(i) the directors; or
(ii) shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding treasury shares).

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings

Under the Companies Act, 21 clear days' notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company's articles of association providing for a longer period, at least 14 clear days' notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

Under Delaware law, each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

	England and Wales	Delaware
Preemptive Rights

Under the Companies Act, "equity securities" (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution ("ordinary shares") or (ii) rights to subscribe for, or to convert securities into, ordinary shares) must not be allotted unless: (i) offered first, on the same or more favorable terms, to the existing ordinary shareholders in the company in proportion as nearly as practicable to the respective nominal value of their holdings of ordinary shares and (ii) the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made. Such pre-emption provisions do not apply if: (i) the allotment is of bonus shares or (ii) the allotment is to be wholly or partly paid up otherwise than in cash or (iii) the allotment is pursuant to an employees' share scheme. Where the directors of a company are generally authorized to allot or grant equity securities in the company, they may be given power by the articles of association or by a special resolution of the company to allot equity securities as if the shareholders' rights of pre-emption did not apply to the allotment (or with such modifications as the directors may determine).

Under Delaware law, no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation.

	England and Wales	Delaware
Liability of Directors and Officers

Under the Companies Act, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).

Under Delaware law, the certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) intentional or negligent payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

	England and Wales	Delaware
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company's articles of association may provide more extensive rights for shareholders to call a poll.

Under Delaware law, unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the shareholders present (in person or by proxy) and entitled to vote and voting at a meeting. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the votes cast by shareholders present (in person or by proxy) and entitled to vote at the meeting.

England and Wales	Delaware

A company's articles may contain provisions to the effect that on a vote on a resolution on a poll taken at a meeting, the votes may include votes cast in advance. Any such provision in relation to voting at a general meeting may be made subject only to such requirements and restrictions as are—(a) necessary to ensure the identification of the person voting, and (b)  proportionate to the achievement of that objective. Any provision of a company's articles is void in so far as it would have the effect of requiring any document casting a vote in advance to be received by the company or another person earlier than (a) in the case of a poll taken more than 48 hours after it was demanded, 24 hours before the time appointed for the taking of the poll; (b) in the case of any other poll, 48 hours before the time for holding the meeting or adjourned meeting.

Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) and entitled to vote at the meeting.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers.

The court may order a meeting of the creditors, or class of creditors, or shareholders, or class of shareholders on an application by (i) the company, (ii) any creditor or member of the company or (iii) the liquidator or administrator of the company.
The court may sanction the compromise or arrangement if 75% in value of the creditors or class of creditors or members or class of members (as the case may be), present and voting either in person or by proxy at the meeting summoned, agree a compromise or arrangement.
The court's order has no effect until the delivery of the court order to the registrar.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires: (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	England and Wales	Delaware
Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:
(i) a duty to act in accordance with the company's constitution and only exercise his or her powers for which they are conferred;
(ii) a duty to promote the success of the company for the benefit of its members as a whole;
(iii) a duty to exercise independent judgment;
(iv) a duty to exercise reasonable care, skill and diligence;
(v) a duty to avoid conflicts of interest;
(vi) a duty not to accept benefits from third parties conferred by reason of his being a director or doing (or not doing) anything as a director; and
(vii) a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have two basic fiduciary duties, the duty of care and the duty of loyalty, owned to the corporation itself and the stockholders; that is directors must (i) act in good faith, with the care of a prudent person, and in the best interest of the corporation; and (ii) refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits. Decisions made on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will generally be protected by the "business judgment rule".

	England and Wales	Delaware
Stockholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust and (ii) a shareholder of a company may apply to the court by petition for an order on the ground (a) that the company's affairs are being or have been conducted in a manner that is unfairly prejudicial to the interests of members generally or of some part of its members (including at least himself), or (b) that an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

Under Delaware law, a stockholder is eligible to bring a derivative action, that is a lawsuit brought by a stockholder, on behalf of the corporation, to enforce a claim belonging to the corporation' if the holder held stock at the time of the challenged wrongdoing and continues from that time to hold stock throughout the course of the litigation. Delaware law also requires the stockholder to first demand that the board of directors of the corporation asserts the claims or the stockholder must state in the derivative action particular reasons why making such a demand would be futile.

  Exchange Controls

        There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or which may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by UK law or the Issuer's Articles on the right of non-residents to hold or vote shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent                shares (or a right to receive                shares) deposited with the principal office of                , as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American depositary receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, also referred to as DRS ("DRS"), is a system administered by The Depository Trust Company, also referred to DTC ("DTC"), under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Shareholder rights are governed by the laws of England and Wales. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 176.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

        Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

        Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender the ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

        Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        The depositary will try, as far as practical, subject to the laws of England and Wales and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders.

        To the extent that you do not provide instructions to the depositary with respect to your ADSs on or before the relevant instruction date, the depositary will deem you to have instructed it to give, and it will give, a discretionary proxy to a person designated by the Issuer with respect to such ADSs, except that such instruction shall not be deemed to have been given and the depositary will not give a discretionary proxy with respect to any matter as to which the Issuer informs the depositary (and the Issuer agrees to so inform the depositary as promptly as practicable in writing, if applicable) that (i) the Issuer does not wish to receive a discretionary proxy, (ii) substantial opposition exists or (iii) the matter materially and adversely affects the rights of ADS holders.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 21 days prior to the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADSs per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying the ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

  •
  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon surrender of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer beneficially owns the shares or ADSs to be deposited; (ii) assigns all beneficial right, title and interest in such ADSs, to the depositary in its capacity as such for the benefit of the holder of the ADS and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of the shares or ADSs, as the case may be), other than in satisfaction of such Pre-Release; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so and may, with the prior written consent of the Issuer, change that limit. The depositary will also set dollar limits with respect to Pre-Release transactions with any particular person to whom the Pre-Release is being made on a case-by-case basis as the depositary deems appropriate. The collateral referred to in item (b) above shall be held by the depositary as security for the performance of the obligations of the person to whom the Pre-Release is being made in connection the related Pre-Release transaction, including the obligation of the person to whom the Pre-Release is being made to deliver shares or ADSs upon termination of that Pre-Release transaction.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon closing of this offering, we will have            ADSs outstanding representing approximately            % of our ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while the ADSs have been approved for listing on the            , we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-Up Agreements

        We, our directors, executive officers and certain of our existing shareholders have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective, except with the prior written consent of the representatives. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or certain of our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately             ordinary shares immediately after this offering, or            ordinary shares if the underwriters exercise in full their option to purchase additional ADSs; and

  •
  the average weekly trading volume of the ADSs on the            during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with Exchange Act reporting obligations.

        In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lockup period expires.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Regulation S

        Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon closing of this offering, certain of our existing shareholders will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital."

 TAXATION

General

The Proposed Financial Transactions Tax

        The European Commission has published a proposal for a Directive for a common Financial Transactions Tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States").

        The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in our shares or ADSs (including secondary market transactions) in certain circumstances.

        Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in our shares or ADSs where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT proposal remains subject to negotiation between the participating Member States. Further, the legality of the FTT proposals is at present uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate. Prospective holders of our shares or ADSs are advised to seek their own professional advice in relation to the FTT.

United Kingdom Tax Considerations

        The following statements are intended only as a general guide to current UK tax legislation and to the current practice of HM Revenue & Customs ("HMRC") and may not apply to certain holders of ADSs, such as dealers in securities, insurance companies and collective investment schemes. They relate (except where stated otherwise) to persons who are resident in the UK for UK tax purposes, who are beneficial owners of ADSs and who hold their ADSs as an investment (and not as employment-related securities). Any person who is in any doubt as to his or her tax position, or who is subject to taxation in any jurisdiction other than that of the UK, should consult his or her own professional advisers.

(a)   Dividends

        Under UK tax legislation, the Issuer is not required to withhold tax at source from dividend payments it makes whether to UK resident or non-UK resident shareholders. Individual shareholders resident for tax purposes in the UK should generally be entitled to a tax credit in respect of any dividend received equal to one-ninth of the amount of the dividend. An individual shareholder's liability to income tax will be calculated on the sum of the dividend and the tax credit (the "gross dividend"). This will be regarded as the top slice of the individual's income and will be subject to UK income tax at the rates described below. The tax credit equals 10% of the gross dividend. The tax credit will be available to set against a shareholder's liability (if any) to income tax on the gross dividend. Individual shareholders liable to income tax at no more than the basic rate will be liable to income tax on dividend income received at the rate of 10% of the gross dividend. This means that the tax credit will satisfy in full the individual shareholder's liability to pay income tax on the dividend received. The rate of income tax applied to dividends received by an individual shareholder liable to income tax at the higher rate will be 32.5%. In the case of a dividend received by an individual shareholder liable to income tax at the additional rate, the rate of income tax will be 37.5%. After taking into account the 10% tax credit, a higher rate taxpayer will be liable to additional income tax of

22.5% of the gross dividend, (equal to 25% of the net dividend) and an additional rate taxpayer will be liable to additional income tax of 27.5% of the gross dividend (equal to 30.6% of the net dividend). For example, an individual shareholder receiving a dividend of £90 would receive a tax credit of £10. The gross dividend (the cash dividend plus the tax credit) would be £100. If the shareholder is a higher rate taxpayer, he would be taxed on the dividend at £32.50 (32.5% of £100) but can set against this the tax credit of £10. This leaves tax to pay of £22.50, which is 25% of the £90 dividend received.

        Trustees who are liable to income tax at the rate applicable to trusts (currently 45%) will pay tax on the gross dividend at the dividend trust rate of 37.5% against which they can set the tax credit. To the extent that the tax credit exceeds the trustees' liability to account for income tax the trustees will have no right to claim repayment of the tax credit.

        A corporate shareholder resident for tax purposes in the UK will not normally be liable to corporation tax on any dividends received, but cannot claim payment of the tax credit from HMRC.

        United Kingdom pension funds and charities are generally exempt from tax on dividends which they receive but they are not entitled to claim repayment of the tax credit.

        Individual shareholders who are resident for tax purposes in countries other than the UK but who are nationals of states which are part of the European Economic Area, residents of the Isle of Man or the Channel Islands or certain other persons are entitled to a tax credit as if they were resident for tax purposes in the UK, which they may set off against their total UK income tax liability. Such shareholders will generally not be able to claim payment of the tax credit from HMRC.

        Other shareholders who are not resident in the UK for tax purposes should consult their own advisers concerning their tax liabilities on dividends received. They should note that they will not generally be entitled to claim payment of any part of their tax credit from HMRC under any double taxation treaty or otherwise or such claim may be negligible

(b)   Chargeable gains

        Shareholders who are resident in the UK for tax purposes and who dispose of their ADSs at a gain will ordinarily be liable to UK taxation on chargeable gains, subject to any available exemptions or reliefs. The gain will be calculated as the difference between the sale proceeds and any allowable costs and expenses, including the original acquisition cost of the ADSs.

        Shareholders who are not resident in the UK for tax purposes but who carry on a trade, profession or vocation in the UK through a permanent establishment, branch, agency or fixed place of business in the UK may be liable to UK taxation on chargeable gains on any gain on a disposal of their ADSs, if those ADSs are or have been held, used or acquired for the purposes of that trade, profession or vocation or for the purposes of that permanent establishment, branch, agency or fixed place of business.

        If an individual shareholder ceases to be resident in the UK and subsequently disposes of ADSs, in certain circumstances any gain on that disposal may be liable to UK capital gains tax upon that shareholder becoming once again resident in the UK.

(c)   Stamp duty and stamp duty reserve tax ("SDRT")

        The statements below are intended as a general guide to the current position. They do not apply to certain intermediaries who are not liable to stamp duty or SDRT, or to persons connected with depositary arrangements or clearance services, who may be liable at a higher rate. The analysis in this section applies irrespective of the tax residence of the holder of the shares or ADSs.

        No UK stamp taxes should arise on any conveyance or transfer on sale of ADSs.

        If ordinary shares are held directly rather than via ADS then a subsequent conveyance or transfer on sale will usually be subject to stamp duty on the instrument of transfer at a rate of 0.5% of the amount or value of the consideration (rounded up, if necessary, to the nearest £5). A charge to SDRT at the rate of 0.5% will arise in relation to an unconditional agreement to transfer such shares. However, where within six years of the date of the agreement (or, if the agreement was conditional, the date the agreement became unconditional) an instrument of transfer is executed pursuant to the agreement and stamp duty is paid on that instrument, any liability to SDRT will be cancelled or repaid. If ordinary shares are held directly rather than via ADS and are subsequently transferred into the depositary, then a 1.5% UK stamp duty charge will arise.

(d)   UK inheritance tax

        It is unclear whether the ADSs are UK situs assets for purposes. If the ADSs are UK situs assets then individuals who beneficially own the ADSs, may, in certain circumstances, be subject to inheritance tax in respect of the ADSs. If the ADSs are not UK situs assets, beneficial owners of the ADSs who are individuals not domiciled (or deemed domiciled) in the UK will not be subject to inheritance tax in respect of the ADSs. The analysis in this section generally applies irrespective of the tax residence of the holder of the ADSs. We recommend that owners of ADSs take individual advice as to their inheritance tax position.

Material United States Federal Income Tax Consequences

        The following summary describes the material United States federal income tax consequences of the ownership and disposition of our ordinary shares and ADSs as of the date hereof. The summary set forth below is applicable only to United States Holders (as defined below) that hold our ordinary shares or ADSs as capital assets for United States federal income tax purposes. This summary does not represent a detailed description of all of the United States federal income tax consequences which may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a person holding our ordinary shares or ADSs in connection with a trade or business conducted outside the United States;

  •
  a partnership or other pass-through entity for U.S. federal income tax purposes; or

  •
  a person whose "functional currency" is not the U.S. dollar.

        As used herein, "United States Holder" means a holder of our ordinary shares or ADSs that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        The summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us, and assumes that the deposit agreement and all other related agreements will be performed in accordance with their terms.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) owns our ordinary shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership, you should consult your tax advisors.

        This summary assumes that we will not be for our current taxable year, and will not in the future become, a passive foreign investment company, as described below.

        This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, or the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

        If you own ADSs, you will generally be treated as the owner of the underlying ordinary shares that are represented by such ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Distributions

        The gross amount of distributions on the ordinary shares or ADSs (including foreign withholding taxes withheld) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day it is actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of the ADSs. Such dividends will not be eligible for the dividends-received deduction generally allowed to corporations under the Code.

        With respect to non-corporate United States Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the current income tax treaty between the United States and the United Kingdom meets these requirements, and we believe we are eligible for the benefits of that treaty. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are expected to be listed on the            ), but not our ordinary shares, are readily tradable on an established securities market in the United States. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of this legislation to your particular circumstances.

        For purposes of calculating foreign tax credits, dividends paid to holders of the ordinary shares or ADSs will be treated as income from sources outside the United States and will generally constitute passive category income, which may be relevant to certain United States Holders. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of any foreign tax credits under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Passive Foreign Investment Company

        We do not believe that we were, for United States federal income tax purposes, a passive foreign investment company (a "PFIC") for our most recent taxable year, and we do not expect to become a PFIC in the current or any future taxable year. However, the determination of whether we are a PFIC is made annually based on the composition of our income and assets and the value of such assets at such time. Accordingly, it is possible that we may become a PFIC in any taxable year due to changes in our asset or income composition or asset valuation. If we are or become a PFIC, you could be subject to additional United States federal income taxes on gain recognized with respect to the ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Taxation of Capital Gains

        For United States federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share or ADS in an amount equal to the difference between the amount realized for the ordinary share or ADS and your tax basis in the ordinary share or ADS, as the case may be. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate United States Holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.

Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of our ordinary shares or ADSs and the proceeds from the sale, exchange or redemption of our ordinary shares or ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

        We and the underwriters named below will enter into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table.                        ,                         and                         are the representatives of the underwriters and the joint book-running managers for this offering.

Underwriters	Number of Shares

Total

        The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

        The underwriters have an option to buy up to an additional            ADSs to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

        The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional            ADSs.

Paid by Company
	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $            per ADSs from the initial public offering price. After the initial offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We, our directors, our executive officers and certain of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price will be negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuations of companies in related businesses.

        We intend to apply to list our ADSs on the            under the symbol "            ". In order to meet one of the requirements for listing the common stock on the             , the underwriters have undertaken to sell lots of 100 or more ADSs to a minimum of            beneficial holders.

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional ADSs for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on            , in the over-the-counter market or otherwise.

        Each Underwriter has severally represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer of ADSs to the public may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the company or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

        The ADSs may not be offered or sold by means of any document other than:

  (a)
  in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or

  (b)
  to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or

  (c)
  in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to

    ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

  (a)
  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"); or

  (b)
  to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

  (c)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except:

  1.
  to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

  2.
  where no consideration is given for the transfer; or

  3.
  by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of ADSs offered.

        We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

        We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for the company, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arm's-length transactions with us in the ordinary course of their business.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the company. In addition, the underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

        If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES OF THE OFFERING

        We estimate that the expenses payable by us in connection with this offering, other than underwriting discounts, will be as follows:

Amount
(U.S. $)
Expenses:
SEC registration fee
FINRA filing fee
listing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Roadshow expenses
Depositary expenses
Stamp duty reserve tax
Miscellaneous costs

Total

        We anticipate that the total underwriting discount on shares offered by us in the offering will be approximately $            , or            % of the gross proceeds to us of the offering.

        All amounts in the table are estimates except the SEC registration fee, the            listing fee and the FINRA filing fee.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities, New York State and English law. Certain legal matters of United States federal securities, New York State and English law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell London LLP.

        The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to U.S. Federal and New York law will be passed upon for us by Simpson Thacher & Bartlett LLP, our U.S. counsel, and for the underwriters by Davis Polk & Wardwell London LLP.

 EXPERTS

General Information

        The consolidated financial statements of Expro Holdings UK 3 Limited at March 31, 2014 and 2013, and for each of the three years in the period ended March 31, 2014, and the balance sheet of Expro Oilfield Services PLC as of June 24, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address for Ernst & Young LLP is Apex Plaza, Forbury Road, Reading, Berkshire RG1 1YE, United Kingdom.

        The financial statements of COSL-Expro Testing Services (Tianjin) Co., Ltd. at December 31, 2013, and for the year ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address for Ernst & Young Hua Ming LLP is Oriental Plaza, 1 East Chang an Avenue, Dong Cheng, 100738 Beijing, China.

 SERVICE OF PROCESS AND ENFORCEABILITY OF U.S. JUDGMENTS

        We are incorporated under the laws of England and Wales. Many of our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court.

        We intend to appoint Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon the ADSs or the underwriting agreement related to the ADSs.

        We have been advised that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's web site at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

 GLOSSARY

        For a description of certain technical terms we use in this prospectus, see the Glossary of Technical Terms. In addition, unless otherwise specified or the context requires otherwise, in this prospectus:

  •
  "CaTS™" refers to Expro cable-less telemetry systems "CaTS™" which use electromagnetic technology to transmit data from downhole to surface, using the wells tubing or casing as the transmission medium. Expro CaTS™ systems are currently used to transmit high quality downhole pressure and temperature data to surface for reservoir and well monitoring purposes;;

  •
  "CaTS EXchange™" refers to a fully wireless CaTS™ system used during drill stem testing operations to provide surface read-out data;

  •
  "E&P" refers to exploration and production;

  •
  Expro "PowerChokes®" refers to an Expro group that design and manufacture automated chokes, relief valves, drilling rig controls and multiple other products for drilling, well test, flowback and production applications. Based on state-of-the-art material, design and engineering technology, Expro PowerChokes® has become well known for reliable severe service choke applications;

  •
  "HPHT" refers to an abbreviation for high-pressure high temperature. HPHT is formally defined as a well having an undisturbed bottom hole temperature of greater than 300 deg F [149 deg C] and a pore pressure of at least 0.8 psi/ft (~15.3 lbm/gal) or requiring a BOP with a rating in excess of 10,000 psi [68.95 MPa].

  •
  "PVT" refers to an abbreviation for pressure, volume, temperature. The term is used in fluid properties evaluations;

  •
  "Rotators" refers to employees who are rotated between their resident state and work locations on a pre-defined work rotation schedule;

  •
  "SafeWells" refers to the name of Expro's well integrity data management system;

  •
  "SONAR" refers to the use of sonar based flow measurement technology used in Expro's PassiveSONAR™ and ActiveSONAR™ meters;

  •
  "TurboPVT™" refers to the name given to Expro's on-site reservoir fluid analysis service.

INDEX TO THE CONSOLIDATED BALANCE SHEET OF EXPRO OILFIELD SERVICES PLC

The Board of Directors and Shareholders of Expro Oilfield Services PLC,

We have audited the accompanying balance sheet of Expro Oilfield Services PLC as of June 24, 2014. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Expro Oilfield Services PLC, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Reading, United Kingdom
June 30, 2014

Expro Oilfield Services PLC

Balance sheet as of June 24, 2014

24 June 2014
$
Current assets
Related party receivable	85,106

Total assets	85,106

Liabilities	—
Equity
Ordinary shares, £1 par value; 50,000 share authorised, 50,000 share issued and fully paid	85,106

Total equity	85,106

Total liabilities and equity	85,106

See accompanying notes to this balance sheet.

Expro Oilfield Services PLC

Notes to the balance sheet

as of June 24, 2014

1. Description of business and significant accounting policies

Description of business

        Expro Oilfield Services PLC (the Company) was incorporated on June 23, 2014. The Company was incorporated under a scheme of arrangement under the laws of England and Wales, whereby the holder of equity interests of the Company, 470 Limited, transferred their interests in the Company, to Expro Holdings UK 2 Limited ("EHUK2"). On June 24, 2014 the Company issued a further 49,999 ordinary shares at par to EHUK2.

        The Company was incorporated for the purpose of Expro Oilfield Services PLC being the anticipated issuer of American Depository Shares for a planned US initial public offering. After the completion of this offering, Expro Oilfield Services PLC will be a holding company and its sole material asset will be all of the outstanding shares of Expro Holdings UK 3 Limited.

        The Company currently has no activity, operations or financing. 50,000 ordinary shares with par value £1 were issued at par value and recorded as a receivable from EHUK2.

Basis of presentation

        The accompanying balance sheet has been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Separate Statements of Operations, Statements of Other Comprehensive Loss, Statements of Shareholders' Equity and Statements of Cash Flows have not been presented because there have been no activities in the company.

2. Related party receivable

June 24 2014
$
Amounts owed by EHUK2	85,106

85,106

3. Share Capital

	June 24 2014	June 24 2014
	No. of shares	$
Allotted and called up
Ordinary shares of £1 each	50,000	85,106

	50,000	85,106

        At June 24 2014, the Company's authorised share capital consisted of 50,000 ordinary £1 shares.

4. Subsequent events

        There have been no subsequent events at the date of issue of this balance sheet.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
EXPRO HOLDINGS UK 3 LIMITED

The Board of Directors and Shareholders of Expro Holdings UK 3 Limited,

We have audited the accompanying consolidated balance sheets of Expro Holdings UK 3 Limited as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Expro Holdings UK 3 Limited at March 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Reading, United Kingdom
June 30, 2014

Expro Holdings UK 3 Limited

Consolidated Statements of Operations

(U.S. $ in thousands, except per share data)

	Years Ended March 31,
	2012	2013	2014
Revenue from continuing operations:
Total revenue	1,013,645	1,200,702	1,384,591

Operating costs and expenses from continuing operations:
Cost of sales	(916,008)	(1,017,971)	(1,123,384)
Selling, general and administrative	(61,889)	(60,716)	(75,984)
Goodwill and other intangibles asset impairment	(408,700)	—	—
Restructuring	(4,336)	(1,341)	(1,379)

Total operating costs and expenses from continuing operations	(1,390,933)	(1,080,028)	(1,200,747)

Operating income (loss) from continuing operations	(377,288)	120,674	183,844
Related party stockholder loan interest	(449,903)	(498,731)	—
Interest expense, net	(262,130)	(229,673)	(216,808)
Income from sale of assets to related party	31,892	—	—

Income (loss) before taxes and equity income of joint venture from continuing operations	(1,057,429)	(607,730)	(32,964)
Equity share of income from joint ventures	9,302	9,214	14,124
Income tax (expense) benefit	11,216	(16,221)	(38,497)

Income (loss) from continuing operations	(1,036,911)	(614,737)	(57,337)
Income from discontinued operations, net of income tax	39,179	4,752	—
Gain on sale of discontinued operations	—	243,189	—

Income (loss) attributable to company	(997,732)	(366,796)	(57,337)

Basic and diluted income (loss) per share attributable to company stockholders:
Income (loss) per share from continuing operations	(1,036,911)	(614,737)	(57,337)
Income (loss) per share from discontinued operations	39,179	247,941	—

Net (loss) per share	(997,732)	(366,796)	(57,337)

Weighted average shares outstanding
Basic and diluted	1,000	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Comprehensive Loss

(U.S. $ in thousands)

	Years Ended March 31,
	2012	2013	2014
Income (loss) for the year	(997,732)	(366,796)	(57,337)

Other comprehensive income (loss):
Transferred to statement of operations on cash flow hedges	7,033	426	(826)
Transferred to statement of operations on cash flow hedges—Discontinued operations	—	(15)	—
Actuarial gain (loss) on defined benefit pension	(24,356)	(8,400)	(9,060)
Income taxes on pension	3,781	693	1,515
Actuarial gain (loss) recycled to statement of operations on disposal of subsidiary	—	469	—

Other comprehensive income (loss)	(13,542)	(6,827)	(8,371)

Comprehensive income (loss)	(1,011,274)	(373,623)	(65,708)

Comprehensive income (loss) attributable to company shareholders	(1,011,274)	(373,623)	(65,708)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Balance Sheets

(U.S. $ in thousands, except per share data)

	March 31,
	2013	2014
Assets
Current assets
Cash and cash equivalents	68,589	172,393
Restricted cash	38,233	3,459
Accounts receivable, net and unbilled	325,985	365,231
Inventories	59,202	65,678
Deferred tax assets	3,993	3,076
Tax receivables	12,139	9,784
Assets held for sale	463	463
Loan issuance costs	8,828	10,210
Other	64,890	52,013

Total current assets	582,322	682,307

Non-current assets
Property, plant and equipment, net	442,435	521,807
Interests in joint ventures	13,482	25,193
Intangible assets, net	481,744	424,619
Goodwill	639,434	639,434
Loan issuance costs	24,614	20,655
Deferred tax assets	67,386	65,939
Other	—	5,635

Total non-current assets	1,669,095	1,703,282

Total assets	2,251,417	2,385,589

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	228,253	283,101
Derivative financial instruments	40,860	—
Tax liabilities	24,541	25,762
Capital lease obligations	1,880	1,876
Other	67,306	80,017

Total current liabilities	362,840	390,756

Non-current liabilities
Senior secured notes	968,578	1,077,601
Other interest bearing loans	974,878	1,041,285
Capital lease obligations	7,438	15,199
Tax liabilities	53,669	49,264
Deferred tax liabilities	140,431	122,401
Post-retirement benefits	22,151	31,414
Other	9,361	11,306

Total non-current liabilities	2,176,506	2,348,470

Total liabilities	2,539,346	2,739,226

Commitments and contingencies (Note 20)
Stockholders' equity:
Common stock, ordinary $1 shares, par value $1.00 per share authorised 4,123,195,367, issued 1,000	1	1
Additional paid-in capital	4,373,070	4,373,070
Accumulated other comprehensive income (loss)	(56,743)	(65,114)
Retained earnings (loss)	(4,604,257)	(4,661,594)

Total stockholders' equity (deficit)	(287,929)	(353,637)

Total liabilities and stockholders' equity (deficit)	2,251,417	2,385,589

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Cash Flow

(U.S. $ in thousands)

	Years ended March 31,
	2012	2013	2014
Cash flows from operating activities:
Net income (loss)	(997,732)	(366,796)	(57,337)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of discontinued operations	—	(243,189)	—
Impairment of goodwill	345,000	—	—
Impairment of intangible asset	63,700	—	—
Impairment property, plant and equipment	1,642	3,319	4,669
Amortisation of intangible asset	83,595	60,645	57,089
Depreciation of property, plant and equipment	79,655	90,573	106,657
Loss on disposal of property, plant and equipment	1,162	1,036	1,468
Pension plan amendment	(6,552)	—	—
Equity share of income from joint ventures	(9,302)	(9,214)	(14,124)
Elimination on unrealised profit sale to joint ventures	—	—	1,905
Amortisation of loan issuance costs	14,423	31,002	14,257
Interest accreted to mezzanine loan balance	58,125	61,199	66,407
Related party stockholder loan interest	449,903	498,731	—
Fair value loss on cash flow hedges	22,298	3,108	494
Transferred to statement of operations on cash flow hedges	7,033	411	(826)
Unwind of deferred consideration discount	2,664	—	—
Deferred income tax credit	(55,499)	(21,720)	(14,152)
Unrealised foreign exchange	(105)	(1,079)	(1,625)
Changes in assets and liabilities:
Accounts receivable, net and unbilled	(80,940)	(55,988)	(41,107)
Inventories	(13,472)	(8,734)	(6,475)
Other assets	(6,344)	(13,223)	(2,757)
Accounts payable	28,813	37,002	34,370
Other liabilities	(14,571)	(12,922)	14,874
Derivative financial instruments	(47,167)	(49,875)	(41,354)
Income taxes—net	(636)	4,412	(193)
Other	(2,481)	(25)	(610)
Dividend received from joint venture	4,098	9,395	6,724

Net cash provided by (used in) operating activities	(72,690)	18,068	128,354

Cash flows from investing activities:
Capital expenditures	(152,210)	(136,823)	(168,906)
Proceeds on disposal of property, plant and equipment	163	3,054	4,671
Proceeds on sale of subsidiary, net of transaction costs	—	591,550	10,000
Investment in joint ventures	—	—	(696)
Payment of deferred consideration	(30,048)	(157)	(137)

Net cash provided by (used in) investing activities	(182,095)	457,624	(155,068)

Cash flows from financing activities:
Issuance of share capital	250,000	3,031	—
Proceeds from issuance of senior secured notes	—	—	104,500
Payment of loan issuance costs	(7,117)	(1,672)	(7,148)
Drawdown on revolving credit facility	75,837	161,289	20,111
Repayment on revolving credit facility	(75,837)	(161,289)	(20,111)
Repayment of capital leases	(3,349)	(2,753)	(2,176)
Repayment of senior secured notes	—	(408,507)	—
(Increase) decrease in restricted cash	(4,951)	(31,768)	34,774

Net cash provided by (used in) financing activities	234,583	(441,669)	129,950

Cash from discontinued operations classified as held for sale	(8,005)	(2,813)	—
Effect of exchange rate changes on cash and cash equivalents	748	(173)	568

Increase (decrease) to cash and cash equivalents	(27,459)	31,037	103,804

Cash and equivalents at beginning of year	65,011	37,552	68,589

Cash and equivalents at end of year	37,552	68,589	172,393

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes	(37,168)	(33,419)	(52,841)
Interest	(212,593)	(199,131)	(177,544)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Stockholders' Equity

(U.S. $ in thousands)

	Common Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (loss)	Total equity (deficit)
Balance at April 1, 2011	200	—	(36,374)	(3,239,729)	(3,275,903)

Comprehensive increase (loss)
Net income (loss)	—	—	—	(997,732)	(997,732)
Other comprehensive income (loss):
Actuarial gain (loss) on defined benefit pension, net of tax	—	—	(20,575)	—	(20,575)
Transferred to statement of operations on cash flow hedges	—	—	7,033	—	7,033
Shares issued	—	249,676	—	—	249,676

Balance at March 31, 2012	200	249,676	(49,916)	(4,237,461)	(4,037,501)

	Common Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (loss)	Total equity (deficit)
Balance at April 1, 2012	200	249,676	(49,916)	(4,237,461)	(4,037,501)

Comprehensive increase (loss)
Net income (loss)	—	—	—	(366,796)	(366,796)
Other comprehensive income (loss):
Actuarial gain (loss) on defined benefit pension, net of tax	—	—	(7,707)	—	(7,707)
Actuarial gain (loss) recycled to statement of operations from disposal	—	—	469	—	469
Transferred to statement of operations on cash flow hedges	—	—	426	—	426
Transferred to statement of operations on cash flow hedges—Discontinued operations
	—	—	(15)	—	(15)
Shares issued	3,031	—	—	—	3,031
Loan capitalisation	4,120,164	—	—	—	4,120,164
Capital reduction	(4,123,394)	4,123,394	—	—	—

Balance at March 31, 2013	1	4,373,070	(56,743)	(4,604,257)	(287,929)

	Common Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (loss)	Total equity (deficit)
Balance at April 1, 2013	1	4,373,070	(56,743)	(4,604,257)	(287,929)

Comprehensive increase (loss)
Net income (loss)	—	—	—	(57,337)	(57,337)
Other comprehensive income (loss):
Actuarial gain (loss) on defined benefit pension, net of tax	—	—	(7,545)	—	(7,545)
Transferred to statement of operations on cash flow hedges	—	—	(826)	—	(826)

Balance at March 31, 2014	1	4,373,070	(65,114)	(4,661,594)	(353,637)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Notes to the Financial Statements

Year ended March 31, 2014

1. Business Description

        Expro Holdings UK 3 Limited and our consolidated subsidiaries ("We" or the "Group"), provide services and products that measure, improve, control and process flow from high value oil and gas wells, from exploration and appraisal through to mature field production optimisation and enhancement.

        Expro Holdings UK 3 Limited is an indirect subsidiary of Umbrellastream Limited Partnership Incorporated ("ULPI"), which is owned by the Investors and certain members of management and other investors. The Investors are three private equity investors; Arle Capital Partners, Goldman Sachs Capital Partners and AlpInvest Partners.

        Expro Holdings UK 3 Limited is a limited company incorporated in Great Britain with its registered office situated in England and Wales.

2. Basis of Preparation and Accounting Policies

Basis of Preparation

        These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

        The accounting policies set out below have been applied consistently to all periods in these consolidated financial statements.

Basis of Consolidation

        Our consolidated financial statements include the accounts of Expro Holding UK 3 Limited and our subsidiaries. We have eliminated all intragroup balances and transactions, including unrealised profits arising from them.

        We recognise our interest in the assets and liabilities of joint ventures and associates using the equity method of accounting. Under the equity method, the interest in the joint venture or associate is carried in the statement of financial position at cost plus post-acquisition changes in our share of net assets, less distributions received and less any impairment in value of individual investments. Our statement of operations reflects the share of the joint venture's results after tax. The goodwill arising on the acquisition of the joint venture, represents the excess of the cost of the investment compared to our share of the net fair value of the entity's identifiable net assets, is included in the carrying amount of the joint venture entity and is not amortised.

        The results of the joint venture are prepared for the same reporting period as the Group. Where necessary, adjustments are made to bring the accounting policies used into line with ours; to take into account fair values assigned at the date of acquisition; and to reflect impairment losses where appropriate. Adjustments are also made in our financial statements to eliminate our share of unrealised gains and losses on transactions between us and our jointly controlled entity.

Use of Estimates

        Preparation of the consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

statements and the accompanying notes. The most significant estimates and assumptions are those associated with impairment of goodwill, pensions, tax provisions, recovery of deferred taxes and revenue recognition. Despite our intentions to establish accurate estimates and reasonable assumptions, actual results could differ from these estimates.

Revenue Recognition

        We recognise revenue when there is persuasive evidence of an arrangement that sets a fixed or determinable price for the contract, usually a contract or purchase order, services are performed or products delivered, and collectability is reasonably assured.

        The majority of our revenues arise on the provision of well flow management services to our customers. Contracts are typically structured on a time and materials basis and the associated revenue is recognised in the period in which services are performed.

        We also enter into contracts to design and build equipment on behalf of our customers. Revenue on such contracts is recognised by reference to the stage of completion of the contract. Stage of completion is estimated using an appropriate measure according to the nature of the contract, such as the achievement of contract milestones. Typically components would comprise design, engineering, procurement, assembly, testing and delivery. Contract costs are recognised as expenses in the period in which they are incurred. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognised immediately as an expense.

        Where contractual arrangements contain multiple deliverables, we analyse each performance obligation within the sales arrangement to ensure we adhere to the separation guidelines for multiple-element arrangements. We allocate revenue for any transactions involving multiple elements to each unit of accounting based on its relative selling price, and recognise revenue when all revenue recognition criteria for a unit of accounting have been met.

Foreign Currency Translation

        Our reporting currency is the U.S. Dollar. In addition, all of our subsidiaries are assessed to have a functional currency of the U.S. Dollar, being the currency of the primary economic environment in which they operate.

        At the individual entity level, transactions in foreign currencies are initially recorded in the functional currency by applying the monthly average rates which is approximate to the actual rate for the relevant accounting period. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the reporting date. All differences are taken to the statement of operations. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the monthly average rate at the date of the transaction.

Finance Costs

        Our finance costs consist of interest and other costs that we incur in connection with the borrowing of funds. The cost of financing incurred during the construction of an asset, covering the period until the asset is ready for its intended use, is capitalised as part of the asset cost. Costs

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

incurred that are directly related to the raising of finance, together with any original issue discount or premium, are recognised over the term of the loan or facility, using the effective interest method. All other finance costs are expensed in the period they are incurred.

Taxation

        We use the asset and liability method to account for income taxes whereby we calculate the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Under this method, the balances of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are recorded to reduce gross deferred tax assets when it is more likely than not that some portion or all of the gross deferred tax assets will not be realised. In determining the need for valuation allowances, we have made judgments and considered estimates regarding estimated future taxable income and ongoing achievable tax planning strategies. These estimates and judgments include some degree of uncertainty therefore changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets accordingly. The ultimate realisation of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

        We operate in more than 50 countries and are subject to numerous domestic and foreign taxing jurisdictions. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions, and tax credits. Changes in tax laws, regulations or agreements in each taxing jurisdiction could have an impact on the amount of income taxes that we provide during any given year.

        Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions in which we operate, and these assessments can result in additional taxes. Estimating the outcome of audits and assessments by the tax authorities involves uncertainty. We review the facts of each case and apply judgements and assumptions to determine the most likely outcome and we provide for taxes, interest and penalties on this basis. We provide for uncertain tax positions in line with accounting practice and recognise a position only when it meets the required recognition threshold and measurement methodology, recognising the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Despite applying the accepted accounting practices there is potential for the resolution of a current or future tax controversy to be materially different to the amount accrued given the differences in approach to many of the taxing authorities in which we operate.

Cash and Cash Equivalents

        Cash and cash equivalents comprises cash at bank, cash on hand and short term deposits with an original maturity of three months or less.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

Restricted Cash

        Restricted cash relates mainly to bank deposits which have been pledged as cash collateral for certain guarantees issued by a bank; and minimum cash balances which must be maintained in accordance with contractual arrangements.

Accounts Receivable, net and Unbilled

        The carrying value of our receivables, net of the allowance for doubtful accounts, represents the estimated net realisable value. Provision is made when there is objective evidence that we will not be able to recover balances in full. Balances are written off when the probability of recovery is assessed as being remote.

        Accounts receivable, unbilled represents revenue that has been recognized in advance of billing the customer. This is common for construction contracts.

Inventories

        We hold inventories to maintain our equipment. Inventories are stated at the lower of cost or market. Cost comprises direct materials and, where applicable, direct labour costs and overheads that have been incurred in bringing the inventories to their current location and condition which are calculated using the average cost method. Market value represents the lower of the value in use of the item of inventory and its replacement cost.

        We regularly review the on-hand quantity and aging of our inventories and where an item is found to be either excess or obsolete its carrying value is written down accordingly.

Assets Held for Sale and Discontinued Operations

        Non-current assets are classified as assets held for sale when their carrying amount will be recovered principally through a sale. Assets classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Property, plant and equipment and intangible assets, once classified as held for sale, are not depreciated or amortised. In the statement of operations, income and expenses from discontinued operations are reported separately from income and expenses from continuing operations, down to the level of income (loss) attributable to the company.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes the price paid to acquire or construct the asset, required installation costs, interest capitalised during the construction period and any expenditure that substantially adds to the value of or substantially extends the useful life of an existing asset. Depreciation is provided once an asset is placed into operational service and, other than land, is depreciated on a straight-line basis

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

over its expected useful life. Useful lives and residual values are reviewed annually and where adjustments are required these are made prospectively. Useful economic lives are as follows:

Owned property	50 years
Leased property	over the lesser of the remaining useful life or period of the lease
Plant and equipment	3 to 12 years

        Costs related the routine repair and maintenance of property, plant and equipment are expensed as incurred. Costs incurred as part of a major refurbishment of an asset are capitalised where the refurbishment either significantly prolongs the useful economic life of the asset or upgrades it for an enhanced use. The costs of replacing significant components are capitalised and depreciated over the useful economic life of the replaced component.

Goodwill

        Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortise goodwill, but instead are required to test goodwill for impairment at the reporting unit level at least annually, or whenever there is an indication of impairment. A reporting unit is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.

        We follow a two-step process for the testing of goodwill for impairment. First, we estimate the fair value of the reporting unit using a discounted cashflow approach. Where this fair value is lower than the carrying value of the reporting unit, an exercise similar to a purchase price allocation in a business combination is performed to calculate the current value of the goodwill. Where this value is lower than the carrying value of the goodwill, an impairment loss is recorded to write the carrying value down to the current value.

Other Intangible Assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is recognised at fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. The useful lives of intangible assets are all assessed as finite and are amortised over their useful economic life. The amortisation period and the amortisation method are reviewed at each financial year end. Amortisation is provided on a straight-line basis over the useful life of the asset as follows:

Software	-	between 3 and 5 years
Trademarks	-	between 10 and 19 years
Customer relationships and contracts	-	between 10 and 15 years
Technology and know-how	-	between 5 and 15 years

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

Impairment of Long Lived Assets

        The carrying values of long lived assets are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is tested by estimating the undiscounted cash flows expected to result from the asset, including any residual value at the end of the asset life. If undiscounted cash flows are lower than the carrying value of the asset, an impairment loss is recorded to reduce the asset's carrying value to its fair value.

Accounts Payable

        Accounts payable are measured at initial recognition at fair value and are subsequently carried at book value which, due to the short maturity period, approximates to amortised cost.

Derivative Financial Instruments

        Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into. Fair value is determined using quoted market prices (mark-to-market values). Changes in fair value of derivative financial instruments that are designated and highly effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in the statement of operations. If the cash flow hedge of a firm commitment of a forecasted transaction results in the recognition of an asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the statement of operations in the same period in which the hedged item affects net profit or loss.

        Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Fair Value Measurement

        We measure certain financial assets and liabilities at fair value at each balance sheet date and, for the purposes of impairment testing, use fair value to determine the recoverable amount of some of our non-financial assets. The fair values of financial instruments measured at amortised cost are disclosed in note 19.

        Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by us.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

        All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest-level input that is significant to the fair value measurement as a whole:

          Level 1—Valuation techniques in which all significant inputs are unadjusted quoted market prices from active markets for identical assets or liabilities being measured;

          Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active; and

          Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        We determine the policies and procedures for both recurring fair value measurements, such as derivatives, and non-recurring fair value measurements, such as impairment tests.

        At each reporting date, we analyse the movements in the values of assets and liabilities which are required to be re-measured or reassessed as per our accounting policies.

        For the purpose of fair value disclosures, we have determined classes of assets and liabilities based on the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

Leases

        Assets held under capital leases, which meet at least one of the four tests under U.S. GAAP and transfer to us substantially all the risks and rewards incidental to ownership of the leased item, are capitalised at the inception of the lease, with a corresponding liability being recognised at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Lease payments are apportioned between the reduction of the lease liability and finance charges in the statement of operations so as to achieve a constant rate of interest on the remaining balance of the liability. Assets held under capital leases are depreciated over the shorter of the estimated useful life of the asset and the lease term.

        Leases where the lessor retains a significant portion of the risks and benefits of ownership of the asset are classified as operating leases and rentals payable are charged in the statement of operations on a straight line basis over the lease term.

Pensions and Other Post-retirement Benefits

        We operate seven defined benefit arrangements, six of which require contributions to be made to separately administered funds. The main schemes were closed to new members on October 1, 1999, from which time a defined contribution plan arrangement has been made available. The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method, which attributes entitlement to benefits to the current and prior periods based on actuarial advice. Both current and past service costs are recognised in profit or loss as they arise.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

        The interest element of the defined benefit cost represents the change in present value of scheme obligations resulting from the passage of time, and is determined by applying the discount rate to the opening present value of the benefit obligation, taking into account material changes in the obligation during the year. The expected return on plan assets is based on an assessment made at the beginning of the year of long-term market returns on scheme assets, adjusted for the effect on the fair value of plan assets of contributions received and benefits paid during the year.

        Actuarial gains and losses are initially recognised as other comprehensive income in the year they arise. Where, the net cumulative actuarial gains or losses for a plan exceeds 10 percent of that plan's gross pension liability, or asset if higher, the amount of gains or losses above the 10 percent threshold are recycled through to the statement of operations over the expected remaining working lives of the plan's participants.

        The defined benefit pension asset or liability in the consolidated balance sheet comprises the total for each plan of the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds), less the fair value of plan assets out of which the obligations are to be settled directly. Fair value is based on market price information and in the case of quoted securities is the published bid price.

Management Incentive Plans

        We have established a series of management incentive schemes that allow participating employees to receive a payment on the occasion of certain liquidity events. There are two main types of plans in which employees participate.

        The first type of plan allows for participating employees to purchase interests in partnership interests in Umbrellastream Limited Partnership Incorporated ("ULPI"); our ultimate controlling party. Each participant is able to purchase a basket of interests that provide rights to preference dividends and additional returns on the occasion of certain liquidity events. The partnership interests were considered to be not substantive class as equity with respect to other interests in ULPI. The second type of scheme allows for participating employees to become eligible for a cash bonus following the same liquidity events.

        Both plans are accounted for as profit sharing arrangements with an expense recorded when the payment from the schemes is considered probable and the amount can be reliably estimated.

        No liability or charge has been recorded in respect of either scheme in the years ended March 31, 2013 and March 31, 2014.

Segment Reporting

        We are organised and managed on a geographic basis. The key financial information used by our Chief Operating Decision Maker is analysed around its four key regions; Europe and the Commonwealth of Independent States ("ECIS"), Sub-Saharan Africa ("SSA"), Asia, Middle East and North Africa ("AMENA") and North and Latin America ("NLA"). These have been determined to be our operating segments.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

Related Parties

        Parties are determined to be related if one party controls or significantly influences the other in terms of making financial and operating decisions. In addition, parties are related if they are subject to common control or common significant influence.

Earnings per Share

        Basic income (loss) per share attributable to our stockholders is based on the weighted effect of all common shares outstanding and is calculated by dividing income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share attributable to our stockholders is based on the weighted effect of all common shares and dilutive potential common shares outstanding and is calculated by dividing income (loss) by the weighted average number of common shares and dilutive potential common shares outstanding during the period.

Subsequent Events

        We have evaluated subsequent events through to the date the consolidated financial statements were issued.

New Accounting Pronouncements

        In September 2011, the Financial Accounting Standards Board ("FASB") issued an accounting pronouncement, which permits companies to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Companies are required to perform the two-step impairment test only if they conclude that the fair value of a reporting unit is more likely than not less than its carrying value. The accounting update was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.

        In July 2012, the FASB issued an accounting update allowing entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. The guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. This new guidance was effective for fiscal years and interim periods beginning after September 15, 2012.

        Effective April 1, 2013, we adopted, on a prospective basis, the new guidance issued by the FASB related to the disclosure of amounts reclassified out of accumulated other comprehensive income by component and line item within the consolidated statements of income. Our financial statements have been presented in accordance with this new guidance.

        In April 2014, the FASB issued amendments related to guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

2. Basis of Preparation and Accounting Policies (Continued)

representing a strategic shift that has (or will have) a major effect on an entity's financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The impact of implementation of the amended guidance on our consolidated financial statements has not yet been determined.

3. Segment Information

        We operate globally and provide a range of well management products and services across three areas of capability. Our services are offered to our customers either as discrete services or integrated solutions depending on their requirements and needs.

Well Testing and Appraisal Services

        Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analysing this information it is possible for the operator to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, Completion and Intervention Services

        A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Completion services are required to install the completion string in the well and our subsea completion landing strings facilitate this for subsea wells. We can also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production Services

        Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either export, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

        Our Company's Chief Operating Decision Maker ("CODM") manages our operations through four operational segments that are aligned with our geographic regions.

  •
  Europe and the Commonwealth of Independent States ("ECIS")

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

3. Segment Information (Continued)

  •
  Sub-Saharan Africa ("SSA")

  •
  Asia, Middle East and North Africa ("AMENA")

  •
  North and Latin America ("NLA")

        Each of these operational segments include a range of solutions are provided across three main areas of capability as presented above. The CODM does not review financial performance of these three main areas of capability as a measure of profitability is not available for these areas of capability; as such they are neither operating segments nor reporting units.

        Financial information about our operating segments, during the years ended March 31, 2012, 2013 and 2014 was as follows: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Europe and the Commonwealth of Independent States	296,651	331,154	386,800
Sub-Saharan Africa	205,714	236,312	288,998
Asia, Middle East and North Africa	228,438	295,951	371,903
North and Latin America	282,842	337,285	336,890

Total revenue by geographical segment	1,013,645	1,200,702	1,384,591

Europe and the Commonwealth of Independent States	83,278	86,650	110,427
Sub-Saharan Africa	48,126	85,704	108,223
Asia, Middle East and North Africa	64,761	102,958	145,069
North and Latin America	73,050	96,772	105,934

Trading EBITDA by segment(1)(4)	269,215	372,084	469,653

Corporate, product line management and other administrative costs	(89,970)	(98,549)	(118,436)
Equity share of income from joint ventures	9,302	9,214	14,124

Adjusted EBITDA(2)(4)	188,547	282,749	365,341

Depreciation and amortisation(5)	(143,497)	(151,520)	(165,994)
Goodwill and intangible asset impairment	(408,700)	—	—
Restructuring	(4,336)	(1,341)	(1,379)
Related party stockholder loan interest	(449,903)	(498,731)	—
Interest expense, net	(262,130)	(229,673)	(216,808)
Income from sale of assets to related party	31,892	—	—
Income tax (expense) benefit	11,216	(16,221)	(38,497)

Income (loss) from continuing operations	(1,036,911)	(614,737)	(57,337)

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

3. Segment Information (Continued)

        The following table presents total assets by geographic region and assets held centrally at March 31, 2013 and 2014: (U.S. $ in thousands).

	Years Ended March 31,
	2013	2014
Europe and the Commonwealth of Independent States	533,595	559,974
Sub Saharan Africa	520,979	535,396
Asia, Middle East and North Africa	414,557	470,792
North and Latin America	469,302	456,170

Total assets by geographical region	1,938,433	2,022,332

Assets held centrally(3)	312,984	363,257

Total Assets	2,251,417	2,385,589

(1)
Trading EBITDA is calculated as net income from continuing operations before taxes, income from sale of assets to related party, interest expense, restructuring, goodwill and other intangible asset impairment, depreciation and amortisation, equity share of income from joint ventures and corporate, product line management and other general and administrative costs.

(2)
Adjusted EBITDA is calculated as Trading EBITDA after corporate, product line management and other administrative costs and the equity share of income from joint ventures.

(3)
Assets held centrally primarily include corporate accounts receivables, corporate property plant and equipment under construction, interests in joint ventures, assets held for sale and corporate cash and cash equivalents balances.

(4)
Trading EBITDA and Adjusted EBITDA are not recognised terms under generally accepted accounting principles in the United States, or U.S. GAAP, and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

(5)
Depreciation and amortisation presented here excludes amortisation of capitalised borrowing costs, which are reported within interest expense.

        The following table sets forth the total amount of revenue by area of capability for the years ended March 31, 2012, 2013 and 2014: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Well testing and appraisal services	566,116	614,246	700,054
Subsea, completion and intervention services	352,063	421,760	489,778
Production services	95,466	164,696	194,759

Total revenue by area of capability	1,013,645	1,200,702	1,384,591

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

4. Interests in Joint Ventures

        We have non-consolidated interests in two joint venture companies through partnerships with PV Drilling Expro International Company Limited ("PVD-Expro") in Vietnam and COSL-Expro Testing Services (Tianjin) Co. Ltd ("CETS"), in China. Both of these joint venture companies are strategic to our activities as they provide us access to the Asian markets that otherwise would be challenging to penetrate and develop effectively on our own.

        During the year, we held a 49% stake in PVD-Expro joint venture, which offers the full suite of Expro products and services to the domestic Vietnam market and has a track record in the provision of offshore well testing and subsea completion landing string services.

        Meanwhile, the stake we held, during the year, in CETS amounted to 50% interest. The CETS joint venture in China offers extensive offshore well testing capabilities and has a strong market share with National Oil Companies ("NOC"), International oil companies ("IOC") and Independent clients. Both companies are independently managed but with the full capabilities and technology of Expro.

        The carrying value of our investment in joint ventures at March 31, 2013 and 2014 is detailed as follows: (U.S. $ in thousands).

	March 31,
	2013	2014
COSL-Expro Testing Services (Tianjin) Co. Ltd ("CETS")	11,739	21,427
PV Drilling Expro International Company Limited ("PVD-Expro")	1,743	3,766

Interest in joint ventures	13,482	25,193

CETS

        The following table includes a summary of the joint venture equity and a reconciliation with the carrying amount of our investment: (U.S. $ in thousands).

	March 31,
	2013	2014
Current assets, including cash U.S. $10.6 million (2013:U.S. $7.0 million)	26,186	33,550
Non-current assets	10,899	19,766
Current liabilities, including trade creditors U.S. $7.2 million (2013: U.S. $5.6 million)	(20,478)	(12,364)

Equity	16,607	40,952

Proportion of our ownership	50%	50%

Group's share of JV's equity	8,303	20,476
Goodwill on investment	3,510	3,510
Elimination of intra-group profits	(172)	(2,077)
Foreign exchange on net assets in local currency	98	(482)

Carrying amount of the investment	11,739	21,427

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

4. Interests in Joint Ventures (Continued)

Summarised statement of profit or loss of CETS

        The following table includes a summary of the joint venture profit and loss statement and a reconciliation with our share of income amount: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Revenue	53,204	67,180	83,106
Cost of sales	(29,869)	(40,976)	(46,980)
Administrative expenses,	(1,533)	(2,064)	(2,107)
Interest income (expense)	(38)	69	(118)

Profit before tax	21,764	24,209	33,901
Income tax expense	(5,524)	(6,240)	(8,621)

Profit for the year (continuing operations)	16,240	17,969	25,280

Equity share (50%) of profit for the year	8,120	8,984	12,640

PVD-Expro

        The following table includes a summary of the joint venture equity and a reconciliation with the carrying amount of our investment: (U.S. $ in thousands).

	March 31,
	2013	2014
Current assets, including cash U.S. $1.6 million (2013: U.S. $7.0 million)	2,254	6,536
Non- current assets	3,692	3,002
Current liabilities, including trade creditors U.S. $1.7 million (2013: U.S. $5.6 million)	(1,457)	(2,657)
Non-current liabilities, including long term borrowings U.S. $0.3 million (2013:U.S. $0.7 million)	(726)	(241)

Equity	3,763	6,640

Proportion of the Group's ownership	49%	49%

Group's share of JV's equity	1,844	3,254
Foreign exchange on net assets in local currency	(101)	512

Carrying amount of the investment	1,743	3,766

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

4. Interests in Joint Ventures (Continued)

Summarised statement of profit or loss of PVD-Expro

        The following table includes a summary of the joint venture profit and loss statement and a reconciliation with our share of income amount: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Revenue	7,189	5,611	9,577
Cost of sales	(3,681)	(4,426)	(4,860)
Administrative expenses,	(413)	(490)	(599)
Interest income (expense)	123	(67)	(67)

Profit before tax	3,218	628	4,051
Income tax expense	(806)	(159)	(1,022)

Profit for the year (continuing operations)	2,412	469	3,029

Equity share (49%) of profit for the year	1,182	230	1,484

        We had no capital commitments or contingent liabilities in respect of the joint venture.

        Expro recognised a dividend received gross of withholding taxes of $10.6 million and $1.2 million for the year ended March 31, 2013 and March 31, 2014 respectively. In March 2014, PVD-Expro issued new equity to its shareholders. We contributed new capital of $0.7 million in line with our shareholding.

5. Interest Expense

        Interest expense consisted of the following during the fiscal years ended March 31, 2012, 2013 and 2014: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Interest income	153	292	198
Senior secured notes interest	(119,000)	(90,546)	(90,251)
Revolving credit facility interest	(461)	(521)	(32)
Mezzanine loan cash settled interest	(41,110)	(43,784)	(45,769)
Interest accreted to Mezzanine loan	(58,125)	(61,199)	(66,407)
Amortisation of financing costs	(14,423)	(31,002)	(14,257)
Capitalised interest, net of depreciation	6,299	5,449	4,075
Fair value loss on cash flow hedges	(22,298)	(3,108)	(494)
Transferred to statement of operations on cash flow hedges	(7,033)	(426)	826
Other finance expense	(6,132)	(4,828)	(4,697)

Other Interest expense, net of interest income	(262,130)	(229,673)	(216,808)

Related party shareholder loan interest	(449,903)	(498,731)	—

Interest expense, net of interest income	(712,033)	(728,404)	(216,808)

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

6. Income Taxes

        The components of the expense/(benefit) for the years ended March 31, 2012, 2013 and 2014 were as follows: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Current income tax
UK	—	909	539
Foreign	35,332	37,028	52,110

Total current	35,332	37,937	52,649

Deferred tax
UK	(18,316)	(7,788)	(5,326)
Foreign	(28,232)	(13,928)	(8,826)

Total deferred	(46,548)	(21,716)	(14,152)

Expense (benefit) for income taxes	(11,216)	16,221	38,497

        The UK and foreign components of income/(loss) from continuing operations before income taxes for the years ended March 31, 2012, 2013 and 2014 were as follows: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
UK	(729,566)	(657,797)	(164,992)
Foreign	(327,863)	50,068	132,028

Total	(1,057,429)	(607,729)	(32,964)

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

6. Income Taxes (Continued)

        The provision for income taxes for the years ended March 31, 2012, 2013 and 2014 differs from the amount computed by applying the UK statutory income tax rate to income before taxes for the reasons below: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Statutory income tax at 23% (2013: 24% and 2012: 26%)	(274,932)	(145,855)	(7,582)
Permanent differences	(8,034)	2,206	918
Goodwill impairment	109,222	—	—
Thin capitalisation adjustments on interest expenses	78,653	75,059	5,785
Double taxation	1,029	855	7,048
Unabsorbed intercompany charges	4,036	4,507	6,624
Non-UK income taxed at different rates	(5,753)	2,644	(1,178)
Net tax charge related to tax attributes with full valuation allowance	71,419	86,483	60,915
Losses surrendered (claimed) from entities outside consolidated group	15,547	(8,066)	(30,325)
Prior year adjustments	(3,704)	(3,520)	(5,620)
Withholding taxes	1,301	1,865	543
Other	—	43	1,369

Expense (benefit) for income taxes	(11,216)	16,221	38,497

Effective tax rate on continuing operations	1.1%	(2.7)%	(116.8)%

        The items included in the rate reconciliation above within "Losses surrendered (claimed) from entities outside consolidated group" represent the tax losses surrendered between the UK incorporated companies owned by Expro International Group Holdings Limited (EIGHL), the intermediate parent of the Group. Under the tax-sharing arrangement in the UK tax-filing group, EIGHL does not charge profitable companies within the Group for the use of these losses. As a result, UK tax expense or benefit within the Group, as presented in the reconciliation, does not result in a tax liability or tax asset. The amount of losses claimed or surrendered in any year is dependent on the availability of tax losses in UK entities outside this consolidated group and the quantum of UK taxable income arising within the consolidated group.

        Our effective tax rate is predominantly negative as we pay tax in a number of geographic locations, whilst we report losses from continuing operations before income taxes, which are driven by our financing structure.

        Current taxes have increased year on year in line with the increase in income of our foreign operations and activities. In the year to March 31, 2014 the effective tax rate increased to (116.8%) on account of the significant reduction in the loss before income taxes following the capitalisation of the shareholder loan in March 2013. The current income taxes provided during the year to March 31, 2014 remain consistent to the prior year in relation to our activity levels.

        We have not provided United Kingdom income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of March 31, 2014 because we intend to permanently reinvest such earnings outside the United Kingdom. If these foreign earnings were to be repatriated in the future, the related United Kingdom tax liability would not be reduced by any foreign income taxes

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

6. Income Taxes (Continued)

previously paid on these earnings. As of March 31, 2014 the cumulative amount of earnings upon which United Kingdom income taxes have not been provided is approximately $897.0 million. It is not possible to estimate the amount of unrecognized deferred tax liability related to these earnings at this time.

        The primary components of our deferred tax assets and liabilities at March 31, 2013 and 2014 were as follows: (U.S. $ in thousands).

	March 31,
	2013	2014
Current deferred tax assets:
Net operating loss carryforwards	3,993	3,076
Non-current deferred tax assets:
Net operating loss carryforwards	382,055	351,651
Employee compensation and benefits	5,214	6,495
Depreciation	19,207	21,667
Other	10,329	14,139

Subtotal	420,798	397,028
Valuation allowance	(349,419)	(328,013)

Total	71,379	69,015

Non-current deferred tax liabilities:
Depreciation	(9,358)	(8,221)
Goodwill and other intangibles	(119,971)	(102,931)
Other	(11,102)	(11,249)

Total	(140,431)	(122,401)

Net deferred tax liability	(69,052)	(53,386)

        At March 31, 2014 we had a total of $1,578.0 million Net operating losses, of which $223.7 million will expire from 2015 to 2031. The balance will not expire due to indefinite expiration dates. Losses attributed to our UK companies are $1,287.7 million.

        We recognise a valuation allowance where it is more likely than not that some part or all of the deferred tax assets will not be realised. The realisation of a deferred tax asset is dependent upon the ability to generate sufficient taxable income in the appropriate taxing jurisdictions where the deferred tax assets are initially recognised.

        We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and considers that we are adequately provided.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

6. Income Taxes (Continued)

        The following table presents the changes in our unrecognised tax benefits at March 31, 2013 and 2014 included in the balance sheet: (U.S. $ in thousands).

	March 31,
	2012	2013	2014
Balance at beginning of year	51,624	55,114	54,169
Additions based on tax positions related to current year	7,827	11,316	3,480
Additions for tax positions of prior years	2,374	7,531	6,055
Settlements with tax authorities	—	(1,169)	(800)
Reductions for tax positions of prior years	(5,779)	(14,225)	(10,579)
Reductions due to the lapse of statute of limitations	(932)	(4,398)	(2,663)

Balance at end of year	55,114	54,169	49,662

        The amounts above include penalties and interest of $4.0 million and $5.4 million at March 31, 2013, March 31, 2014, respectively. We classify penalties and interest relating to uncertain tax positions within Taxes on income in the consolidated statement of operations. The closing balance at March 31, 2014 includes an amount of $0.8 million which could be settled within 12 months.

        We file income tax returns in the United Kingdom and in various other foreign jurisdictions. In all cases, with the exceptions of the United Kingdom and Norway, we are no longer subject to income tax examination by tax authorities for years prior to 2008. Tax filings of our subsidiaries, branches, and related entities are routinely examined in the normal course of business by tax authorities. Currently our United Kingdom tax filings for the years 2009 to 2012 and our Norway tax filings for the year 2009 to 2011 are under examination. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

7. Discontinued Operations

        On March 19, 2012, we agreed to sell our C&M business, comprising the Tronic and Matre brands, to Siemens AG for a purchase consideration of $616.2 million. The sale was complete on May 2, 2012. During the year ended March 31, 2013, we had received $606.2 million and incurred transaction costs of $14.7 million, leaving net proceeds at $591.5 million. The remaining $10.0 million was accrued as at March 31, 2013 and was received in June 2013.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

7. Discontinued Operations (Continued)

        Results from discontinued operations during the fiscal years ended March 31, 2012, 2013 and 2014 were as follows: (U.S. $ in thousands).

	Years Ended March 31,
	2012	2013	2014
Revenue	130,437	12,754	—
Cost of Sales	(92,864)	(8,090)	—
Administration expenses	(4,613)	110	—

Operating profit from discontinued operations	32,960	4,774	—

Net finance costs	(1,532)	(127)	—

Profit before tax from discontinued operations	31,428	4,647	—

Tax	7,751	105	—

Trading profit after tax from discontinued operations	39,179	4,752	—

Gain on sale of discontinued operations	—	243,189	—

Profit after tax from discontinued operations	39,179	247,941	—

        As at March 31, 2014 a property previously used by C&M was classified as held for sale. The property continues to be marketed as held for sale at $0.5m.

        Net cash flows relating to discontinued operations, excluding intercompany transactions, during the fiscal years ended March 31, 2012, 2013 and 2014 were as follows: (U.S. $ in thousands).

	Years ended March 31,
	2012	2013	2014
Net cash flows from operating activities	40,333	2,354	—
Net cash flows from investing activities	(298)	(12)	—
Net cash flows from financing activities	(1,138)	471	—

Net cash flows from discontinued operations	38,897	2,813	—

        The gain on disposal of the C&M business recognised during the fiscal year ended March 31, 2013 was as follows: (U.S. $ in thousands).

Year ended March 31, 2013
Proceeds on disposal received to date as at March 31, 2013	606,183
Proceeds on disposal earned on June 28, 2013	10,000
Transaction costs paid	(14,633)
Less: Transaction costs recorded as expense in year ended March 31, 2012	4,328
Net assets derecognised on completion	(362,689)

Gain on disposal	243,189

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

8. Restricted Cash

        The following table summarises the balance of restricted cash at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Cash held for contractual commitments	4,081	3,459
Other cash restricted for use	34,152	—

Total	38,233	3,459

        We held bank deposits which have been pledged as cash collateral for performance and bid bonds and guarantees issued by various banks. We also held minimum cash balances which must be maintained in accordance with contractual arrangements. Cash held for these types of contractual commitments was $4.1 million and $3.4 million at March 31, 2013 and March 31, 2014, respectively.

        As at March 31, 2013 and March 31, 2014, we held other cash restricted for use of $34.2 million and $0.0 million, respectively. This amount has been restricted in order to settle the liability of the interest rate swaps connected to the Group's Mezzanine loan.

        Upon disposal of the C&M business in May 2012, we were required to place sale proceeds of $84.0 million into a designated swap account to satisfy a requirement of our Mezzanine lenders. The interest rate swaps matured in December 2013.

9. Accounts Receivable, net and Unbilled

        Accounts receivable, net consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Accounts receivable and unbilled	334,587	374,467
Allowance for doubtful accounts	(8,602)	(9,236)

	325,985	365,231

        Accounts receivable include accrued revenue related to construction contracts for $23.0 million and $22.8 million, for the year ended March 31, 2013, March 31, 2014 respectively.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

10. Inventories

        Inventories consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Raw materials	1,045	1,072
Equipment, spares and consumables	50,652	57,450
Work-in progress	7,505	7,156

	59,202	65,678

11. Other Assets

        Other assets consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Prepayments	21,770	24,419
VAT receivable	12,620	17,218
Other receivables	30,500	16,011

	64,890	57,648

Other current assets	64,890	52,013
Other non-current assets	—	5,635

	64,890	57,648

12. Property, Plant and Equipment

        Property, plant and equipment consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Cost
Land	2,172	2,172
Buildings	21,475	30,617
Plant and equipment	702,579	858,826

	726,226	891,615
Less accumulated depreciation	(283,791)	(369,808)

	442,435	521,807

        Depreciation expense relating to property, plant and equipment, including assets under capital leases, was $79.7 million, $90.6 million and $106.7 million for the years ended March 31, 2012, March 31, 2013 and March 31, 2014 respectively.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

12. Property, Plant and Equipment (Continued)

        The carrying amount of our property, plant and equipment recognised in respect of assets held under capital leases at March 31, 2013 and 2014 were as follows: (U.S. $ in thousands).

	March 31,
	2013	2014
Gross value
Buildings	20,149	29,257
Plant and equipment	1,461	1,499

	21,610	30,756
Less accumulated amortisation	(14,541)	(15,651)

	7,069	15,105

        We had entered into contractual commitments for the acquisition of property, plant and equipment totalling $103.9 million as at March 31, 2014 (March 31, 2013: $45.6 million).

        The senior secured notes, mezzanine loan and revolving credit facility are secured by fixed and floating charges over the assets of our companies that in aggregate represent a minimum of 81% of our total gross assets at March 31, 2014.

13. Intangible Assets

        The following table summarises our intangible assets as at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31, 2013			March 31, 2014
	Cost	Accumulated impairment and amortisation	Net Book Value	Cost	Accumulated impairment and amortisation	Net Book Value
Customer relationships and contracts	959,763	595,995	363,768	959,763	641,133	318,630
Trademarks	43,851	20,682	23,169	43,851	22,984	20,867
Technology	185,802	91,520	94,282	185,769	100,795	84,974
Software	12,622	12,097	525	12,783	12,635	148

	1,202,038	720,294	481,744	1,202,166	777,547	424,619

        Amortisation expense for intangible assets was $83.6 million, $60.6 million and $57.1 million for the years ended March 31, 2012, March 31, 2013 and March 31, 2014 respectively. These expenses were included in cost of services.

        Estimated future amortisation expenses are $57.2 million for year ending March 31, 2015, $56.7 million for each years ending March 31, 2016, 2017 and 2018, and $56.6 million for year ending March 31, 2019.

        During the year to March 31, 2012 several of our reporting units, as defined in Note 14, were not performing at the levels previously expected. This was attributed to a further deterioration of the

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

13. Intangible Assets (Continued)

business environment in the year to March 31, 2011 and considered to be a potential indicator of impairment. Consequently, step one of the impairment test was performed for each of our long lived asset groups, which were determined to be the reporting units.

        The results of the step one testing indicated that carrying amount was higher than the undiscounted cash flows for the long lived asset groups of Europe and the Commonwealth of Independent States, Sub-Saharan Africa, Asia and Latin America. For these asset groups, we performed the "step two" impairment test, which included estimating the fair value of the assets using various valuation techniques based on discounted cash flow models. These tests indicated that the carrying value was impaired and a corresponding impairment charge was recognized, as summarised in the table below: (U.S. $ in thousands).

	Customer Relationships	Technology	Trademarks	Total
Europe and the Commonwealth of Independent States	33,200	500	200	33,900
Sub-Saharan Africa	2,000	—	—	2,000
Asia	10,700	300	—	11,000
Latin America	16,800	—	—	16,800

Impairment at March 31, 2012	62,700	800	200	63,700

        For the years to March 31, 2013 and March 31, 2014 the assessment of qualitative factors did not indicate the likelihood of impairment for any of the long lived asset groups. Therefore, no impairment charge was recognised during these periods.

14. Goodwill

        We test goodwill for impairment annually as of March 31, or more frequently if further indicators of potential impairment exist. In performing the test we consider qualitative factors first to determine whether it is more likely than not that the fair value of any of the reporting units are lower than their carrying amounts. Where a possible impairment is indicated a two step goodwill impairment test is performed. The first stage of the test is to compare the fair value of each applicable reporting unit to its carrying value. For reporting units found to have a fair value below carrying value a second step is then performed which determines the amount of the impairment charge to be recognised. Fair value is estimated based upon forecasted cash flows for the reporting unit against which a discount rate of between 7%-15% is applied.

        Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include Europe and the Commonwealth of Independent states (ECIS), Sub-Saharan Africa (SSA), Middle East and North Africa (MENA), Asia (ASA), North American Land (NAL), North American Offshore (NAO), Latin America (LATAM) and Expro PTI (PTI). Until September 2012 Expro Meters was also a separate reporting unit at which point it was allocated across the regional business units. Connectors and Measurements was also treated as a separate reporting unit until its sale in May 2012.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

14. Goodwill (Continued)

        The reclassification of Expro Meters followed a change in the manner in which the business was managed with responsibility for sales of Meters products being given to the regional businesses. As a result, goodwill previously attributed to Expro Meters was allocated to the regional business units in proportion to their budget contribution margin from Expro Meters. The allocation of Expro Meters had the following effects on goodwill by reportable segments: (U.S. $ in thousands)

	March 31, 2012	Impairment	Allocation of Expro Meters	March 31, 2013 and 2014
Europe and the Commonwealth of Independent States	173,995	—	4,083	178,078
Sub-Saharan Africa	199,033	—	292	199,325
Asia, Middle East North Africa	75,243	—	9,042	84,285
North and Latin America	191,163	—	(13,417)	177,746

	639,434	—	—	639,434

        During the year to March 31, 2012 several of our reporting units were not performing at the levels previously expected, this was attributed to a further deterioration of the business environment first seen in the year to March 31, 2011 and considered to be a potential indicator of impairment. Consequently, step one of the impairment test was performed for each of our reporting units. The results of the step one testing indicated that the goodwill attributed to our ECIS, SSA, ASA and LATAM businesses was impaired. We performed the "step two" impairment test for these reporting units and this indicated that the goodwill was impaired by $102.6 million, $128.5 million, $76.5 million and $37.4 million, respectively for those reporting units and a corresponding impairment charge was recognised.

        For the years ended March 31, 2013 and March 31, 2014, the assessment of qualitative factors did not indicate the likelihood of impairment for any of the reporting units. Therefore, no impairment charge was recognised during these years.

        The following table provides the gross carrying amount and cumulative impairment costs, of goodwill for each reportable segment: (U.S. $ in thousands).

	Year Ended March 31, 2013		Year Ended March 31, 2014
	Gross carrying amount	Cumulative impairment	Gross carrying amount	Cumulative impairment
Europe and the Commonwealth of Independent States	636,082	(458,004)	636,082	(458,004)
Sub-Saharan Africa	798,111	(598,786)	798,111	(598,786)
Asia, Middle East North Africa	513,281	(382,566)	513,281	(382,566)
North and Latin America	495,460	(364,144)	495,460	(364,144)

	2,442,934	(1,803,500)	2,442,934	(1,803,500)

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

15. Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Accounts payable	104,006	125,346
Accrued liabilities	124,247	157,755

	228,253	283,101

16. Other Liabilities

        Other liabilities consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

	March 31,
	2013	2014
Accrued interest	24,815	28,019
Deferred Income	14,162	20,408
Other tax and social security	20,793	25,893
Other payables	2,764	6,263
Provisions	14,133	10,740

	76,667	91,323

Other current liabilities	67,306	80,017
Other non-current liabilities	9,361	11,306

	76,667	91,323

        Deferred income primarily represents cash received in excess of revenue recognised related to contracts to design and build equipment.

17. Derivative Financial Instruments

        Our mezzanine term loan is at a floating rate and bears interest fixed for periods of three months, based upon 3 month U.S. Dollar London Interbank Offered Rate ("LIBOR"). As a result, we are exposed to cash flow interest rate risk.

        Until December 31, 2013, we held interest rate swaps to fix the interest rate on 90% of the interest payments on our mezzanine loan. The interest rate swaps had a fixed swap rate of 6.27% and were initially designated as cash flow hedges.

        We assessed the hedge effectiveness of our swaps both prospectively and retrospectively at March 31, 2011; the swaps were assessed to be ineffective retrospectively and as a result, hedge accounting ceased at that time. The hedging reserve relating to the swaps was amortised through profit and loss over the period March 31, 2014 as the swaps matured.

        A fair value loss of $3.1 million and $0.5 million has been recognised in the statement of operations the years ended March 31, 2013 and 2014 respectively.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

18. Interest Bearing Loans

        Our long-term debt consisted of the following at March 31, 2013 and 2014: (U.S. $ in thousands).

			March 31,
	Effective interest rate %
		Maturity date	2013	2014
Senior secured notes
Principal	9.91%	December 15, 2016	(991,493)	(991,493)
Original issue discount			22,915	17,543
Principal	8.30%	December 15, 2016	—	(100,000)
Original issue premium			—	(3,651)

Total senior secured notes			(968,578)	(1,077,601)

Other interest bearing loans
Mezzanine loan facility	USD LIBOR + 10.75%	July 15, 2018	(974,878)	(1,041,285)
Revolving credit facility	USD LIBOR + 2.75%	December 1, 2016	—	—

Principal			(974,878)	(1,041,285)

Total other interest bearing loans			(974,878)	(1,041,285)

Total interest bearing loans			(1,943,456)	(2,118,886)

Senior Secured Notes

        In December 2009, Expro Finance Luxembourg SCA ("the Issuer") issued $1,400.0 million 8.5% senior secured notes due 2016 ("Notes"), guaranteed in full by our consolidated subsidiaries. The Notes are issued on the Luxembourg stock exchange (not registered or listed in the U.S., but held by U.S. institutions under Rule 144A). The Notes have semi-annual interest payments payable in June and December each year.

        On June 6, 2012, the Issuer settled $425.0 million, inclusive of $16.5 million accrued and unpaid interest, of the outstanding Notes. As a result of the repurchase, an additional $8.9 million of the discount and $5.3 million of the transaction costs were amortised to the statement of operations in the year ended March 2013.

        On July 18, 2013, the Issuer raised an additional $100.0 million through a 'tap issue' of the Notes. The Notes were issued at an original issue premium of $4.5 million, generating proceeds of $104.5 million and incurring $3.5 million of transaction costs. The Notes are fully repayable at maturity on December 15, 2016 by the Issuer.

Mezzanine Loan Facility

        In July 2008, we entered into a syndicated mezzanine loan facility maturing in July 2018. The loan bears interest at LIBOR + 10.75% per annum. 6.5% of this interest accrues into the principal quarterly, with the remaining 4.25% being the margin over LIBOR payable in cash at the end of each quarter. The mezzanine loan facility is repayable at maturity in July 2018.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

18. Interest Bearing Loans (Continued)

Revolving Credit Facility

        In July 2008, we entered into a revolving credit facility ("RCF") with an overall commitment of $160.0 million. The RCF has two ancillary facilities included in the overall commitment, an "engagements line" and a Bankers' Automated Clearing Services ("BACS") line. On February 12, 2013, we amended its ancillary agreement to increase the existing engagements line from $15.0 million to $20.0 million which allows us to provide bonds and guarantees required for our operations. The BACS line has a total commitment of $7.7 million. We pay a commitment fee of 1.24% on the total RCF.

        On July 15, 2013, we extended the maturity date of our RCF by two years to December 1, 2016, in addition to reducing the margin payable from 3% to 2.75%. As at 31 March 2014, guarantees supported by the engagements line totalled $25.0 million. As at March 31, 2014, remaining available borrowings on the RCF was $131.7 million. No drawings were outstanding on the RCF.

        Both the senior secured notes and mezzanine loan facility carry early redemption penalties varying in relation to the date to maturity.

        The mezzanine and the revolving credit facility contain certain maintenance covenants. We are in compliance with these covenants as at March 31, 2014.

19. Fair Value Measurements

        The fair values of the financial assets and liabilities, together with the methods and assumptions used to estimate fair value, are presented below:

  •
  Cash and short term deposits, trade and other receivables and trade and other payables approximate to their carrying amounts largely due to the short term maturities of these instruments.

  •
  At March 31, 2013 and March 31, 2014 the fair value of the other interest bearing loans were $859.3 million and $954.7 million respectively. At March 31, 2013 and March 31, 2014 the fair value of the quoted senior secured notes were $1,053.5 million and $951.7 million respectively. The fair values are based on the most recently observed market price at the reporting date.

  •
  The fair value of obligations under finance leases in 2013 and 2014 of $9.3 million and $17.1 million respectively as well as other non-current financial liabilities is estimated by discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities.

  •
  At March 31, 2013 and March 31, 2014 none of the assets held for sale represent financial assets.

        Excluding cash, all items discussed above are classified as level 2 in the fair value hierarchy (as discussed below).

        We enter into derivative financial instruments with various counterparties, principally financial institutions with investment grade ratings. Derivatives valued using valuation techniques with market observable inputs are interest rate swaps. The valuation technique involved uses present value

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

19. Fair Value Measurements (Continued)

calculations. This incorporates various inputs including the credit quality of counter-parties, interest rate curves and forward rate curves of the underlying hedged debt instrument.

Hierarchical classification of financial assets and liabilities measured at fair value

        We use the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
Level 3:	techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

        We held the following financial instruments measured at fair value: (U.S. $ in thousands).

	Level 1	Level 2	Level 3	Total
March 31, 2013
Cash flow hedges—interest rate swaps	—	(40,860)	—	(40,860)

	Level 1	Level 2	Level 3	Total
March 31, 2014
Cash flow hedges—interest rate swaps	—	—	—	—

        There have been no transfers between Level 1, Level 2 or Level 3.

Financial risk factors

        Our operations expose us to several financial risks, principally market risk (foreign currency risk and interest rate risk), credit risk and liquidity risk.

Foreign currency risk

        We face exposure to transactional foreign currency risk as a result of sales and operating costs by operating units in currencies other than their functional currency, and translational foreign currency risk on the revaluation of net monetary assets and liabilities, including working capital balances. We monitor our exposure to foreign exchange risk on an on-going basis, through the analysis of the profile of its monetary assets and liabilities.

        In July 2013 we entered into a forward currency contract, subsequently rolled forward using currency swaps, to off-set potential translational foreign exchange gains or losses on our net pound sterling ("GBP") monetary liability. At March 31, 2014 the notional value of these currency swaps was $15.9 million, their fair value was $0.0 million.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

19. Fair Value Measurements (Continued)

Interest rate risk

        Our Mezzanine loan is at floating rate, with interest fixed for periods of three months, and therefore exposes us to cash flow interest rate risk.

Credit risk

        We are not subject to significant concentrations of credit risk, as exposure is spread across a large number of counterparties across the world. In addition, many of our customers are IOCs or their subsidiaries, which reduces our exposure to credit risk.

Liquidity risk

        Our loans are sufficient to meet projected borrowing requirements, with sufficient headroom to protect against variability of cash flows and to fund small to medium sized acquisitions. Key ratios are monitored on a historical and forward looking basis, to ensure continued compliance with covenants included in the borrowing facility agreement and we have adequate liquidity to meet our contractual obligations as they fall due. There were no breaches of covenants during either the current or comparative period.

        As part of the $100.0 million bond "tap issue", key covenants with the mezzanine facility agreement were reset, further increasing headroom. The covenant restricting capital expenditure was relaxed and the cashflow cover exempted period was lengthened by a year. The fees in relation to the amendments were paid as part of the tap issue.

        Cash balances are held in a number of currencies, in order to meeting our immediate operating and administrative expenses or to comply with local currency regulations.

20. Commitments and Contingencies

Leases

        Future minimum payments under all of our non-cancelable leases are as follows as of March 31, 2014: (U.S. $ in thousands).

	Operating Leases	Capital Leases
Years ending March 31,
2015	28,752	3,065
2016	21,724	2,769
2017	15,984	2,632
2018	7,244	2,489
2019	5,577	1,955
Due after 5 years	17,954	11,452

	97,235	24,362

Less: Amounts representing interest		(7,287)

Total capital lease obligation		17,075

Short-term portion		1,876
Long-term portion		15,199

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

20. Commitments and Contingencies (Continued)

        As of March 31, 2012, March 31, 2013 and March 31, 2014 the minimum operating lease payments recognised as an expense in continuing operations were $77.7 million, $78.7 million and $87.9 million respectively.

Capital Leases

        For the year ended on March 31, 2014, the average effective borrowing rate was 7.5% (March 31, 2013: 7.0%). Interest rates are fixed at the contract date. All leases are on a fixed repayment basis with the exception of certain properties, where lease payments increase in line with market rental rates.

Litigation

        We are routinely involved in litigation claims on disputes incidental to our business. In our opinion, none of the existing litigation or results from compliance reviews are likely to have a material adverse effect on these financial statements.

21. Post-Retirement Benefits

        We operate a number of pension schemes, consisting of the main scheme for UK based employees and several smaller schemes for overseas employees. The assets of the schemes are held separately from those of the Group.

Main scheme

        The main scheme comprises two parts:

  a)
  A defined benefit scheme, which from October 1, 1999 was closed to new entrants. The contributions to the scheme are determined by a qualified external actuary on the basis of annual valuations.

  b)
  A trust-based defined contribution scheme ("DC Scheme") was open to ours employees until March 31, 2009. The DC Scheme was subsequently closed and a new Group Personal Pension plan (the "GPP") implemented; all the assets of the DC Scheme were transferred to the GPP. The GPP is a portable, personal pension plan to which the employer contributes on a matching basis between a base of 3% and a ceiling of 6% of base salary.

Other schemes

        We operate defined benefit and insured defined benefit arrangements in Holland and Norway. The assets of insured schemes are insurance contracts which guarantee the pensions secured to date, and an annual valuation of the scheme amends the contribution rate each year.

        We operate defined benefit arrangements under Indonesian Labour law providing retirement benefit, death, disability, voluntary resignation and other payments of severance due to change of ownership, redundancy and receivership, using lump sum formula expressed in terms of a multiple of final wages depending on the years of service completed.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

21. Post-Retirement Benefits (Continued)

        We operate two "401k" defined contribution schemes for employees of our entities incorporated in the United States. There is also a defined contribution scheme for employees of our entities incorporated in Canada. The pension cost charge for the year ended March 31, 2012, March 31, 2013 and March 31, 2014 for our defined contribution schemes amounted to $11.6 million, $9.3 million and $12.5 million respectively.

Defined benefit schemes

        The major assumptions, included on a weighted average basis across the defined benefit schemes (UK, Holland, Norway and Indonesia), used to calculate the defined benefit scheme liabilities were:

	April 1,	March 31,
	2012	2013	2014
	%	%	%
Discount rate	5.0	4.5	4.4
Expected return on scheme assets	6.0	5.6	5.6
Expected rate of salary increases	0.5	0.3	0.3
Allowance for pension payment increases	3.0	2.9	2.9

        The mortality assumptions adopted imply the following life expectancies:

	March 31,
Remaining years	2013	2014
Males currently aged 40	46	46
Females currently aged 40	48	48
Males currently aged 65	22	22
Females currently aged 65	24	24

        The discount rate has been calculated with reference to AA rated Corporate bonds of a suitable maturity. Expected rates of salary increases have been estimated by management following a review of the participant data, within the UK schemes pensionable salary was frozen in 2012 resulting in the reduction in the weighted average assumption for salary increases disclosed above. Assumptions for pension increases are linked to expectations of future rates of inflation.

        The expected long-term return on cash is based on cash deposit rates available at the reporting date. The expected return on bonds is determined by reference to UK long term government bonds and bond yields at the reporting date. The expected rates of return on equities and property have been determined by setting an appropriate risk premium above government bond yields having regard to market conditions at the reporting date.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

21. Post-Retirement Benefits (Continued)

        Amounts recognised in the statement of operations and in the statement of comprehensive loss in respect of the defined benefit schemes were as follows: (U.S. $ in thousands).

	Year Ended March 31,
	2012	2013	2014
Current service cost	(3,897)	(3,791)	(3,275)
Past service cost	(1,181)	—	—
Interest cost	(9,474)	(9,279)	(9,356)
Expected return on scheme assets	10,930	10,232	10,131
Plan amendment	6,552	—	—
Recycle actuarial (losses) gains	946	(6)	4

Statement of operations	3,876	(2,844)	(2,496)

Actuarial (losses)	(23,410)	(8,406)	(9,056)
Recycled to profit and loss on disposal of subsidiary	—	651	—
Recycle net actuarial (losses) gains	(946)	6	(4)

Other comprehensive loss	(24,356)	(7,749)	(9,060)

Total comprehensive loss	(20,480)	(10,593)	(11,556)

        Costs relating to retirement benefit schemes for the year ended March 31, 2012, March 31, 2013 and March 31, 2014 were $15.3 million, $12.2 million and $15.0 million respectively. These service costs have been included in cost of sales. Actuarial gains and losses have been reported in the consolidated statement of comprehensive income.

        In the year to March 31, 2012 there were benefit changes in relation to the main defined benefit pension scheme. Future salary increases will not be pensionable and we assumed that 50% of the members will opt out as a result, whilst 50% of the members will remain in the plan until their normal retirement date. This resulted in a gain of $6.6 million.

        The experience gain (loss) on scheme assets for the years ended March 31, 2012, March 31, 2013 and March 31, 2014 were a loss of $7.0 million, a gain of $2.8 million and a loss of $1.2 million, respectively.

        The amount of employer contributions expected to be paid to our defined benefit schemes during the years to March 31, 2024 is set out below: (U.S. $ thousands).

March 31, 2014
Year to 31 March 2015	4,610
Year to 31 March 2016	3,872
Year to 31 March 2017	3,676
Year to 31 March 2018	3,769
Year to 31 March 2019	3,595
5 years to 31 March 2024	17,104

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

21. Post-Retirement Benefits (Continued)

        The amount included in the statement of financial position arising from our obligations in respect of its defined retirement benefit schemes and post employment benefits is as follows: (U.S. $ in thousands).

	March 31,
	2013	2014
Present value of defined benefit obligations	(200,023)	(235,854)
Fair value of scheme assets	177,872	204,440

Deficit recognised under non-current liabilities	(22,151)	(31,414)

        Changes in the present value of defined benefit obligations were as follows:

	Year Ended March 31,
	2013	2014
As at 1 April	(189,247)	(200,023)
Current service cost	(3,791)	(3,275)
Interest cost	(9,279)	(9,357)
Contributions from scheme members	(961)	(825)
Actuarial losses	(11,185)	(7,927)
Exchange differences	9,605	(19,250)
Benefits paid	4,705	4,628
Payroll tax of employer contributions	130	175

At March 31	(200,023)	(235,854)

        The accumulated benefit obligation was $198.8 million at March 31, 2013 and $234.4 million at March 31, 2014.

        Movements in fair value of scheme assets were as follows: (U.S. $ in thousands)

	Year Ended March 31,
	2013	2014
As at 1 April	170,542	177,872
Actual return on scheme assets	13,013	8,963
Exchange differences	(8,634)	17,118
Contributions from the sponsoring companies	6,826	4,465
Contributions from scheme members	960	825
Benefits paid	(4,705)	(4,628)
Payroll tax of employer contributions	(130)	(175)

At March 31	177,872	204,440

        The investment strategy of the Plan is set by the Trustees in consultation with the Employer, and is based on advice received from the Investment Consultant. The primary investment objective for the Plan is to achieve an overall rate of return that is sufficient to ensure that assets are available to meet

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

21. Post-Retirement Benefits (Continued)

all liabilities as and when they fall due. In doing so, the aim is to maximise returns at an acceptable level of risk taking into consideration the circumstances of the Plan.

        The investment strategy has been determined after considering the Plan's liability profile and requirements of the Statutory Funding Objective, and an appropriate level of investment risk taking into consideration the financial strength of the employer.

        Taking all these factors into consideration, 75% of the assets are invested in a growth portfolio, comprising Diversified Growth Funds ("DGFs") and Property, and 25% of the assets in a stabilising portfolio, comprising Corporate Bonds and Liability Driven Investments. DGFs are actively managed multi-asset funds. The managers of the DGFs aim to deliver equity like returns in the long term, with lower volatility. They seek to do this by investing in a wide range of assets and investment contracts in order to implement their market views.

        The present value of the Plan's future benefits payments to members is sensitive to changes in long term interest rates and long term inflation expectations. Liability Driven Investment ("LDI") funds are more sensitive to changes in these factors and therefore provide more efficient hedging than traditional bonds. A small proportion of the assets has therefore been invested in LDI funds to help to reduce the volatility of the Plan's funding position. The hedging level is expected to be increased over time as the Plan's funding position improves.

        The analysis of the scheme assets and the expected rate of return at the reporting date were as follows: (U.S. $ in thousands).

	March 31, 2013		March 31, 2014
	Expected rate of return %	Fair value of asset	Expected rate of return %	Fair value of asset
Equity instruments	6.2	98,728	6.4	136,169
Debt instruments	4.6	57,244	3.1	45,878
Property	6.3	12,095	6.4	9,928
Other assets	4.0	9,805	3.0	12,465

		177,872		204,440

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

21. Post-Retirement Benefits (Continued)

        The aggregated asset categorisation for the schemes were as follows: (U.S. $ in thousands).

	March 31, 2013
	Level 1	Level 2	Level 3	Total
Mutual funds
Equity Funds	23,157	—	—	23,157
Bond funds	54,319	—	—	54,319
Balanced funds	74,119	—	—	74,119
Property funds	12,095	—	—	12,095
Equities	471	—	—	471
Bonds	3,185	721	—	3,906
Other assets	—	168	9,637	9,805

Total	167,346	889	9,637	177,872

	March 31, 2014
	Level 1	Level 2	Level 3	Total
Mutual funds
Equity Funds	135,357	—	—	135,357
Bond funds	32,688	—	—	32,688
Balanced funds	8,521	—	—	8,521
Property funds	9,928	—	—	9,928
Equities	812	—	—	812
Bonds	3,737	932	—	4,669
Other assets	848	55	11,562	12,465

Total	191,891	987	11,562	204,440

        Other assets primarily represent insurance contracts. The fair value is estimated, based on the underlying defined benefit obligation assumed by the insurers.

22. Stockholders' Equity

        The following table summarizes total shares of common stock outstanding:

	March 31, 2012		March 31, 2013		March 31, 2014
	Authorised capital number of shares	Allotted, called up and fully paid value	Authorised capital number of shares	Allotted, called up and fully paid value	Authorised capital number of shares	Allotted, called up and fully paid value
Ordinary shares of £1 each, 1 vote per share	100,100	£100,002	100,100	—	100,100	—
Ordinary shares of $1 each, 1 vote per share	—	—	4,123,195,367	$1,000	4,123,195,367	$1,000

        On June 16, 2011, the authorized share capital of Expro Holding UK 3 Limited ("EHUK3 Ltd") was increased from 100,000 to 100,100 ordinary shares of £1.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

22. Stockholders' Equity (Continued)

        On June 16, 2011, EHUK3 Ltd issued £1 ordinary share to its sole shareholder, Expro Holding UK 2 Limited, at a premium of $223.6 million. On August 18, 2011, EHUK3 Ltd issued one further £1 ordinary share to its sole stockholder at a premium of $26.4 million. Transaction costs of $0.3 million were incurred in relation to the new share issues, and have been recorded with additional paid in capital.

        On March 22, 2013, EHUK3 Ltd issued 4,123,195,367 ordinary shares of $1 at par. The consideration for these shares was settled by $3million of cash and $4,120.2 million by cancellation of stockholder loans.

        On March 22, 2013, EHUK3 Ltd undertook a capital reduction reducing its share capital from 100,002 ordinary £1 shares and 4,123,195,367 ordinary $1 shares to 1,000 ordinary $1 shares. The off-setting credit of the capital reduction was taken against additional paid in capital.

        At March 31, 2014 and March 31, 2013 EHUK3 Ltd authorised share capital consisted of 100,100 ordinary £1 shares and 4,123,195,367 ordinary $1 shares (2012: 100,100 ordinary £1 shares and nil ordinary $1 shares).

Accumulated other comprehensive loss:

        Accumulated other comprehensive loss consisted of the following: (U.S. $ in thousands).

	March 31,
	2012	2013	2014
Cumulative translation adjustment	(53,404)	(53,404)	(53,404)
Defined benefit pension	3,080	(4,158)	(11,704)
Cumulative cash flow hedging	408	819	(6)

Total accumulated other comprehensive loss	(49,916)	(56,743)	(65,114)

23. Earnings (Loss) Per Share

        The following reflects the income (loss) and the share data used in the basic and diluted earnings (loss) per share computations: (U.S. $ in thousands, except per share data).

	Years Ended March 31,
	2012	2013	2014
Net income (loss)	(997,732)	(366,796)	(57,337)
Income (loss) from continuing operations	(1,036,911)	(614,737)	(57,337)
Income from discontinuing operations, net of income tax	39,179	247,941	—

Basic and diluted weighted average number of shares outstanding	1,000	1,000	1,000

Total basic and diluted loss per share (US$)	(997,732)	(366,796)	(57,337)

Income (loss) per share (US$) from continuing operations	(1,036,911)	(614,737)	(57,337)
Income (loss) per share (US$) from discontinuing operations	39,179	247,941	—

        We have had no potentially dilutive instruments outstanding during the periods.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

23. Earnings (Loss) Per Share (Continued)

        The basic and diluted weighted average number of shares outstanding have been retroactively adjusted to reflect the capital reduction that occurred on 22 March 2013. See Note 22 for further information on the capital reduction.

24. Related Party Transactions

        During the years ended March 31, 2012, 2013 and 2014, we entered into transactions with related parties as follows: (U.S. $ in thousands).

Trading transactions

		Goods and services provided to related party	Goods and services provided by related party	Amounts owed by related party	Amounts owed to related party
The "Investors"	Ultimate owner	—	360	—	—
Umbrellastream Ltd Partnership Inc.	Ultimate parent company	—	—	442	—
Expro International Group Holdings Limited	Company under common control	—	429	829	—
Expro AX-S Technology Limited	Company under common control	1,881	1,339	2,268	—
CETS	Joint venture	10,000	89	5,089	—
PVD-Expro	Joint venture	1,815	—	—	—
Group directors	Key management personnel	—	—	1,257	—

March 31, 2012		13,696	2,217	9,885	—

The "Investors"	Ultimate owner	—	456	—	—
Goldman Sachs International	Company under common control	—	3,623	—	—
Umbrellastream Ltd Partnership Inc.	Ultimate parent company	—	—	828	—
Expro International Group Holdings Limited	Company under common control	—	—	2,432	—
Expro Holdings UK 2 Limited	Company under common control	—	—	1	—
CETS	Joint venture	14,272	45	3,397	—
PVD-Expro	Joint venture	2,082	—	—	—
Group directors	Key management personnel	—	—	1,296	—

March 31, 2013		16,354	4,124	7,954	—

The "Investors"	Ultimate owner	—	551	—	—
Goldman Sachs International	Company under common control	—	905	—	—
Umbrellastream Ltd Partnership Inc.	Ultimate parent company	—	—	1,410	—
Expro International Group Holdings Limited	Company under common control	—	—	2,636	—
Expro Holdings UK 2 Limited	Company under common control	—	—	1	—
CETS	Joint venture	17,701	—	3,689	—
PVD-Expro	Joint venture	1,600	—	1,362	—
Group directors	Key management personnel	—	—	805	—

March 31, 2014		19,301	1,456	9,903	—

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

24. Related Party Transactions (Continued)

Transactions with the "Investors"

        The "Investors" is a consortium comprising of funds managed or advised by Arle Capital Partners, together with Goldman Sachs Capital Partners and AlpInvest Partners N.V. The costs charged us are the directors' fees of the Investor-nominated directors of, and board observers connected to, Expro International Group Holdings Ltd, Expro Holdings UK 3 Limited's principal holding company. This is in accordance with the Consortium Deed between the Expro Holdings UK 3 Limited's subsidiary Expro Holdings UK 4 Ltd and the "Investors", dated November 6, 2008. We incurred advisory fees of $3.6 million from Goldman Sachs International in connection with the sale of its Connectors and Measurements business during the year ended March 31, 2013. We also incurred advisory fees of $0.9 million from Goldman Sachs International in connection with the issue of senior secured notes during the period ended March 31, 2014.

Transactions with Umbrellastream Ltd Partnership Inc

        The amounts owed by Umbrellastream Ltd Partnership Inc. are the balance due under the loan agreements whereby our funds the administrative costs relating to the Partnership.

Transactions with CETS and PVD-Expro

        At March 31, 2014 and at March 31, 2013, we held a 50% stake in a joint venture, COSL-Expro Testing Services (Tianjin) Co. Ltd ("CETS") and a 49% stake in a joint venture, PV Drilling Expro International Company Limited ("PVD-Expro"). The transactions in the table above arise from trading activities between us and the joint ventures.

Transactions with Group directors

        The balance owed to us represents loans made to our directors under the Management Incentive Plan.

        All of the amounts outstanding in the table above are unsecured and will be settled in cash. No guarantees have been given or received.

Income from sale of intellectual property to related party

        During the fiscal years ended March 31, 2010 and March 31, 2011, we sold the AX-S lightweight, deepwater intervention prototype to Expro AX-S Technology Limited, a related party. The sale agreement included an earn-out provision conditional on future events that was pre-paid to us for $31.9 million in fiscal year 2011. The earn-out provision has been recognised in the statement of operations during the year ended March 31, 2012, reflecting the achievement of the earn-out conditions.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Year ended March 31, 2014

24. Related Party Transactions (Continued)

Financing and investing transactions

        The following table presents the financing and investing transactions during the fiscal years ended March 31, 2012, 2013 and 2014: (U.S. $ in thousands).

		Dividends received from joint venture	Dividends due from joint venture	Interest charged by related party	Loan owed to related party
Expro Holdings UK 2 Limited	Company under common control	—	—	449,903	3,621,433
CETS	Joint venture	3,368	4,579	—	—
PVD-Expro	Joint venture	730	—	—	—

March 31, 2012		4,098	4,579	449,903	3,621,433

Expro Holdings UK 2 Limited	Company under common control	—	—	498,731	—
CETS	Joint venture	8,317	4,779	—	—
PVD-Expro	Joint venture	1,078	220	—	—

March 31, 2013		9,395	4,999	498,731	—

CETS	Joint venture	6,343	—	—	—
PVD-Expro	Joint venture	381	—	—	—

March 31, 2014		6,724	—	—	—

        The interest and loan due to Expro Holdings UK 2 Limited relate to the stockholders loans. As disclosed in Note 22, we restructured the financing received from our stockholders in March 2013. As a result of this capital restructuring $4,120.2 million of stockholder loans were settled for consideration of an equivalent value of ordinary shares.

25. Subsequent Events

        Our existing management incentive plan allows certain of our employees to purchase a basket of equity instruments in Umbrellastream Limited Partnership Incorporated. None of these equity instruments provides the holders with voting rights and certain compulsory transfer provisions apply in the event that an employee leaves the Group. We extended loans, through subsidiaries of Expro Holdings UK 3 Holding Limited to our employees to fund their investment in our management incentive plan. As of March 31, 2012, 2013 and 2014, respectively, we had $1.7 million ($1.1 million excluding former employees), $4.5 million ($3.9 million excluding former employees) and $2.4 million ($1.8 million excluding former employees) of these loans outstanding. The loans are interest free.

        Of the $2.4 million of these loans outstanding as of March 31, 2014, an aggregate of $0.9 million consisted of loans from our subsidiary, Exploration and Production Services (Holdings) Limited ("EPSH") to members of our executive management team and directors of Expro Oilfield Services PLC. These loans were repaid to EPSH on June 26, 2014 using proceeds from new loans with an aggregate principal amount of $0.9 million from Expro International Group Holdings Limited, which is an entity controlled by our existing shareholders and is an indirect parent company of Expro Oilfield Services PLC. As of June 30, 2014, none of Expro Oilfield Services PLC, Expro Holdings UK 3 Limited or any of their subsidiaries had any loans outstanding to any members of our executive management team or directors of Expro Oilfield Services PLC.

Expro Holdings UK 3 Limited

Consolidated Statements of Operations

(Unaudited)

(U.S. $ in thousands, except per share data)

	Three Months Ended June 30,
	2013	2014
Total revenue	333,778	326,429

Operating costs and expenses
Cost of sales	(274,359)	(279,529)
Selling, general and administrative	(16,654)	(15,197)
Restructuring	(524)	(733)

Total operating costs and expenses	(291,537)	(295,459)

Operating income (loss)	42,241	30,970
Interest expense, net	(52,043)	(55,954)

Income (loss) before taxes and equity income of joint ventures	(9,802)	(24,984)
Equity share of income from joint ventures	3,099	2,606
Income tax (expense) benefit	(7,074)	(9,795)

Net Income (loss)	(13,777)	(32,173)
Basic and diluted income (loss) per share
Net (loss) per share	(13,777)	(32,173)

Weighted average shares outstanding
Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Comprehensive Loss

(Unaudited)

(U.S. $ in thousands)

	Three Months Ended June 30,
	2013	2014
Net Income (loss) for the period	(13,777)	(32,173)

Other comprehensive income (loss):
Transferred to statement of operations on cash flow hedges	(275)	—

Other comprehensive income (loss)	(275)	—

Comprehensive income (loss)	(14,052)	(32,173)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Balance Sheets

(Unaudited)

(U.S. $ in thousands, except per share data)

	March 31, 2014	June 30, 2014
Assets
Current assets
Cash and cash equivalents	172,393	50,598
Restricted cash	3,459	3,788
Accounts receivable, net and unbilled	365,231	392,164
Inventories	65,678	70,582
Deferred tax assets	3,076	3,076
Tax receivables	9,784	9,724
Assets held for sale	463	463
Loan issuance costs	10,210	9,589
Other	52,013	57,182

Total current assets	682,307	597,166

Non-current assets
Property, plant and equipment, net	521,807	531,172
Interests in joint ventures	25,193	24,708
Intangible assets, net	424,619	410,604
Goodwill	639,434	639,434
Loan issuance costs	20,655	18,471
Deferred tax assets	65,939	64,245
Other	5,635	6,920

Total non-current assets	1,703,282	1,695,554

Total assets	2,385,589	2,292,720

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	283,101	216,163
Tax liabilities	25,762	22,007
Capital lease obligations	1,876	1,873
Other	80,017	74,722

Total current liabilities	390,756	314,765

Non-current liabilities
Senior secured notes	1,077,601	1,078,666
Other interest bearing loans	1,041,285	1,058,394
Capital lease obligations	15,199	15,324
Tax liabilities	49,264	48,662
Deferred tax liabilities	122,401	119,090
Post-retirement benefits	31,414	32,167
Other	11,306	11,462

Total non-current liabilities	2,348,470	2,363,765

Total liabilities	2,739,226	2,678,530

Commitments and contingencies (Note 19)
Stockholders' equity:
Common stock, ordinary $1 shares, par value $1.00 per share authorised 4,123,195,367, issued 1,000	1	1
Additional paid-in capital	4,373,070	4,373,070
Accumulated other comprehensive income (loss)	(65,114)	(65,114)
Retained earnings (loss)	(4,661,594)	(4,693,767)

Total stockholders' equity (deficit)	(353,637)	(385,810)

Total liabilities and stockholders' equity (deficit)	2,385,589	2,292,720

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Cash Flow

(Unaudited)

(U.S. $ in thousands)

	Three Months Ended June 30,
	2013	2014
Cash flows from operating activities:
Net income (loss)	(13,777)	(32,173)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment property, plant and equipment	—	2,992
Amortisation of intangible assets	14,273	14,198
Depreciation of property, plant and equipment	23,391	28,428
Loss on disposal of property, plant and equipment	—	3,933
Equity share of income from joint ventures	(3,099)	(2,606)
Elimination on unrealised profit sale to joint ventures	—	460
Amortisation of loan issuance costs	3,249	3,871
Interest accreted to mezzanine loan balance	16,194	17,109
Fair value loss on cash flow hedges	291	—
Transferred to statement of operations on cash flow hedges	(275)	—
Deferred income tax credit	(4,006)	(1,618)
Unrealised foreign exchange	1,793	63
Changes in assets and liabilities:
Accounts receivable, net and unbilled	(33,703)	(24,271)
Inventories	(524)	(4,904)
Other assets	5,795	(6,454)
Accounts payable	(8,613)	(53,279)
Other liabilities	(18,431)	(2,391)
Derivative financial instruments	(13,430)	—
Income taxes—net	(1,793)	(4,295)
Other	(104)	20
Dividend received from joint ventures	2,189	2,631

Net cash provided by (used in) operating activities	(30,580)	(58,286)

Cash flows from investing activities:
Capital expenditures	(42,127)	(62,506)
Proceeds on disposal of property, plant and equipment	96	24
Proceeds on sale of subsidiary, net of transaction costs	10,000	—

Net cash provided by (used in) investing activities	(32,031)	(62,482)

Cash flows from financing activities:
Proceeds from borrowings	11,700	—
Payment of loan issuance costs	(21)	—
Repayment of capital leases	(416)	(795)
(Increase) decrease in restricted cash	12,286	(329)

Net cash provided by (used in) financing activities	23,549	(1,124)

Effect of exchange rate changes on cash and cash equivalents	174	97

Increase (decrease) to cash and cash equivalents	(38,888)	(121,795)

Cash and equivalents at beginning of period	68,589	172,393

Cash and equivalents at end of period	29,701	50,598

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income taxes	(12,873)	(15,708)
Interest	(67,702)	(59,744)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Consolidated Statements of Stockholders' Equity

(Unaudited)

(U.S. $ in thousands)

	Common Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (loss)	Total equity (deficit)
Balance at April 1, 2013	1	4,373,070	(56,743)	(4,604,257)	(287,929)

Net income (loss)	—	—	—	(13,777)	(13,777)
Other comprehensive income (loss):
Transferred to statement of operations on cash flow hedges			(275)	—	(275)

Balance at June 30, 2013	1	4,373,070	(57,018)	(4,618,034)	(301,981)

	Common Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (loss)	Total equity (deficit)
Balance at April 1, 2014	1	4,373,070	(65,114)	(4,661,594)	(353,637)

Net income (loss)	—	—	—	(32,173)	(32,173)

Balance at June 30, 2014	1	4,373,070	(65,114)	(4,693,767)	(385,810)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Holdings UK 3 Limited

Notes to the Financial Statements

Three Months Ended June 30, 2014

(Unaudited)

1. Business Description

        Expro Holdings UK 3 Limited and our consolidated subsidiaries ("We" or the "Group"), provide services and products that measure, improve, control and process flow from high value oil and gas wells, from exploration and appraisal through to mature field production optimisation and enhancement.

        Expro Holdings UK 3 Limited is an indirect subsidiary of Umbrellastream Limited Partnership Incorporated ("ULPI"), which is owned by the Investors and certain members of management and other investors. The Investors are three private equity investors; Arle Capital Partners, Goldman Sachs Capital Partners and AlpInvest Partners.

        Expro Holdings UK 3 Limited is a limited company incorporated in Great Britain with its registered office situated in England and Wales.

2. Basis of Preparation and Accounting Policies

Basis of Preparation

        The accompanying unaudited condensed consolidated financial statements of Expro Holdings UK 3 Limited reflect the financial statements of our wholly owned subsidiaries and those of certain variable interest entities where we are the primary beneficiary and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, these interim financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. Operating results for the three months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending March 31, 2015, or for any other period. The condensed consolidated balance sheet at March 31, 2014 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These financial statements and notes should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2014 included in our Annual Report on Form F-1 filed with the SEC.

Use of Estimates

        Preparation of the consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The most significant estimates and assumptions are those associated with impairment of goodwill, pensions, tax provisions, recovery of deferred taxes and revenue recognition. Despite our intentions to establish accurate estimates and reasonable assumptions, actual results could differ from these estimates.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

2. Basis of Preparation and Accounting Policies (Continued)

Revenue Recognition

        We recognise revenue when there is persuasive evidence of an arrangement that sets a fixed or determinable price for the contract, usually a contract or purchase order, services are performed or products delivered, and collectability is reasonably assured.

        The majority of our revenues arise on the provision of well flow management services to our customers. Contracts are typically structured on a time and materials basis and the associated revenue is recognized in the period in which services are performed.

        We also enter into contracts to design and build equipment on behalf of our customers. Revenue on such contracts is recognized by reference to the stage of completion of the contract. Stage of completion is estimated using an appropriate measure according to the nature of the contract, such as the achievement of contract milestones. Typically components would comprise design, engineering, procurement, assembly, testing and delivery. Contract costs are recognized as expenses in the period in which they are incurred. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized immediately as an expense.

        Where contractual arrangements contain multiple deliverables, we analyse each performance obligation within the sales arrangement to ensure we adhere to the separation guidelines for multiple-element arrangements. We allocate revenue for any transactions involving multiple elements to each unit of accounting based on its relative selling price, and recognize revenue when all revenue recognition criteria for a unit of accounting have been met.

Goodwill

        Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortise goodwill, but instead are required to test goodwill for impairment at the reporting unit level at least annually, or whenever there is an indication of impairment. A reporting unit is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.

        We follow a two-step process for the testing of goodwill for impairment. First, we estimate the fair value of the reporting unit using a discounted cashflow approach. Where this fair value is lower than the carrying value of the reporting unit, an exercise similar to a purchase price allocation in a business combination is performed to calculate the current value of the goodwill. Where this value is lower than the carrying value of the goodwill, an impairment loss is recorded to write the carrying value down to the current value.

        Refer to Note 2. "Basis of Preparation and Accounting Policies," to our consolidated financial statements included in our Annual Report on Form F-1 for the year ended March 31, 2014 for a more complete summary of our significant accounting policies.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

2. Basis of Preparation and Accounting Policies (Continued)

Subsequent Events

        We have evaluated subsequent events through to the date the consolidated financial statements were issued.

New Accounting Pronouncements

        In April 2014, the FASB issued amendments related to guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity's financial results or a business activity classified as held for sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The impact of implementation of the amended guidance on our consolidated financial statements has not yet been determined.

        In May 2014, the Financial Accounting Standards Board issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) to achieve a consistent application of revenue recognition within the U.S., amending the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for us on April 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

3. Segment Information

        We operate globally and provide a range of well management products and services across three areas of capability. Our services are offered to our customers either as discrete services or integrated solutions depending on their requirements and needs.

Well Testing and Appraisal Services

        Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analysing this information it is possible for the operator to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

3. Segment Information (Continued)

Subsea, Completion and Intervention Services

        A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Completion services are required to install the completion string in the well and our subsea completion landing strings facilitate this for subsea wells. We can also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production Services

        Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either export, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

        Our Company's Chief Operating Decision Maker ("CODM") manages our operations through four operational segments that are aligned with our geographic regions.

  •
  Europe and the Commonwealth of Independent States ("ECIS")

  •
  Sub-Saharan Africa ("SSA")

  •
  Asia, Middle East and North Africa ("AMENA")

  •
  North and Latin America ("NLA")

        Each of these operational segments include a range of solutions which are provided across three main areas of capability as presented above. The CODM does not review financial performance of these three main areas of capability as a measure of profitability is not available for these areas of capability; as such they are neither operating segments nor reporting units.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

3. Segment Information (Continued)

        Financial information about our operating segments, during the three months ended June 30, 2013 and 2014 was as follows: (U.S. $ in thousands).

	Three Months Ended June 30,
	2013	2014
Europe and the Commonwealth of Independent States	87,367	84,846
Sub-Saharan Africa	71,443	65,898
Asia, Middle East and North Africa	92,807	93,190
North and Latin America	82,161	82,495

Total revenue by geographical segment	333,778	326,429

Europe and the Commonwealth of Independent States	20,262	21,375
Sub-Saharan Africa	26,526	26,693
Asia, Middle East and North Africa	35,800	34,777
North and Latin America	22,907	21,457

Trading EBITDA(1)(3)	105,495	104,302

Corporate, product line management and other administrative costs	(25,917)	(24,287)
Equity share of income from joint ventures	3,099	2,606

Adjusted EBITDA(2)(3)	82,677	82,621

Depreciation and amortisation(4)	(36,813)	(48,312)
Restructuring	(524)	(733)
Interest expense, net	(52,043)	(55,954)
Income tax (expense) benefit	(7,074)	(9,795)

Income (loss) from continuing operations	(13,777)	(32,173)

(1)
Trading EBITDA is calculated as net income before taxes, interest expense, restructuring, depreciation and amortisation, equity share of income from joint ventures and corporate, product line management and other general and administrative costs.

(2)
Adjusted EBITDA is calculated as Trading EBITDA after corporate, product line management and other administrative costs and the equity share of income from joint ventures.

(3)
Trading EBITDA and Adjusted EBITDA are not recognised terms under generally accepted accounting principles in the United States, or U.S. GAAP, and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

(4)
Depreciation and amortisation presented here excludes amortization of capitalised borrowing costs, which are reported within interest expense.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

3. Segment Information (Continued)

        The following table sets forth the total amount of revenue by area of capability for the three months ended June 30, 2013 and 2014: (U.S. $ in thousands).

	Three Months Ended June 30,
	2013	2014
Well testing and appraisal services	162,814	171,333
Subsea, completion and intervention services	121,936	116,858
Production services	49,028	38,238

Total revenue by area of capability	333,778	326,429

4. Interests in Joint Ventures

        Equity method investments as at March 31, 2014 and June 30, 2014 were as follows (U.S. $ in thousands).

	March 31, 2014	June 30, 2014
COSL—Expro Testing Services (Tianjin) Co. Ltd ("CETS")	21,427	21,618
PV Drilling Expro International Company Limited ("PVD-Expro")	3,766	3,090

Interest in joint ventures	25,193	24,708

        Within Asia we have non-consolidated interests in two joint venture companies through partnerships with COSL in China and PVD in Vietnam. Both of these joint venture companies provide us access to markets that otherwise would be challenging to penetrate and develop effectively on our own.

        Our CETS joint venture in China offers extensive offshore well testing capabilities and has a strong market share with National and International oil companies and independent customers.

        Our PVD-Expro joint venture in Vietnam offers the full suite of our products and services to the domestic Vietnam market and has a track record in the provision of offshore well testing and subsea completion landing string services.

        Both companies are independently managed with the full capabilities and technology of Expro.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

5. Interest Expense

        Interest expense consisted of the following during the three months ended June 30, 2013 and 2014: (U.S. $ in thousands).

	Three Months Ended June 30,
	2013	2014
Interest income	36	52
Senior secured notes interest	(21,070)	(23,170)
Revolving credit facility interest	(32)	—
Mezzanine loan cash settled interest	(11,271)	(12,025)
Interest accreted to Mezzanine loan	(16,195)	(17,109)
Amortisation of financing costs	(3,249)	(3,871)
Capitalised interest, net of depreciation	728	1,116
Other finance expense	(990)	(947)

Interest expense, net of interest income	(52,043)	(55,954)

6. Income Taxes

        For the three months ended June 30, 2014, the total income tax expense was $9.8 million on a pre-tax loss of $24.5 million. The effective tax rate on income from continuing operations before income taxes for the three months ended June 30, 2014 was 39.2%. Compared to the UK statutory income tax rate of 21% the effective tax rate is impacted primarily by losses arising in particular jurisdictions (mainly the UK) on which no tax benefit has been recognized, partially offset by losses received from Group parent holding companies outside the consolidated Expro Holding UK 3 Limited Group and prior year tax adjustments.

        For the three months ended June 30, 2013 the total income tax expense was $7.1 million on a pre-tax loss of $9.8 million. The effective tax rate on income from continuing operations before income taxes for the three months ended June 30, 2013 was 72.2%. Compared to the UK statutory income tax rate of 23% the effective tax rate was impacted primarily by losses arising in particular jurisdictions (mainly the UK) on which no tax benefit has been recognized, partially offset by losses received from group parent holding companies outside the consolidated Expro Holding UK 3 Limited Group and prior year tax adjustments.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

7. Inventories

        Inventories consisted of the following at March 31, 2014 and June 30, 2014: (U.S. $ in thousands).

	March 31, 2014	June 30, 2014
Raw materials	1,072	1,064
Equipment, spares and consumables	57,450	60,043
Work-in progress	7,156	9,475

	65,678	70,582

8. Property, Plant and Equipment

        Property, plant and equipment consisted of the following at March 31, 2014 and June 30, 2014: (U.S. $ in thousands).

	March 31, 2014	June 30, 2014
Cost
Land	2,172	2,172
Buildings	30,617	30,659
Plant and equipment	858,826	895,467

	891,615	928,298
Less accumulated depreciation	(369,808)	(397,126)

	521,807	531,172

        Depreciation expense relating to property, plant and equipment, including assets under capital leases, was $23.4 million and $28.4 million for the three months ended June 30, 2013 and 2014, respectively.

        The carrying amount of our property, plant and equipment recognised in respect of assets held under capital leases at March 31, 2014 and June 30, 2014 were as follows: (U.S. $ in thousands).

	March 31, 2014	June 30, 2014
Gross value
Buildings	29,257	29,295
Plant and equipment	1,499	1,680

	30,756	30,975
Less accumulated amortisation	(15,651)	(16,349)

	15,105	14,626

        We had entered into contractual commitments for the acquisition of property, plant and equipment totalling $101.2 million as at June 30, 2014 (March 31, 2014: $103.9 million).

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014

(Unaudited)

9. Intangible Assets

        The following table summarises our intangible assets as at March 31, 2014 and June 30, 2014: (U.S. $ in thousands).

	March 31, 2014			June 30, 2014
	Cost	Accumulated impairment and amortisation	Net Book Value	Cost	Accumulated impairment and amortisation	Net Book Value
Customer relationships and contracts	959,763	641,133	318,630	959,763	(652,418)	307,345
Trademarks	43,851	22,984	20,867	43,851	(23,559)	20,292
Technology	185,769	100,795	84,974	185,769	(103,115)	82,654
Software	12,783	12,635	148	12,965	(12,652)	313

	1,202,166	777,547	424,619	1,202,348	(791,744)	410,604

        Amortisation expense for intangible assets was $15.0 million and $14.2 million for the three months ended June 30, 2013 and 2014, respectively. These expenses were included in cost of services.

10. Goodwill

        Goodwill activity for the first three months of fiscal year 2015 was as follows:

	March 31, 2014		June 30, 2014
	Gross carrying amount	Cumulative impairment	Gross carrying amount	Cumulative impairment
Europe and the Commonwealth of Independent States	636,082	(458,004)	636,082	(458,004)
Sub-Saharan Africa	798,111	(598,786)	798,111	(598,786)
Asia, Middle East North Africa	513,281	(382,566)	513,281	(382,566)
North and Latin America	495,460	(364,144)	495,460	(364,144)

	2,442,934	(1,803,500)	2,442,934	(1,803,500)

11. Derivative Financial Instruments

        Our currency risk management program at June 30, 2014 consisted of a currency swap contract, which is not hedge accounted for and matures within 12 months. We record net gains and losses within foreign currency gains and losses in our consolidated condensed statement of income.

        At March 31, 2014 and June 30, 2014 the fair values of derivative instruments included in our consolidated balance sheet were $0.0 million and $1.5 million, respectively and were included within the caption Current Assets in our condensed consolidated balance sheet. The gain (loss) recognized in income for these derivatives in the three months ended June 30, 2013 and June 30, 2014 was ($0.3) million and $1.4 million, respectively.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

12. Interest Bearing Loans

        Our long-term debt consisted of the following at March 31, 2014 and June 30, 2014: (U.S. $ in thousands).

			March 31,	June 30,
	Effective interest rate %
		Maturity date	2014	2014
Senior secured notes
Principal	9.91%	December 15, 2016	(991,493)	(991,493)
Original issue discount			17,543	16,173
Principal	8.30%	December 15, 2016	(100,000)	(100,000)
Original issue premium			(3,651)	(3,346)

Total senior secured notes			(1,077,601)	(1,078,666)

Other interest bearing loans
Mezzanine loan facility	USD LIBOR + 10.75%	July 15, 2018	(1,041,285)	(1,058,394)
Revolving credit facility	USD LIBOR + 2.75%	December 1, 2016	—	—

Principal			(1,041,285)	(1,058,394)

Total other interest bearing loans			(1,041,285)	(1,058,394)

Total interest bearing loans			(2,118,886)	(2,137,060)

        At June 30, 2014 $131.7 million were available for drawings under our RCF.

        The mezzanine and the revolving credit facility contain certain maintenance covenants. We were in compliance with the covenants as at June 30, 2014.

Refinancing Agreement

        On 12 August 2014, we confirmed the refinancing of certain of our Credit Facilities. We entered into a term loan in the amount of $1,300 million ("Term Loan B") which closed on 2 September 2014. The proceeds of this facility were used to refinance the entire outstanding amount of $1,091.5 million of our 8.5% Senior Secured Noted due 2016 issued by Expro Finance Luxembourg, and associated call premium and transaction fees. The balance of the proceeds was used to partially repay the Mezannine debt and associated make whole premium. At the same time, we refinanced our existing $160 million revolving credit facility with a new $250 million senior secured credit facility, which ranks pari passu with the new Term Loan B.

13. Fair Value Measurements

        The following is a description of the valuation techniques that we use to measure fair value of assets and liabilities that we measure and report at fair value on a recurring basis:

  •
  Derivative assets and liabilities.  At March 31, 2014 and June 30, 2014 our derivative assets and liabilities consisted of foreign exchange currency swap contracts. Since our derivative assets and liabilities are not traded on an exchange, we value them using industry standard models. Where

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

13. Fair Value Measurements (Continued)

    applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs including foreign exchange rates and forward and spot prices for currencies. These inputs are observable in active markets over the contract term of the derivative instrument we hold, and accordingly we classify these valuation techniques as Level 2.

        At March 31, 2014 and June 30, 2014, the fair value measurements of our assets and liabilities that we measure on a recurring basis were as follows (U.S. $ in thousands):

	Level 1	Level 2	Level 3	Total
March 31, 2014
Derivative assets / (liabilities)	—	(55)	—	(55)

	Level 1	Level 2	Level 3	Total
June 30, 2014
Derivative assets / (liabilities)	—	1,475	—	1,475

Fair Value of Financial Instruments

        The carrying values and fair values of our financial instruments at March 31, 2014 and June 30, 2014 were as follows (U.S.$ in thousands):

	Carrying amount March 31, 2014	Fair value March 31, 2014	Carrying amount June 30, 2014	Fair value June 30, 2014
Interest bearing loans	1,041,285	954,740	1,058,394	1,058,394
Senior secured notes	1,077,601	951,691	1,078,666	1,128,555
Capital lease obligations	17,075	17,075	17,197	17,197

        The carrying values on our condensed consolidated balance sheets of our cash and cash equivalents, accounts receivable and unbilled, other assets, accounts payable and accrued liabilities approximate their fair values due to their nature and relatively short maturities; therefore, we exclude them from the foregoing table.

        We estimate fair value of our interest bearing loans and senior secured notes using the most recently observed market price at the reporting date. We estimate the fair value of our capital lease obligations and other financial liabilities using discounted future cash flows applying rates available for debt on similar terms, credit risk and remaining maturities. Such fair value measurements are considered Level 2 under the fair value hierarchy.

        At March 31, 2014 and June 30, 2014 none of the assets held for sale represent financial assets.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

14. Commitments and Contingencies

Commercial Commitments

        During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties.

Litigation

        We are routinely involved in litigation claims on disputes incidental to our business. In our opinion, none of the existing litigation or results from compliance reviews are likely to have a material adverse effect on these financial statements.

15. Post-Retirement Benefits

        Net periodic pension costs for our significant non—U.S. defined benefit plans include the following components:

	Three Months Ended June 30,
	June 30,	June 30,
	2013	2014
Service cost	589	612
Interest cost	2,206	2,755
Expected return on plan assets	(2,445)	(3,069)

	350	298

        In the three months ended June 30, 2014 the Company contributed $0.8 million to defined benefit schemes.

16. Stockholders' Equity

        The following table summarizes total shares of common stock outstanding:

	March 31, 2014		June 30, 2014
	Authorised capital number of shares	Allotted, called up and fully paid value	Authorised capital number of shares	Allotted, called up and fully paid value
Ordinary shares of £1 each, 1 vote per share	100,100	—	100,100	—
Ordinary shares of $1 each, 1 vote per share	4,123,195,367	$1,000	4,123,195,367	$1,000

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

16. Stockholders' Equity (Continued)

Accumulated other comprehensive loss:

        Accumulated other comprehensive loss consisted of the following: (U.S. $ in thousands).

	March 31,	June 30,
	2014	2014
Cumulative translation adjustment	(53,404)	(53,404)
Defined benefit pension plans	(11,704)	(11,704)
Cumulative cash flow hedging	(6)	(6)

Total accumulated other comprehensive loss	(65,114)	(65,114)

17. Earnings (Loss) Per Share

        The following reflects the income (loss) and the share data used in the basic and diluted earnings (loss) per share computations: (U.S. $ in thousands, except per share data).

	Three Months Ended June 30,
	2013	2014
Net income (loss)	(13,777)	(32,173)

Basic and diluted weighted average number of shares outstanding	1,000	1,000

Total basic and diluted loss per share (US$)	(13,777)	(32,173)

        We have had no potentially dilutive instruments outstanding during the periods.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

18. Related Party Transactions

        During the three months ended June 30, 2013 and June 30, 2014, we entered into transactions with related parties as follows: (U.S. $ in thousands).

Trading transactions

		Goods and services provided to related party	Goods and services provided by related party	Amounts owed by related party	Amounts owed to related party
The "Investors"	Ultimate owner	—	123	—	—
Umbrellastream Ltd Partnership Inc.	Ultimate parent company	—	—	880	—
Expro International Group Holdings Limited	Company under common control	—	—	2,527	—
Expro Holdings UK 2 Limited	Company under common control	—	—	1	—
CETS	Joint venture	3,130	—	3,781	—
PVD-Expro	Joint venture	174	—	—	—
Group directors	Key management personnel	—	—	805	—

June 30, 2013		3,304	123	7,994	—

The "Investors"	Ultimate owner	—	125	—	—
Umbrellastream Ltd Partnership Inc.	Ultimate parent company	—	—	1,735	—
Expro International Group Holdings Limited	Company under common control	—	—	2,633	—
Expro Holdings UK 2 Limited	Company under common control	—	—	1	—
CETS	Joint venture	6,045	—	7,235	—
PVD-Expro	Joint venture	473	—	475	—
Group directors	Key management personnel	—	—	—	—

June 30, 2014		6,518	125	12,079	—

Transactions with the "Investors"

        The "Investors" is a consortium comprising of funds managed or advised by Arle Capital Partners, together with Goldman Sachs Capital Partners and AlpInvest Partners N.V. The costs charged us are the directors' fees of the Investor-nominated directors of, and board observers connected to, Expro International Group Holdings Ltd, Expro Holdings UK 3 Limited's principal holding company. This is in accordance with the Consortium Deed between the Expro Holdings UK 3 Limited's subsidiary Expro Holdings UK 4 Ltd and the "Investors", dated November 6, 2008. We also incurred advisory fees of $0.9 million from Goldman Sachs International in connection with the issue of senior secured notes during the period ended March 31, 2014.

Transactions with Umbrellastream Ltd Partnership Inc

        The amounts owed by Umbrellastream Ltd Partnership Inc. is the balance due under the loan agreements whereby the group funds the administrative costs relating to the Partnership.

Expro Holdings UK 3 Limited

Notes to the Financial Statements (Continued)

Three Months Ended June 30, 2014
(Unaudited)

18. Related Party Transactions (Continued)

Transactions with CETS and PVD-Expro

        At March 31, 2014 and at June 30, 2014, we held a 50% stake in a joint venture, COSL—Expro Testing Services (Tianjin) Co. Ltd ("CETS") and a 49% stake in a joint venture, PV Drilling Expro International Company Limited ("PVD-Expro"). The transactions in the table above arise from trading activities between us and the joint ventures.

Transactions with Group directors

        The Group had previously extended loans to certain Directors in order to fund their investment in a management incentive plan. On June 26, 2014, the outstanding balance of these loans of $0.8 million was repaid in full.

        On this date, the Group also made a loan of $0.9 million to Expro International Group Holdings Ltd, a parent company. This loan was subsequently forgiven resulting in an expense to the Group of $0.9 million.

Investing transactions

        The following table presents the investing transactions during the three month period ended June 30, 2013 and June 30, 2014 : (U.S. $ in thousands).

		Dividends received from joint venture	Dividends due from joint venture
CETS	Joint venture	2,189	2,590
PVD-Expro	Joint venture	—	220

June 30, 2013		2,189	2,810

CETS	Joint venture	1,621	—
PVD-Expro	Joint venture	1,123	—

June 30, 2014		2,744	—

19. Subsequent Events

        On 12 August 2014, we confirmed the refinancing of certain of our Credit Facilities. We entered into a term loan in the amount of $1,300 million ("Term Loan B") which closed on 2 September 2014. The proceeds of this facility were used to refinance the entire outstanding amount of $1,091.5 million of our 8.5% Senior Secured Noted due 2016 issued by Expro Finance Luxembourg, and associated call premium and transaction fees. The balance of the proceeds was used to partially repay the Mezannine debt and associated make whole premium. At the same time, we refinanced our existing $160 million revolving credit facility with a new $250 million senior secured credit facility, which ranks pari passu with the new Term Loan B.

INDEX TO FINANCIAL STATEMENTS OF
COSL-EXPRO TESTING SERVICES (TIANJIN) CO., LTD.

Report of Independent Auditors

The Board of Directors of
COSL-Expro Testing Services (Tianjin) Co., Ltd.

        We have audited the accompanying financial statements of COSL-Expro Testing Services (Tianjin) Co., Ltd., which comprise the statement of financial position as at December 31, 2013, and the related statements of comprehensive income, changes in equity and cash flows for the year then ended, and the related notes to the financial statements.

Management's responsibility for the financial statements

        Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditors' responsibility

        Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COSL-Expro Testing Services (Tianjin) Co., Ltd. at December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on summarized comparative information

        We have not audited, reviewed or compiled the summarized comparative information presented herein as of January 1, 2011, and as of December 31, 2011 and 2012 and for the years then ended, and, accordingly, we express no opinion on it.

/s/ Ernst & Young Hua Ming LLP
Beijing, the People's Republic of China
June 9, 2014

COSL-Expro Testing Services (Tianjin) Co., Ltd.

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

(All amounts expressed in thousands of Renminbi)

	Notes	2011	2012	2013
		Unaudited RMB'000	Unaudited RMB'000	RMB'000
Rendering of services		273,906	441,782	476,875

Revenue		273,906	441,782	476,875
Cost of sales	5	(165,235)	(260,304)	(280,608)

Gross profit		108,671	181,478	196,267
Other operating income		875	731	315
Administrative expenses	5	(10,111)	(12,592)	(12,972)
Other operating expenses		(22)	—	(22)

Operating profit		99,413	169,617	183,588
Profit before tax		99,413	169,617	183,588
Income tax expense	6	(25,409)	(43,585)	(46,805)

Profit for the year		74,004	126,032	136,783
Other comprehensive income		—	—	—

Total comprehensive income for the year, net of tax		74,004	126,032	136,783

The accompanying notes are an integral part of these financial statements.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2013

(All amounts expressed in thousands of Renminbi)

	Notes	As at January 1, 2011	2011	2012	2013
		Unaudited	Unaudited	Unaudited	RMB'000
		RMB'000	RMB'000	RMB'000
Assets
Non-current assets
Property and equipment	7	61,018	64,256	66,814	112,252

		61,018	64,256	66,814	112,252

Current assets
Inventories	8	26,256	22,314	18,849	24,264
Trade and other receivables	9	63,283	97,958	78,158	121,937
Restricted cash	10	—	31	900	7,576
Cash and cash equivalents	10	26,774	43,716	39,655	47,330

		116,313	164,019	137,562	201,107

Total assets		177,331	228,275	204,376	313,359

Equity and liabilities Equity
Paid-in capital	11	38,704	38,704	38,704	38,704
Statutory and non-distributable reserves	12	18,992	25,939	33,344	46,374
Retained earnings		68,747	74,004	76,031	136,784

Total equity		126,443	138,647	148,079	221,862

Current liabilities
Trade and other payables	14	44,476	79,352	50,131	77,631
Income tax payable		6,412	10,276	6,166	13,866

Total liabilities		50,888	89,628	56,297	91,497

Total equity and liabilities		177,331	228,275	204,376	313,359

The accompanying notes are an integral part of these financial statements.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013

(All amounts expressed in thousands of Renminbi)

	Paid-in capital	Statutory and non-distributable reserves	Retained earnings	Total
At January 1, 2011 (unaudited)	38,704	18,992	68,747	126,443
Profit for the year	—	—	74,004	74,004
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	74,004	74,004
Appropriation of statutory reserve fund	—	6,947	(6,947)	—
Cash dividends	—	—	(61,800)	(61,800)

At December 31, 2011 (unaudited)	38,704	25,939	74,004	138,647
At January 1, 2012 (unaudited)	38,704	25,939	74,004	138,647
Profit for the year	—	—	126,032	126,032
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	126,032	126,032
Appropriation of statutory reserve fund	—	7,405	(7,405)	—
Cash dividends	—	—	(116,600)	(116,600)

At December 31, 2012 (unaudited)	38,704	33,344	76,031	148,079
At January 1, 2013 (unaudited)	38,704	33,344	76,031	148,079
Profit for the year	—	—	136,783	136,783
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	136,783	136,783
Appropriation of statutory reserve fund	—	13,030	(13,030)	—
Cash dividends	—	—	(63,000)	(63,000)

At December 31, 2013	38,704	46,374	136,784	221,862

The accompanying notes are an integral part of these financial statements.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013

(All amounts expressed in thousands of Renminbi)

	Notes	2011	2012	2013
		Unaudited	Unaudited	RMB'000
		RMB'000	RMB'000
Operating activities
Profit before tax		99,413	169,617	183,588
Non-cash adjustments to reconcile profit before tax to net cash flows:
Depreciation of property and equipment		10,123	11,928	14,497
(Gain)/loss on disposal of property and equipment		(566)	(11)	11
Working capital adjustments:
(Increase)/decrease in trade and other receivables		(34,355)	19,480	(43,779)
Decrease/(increase) in inventories		3,942	3,465	(5,415)
Increase in restricted cash		(31)	(869)	(6,676)
Increase/(decrease) in trade and other payables		30,149	(26,358)	24,193

Income tax paid		(21,545)	(47,695)	(39,108)

Net cash flows from operating activities		87,130	129,557	127,311

Investing activities
Proceeds from sale of property and equipment		—	11	107
Purchase of property and equipment		(8,068)	(17,349)	(56,743)
Proceeds from other investing activities		—	320	—
Cash paid relating to other investing activities		(320)	—	—

Net cash flows used in investing activities		(8,388)	(17,018)	(56,636)

Financing activities
Dividends paid		(61,800)	(116,600)	(63,000)

Net cash flows used in financing activities		(61,800)	(116,600)	(63,000)

Net increase/(decrease) in cash and cash equivalents		16,942	(4,061)	7,675
Cash and cash equivalents at beginning of year		26,774	43,716	39,655

CASH AND CASH EQUIVALENTS AT END OF YEAR		43,716	39,655	47,330

Supplemental disclosure of non-cash investing activities
Purchases of property and equipment included in trade and other payable		(5,293)	2,863	(3,307)

The accompanying notes are an integral part of these financial statements.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements

(All amounts expressed in thousands of Renminbi unless otherwise stated)

1. Corporate information

        COSL-Expro Testing Services (Tianjin) Co., Ltd. (the "Company" or "CETS") is a limited liability company incorporated and domiciled in the People's Republic of China (the "PRC"). The registered office is located at No. 450 Huashan Road, Tanggu Offshore Hi-Tech Development Zone, Binhai District, Tianjin, the PRC. The Company is a joint venture between China Oilfield Services Limited (the "COSL") and Exploration and Production Services (Holdings) Ltd. (the "Expro (H)"). Each of the entities owns 50% of the equity interest of the Company. The ultimate holding companies of COSL and Expro (H) are China National Off-shore Oil Corporation ("CNOOC") and Expro Holdings UK 3 Limited ("EHUK3") respectively.

        The principal activities of the Company is the provision of oilfield services including well testing, drilling stem testing, data acquisition and other related services in the PRC and offshore areas.

2.1 Basis of preparation

        The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

        Details of the first-time adoption of IFRS by the Company are described in Note 2.3.

        The financial statements have been prepared on a historical cost basis. The financial statements are presented in Renminbi ("RMB") and all values are rounded to the nearest thousand (RMB), except when otherwise indicated.

        The financial statements provide comparative information in respect of the previous periods.

2.2   Summary of significant accounting policies

a)
Revenue recognition

        Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Company has concluded that it is the principal in all of its revenue arrangements since it is the primary obligor in all the revenue arrangements, has pricing latitude and is also exposed to inventory and credit risks.

        The specific recognition criteria described below must also be met before revenue is recognized.

Rendering of services

        The Company recognizes revenue based upon purchase orders, contracts or other persuasive evidence of an arrangement with the customer that include fixed or determinable prices provided that collectability is reasonable assured. Service revenue is recognized when the services are rendered and collectability is reasonably assured. Rates for services are typically priced on a per day, per meter, per man-hour, or similar basis.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

b)
Taxes

Current income tax

        Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Company operates and generates taxable income.

        Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

        Deferred tax is provided using the liability method, on temporary differences at the end of the reporting period arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax rates enacted or substantively enacted by the end of the reporting period are used to determine the deferred tax.

        Deferred tax liabilities are provided in full while deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Sales tax

        Expenses and assets are recognized net of the amount of sales tax, except:

  •
  When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable

  •
  When receivables and payables are stated with the amount of sales tax included

        The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

c)
Foreign currencies

        The Company's financial statements are presented in Renminbi ("RMB"), which is also the Company's functional currency. Transactions in currencies other than the reporting currency are translated into the reporting currency at the spot rates on the first day of the month in which the transactions take place.

        Monetary assets and liabilities denominated in foreign currencies are restated into the reporting currency using the rates of exchange (references rates or cross rates) ruling at the balance sheet date. The exchange gains or losses are dealt with in the income statement for the year.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

d)
Cash dividend to owners of equity

        The Company recognizes a liability to make cash distributions to owners of equity when the distribution is authorized and is no longer at the discretion of the Company. A corresponding amount is recognized directly in equity.

e)
Property and equipment

        Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the property and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property and equipment are required to be replaced at intervals, the Company recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the statement of comprehensive income as incurred.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

	Estimated Useful lives	Estimated residual Values (%)
Office equipment and vehicles	5 years	10%
Oilfield services equipment	5 - 10 years	10%

        An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income when the asset is derecognized.

        The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

        Construction in progress ("CIP") represents equipment pending for installation, and is stated at cost less accumulated impairment losses. Cost comprises construction expenditures, other expenditures necessary for the purpose of preparing the CIP for its intended use and those borrowing costs incurred before the assets are ready for their intended use that are eligible for capitalisation. CIP is transferred to property and equipment when the CIP is ready for its intended use.

f)
Lease

        The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

Company as a lessee

        Operating lease payments are recognized as an operating expense in the income statement on a straight-line basis over the lease term.

Company as a lessor

        Leases in which the Company does not transfer substantially all the risks and benefits of ownership of an asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

        Contingent rents are recognized as revenue in the period in which they are earned.

g)
Financial instruments—initial recognition and subsequent measurement

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i)
Financial assets

Initial recognition and measurement

        Financial assets are classified, at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial assets are recognized initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

Loans and receivables

        This category is the most relevant to the Company. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate (EIR) method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the statement of comprehensive income. The losses arising from impairment are recognized in the statement of comprehensive income in finance costs for loans and in cost of sales or other operating expenses for receivables.

        This category generally applies to trade and other receivables. For more information on receivables, refer to Note 9.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e. removed from the group's statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired, or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

        When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of the Company's continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

ii)
Impairment of financial assets

        The Company assesses, at each reporting date, whether there is objective evidence that a financial asset or a company of financial assets is impaired. An impairment exists if one or more events that has occurred since the initial recognition of the asset (an incurred 'loss event'), has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

iii)
Financial liabilities

Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

        All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

        The Company's financial liabilities include trade and other payables.

Subsequent measurement

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

        Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.

        Gains or losses on liabilities held for trading are recognized in the statement of comprehensive income.

        Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IAS 39 are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Derecognition

        A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of comprehensive income.

iv)
Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

h)
Inventories

        Inventories are valued at the lower of cost and net realisable value.

        Costs incurred in bringing each product to its present location and condition is accounted for using weighted average method.

        Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

i)
Impairment of non-financial assets

        Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories and financial assets), the asset's recoverable amount is estimated. An asset's recoverable amount is the higher of the asset's or cash-generating unit's value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

        An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the income statement in the period in which it arises in those expense categories consistent with the function of the impaired asset.

        An assessment is made at the end of each reporting period as to whether there is an indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognized impairment loss of an asset other than goodwill is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortization) had no impairment loss been recognized for the asset in prior years. A reversal of such an impairment loss is credited to the income statement in the period in which it arises.

j)
Cash and cash equivalents

        Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand.

        For the purpose of the statement of financial position and statement of cash flows, cash and cash equivalents comprise cash on hand and at banks, which are not restricted as to use.

k)
Related parties

        A party is considered to be related to the Company if:

  (a)
  the party is a person or a close member of that person's family and that person

  (i)
  has control or joint control over the Company;

  (ii)
  has significant influence over the Company; or

  (iii)
  is a member of the key management personnel of the Company or of a parent of the Company;

        or

  (b)
  the party is an entity where any of the following conditions applies:

  (i)
  the entity and the Company are members of the same group;

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

2.1 Basis of preparation (Continued)

    (ii)
    one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

    (iii)
    the entity and the Company are joint ventures of the same third party;

    (iv)
    one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

    (v)
    the entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company;

    (vi)
    the entity is controlled or jointly controlled by a person identified in (a); and

    (vii)
    a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

2.3   First-time adoption of IFRS

        These financial statements for the year ended December 31, 2013, together with the comparative periods for the years ended December 31, 2012 and 2011, are the first IFRS financial statements of the Company. For periods up to and including the year ended December 31, 2012, the Company prepared its financial statements in accordance with the accounting principles generally accepted in the PRC ("PRC GAAP"). Accordingly, the Company has prepared financial statements which comply with IFRS applicable for periods ending on or after December 31, 2013, together with the comparative period data as at and for the year ended December 31, 2011 and 2012, as described in the above summary of significant accounting policies. In preparing these financial statements, the Company's opening statement of financial position was prepared as at January 1, 2011, the Company's date of transition to IFRS.

        The Company performed a detailed analysis and noted that there were no differences between the financial statements prepared in accordance with PRC GAAP and IFRS on total comprehensive income and equity, except for some reclassification differences which are not material. Based on the above, there were no significant adjustments made by the Company in restating its PRC GAAP financial statements, including the statement of financial position as at January 1, 2011, and the financial statements for the years ended December 31, 2011 and 2012.

3. Significant accounting estimates and assumptions

        The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

3. Significant accounting estimates and assumptions (Continued)

assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

The estimated useful lives, residual values and impairment of property and equipment

        The Company determines the estimated useful lives and residual values and consequently related depreciation/amortization charges for its property and equipment. These estimates are based on the historical experience of the actual useful lives of property and equipment of similar nature and functions. Management will increase the depreciation/amortization charge where useful lives are less than previously estimated lives, and it will write off or write down technically obsolete or nonstrategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives; and actual residual values may differ from estimated residual values. Periodic review could result in a change in depreciable lives and residual values and therefore depreciation/amortization expense in future periods.

        An impairment loss is recognized only if the carrying amount of a fixed asset exceeds its recoverable amount. An asset's recoverable amount is the higher of the asset's or cash-generating unit's value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. When calculating net amount of fair value less costs to sell, the fair value is determined by using prices of recent market transactions between knowledgeable, willing parties on arm's length basis.

4. Capital management

        For the purpose of the Company's capital management, capital includes issued capital and all other equity reserves. The primary objectives of the Company's capital management are to safeguard the Company's ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders' value.

        The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company is not subject to any externally imposed capital requirements. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2013 and 2012.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

4. Capital management (Continued)

        The Company monitors capital using a gearing ratio, which is net debt divided by the total capital plus net debt. Net debt includes trade and other payables, less cash and cash equivalents. Capital represents equity. The gearing ratios as at the end of the reporting periods were as follows:

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Trade and other payables	44,476	79,352	50,131	77,631
Less: cash and cash equivalents	(26,774)	(43,716)	(39,655)	(47,330)

Liability less cash	17,702	35,636	10,476	30,301
Equity	126,443	138,647	148,079	221,862

Total capital	126,443	138,647	148,079	221,862

Capital and net debt	144,145	174,283	158,555	252,163

Gearing ratio	12%	20%	7%	12%

5. Major cost of sales and administrative expense items

5.1   Depreciation, net foreign exchange differences, costs of inventories and outsourcing expense

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Included in cost of sales:
Depreciation	9,770	11,613	14,336
Net foreign exchange differences	531	3	1,314
Costs of inventories used in the provision of oilfield services	12,453	14,743	23,245
Outsourcing expense	48,231	112,301	108,701
Included in administrative expenses:
Depreciation	353	315	161

5.2 Employee benefits expense

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Included in cost of sales:
Wages and salaries	22,690	29,691	33,981
Social security costs	18,488	25,340	33,343
Included in administrative expenses:
Wages and salaries	4,313	4,797	5,587
Social security costs	2,051	2,183	2,390

Total employee benefits expense	47,542	62,011	75,301

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

6. Income tax

        The major components of income tax expense for the years ended 31 December 2011, 2012 and 2013 are:

Statement of comprehensive income

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Current income tax:
Current income tax charge	24,853	42,404	45,897
Adjustments in respect of current income tax of previous year	556	1,181	908

Income tax expense reported in the statement of comprehensive income	25,409	43,585	46,805

        Reconciliation of tax expense and the accounting profit multiplied by the PRC's domestic tax rate for 2011, 2012 and 2013:

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Accounting profit before income tax	99,413	169,617	183,588

At PRC's statutory income tax rate of 25%	24,853	42,404	45,897
Adjustments in respect of current income tax of previous year	556	1,181	908

At the effective income tax rate of 25% (2012: 26%, 2011: 26%)	25,409	43,585	46,805

Income tax expense reported in the statement of comprehensive income	25,409	43,585	46,805

	25,409	43,585	46,805

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

7. Property and equipment

	Office equipment and vehicles	Oilfield services equipment	Construction in progress	Total
Cost
At January 1, 2011 (unaudited)	2,826	95,313	—	98,139
Additions	131	11,811	1,419	13,361
Transfer	—	114	(114)	—
Disposals	—	(112)	—	(112)

At December 31, 2011 (unaudited)	2,957	107,126	1,305	111,388
Additions	319	14,150	17	14,486
Transfer	—	1,305	(1,305)	—

At December 31, 2012 (unaudited)	3,276	122,581	17	125,874
Additions	55	30,193	29,802	60,050
Transfer	—	5,773	(5,773)	—
Disposals	(689)	(678)	—	(1,367)

At December 31, 2013	2,642	157,869	24,046	184,557

Depreciation
At January 1, 2011 (unaudited)	1,359	35,762	—	37,121
Depreciation charge for the year	509	9,614	—	10,123
Disposals	—	(112)	—	(112)

At December 31, 2011 (unaudited)	1,868	45,264	—	47,132
Depreciation charge for the year	476	11,452	—	11,928

At December 31, 2012 (unaudited)	2,344	56,716	—	59,060
Depreciation charge for the year	264	14,233	—	14,497
Disposals	(611)	(641)	—	(1,252)

At December 31, 2013	1,997	70,308	—	72,305

Net book value
At December 31, 2013	645	87,561	24,046	112,252

At December 31, 2012 (unaudited)	932	65,865	17	66,814

At December 31, 2011 (unaudited)	1,089	61,862	1,305	64,256

At January 1, 2011 (unaudited)	1,467	59,551	—	61,018

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

8. Inventories

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Raw materials (at cost)	26,256	22,314	18,849	24,264

Total inventories at the lower of cost and net realizable value	26,256	22,314	18,849	24,264

        During 2013, RMB23,245 (2012 (unaudited): RMB14,743; 2011 (unaudited): RMB12,453) was recognized as an expense for inventories carried at net realizable value. This is recognized in cost of sales.

9. Trade and other receivables

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Trade receivables	53,983	93,431	74,199	118,042
Other receivables	9,300	4,527	3,959	3,895

	63,283	97,958	78,158	121,937

        For terms and conditions relating to related party receivables, refer Note 16.

        Trade receivables and other receivables are non-interest bearing and are generally on terms of 30 to 60 days.

10. Cash and cash equivalents and restricted cash

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Cash at banks and on hand	26,774	43,716	39,655	47,330
Restricted cash	—	31	900	7,576

	26,774	43,747	40,555	54,906

        As at December 31 2013, restricted cash represented deposits held for issued letters of credit.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

10. Cash and cash equivalents and restricted cash (Continued)

        For the purpose of the statement of cash flows, cash and cash equivalents comprise the following at December 31:

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Cash at banks and on hand	26,774	43,716	39,655	47,330

Cash and cash equivalents	26,774	43,716	39,655	47,330

11. Paid-in capital

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
China Oilfield Services Limited	19,352	19,352	19,352	19,352
Exploration and Production Services (Holdings) Ltd.	19,352	19,352	19,352	19,352

	38,704	38,704	38,704	38,704

12. Statutory and non-distributable reserves

	Reserve fund	Enterprise development fund	Total
	RMB'000	RMB'000	RMB'000
As at January 1, 2011 (unaudited)	5,705	13,287	18,992
Changes during the year	2,084	4,863	6,947

At December 31, 2011 (unaudited)	7,789	18,150	25,939
Changes during the year	2,221	5,184	7,405

At December 31, 2012 (unaudited)	10,010	23,334	33,344
Changes during the year	3,909	9,121	13,030

At December 31, 2013	13,919	32,455	46,374

        According to the laws and regulations of the PRC and the articles of association of the Company, the Company is required to provide for certain statutory funds, namely, the general reserve fund and the enterprise development fund, which are appropriated from net profit as determined under PRC GAAP (after making up for losses from previous years), but before dividend distribution.

        Pursuant to the Board of Directors' resolutions on profit appropriation, the Company provided RMB3,909 (2012 (unaudited): RMB2,221; 2011 (unaudited): RMB2,084) for reserve fund, and RMB9,121 (2012 (unaudited): RMB5,184; 2011 (unaudited): RMB4,863) for enterprise development fund respectively.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

13. Distributions made and proposed

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Cash dividends declared and paid:
Final dividend	61,800	116,600	63,000

	61,800	116,600	63,000

14. Trade and other payables

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Trade payables	29,123	61,407	31,599	53,548
Salary payable	12,848	14,060	16,057	17,681
Others	2,505	3,885	2,475	6,402

	44,476	79,352	50,131	77,631

        Terms and conditions of the above financial liabilities:

  •
  Trade payables are non-interest bearing and are normally settled on 60-day terms

  •
  Salary payable is normally settled monthly throughout the financial year

  •
  Others are non-interest bearing and have an average term of six months

        For explanations on the Company's credit risk management processes, refer to Note 18.

15. Commitments and contingencies

Operating lease commitments—Company as lessee

        The Company has entered into commercial leases on certain motor vehicles and office buildings. These leases have an average life of between one and three years. There are no restrictions placed upon the Company by entering into these leases.

        Future minimum rentals payable under non-cancellable operating leases as at 31 December are, as follows:

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Within one year	9,446	9,878	3,079	985
After one year but not more than five years	11,617	12,624	491	526

	21,063	22,502	3,570	1,511

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

15. Commitments and contingencies (Continued)

Capital commitments

        At December 31, 2013, the Company had commitments of RMB29,028 (2012 (unaudited): nil; 2011 (unaudited): nil) relating to the purchase of property and equipment.

16. Related party transactions

        As disclosed in Note 1, the Company is jointly controlled by COSL and Expro (H), of which the ultimate holding companies of COSL and Expro (H) are CNOOC and EIGHL respectively. CNOOC is an state-owned enterprise ("SOE") subject to the control of the State Council of the PRC Government. The State Council of the PRC Government directly and indirectly controls a significant number of entities through its government authorities and other SOEs.

        The Company has extensive transactions and relationships with the members of CNOOC and EIGHL. The transactions were made on terms agreed among the parties.

        The Compnay enters into extensive transactions covering service rendering, and purchase of property and equipment and other assets, receiving of services, and making deposits and borrowings with state-owned enterprises, other than the CNOOC Group, in the normal course of business on terms comparable to those with other non state-owned enterprises. The purchases of property and equipment and other assets, and receipt of services from these state-owned enterprises are individually not significant. The individually significant sales transactions with CNOOC, and companies under common control of CNOOC and COSL are disclosed in Note 16 (i) below. In addition, the Company had certain of its cash in bank with certain state-owned banks in the PRC as at 31 December 2013, as summarised below:

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Cash at banks and on hand	26,774	43,716	39,655	47,330
Restricted cash	—	31	900	7,576

	26,774	43,747	40,555	54,906

        In addition to the transactions and balances detailed elsewhere in these financial statements, the following is a summary of significant transactions carried out between the Company and (i) CNOOC;

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

16. Related party transactions (Continued)

(ii) Companies under ultimate control of CNOOC; (iii) Companies under ultimate control of EIGHL; (iv) investors of the Company:

(i)
Provision of oilfield services

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
CNOOC	18,698	—	—

	18,698	—	—

Companies under ultimate control of CNOOC:
CNOOC (China) Limited	175,985	233,874	283,334
CNOOC Congo S.A.	—	92	2,171
CNOOC Energy Technology & Services Limited	—	3,732	4,737
CNOOC Myanmar Limited	—	15,151	—
CNOOC-OTIS Well Completion Services Limited	135	416	—
COSL Confidence Pte Ltd.	299	600	295

	176,419	253,865	290,537

Companies under ultimate control of EIGHL:
EXPRO Americas LLC	39	150	—
Expro Gulf Ltd.	4,829	2,327	10
Expro Petroleum Equipment Technology (Beijing) Co. Ltd.	—	293	—
Expro Oilfield Services Sdn Bhd	616	701	582
Expro Group Australia Pty Ltd	—	518	—

	5,484	3,989	592

Investor:
COSL	184	15,121	65,202

	184	15,121	65,202

	200,785	272,975	356,331

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

16. Related party transactions (Continued)

(ii)
Purchase of equipment and services

	2011	2012	2013
	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000
Companies under ultimate control of CNOOC:
CNOOC Energy Technology & Services Limited	3,082	2,095	106
CNOOC Information Technology Company	4	6	—
CNOOC (Zhoushan) Base Logistic Company	—	108	—
China France Bohai Geoservices Co., Ltd.	—	3,086	—
Shenzhen CNOOC Human Resource Service Limited	—	—	36
Bohai Oil and Communication Limited	124	—	126
Bohai Oil Material Supply Company	3,768	3,621	3,685

	6,978	8,916	3,953

Companies under ultimate control of EIGHL:
Expro Americas LLC	—	—	2,529
Expro Gulf Ltd.	11,277	1,867	737
Expro North Sea Ltd.	—	—	24,942
Expro Petroleum Equipment Technology (Beijing) Ltd.Co	—	114,709	75,751
Expro Oilfield Services Sdn Bhd	85	—	—

	11,362	116,576	103,959

Investor:
COSL	4,041	16,140	18,888

	4,041	16,140	18,888

	22,381	141,632	126,800

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

16. Related party transactions (Continued)

(iii)
Amount due from related companies

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Amount due from companies under ultimate control of CNOOC:
CNOOC (China) Limited	31,646	56,712	28,930	72,635
CNOOC Energy Technology & Services Limited	158	—	3,033	4,589
CNOOC-OTIS Well Completion Services Limited	—	—	418	—
COSL Confidence Pte Ltd	—	50	199	—
JAPEX(OTIS)	199	—	—	—

	32,003	56,762	32,580	77,224

Amount due from companies under ultimate control of EIGHL:
Expro Americas LLC	—	—	150	—
Expro Gulf Ltd	5,201	1,713	—	—
Expro Petroleum Equipment Technology (Beijing) Ltd.Co	—	—	30	—
Expro Oilfield Services Sdn Bhd	199	195	140	181

	5,400	1,908	320	181

Amount due from investor:
COSL	7,270	880	7,756	23,201

	7,270	880	7,756	23,201

	44,673	59,550	40,656	100,606

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

16. Related party transactions (Continued)

(iv)
Amount due to related companies

	As at January 1, 2011	2011	2012	2013
	Unaudited	Unaudited	Unaudited	RMB'000
	RMB'000	RMB'000	RMB'000
Amount due to companies under ultimate control of CNOOC:
CNOOC Energy Technology & Services Limited	—	74	51	16
CNOOC Information Technology Company	—	4	—	—
Shenzhen CNOOC Human Resource Service Limited	—	—	—	19
Bohai Oil Material Supply Company	287	285	266	270
China France Bohai Geoservices Co., Ltd.	1,833	—	—	—

	2,120	363	317	305

Amount due to companies under ultimate control of EIGHL:
Expro Gulf Ltd.	1,556	2,954	144	187
Expro Petroleum Equipment Technology (Beijing) Co Ltd.	—	—	1,154	658

	1,556	2,954	1,298	845

Amounts due to investor:
COSL	257	708	113	497

	257	708	113	497

	3,933	4,025	1,728	1,647

17. Fair Value and Fair Value Hierarchy of Financial Instruments

        Management has assessed that the fair values of cash and bank balances, financial assets included in trade and other receivables, financial liabilities included in trade and other payables approximate to their carrying amounts largely due to the short term maturities of these instruments.

18. Financial risk management objectives and policies

        The Company's principal financial liabilities comprise trade and other payables. The main purpose of these financial liabilities is to finance the Company's operations. The Company's principal financial assets include trade and other receivables, and cash and cash equivalents and restricted cash.

        The main risks arising from the Company's financial liabilities and financial assets are foreign currency risk, credit risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks and they are summarised below.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

18. Financial risk management objectives and policies (Continued)

Foreign currency risk

        Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company's exposure to the risk of changes in foreign exchange rates relates primarily to the Company's operating activities (when revenue is denominated in a different currency from the Company's presentation currency).

        Management has assessed the Company's exposure to foreign currency risk (due to changes in the fair values of monetary assets and liabilities) by using a sensitivity analysis on the change in the foreign exchange rates of the US dollar, from which the Company's foreign currency risk has arisen as at December 31, 2013 and 2012. Based on management's assessment at December 31, 2013, a change in depreciation of US dollars by 5% would lead to a decrease in the Company's net profit by 3.35% (2012 (unaudited): a decrease by 4.45%; 2011 (unaudited): a decrease by 1.87%) and a decrease in equity by 2.07% (2012 (unaudited): a decrease by 3.79%; 2011 (unaudited): a decrease by 1.00%). Conversely, a change in appreciation of US dollars by 5% would lead to an increase in the Company's net profit by 3.35% (2012 (unaudited): an increase by 4.45%; 2011 (unaudited): an increase by 1.87%) and an increase in equity by 2.07% (2012 (unaudited): an increase by 3.79%; 2011 (unaudited): an increase by 1.00%).

Credit risk

        The Company trades only with recognized and creditworthy third parties. It is the Company's policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Company's exposure to bad debts is not significant.

        The credit risk of the Company's other financial assets, which mainly comprise cash and cash equivalents and restricted cash, arises from the default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. The Company manages this credit risk by only dealing with reputable financial institutions.

        Since the Company trades only with recognized and creditworthy third parties, there is no requirement for collateral. Concentrations of credit risk are analysed by customer/counterparty, by geographical region and by industry sector.

        No other financial assets carry a significant exposure to credit risk.

Liquidity risk

        The Company monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers the maturity of both its financial instruments and financial assets (e.g., accounts receivable) and projected cash flows from operations.

        The Company's objective is to maintain a balance between continuity of funding and flexibility through purchase contracts.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

18. Financial risk management objectives and policies (Continued)

        The maturity profile of the Company's financial liabilities as at the end of the reporting period, based on the contracted undiscounted payments, is as follows:

	December 31, 2013
	On demand	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Financial liabilities included in trade and other payables	—	77,631	—	—	—	77,631

	—	77,631	—	—	—	77,631

	December 31, 2012 (unaudited)
	On demand	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Financial liabilities included in trade and other payables	—	50,131	—	—	—	50,131

	—	50,131	—	—	—	50,131

	December 31, 2011 (unaudited)
	On demand	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Financial liabilities included in trade and other payables	—	79,352	—	—	—	79,352

	—	79,352	—	—	—	79,352

	As at January 1, 2011 (unaudited)
	On demand	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Financial liabilities included in trade and other payables	—	44,476	—	—	—	44,476

	—	44,476	—	—	—	44,476

19. Standards issued but not yet effective

        The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

COSL-Expro Testing Services (Tianjin) Co., Ltd.

Notes to the financial statements (Continued)

(All amounts expressed in thousands of Renminbi unless otherwise stated)

19. Standards issued but not yet effective (Continued)

IFRS 9 Financial Instruments

        IFRS 9, as issued, reflects the first phase of the IASB's work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after 1 January 2013, but Amendments to IFRS 9 Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, moved the mandatory effective date to 1 January 2015. In subsequent phases, the IASB is addressing hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Company's financial assets, but will not have an impact on classification and measurements of the Company's financial liabilities. The Company will quantify the effect in conjunction with the other phases, when the final standard including all phases is issued.

IAS 32 Offsetting Financial Assets and Financial Liabilities—Amendments to IAS 32

        These amendments clarify the meaning of "currently has a legally enforceable right to set-off" and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These are effective for annual periods beginning on or after 1 January 2014. These amendments are not expected to be relevant to the Company.

IFRIC Interpretation 21 Levies (IFRIC 21)

        IFRIC 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after 1 January 2014. The Company does not expect that IFRIC 21 will have material financial impact in future financial statements.

20. Events after the reporting period

        As of the approval date of these financial statements, there was no subsequent event after the balance sheet date that needs to be disclosed or adjusted.

21. Approval of the financial statements

        The financial statements were approved and authorized for issue by the Board of Directors on June 9, 2014.

Expro Oilfield Services PLC

    American Depositary Shares
Representing    Ordinary Shares

        Through and including                        , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Our Articles provide that, subject to the Companies Act, every person who is or was at any time a director or other officer (excluding an auditor) of our company may be indemnified out of the assets of our company against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

        The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

        In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the registrant, members of the registrant's board of directors, members of the executive management board and persons who control the registrant within the meaning of the Securities Act, against certain liabilities

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Date of Issuance	Securities	Aggregate Consideration (in £)	Principal Purchasers

        The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

(b)
Financial Statement Schedules

        All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability under the Securities Act, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on September 23, 2014.

Expro Oilfield Services PLC
By:	/s/ JOHN MCALISTER
	Name:	John McAlister
	Title:	Director

SIGNATURES AND POWERS OF ATTORNEY

        Each person whose signature appears below authorizes John McAlister and Jean Vernet, or any of them, as his true and lawful attorneys-in- fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 23, 2014.

Signature	Title

/s/ CHARLES WOODBURN Dr. Charles Woodburn	Chief Executive Officer and Director (Principal Executive Officer)
* Michael Jardon	Chief Operating Officer and Director (Principal Operating Officer)
/s/ JEAN VERNET Jean Vernet	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ JOHN MCALISTER John McAlister	Group General Counsel and Director

*By:	/s/ JEAN VERNET Jean Vernet	Attorney-in-fact

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative of Expro Oilfield Services PLC in the United States, has signed this registration statement in the City of Newark, State of Delaware, on September 23, 2014.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	*	Memorandum and Articles of Association of the registrant
4.1	*	Form of Ordinary Share Certificate
4.2	**	Form of Deposit Agreement between the registrant and The Bank of New York Mellon, as depositary
4.3	**	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2)
5.1	*	Opinion of Simpson Thacher & Bartlett LLP regarding the issue of ordinary shares being registered
10.1	*	Form of Indemnification Agreement between the registrant and its directors
10.2	*	Form of Employment Agreement between the registrant and its executive officers
10.3		Credit Agreement between, inter alios, Expro Holdings UK 3 Limited, Expro Finservices S.à r.l., Expro US Finco LLC, HSBC and the other lenders from time to time party thereto, dated September 2, 2014
21.1	#	Subsidiaries of registrant
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young Hua Ming LLP
23.3	*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
24.1	#	Powers of Attorney (included on the signature page in Part II of this registration statement)

#
Previously filed.

*
To be filed by amendment.

**
Incorporated by reference to the registration statement on Form F-6 (File No. 333-197157), filed with the Commission with respect to American depositary shares representing ordinary shares.